Form 10-K, Exhibit 13
period 1997-02-01
BON TON STORES INC
filed 1997-05-01
CIK 878079

                                                                    EXHIBIT 13.1

                   The Bon-Ton Stores, Inc. and Subsidiaries

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

The following table summarizes the changes in selected operating indicators, illustrating the relationship of various income and expense items to net sales for each fiscal year presented:

                                                               Percent of Net Sales
                                                  ----------------------------------------------
                                                                     Fiscal Year
                                                  ----------------------------------------------
                                                        1996            1995             1994
                                                  ----------------  -------------     -----------

Net sales.....................................         100.0%           100.0%             100.0%
Other income, net.............................           0.4              0.4                0.5
                                                     --------         --------            -------

                                                       100.4            100.4              100.5

Costs and expenses:
     Costs of  merchandise sold...............          63.1             63.9               60.6
     Selling, general and administrative......          31.5             33.7               32.8
     Depreciation and amortization............           2.1              2.0                1.7
     Unusual items............................          (0.5)             0.9                0.0
     Restructuring charges....................           0.0              0.9                0.0
                                                     --------         --------            -------

Income (loss) from operations.................           4.2             (1.0)               5.4
Interest expense, net.........................           2.3              1.4                1.1
                                                     --------         --------            -------

Income (loss) before income taxes.............           1.9             (2.4)               4.3
Income tax provision (benefit)  ..............           0.8             (0.9)               1.5
                                                     --------        ----------           -------

Net income (loss).............................           1.1%            (1.5)%              2.8%
                                                     ========         =========          ========


FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

Net sales. Net sales were $626.5 million for the fifty-two weeks ended February 1, 1997, an increase of 4.1% over the fifty-two week period ended January 27, 1996. Comparable store sales for the fifty-two week period increased 4.2%. Net sales for the fifty-two weeks ended February 1, 1997 increased 3.1% versus the fifty-three weeks ended February 3, 1996. Solid performances were posted in the ladies' apparel, shoes, home and intimate families of business, all of which showed sales gains above the Company average. The strong showing in these categories reflects the results of the Company's merchandise realignment from moderate to better vendors and inventory intensification efforts.

Other income, net. Net other income, which consisted mainly of income from leased departments, remained constant at 0.4% of net sales for fiscal 1996.

Costs and expenses. Gross margin dollars increased $11.5 million over fiscal 1995 as a result of both the sales volume increase and the improvement in the gross margin rate. Gross profit as a percentage of net sales increased by 0.8 percentage points to 36.9% for fiscal 1996. The increase in margin rate was primarily attributable to a significant improvement in the Company's shrinkage rate as a result of concerted inventory loss prevention efforts, partially offset by a strategic reduction in the cumulative markup percentage. Additionally, fiscal 1995 results were adversely impacted by a $3.5 million one-time charge relating to inventory liquidation associated with streamlining the Company's vendor base and other merchandising strategies.

Selling, general and administrative expenses for fiscal 1996 decreased $7.6 million to 31.5% of net sales from 33.7% of net sales in the prior year. The rate decrease was primarily attributable to expense control efforts initiated at the end of fiscal 1995 and applied throughout fiscal 1996 at both corporate and store levels. These cost containment initiatives were partially offset by an increase in the Company's advertising expense. Technological advances in the Company's merchandise handling and distribution processes resulted in payroll savings at the corporate level. The store expense rate improved over the prior year, most notably due to continued productivity improvements in payroll in 1996.

Depreciation and amortization increased slightly to 2.1% of net sales in fiscal 1996 from 2.0% of net sales in fiscal 1995. The increase was primarily a result of the effect of a full year of depreciation on the three Rochester stores and the one store in Elmira, New York opened in late 1995 and asset additions relating to the August 1996 opening of the Company's fourth store in the Rochester market.

Fiscal 1996 results were affected by a one-time pre-tax income recognition of $3.2 million as the result of terminating the pension plan associated with one of the Company's 1994 acquisitions. Fiscal 1995 results were adversely impacted by one-time expenses and restructuring charges. Unusual expenses amounting to $5.5 million were recorded in October 1995, with approximately $3.3 million related to the hiring of the Company's Chief Executive Officer and the balance being pre-opening costs for three new stores. Restructuring charges amounting to $5.7 million were recorded in January 1996; $5.0 million was attributable to cost related to the expected closure of unprofitable locations with the remainder related to a workforce reduction. Five store locations were closed in fiscal 1996; costs expended through year-end for these closings were $1.5 million. It is anticipated that the remaining portion of the restructuring charges, for items such as noncancellable lease costs, will be expended through the end of 1999. The Company continues to review underperforming stores in order to maximize its return on investment.

Income (loss) from operations. Income from operations in fiscal 1996 amounted to $26.4 million or 4.2% of net sales as compared to a loss from operations in fiscal 1995 of $6.2 million or 1.0% of net sales. The significant improvement was attributable to the increase in current year gross margin combined with the decrease in selling, general and administrative expenses, as well as the $3.2 million gain recognized on the pension termination and the non-reoccurrence of the unusual and restructuring charges that were incurred in fiscal 1995.

Interest expense, net. Net interest expense increased $6.0 million to $14.7 million or 2.3% of net sales in fiscal 1996 from $8.7 million or 1.4% of net sales in the prior fiscal period. The increase was attributable to higher average borrowing levels over the prior year, primarily to fund inventory increases and $9.7 million of capital improvements.

Net income (loss). Net income in fiscal 1996 amounted to $6.8 million or 1.1% of net sales as compared to a net loss of $9.2 million or 1.5% of net sales in fiscal 1995.

The increase in the effective tax rate to 42.1% in fiscal 1996 from 38.5% in fiscal 1995 was primarily attributable to the nondeductibility of certain amounts paid for executive compensation and the Federal excise tax of $1.1 million relating to the pension plan termination.

FISCAL YEAR 1995 COMPARED TO FISCAL YEAR 1994

Net sales. Sales for the fifty-three weeks ended February 3, 1996 increased 22.7% to $607.4 million from $494.9 million reported in the fifty-two week period in fiscal 1994. Comparable store sales for the fifty-two weeks ended January 27, 1996 increased 0.2%. The Company's shoes and home areas, with increases of 14.2% and 7.0%, respectively, constituted the majority of the comparable store increase. Weak ladies ready-to-wear sales, which was symptomatic of the retail industry, resulted in total performance that was not up to the Company's expectations. Poor sales results were also attributable to a difficult retail environment, new competition, poor performance of some acquired stores and severe weather conditions.

Other income, net. Net other income, which consisted primarily of income from leased departments, decreased slightly to 0.4% of net sales in fiscal 1995 from 0.5% of net sales in fiscal 1994. This decrease was primarily attributable to the conversion of shoes from a leased operation to an owned business in July of fiscal 1994.

Costs and expenses. Gross profit as a percentage of net sales decreased 3.3% to 36.1% in fiscal 1995 from 39.4% in the prior fiscal year. The decrease was largely due to $3.5 million of one-time charges relating to inventory liquidation associated with streamlining the Company's vendor base and other merchandising strategies. Margin rate was also negatively impacted by increased markdowns due to an aggressive promotional calendar as a response to increased competition and inclement weather, as well as an increase in the shrinkage rate to 3.2% in the current year from 2.5% in the prior year. The increased shrinkage rate was largely due to the acquired stores, as the core Bon-Ton stores were in line with prior year results. The gross margin decline was partially offset by increased cumulative markups on inventory purchases as a result of better terms secured by the Company's buying staff.

Selling, general and administrative expenses were higher in fiscal 1995 both in dollars and as a percentage of sales, increasing to 33.7% of net sales in fiscal 1995 from 32.8% in the prior fiscal year. The net rate increase was primarily attributable to poor productivity of certain of the acquired stores. The store expense rate at the core Bon-Ton stores improved over the prior year, most notably due to continued productivity improvements in payroll in fiscal 1995. The increase in the store expense rate was partially offset by a reduction in the corporate expense rate as the Company completed its integration process, further streamlining overhead.

Depreciation and amortization increased to 2.0% of net sales in fiscal 1995 from 1.7% in fiscal 1994. The increase was primarily a result of fiscal 1995 asset additions relating to the four new Rochester and Elmira, New York stores and the effect of a full year of depreciation on the fiscal 1994 additions relating to the acquisitions.

Fiscal 1995 results were also adversely affected by one-time unusual expenses and restructuring charges. Unusual expenses amounting to $5.5 million were recorded in October 1995; approximately $3.3 million related to the hiring of the Company's Chief Executive Officer and the cost of litigation associated with the hiring of this individual, with the balance attributable to pre-opening costs for the three new stores opened in Rochester, New York and one store in Elmira, New York. Restructuring charges amounting to $5.7 million were recorded by the Company in January 1996. Store closing costs of approximately $5.0 million were attributable to unprofitable locations identified by the Company for future closing. These charges provided for noncancellable lease costs after store operations cease, lease cancellation costs and nonrecoverable investments in property, fixtures and equipment. Additional restructuring expenses of $0.7 million related to the Company's strategic workforce reduction, as severance was paid in connection with the elimination of 700 positions or approximately 250 employees on a full-time equivalent basis. These initiatives allowed the Company to reduce operating expenses and eliminate unprofitable locations and were the final steps in the integration of the acquisitions the Company had made over the prior eighteen months.

Income (loss) from operations. The loss from operations in fiscal 1995 amounted to $6.2 million or 1.0% of net sales as compared to income from operations of $26.7 million or 5.4% of net sales in fiscal 1994. The loss was largely the result of the unusual expenses of $5.5 million and restructuring charges of $9.2 million, inclusive of the $3.5 million charge to costs of merchandise sold, as previously discussed. Excluding these one-time charges, net income from operations in fiscal 1995 was $8.4 million or 1.4% of net sales.

Interest expense, net. Net interest expense increased $3.2 million to $8.7 million or 1.4% of net sales in fiscal 1995 from $5.5 million or 1.1% of net sales in the prior fiscal period. The increase was attributable to increased borrowing levels over the prior year to finance the purchase of the new stores and related renovation efforts, as well as funding inventory increases.

Net income (loss). The net loss in fiscal 1995 amounted to $9.2 million or 1.5% of net sales as compared to net income of $13.6 million or 2.8% of net sales in fiscal 1994. Excluding the aforementioned unusual and one-time charges, net income for the current year was $0.2 million or 0.03% of net sales.

The increase in the effective tax rate to 38.5% in fiscal 1995 from 35.7% in fiscal 1994 was the result of the utilization of tax credits and tax refunds. These benefits were partially offset by the nondeductibility of certain amounts paid for executive compensation.

Changes in Accounting Policies

On February 4, 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). This statement requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of the assets exceeding the sum of the expected future cash flows associated with such assets. The measurement of the impairment losses to be recognized is to be based on the difference between the fair values and the carrying amounts of the assets. SFAS No. 121 also requires that the long-lived assets held for sale be reported at the lower of carrying amount or the fair value less selling costs. The adoption of this policy had no effect on the consolidated financial results of the Company.

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), was effective for 1996. This statement provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. With respect to stock-based compensation to employees, SFAS No. 123 permits entities to continue to apply the provisions prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"); however, pro forma disclosures of net income and earnings per share must be presented as if the fair value based method has been applied in measuring compensation cost. The Company elected to continue with the accounting method prescribed by APB Opinion No. 25 and presented the pro forma disclosures in Note 11 of Notes to Consolidated Financial Statements.

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). Under SFAS No. 125, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between assets sold, if any, and retained interests, if any, based on their relative fair value at the date of the transfer. The adoption of this policy on January 1, 1997 did not have material effect on the consolidated financial results of the Company. The Company expects that the impact of SFAS No. 125 will have a moderately positive impact on the Company's future results of operations.

Seasonality and Inflation

The Company's business, like that of most retailers, is subject to seasonal influences, with the major portion of sales and income realized during the last half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 13 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 1996 and 1995. Selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. In addition, quarterly results of operations depend significantly upon the timing and amount of revenues and costs associated with the opening or closing and the remodeling of existing stores.

The Company does not believe that inflation has had a material effect on the results during the past three years. However, there can be no assurance that the Company's business will not be affected in the future.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes material measures of the Company's liquidity and capital resources (dollars in millions):


                                                     February 1,     February 3,      January 28,
                                                        1997            1996            1995
-------------------------------------------------------------------------------------------------
           Working capital                             $102.9           $90.8           $62.5

           Current ratio                               2.03:1          1.93:1          1.67:1

           Funded debt to total capitalization         0.55:1          0.55:1          0.34:1

           Available lines of credit                    $22.0           $36.0           $74.0

The Company's primary sources of working capital are typically cash flow from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable purchase facility. The Company had working capital of $102.9 million, $90.8 million and $62.5 million at the end of fiscal 1996, 1995 and 1994, respectively. The increase in working capital in fiscal 1996 was principally attributable to the following factors: an increase in merchandise inventories due to the Company's inventory intensification strategy, an increase in other current assets as a result of the pension termination and the decrease of accrued expenses relating to store closings. The increase in working capital was partially offset by an increase in the current portion of long-term debt. The Company's business follows a seasonal pattern and working capital fluctuates in keeping with seasonal variations. Historically, the Company's working capital is at its lowest level in February, increases through May, declines through July and then increases very sharply through December when it reaches its highest level.

In March 1996, the Company completed a financing agreement with its existing eight-member bank group of an $86.3 million term loan and an $85.0 million revolving credit facility. As further disclosed in Note 2 of Notes to Consolidated Financial Statements, the Company is limited in its ability to incur additional indebtedness under certain provisions of the existing term and revolving credit agreement. The agreement allowed for a supplemental $15 million short-term facility for the period of September 15 through December 15 to help fund additional working capital during peak inventory periods. During 1996, the Company negotiated such a supplemental facility with two banks in the existing term and revolver facility and used a maximum $7 million of this facility to help fund peak inventory levels. The Company was also required to repay $10 million of the term debt during January 1997. In order to support the strategic initiatives of the Company during the next three years, the Company entered into a new asset based borrowing agreement on April 10, 1997. The new debt financing is fully underwritten by GE Capital Corporation and Bank of Boston. The terms of the new financing provide for a secured revolving credit facility of up to $200.0 million. The amount allowed to be borrowed is based on eligible inventory and selected fixed assets and real estate. The new financing will provide the Company with additional borrowing capacity during peak inventory periods. The agreement contains restrictive covenants, including but not limited to, the maintenance of certain financial ratios, limitations on dividends, additional incurrence of debt, capital expenditures and acquisitions. As a result of this transaction, the Company will incur a one-time pre-tax charge of $0.8 million relating to the early extinguishment of its existing debt. In addition, the Company completed a sale and leaseback transaction on two of its owned properties. This transaction was completed April 10, 1997 and generated net proceeds of $11.0 million. Proceeds of $8.0 million were used to pay down debt with the remainder providing additional working capital. The leaseback terms under this agreement provides that the Company lease the properties over a primary term of twenty years with six five-year renewal options. Although the Company believes that these new funding sources will be adequate for fiscal 1997, the Company continues to investigate other financing alternatives that would supplement the new agreement.

Net cash used in operating activities amounted to $1.2 million, $14.2 million and $45.3 million in fiscal 1996, 1995 and 1994, respectively. Net operating outflows in fiscal 1996 primarily resulted from increases in working capital over prior year levels, partially offset by depreciation and amortization and net income for the year. The major components of the working capital increase were a higher level of merchandise inventories to support the Company's inventory intensification strategy, a decrease of accrued expenses relating to store closings and the asset created as a result of the pension termination.

Net cash used in investing activities amounted to $8.9 million and $48.4 million in fiscal 1996 and 1995, respectively, while net cash provided by investing activities amounted to $45.3 million in fiscal 1994. The net cash outflow in fiscal 1996 resulted from capital expenditures of $9.7 million that primarily related to remodeling in preparation for the opening of the fourth store in the Rochester market and the remodels of four stores in Syracuse.

Net cash provided by financing activities amounted to $9.7 million and $67.9 million in fiscal 1996 and 1995, respectively, while net cash used in financing activities amounted to $3.1 million in fiscal 1994. The net cash inflow in fiscal 1996 was primarily attributable to net borrowings under the Company's revolving credit facility and proceeds from mortgage financing on the Rochester properties. These borrowings were principally used for capital expenditures for remodels and increased working capital requirements. The cash inflow was partially offset by $233.8 million of payments on long-term debt.

The Company currently anticipates its capital expenditures for fiscal 1997 will be approximately $11.0 million. The monies will be directed toward information system enhancements, fixturing and leasehold improvements in the Company's existing stores and construction of a new store in the Jamestown, NY market scheduled to open in March 1998.

Aside from planned capital expenditures, the Company's primary ongoing cash requirements will be to service debt and finance working capital increases during peak selling seasons. The Company anticipates that its cash flow from operations, supplemented by borrowings under the revolving credit facility and proceeds from its accounts receivable purchase facility, will be sufficient to satisfy its operating cash requirements.