Form 10-K, Exhibit 13
period 1997-02-01
BON TON STORES INC
filed 1997-05-01
CIK 878079

                                                                    Exhibit 13.2

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                (Dollars in thousands except per share amounts)


                                                                                             February 1,            February  3,
                                                                                                 1997                   1996
                                                                                             -----------            ------------
ASSETS
Current Assets:
      Cash and cash equivalents.......................................................         $   6,516              $   6,941
      Trade and other accounts receivable, net of allowance for doubtful
        accounts of $2,769 and $3,113 in 1996 and 1995, respectively..................            16,306                 17,445
      Merchandise inventories.........................................................           161,191                141,741
      Prepaid expenses and other current assets.......................................            18,389                 13,562
      Income taxes receivable.........................................................               ---                  8,549
                                                                                               ---------              ---------
            Total current assets......................................................           202,402                188,238


Property, Fixtures and Equipment at cost, less accumulated
      depreciation and amortization...................................................           117,716                120,874
Other Assets..........................................................................            21,134                 22,061
                                                                                               ---------              ---------
            Total assets..............................................................         $ 341,252              $ 331,173
                                                                                               =========              =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
      Accounts payable................................................................         $  51,626              $  55,168
      Accrued payroll and benefits....................................................             7,135                  7,954
      Accrued expenses................................................................            25,209                 32,969
      Current portion of long-term debt...............................................             9,763                    295
      Current portion of obligations under capital leases.............................               351                    325
      Deferred income taxes...........................................................             1,628                    769
      Income taxes payable............................................................             3,837                    ---
                                                                                               ---------              ---------
            Total current liabilities.................................................            99,549                 97,480

Long-Term Debt, less current maturities...............................................           125,620                125,069
Obligations Under Capital Leases, less current maturities.............................             2,478                  2,824
Deferred Income Taxes.................................................................             1,174                    420
Other Long-Term Liabilities...........................................................               946                  1,206
Commitments and Contingencies (Note 7)................................................               ---                    ---
                                                                                               ---------              ---------
            Total liabilities.........................................................           229,767                226,999
                                                                                               ---------              ---------

Shareholders' Equity:
      Common Stock -- authorized 40,000,000 shares at $0.01 par value; issued and
        outstanding shares of 8,349,699 and 8,351,083 in 1996 and 1995, respectively..                83                     83
      Class A Common Stock -- authorized 20,000,000 shares at $0.01 par value; issued
        and outstanding shares of 2,989,853 in 1996 and 1995. ........................                30                     30
      Additional paid-in capital......................................................            58,182                 58,197
      Deferred compensation...........................................................            (1,259)                (1,774)
      Retained earnings...............................................................            54,449                 47,638
                                                                                               ---------              ---------
            Total shareholders' equity................................................           111,485                104,174
                                                                                               ---------              ---------
            Total liabilities and shareholders' equity................................         $ 341,252              $ 331,173
                                                                                               =========              =========


 The accompanying notes are an integral part of these consolidated statements.

                    THE BON-TON STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                 (Dollars in thousands except per share amounts)


                                                                                  FISCAL YEAR ENDED
                                                                -----------------------------------------------------
                                                                February 1,         February 3,           January 28,
                                                                   1997                 1996                  1995
                                                                -----------         -----------           -----------
NET SALES.............................................          $  626,482         $   607,357            $  494,908
OTHER INCOME, NET.....................................               2,430               2,266                 2,581
                                                                ----------         -----------            ----------
                                                                   628,912             609,623               497,489
                                                                ----------         -----------            ----------

COSTS AND EXPENSES:
    Costs of merchandise sold.........................             395,563             387,947               299,914
    Selling, general and administrative...............             197,315             204,867               162,442
    Depreciation and amortization.....................              12,758              11,895                 8,465
    Unusual (income) expense (Note 15)................              (3,171)              5,471                   ---
    Restructuring charges (Note 16)...................                 ---               5,690                   ---
                                                                ==========         ===========            ==========


INCOME (LOSS) FROM OPERATIONS.........................              26,447              (6,247)               26,668
INTEREST EXPENSE, NET.................................              14,687               8,722                 5,475
                                                                ==========         ===========            ==========

INCOME (LOSS) BEFORE INCOME TAXES.....................              11,760             (14,969)               21,193
INCOME TAX PROVISION (BENEFIT)........................               4,949              (5,766)                7,563
                                                                ----------         -----------            ----------

NET INCOME (LOSS).....................................          $    6,811         $    (9,203)           $   13,630
                                                                ==========         ===========            ==========

PER SHARE AMOUNTS
           Net income (loss) per common share.........          $     0.61         $     (0.83)           $     1.23
                                                                ==========         ===========            ==========

WEIGHTED AVERAGE SHARES OUTSTANDING...................          11,134,000          11,044,000            11,051,000
                                                                ==========         ===========            ==========

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            (Dollars in thousands)


                                                           Class A       Additional
                                           Common          Common         Paid-in           Deferred       Retained
                                           Stock            Stock         Capital         Compensation     Earnings      Total
                                           ------          -------      ----------        ------------     --------      -----
Balance at January 29, 1994............    $  50           $  60         $  55,775          $  (545)      $  43,211    $  98,551
 Net income............................      ---             ---               ---              ---          13,630       13,630
 Deferred compensation
   amortization........................      ---             ---               ---              180             ---          180
 Cancellation of Restricted Shares           ---             ---               (42)              34             ---           (8)
 Exercised stock options...............      ---             ---                94              ---             ---           94
 Conversion of Class A Common
   Stock to Common Stock...............        1              (1)              ---              ---             ---          ---

------------------------------------------------------------------------------------------------------------------------------------

Balance at January 28, 1995............       51              59            55,827             (331)         56,841      112,447
 Net loss..............................      ---             ---               ---              ---          (9,203)      (9,203)
 Deferred compensation
   amortization........................      ---             ---               ---              293             ---          293
 Cancellation of Restricted Shares.....      ---             ---               (44)              38             ---           (6)
 Exercised stock options...............      ---             ---               643              ---             ---          643
 Conversion of Class A Common
   Stock to Common Stock...............       29             (29)              ---              ---             ---          ---
 Issuance of stock to executives.......        3             ---             1,771           (1,774)            ---          ---

------------------------------------------------------------------------------------------------------------------------------------

Balance at February 3, 1996                   83              30            58,197           (1,774)         47,638      104,174
 Net income ...........................      ---             ---               ---              ---           6,811        6,811
 Deferred compensation
   amortization........................      ---             ---               ---              505             ---          505
 Cancellation of Restricted Shares.....      ---             ---               (15)              10             ---           (5)

------------------------------------------------------------------------------------------------------------------------------------

Balance at February 1, 1997                $  83           $  30         $  58,182        $  (1,259)      $  54,449     $111,485
------------------------------------------------------------------------------------------------------------------------------------


 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)


                                                                                                 FISCAL YEAR ENDED
                                                                                ----------------------------------------------
                                                                                 February 1,       February 3,      January 28,
                                                                                   1997              1996             1995
                                                                                -----------       ----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................................      $  6,811        $  (9,203)        $  13,630
Adjustments to reconcile net income (loss) to net cash used in operating activities:
     Depreciation and amortization..........................................        12,758           11,895             8,465
     Bad debt and other noncash charges.....................................         4,622            4,043             1,916
     Deferred compensation..................................................           505              293               180
     Gain on sale of property, fixtures and equipment.......................          (407)            (144)               (7)
     Cancellation of Restricted Shares......................................            (5)              (6)               (8)
     Decrease (increase) in other long-term assets..........................           320              825              (757)
     Deferred income tax expense............................................         4,116            6,709             2,917
     (Decrease) increase in other long-term liabilities.....................          (476)          (2,686)              210
     Loss from restructuring activities.....................................           ---            5,690               ---
     Restructuring payments.................................................        (1,252)            (413)              ---
Changes in operating assets and liabilities, net of effect
 of acquisitions:
     (Increase) decrease in accounts receivable.............................        (3,482)           3,914           (64,657)
     Increase in merchandise inventories....................................       (19,450)         (21,087)          (18,170)
     Increase in prepaid expenses and other current assets..................        (4,827)          (4,118)           (2,200)
     Decrease (increase) in income taxes receivable.........................         8,549           (8,549)              ---
     (Decrease) increase in accounts payable................................        (3,542)          13,138             8,670
     (Decrease) increase in accrued expenses................................        (6,823)          (9,365)            2,250
     Increase (decrease) in income taxes payable............................         1,334           (5,185)            2,256
                                                                                 ---------         --------         ---------
         Total adjustments                                                          (8,060)          (5,046)          (58,935)
                                                                                 ---------         --------         ---------
         Net cash used in operating activities                                      (1,249)         (14,249)          (45,305)

CASH FLOWS FROM INVESTING ACTIVITIES:
     Capital expenditures, net..............................................        (9,730)         (43,587)          (18,532)
     Proceeds from sale of property, fixtures and equipment.................           855              278                20
     Purchase of accounts receivable........................................           ---          (30,138)              ---
     Proceeds from sale of accounts receivable, net.........................           ---           25,000           127,000
     Payment for the acquisition of businesses, net of cash acquired........           ---              ---           (63,206)
                                                                                 ---------         --------         ---------
         Net cash (used in) provided by investing activities                        (8,875)         (48,447)           45,282

CASH FLOWS FROM FINANCING ACTIVITIES:
     Extinguishment of long-term debt.......................................           ---              ---           (25,800)
     Payments on long-term debt and capital lease obligations...............      (233,826)        (301,738)         (133,419)
     Proceeds from issuance of long-term debt...............................       220,125          369,000           156,000
     Proceeds from issuance of mortgages....................................        23,400              ---               ---
     Exercised stock options................................................           ---              643                94
                                                                                 ---------         --------         ---------
     Net cash provided by (used in) financing activities....................         9,699           67,905            (3,125)

     Net (decrease) increase in cash and cash equivalents...................          (425)           5,209            (3,148)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............................         6,941            1,732             4,880
                                                                                 ---------         --------         ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD..................................     $   6,516         $  6,941         $   1,732
                                                                                 =========         ========         =========

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (Dollars in thousands except per share data)

           The Bon-Ton Stores, Inc., a Pennsylvania corporation, was incorporated on January 31, 1996 as the successor of a company established on January 31, 1929 and currently operates, through its subsidiaries, 64 retail department stores located in Pennsylvania, New York, Maryland, West Virginia, New Jersey and Georgia.

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Presentation
---------------------

           The consolidated financial statements include the accounts of The Bon-Ton Stores, Inc. and its wholly-owned subsidiaries (the "Company"). All intercompany transactions have been eliminated in consolidation.

Estimates
---------

           The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fiscal Year
-----------

           The Company's fiscal year ends on the Saturday nearer January 31, and consisted of fifty-two weeks for fiscal years 1996 and 1994, and fifty-three weeks for fiscal year 1995.

Cash and Cash Equivalents
-------------------------

           The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

Merchandise Inventories
-----------------------

           For both financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $161,945 and $145,910 as of February 1, 1997 and February 3, 1996, respectively.

Property, Fixtures and Equipment: Depreciation and Amortization
---------------------------------------------------------------

           Depreciation and amortization of property, fixtures and equipment are computed using the straight-line method based upon the following average estimated service lives (or remaining lease terms):

               Buildings......................... 20 to 40 years
               Leasehold improvements............       15 years
               Fixtures and equipment............  5 to 10 years

           No depreciation is recorded until property, fixtures and equipment are placed into service. Property, fixtures and equipment not placed into service are classified as construction in progress.

           The Company capitalizes interest costs incurred as a result of the construction of any new facilities or major improvements. The amount of interest capitalized is limited to only that which is incurred during the construction period. Repair and maintenance costs are charged to operations as incurred. Property retired or sold is removed from the asset and accumulated depreciation accounts and the resulting gain or loss is reflected in income.

           The costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements are generally amortized over the shorter of the lease term or the useful life of the asset. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Capital leases are amortized over the primary term.

Store Opening and Closing Costs
-------------------------------

           The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as current period expenses. When the decision to close a retail unit is made, the Company provides for estimated future net lease obligations after store operations cease; nonrecoverable investments in property, fixtures and equipment; and other expenses directly related to discontinuance of operations. The estimates are based upon historical information along with certain assumptions about future events. Changes in the assumptions for store closing costs for such things as the estimated period of future lease obligations and the amounts actually realized relating to the recorded value of property, fixtures and equipment could cause these estimates to change in the near term.

Leased Department Sales
-----------------------

           The Company leases space in several of its stores and receives compensation based on a percentage of sales made in these departments. Net other income includes leased department rental income of approximately $2,719, $2,607 and $2,473 in fiscal 1996, 1995 and 1994, respectively.

Revolving Charge Accounts
-------------------------

           Finance charge income on customers' revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. The finance charge income is impacted by the securitization of the Company's revolving charge accounts (see Note 4). The current carrying value of customers' revolving charge accounts receivable is a reasonable estimate of fair value since the average interest rates approximate current market origination rates.

Net Income (Loss) Per Share
---------------------------

           Net income (loss) per share amounts were computed by dividing the corresponding net income or loss by the weighted average number of common shares and common share equivalents outstanding. Common share equivalents represent stock options and restricted stock grants computed using the treasury stock method and are included in the weighted average shares reported on the Consolidated Statements of Operations when the effect is dilutive.

Changes in Accounting Policies
------------------------------

           In fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). This statement requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of the assets exceeding the sum of the expected future undiscounted cash flows associated with such assets. The measurement of the impairment losses to be recognized is to be based on the difference between the fair values and the carrying amounts of the assets. SFAS No. 121 also requires that any long-lived assets held for sale be reported at the lower of carrying amount or the fair value less selling cost. The adoption of this policy had no effect on the consolidated financial results of the Company.

           Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") became effective in fiscal 1996. This statement provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. With respect to stock-based compensation to employees, SFAS No. 123 permits entities to continue to apply the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25"); however, pro forma disclosures of net income
(loss) and net income (loss) per share must be presented as if the fair value based method has been applied in measuring compensation cost. The Company elected to continue with the accounting method prescribed by APB Opinion No. 25 and presented the pro forma disclosures in Note 11.

           In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" ("SFAS No. 125"). Under SFAS No. 125, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between assets sold, if any, and retained interests, if any, based on their relative fair value at the date of the transfer. The adoption of this policy on January 1, 1997 did not have a material effect on the consolidated financial results of the Company for fiscal 1996. The Company expects that the impact of SFAS No. 125 will have a moderately positive impact on the Company's future results of operations.

2.  DEBT:

           Debt consisted of the following:

                                                                                                   February 1,        February 3,
                                                                                                      1997               1996
                                                                                                 --------------     --------------
Revolving credit agreement -- principal payable September 23, 1999;
  interest payable periodically at varying rates (7.00% for fiscal year 1996)...............         $   37,000     $    114,000
Term Loan -- payments of $3,100, $6,000 and $10,000 due on May 1, 1997,
  January 31, 1998 and January 31, 1999 - -balance due September 23, 1999;
  interest payable periodically at varying rates (8.40% for fiscal 1996)....................             65,000              ---
Mortgage notes payable -- principal payable in varying monthly installments through June 2016 plus interest at a fixed rates of 9.62%; secured by
  land and buildings........................................................................             22,306              ---
Mortgage note payable -- principal and interest in monthly installments of
  $68 through January 2001, with balloon payment in February 2001; interest
  11.00%; secured by buildings..............................................................              6,465            6,560
Mortgage notes payable -- principal payable February 1, 2012; interest payable
  monthly at various rates; secured by a building...........................................              4,500            4,500
Other notes payable -- principal payable in varying installments through fiscal 1997;
  interest payable at various rates from 6.50% to 8.70%.....................................                112              304
                                                                                                     ----------     ------------

Total debt..................................................................................            135,383          125,364

Less: current maturities....................................................................              9,763              295
                                                                                                     ----------     ------------

Long-term debt..............................................................................         $  125,620     $    125,069
                                                                                                     ==========     ============

    On March 20, 1996, the Company completed a financing agreement with its existing bank group. The new structure, which is secured by the Company's inventory and other unencumbered assets, replaced the Company's existing $150,000 revolving credit agreement with an $86,250 term loan and an $85,000 revolving credit agreement. The revolving credit agreement is subject to a borrowing base calculation that is based on inventory and has a maximum borrowing level of $85,000. The term loan refinances the Company's recent acquisitions and the associated capital improvements. The facility is syndicated with eight banks and provides for borrowings at various interest rate options (i.e., LIBOR, prime rate, etc.) offered by the banks; plus a spread of 2.0%, inclusive of the facility fee. This pricing is determined by a pricing formula based on the Company's debt to capitalization and fixed charge coverage ratios. Under the term loan, payments of $3,100, $6,000 and $10,000 must be made by the Company on May 1, 1997 and January 31, 1998 and 1999, respectively. The remaining outstanding balance due under the term loan and the revolving credit agreement matures on September 23, 1999. The agreement also provided a supplemental $15,000 short-term facility for the period of September 15 through December 15, 1996, which provided additional working capital during peak inventory season. The Company's maximum utilization of this supplemental facility was $7,000 in December 1996.

    On May 17, 1996, the Company entered into a $23,400, twenty year mortgage agreement, secured by its four stores in Rochester, New York. The proceeds were used to repay $21,250 of the Company's bank term loan and to fund ongoing working capital requirements. The payment on the term loan permanently reduced the total availability under this loan to $65,000.

    The Company maintains an interest rate swap portfolio which allows the Company to convert long-term floating rate borrowings into fixed rates that are lower than those available to the Company if fixed-rate borrowings were made directly. The following table indicates the types of swaps used, the notional amounts, and the range of interest rates paid and received as of February 1, 1997 and February 3, 1996:

                                              February 1,        February 3,
                                                 1997               1996
                                              -----------        -----------
    Pay-fixed swaps-notional amount......         $60,000            $60,000
      Range of receive rate..............     5.50%-6.24%        5.31%-6.24%
      Range of pay rate..................     7.02%-8.06%        7.02%-8.06%

    The interest rate swap agreements will expire on various dates from November 14, 1997 to January 29, 1999. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value, based on dealer quotes, of the interest rate swap agreements at February 1, 1997 and February 3, 1996 was a loss of $1,963 and $2,954, respectively, and represents the amount the Company would pay if the agreements were terminated as of such dates.

    Several of the Company's loan agreements contain restrictive covenants, including but not limited to, the maintenance of certain financial ratios, limitations on dividends, additional incurrence of debt, capital expenditures and acquisitions.

    The fair value of the Company's debt, excluding interest rate swaps, is estimated at $133,844 and $124,468 at February 1, 1997 and February 3, 1996, respectively, and is based on an estimate of the rates available to the Company for debt with similar features.

    Debt maturities, based upon the new debt financing (see Note 17), as of February 1, 1997, are as follows:

             1997..................................            $      692
             1998..................................                 4,245
             1999..................................                 3,004
             2000..................................                96,570
             2001..................................                 6,542
             2002 and thereafter...................                24,330
                                                               ----------
                                                               $  135,383
                                                               ==========

3.  INTEREST COSTS:

    Interest and debt costs were:

                                                                         FISCAL YEAR ENDED
                                                        --------------------------------------------------
                                                          February 1,       February  3,       January 28,
                                                             1997              1996                1995
                                                        --------------      ------------       -----------
           Interest cost incurred................       $  14,955            $   9,820           $ 5,857
           Interest income.......................            (153)                (437)             (277)
           Capitalized interest, net.............            (115)                (661)             (105)
                                                         --------             --------           -------

           Interest expense, net.................        $ 14,687             $  8,722           $ 5,475
                                                         ========             ========           =======

           Interest paid.........................        $ 14,898             $ 10,441           $ 4,959
                                                         ========             ========           =======

4.  SALE OF RECEIVABLES:

    In June 1995, the Company increased its accounts receivable facility (the "Facility") from $100,000 to $130,000 and syndicated it among four members of the Company's bank group. In September 1996, the Company reduced its Facility to $120,000 based on the Company's analysis of credit sales as a percentage of total sales and the required level of borrowings to fund working capital. By reducing the Facility's ceiling, fees were decreased on the unsecuritized portion of the Facility. Under the agreement, which expires in January 2000, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, up to $120,000 of undivided percentage interests in the receivables, on a limited recourse basis. BTRLP assets of $15,413 and $17,083 as of February 1, 1997 and February 3, 1996, respectively, are included in the accompanying consolidated statements and consist primarily of its retained interest in receivables initially purchased from the Company and sold under the facility. Creditors of BTRLP have a claim on BTRLP's assets prior to any equity in BTRLP becoming available to creditors of the Company.

    As of February 1, 1997 and February 3, 1996, credit card receivables were sold under the above referenced agreement in the amount of $110,000 for both years. BTRLP holds participation interest representing an undivided ownership interest in the receivables sold. These interests are required to be held under terms of the agreement to provide credit support against future losses and are subject to lien. The amount subject to credit support amounted to $19,764 and $15,822 at February 1, 1997 and February 3, 1996, respectively. New receivables are sold on a continual basis to replenish the investors' respective level of participation in receivables which have been repaid by the credit card holders.

    The net impact on earnings in connection with the sale of receivables under these agreements was not significant. However, under the terms of these sale agreements, the Company receives income equal to the excess of the finance charges collected on the receivables over the rate paid in these securitization transactions and credit losses which are payable under the recourse provisions of these agreements (i.e., securitization income). The Company also continues to service the accounts. The rate paid may be based on variable or fixed rate pricing alternatives at the option of the Company. Securitization income of approximately $6,211, $5,205 and $3,010 was recognized in fiscal 1996, 1995 and 1994, respectively, and has been reported as part of finance charge income.


5.  PURCHASE OF RECEIVABLES:

    The Company purchased accounts receivable attributable to Hess's Department Stores, Inc.'s customers on February 24, 1995. The net investment in this purchase was $30,138. The receivables were purchased from a finance company which had an agreement with Hess's Department Stores, Inc. to acquire and service their receivables.

6.  PROPERTY, FIXTURES AND EQUIPMENT:

           As of February 1, 1997 and February 3, 1996, property, fixtures and equipment and the related accumulated depreciation and amortization consisted of:

                                                                       February 1,         February 3,
                                                                          1997                 1996
                                                                      ------------         -----------
             Land..............................................       $     1,409          $     1,563
             Buildings and leasehold improvements..............            99,743               93,518
             Furniture and equipment...........................            82,186               79,817
             Buildings under capital leases....................             5,052                5,052
                                                                      -----------          -----------
                                                                      $   188,390          $   179,950
             Less:  Accumulated depreciation
                    and amortization...........................            70,674               59,076
                                                                      -----------          -----------
                                                                      $   117,716          $   120,874
                                                                      ===========          ===========

           Property, fixtures and equipment with a net depreciated cost of approximately $43,255 and $14,361 are pledged as collateral for secured loans at February 1, 1997, and February 3, 1996, respectively.

7.  COMMITMENTS AND CONTINGENCIES:

Leases
------
           The Company is obligated under capital and operating leases for a major portion of its store properties. Certain leases provide for additional rental payments based on a percentage of sales in excess of a specified base (contingent rentals) and for payment by the Company of operating costs (taxes, maintenance and insurance). Also, selling space has been licensed to other retailers in many of the Company's leased facilities.

           At February 1, 1997, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

           Fiscal Year                                                        Capital Leases          Operating Leases
           ----------                                                         --------------          ----------------
            1997......................................................           $     579              $    13,040
            1998......................................................                 579                   12,294
            1999......................................................                 579                   11,449
            2000......................................................                 579                    9,707
            2001......................................................                 579                    8,536
            2002 and thereafter.......................................               1,100                   45,442
                                                                                  --------              -----------

            Total net minimum rentals.................................               3,995                $ 100,468
                                                                                                          =========

            Less: Amount representing interest........................               1,166
                                                                                  --------

            Present value of net minimum lease payments, of
               which $351 is due within one year......................            $  2,829
                                                                                  ========

           Minimum rental commitments under operating leases detailed above are reflected without reduction for rental income due in future years under noncancellable subleases since the amounts are immaterial. Some of the store leases contain renewal options ranging from two to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers and computer equipment, as well as related-party commitments with the Company's majority shareholder and related entities of $716, $722, $722, $724, $754 and $6,634 for fiscal 1997, 1998, 1999, 2000, 2001 and 2002 and thereafter, respectively.

           Rental expense consists of the following:

                                                                                        FISCAL YEAR ENDED
                                                                     -------------------------------------------------------
                                                                     February 1,           February 3,           January 28,
                                                                        1997                  1996                  1995
                                                                     -----------           -----------           -----------
Operating leases:
   Buildings:
      Minimum rentals..................................               $ 13,660              $ 13,580              $   7,902
      Contingent rentals...............................                  2,374                 2,402                  2,051
   Fixtures and equipment..............................                    750                 2,265                    930
   Contingent rentals on capital leases................                    357                   321                    325
                                                                      --------              --------              ---------

      Totals...........................................               $ 17,141              $ 18,568              $  11,208
                                                                      ========              ========              =========

Contingencies
-------------
           The Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of such litigation and claims will not have a material adverse effect on the Company's financial position or results of its operations.

8.  SHAREHOLDERS' EQUITY

           The Company's capital structure consists of Common Stock with one vote per share and Class A Common Stock with ten votes per share. In addition, the Company has 5,000,000 shares of preferred stock authorized; however, none of these shares have been issued.

           Transfers of the Company's Class A Common Stock are restricted. Upon sale or transfer of ownership or voting rights to other than permitted transferees, as defined, such shares will convert to an equal number of shares of Common Stock. During fiscal 1995, 2,935,317 shares of Class A Common Stock were converted to an equal number of shares of Common Stock. During fiscal 1994, 70,000 shares of Class A Common Stock were transferred to persons other than permitted transferees, causing such shares to be converted to an equal number of shares of Common Stock.

9.  INCOME TAXES:

    The Company accounts for income taxes according to the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using applicable current marginal tax rates.

    Components of income tax provision (benefit) are as follows:

                                                                                          FISCAL YEAR ENDED
                                                                          ---------------------------------------------------
                                                                          February 1,         February 3,         January 28,
                                                                             1997                 1996               1995
                                                                          -----------         -----------         -----------
                     Federal and State:
                     Current.........................................       $    833          $  (12,475)           $  4,646
                     Deferred........................................          4,116               6,709               2,917
                                                                            --------          ----------            --------
                     Total ..........................................       $  4,949          $   (5,766)           $  7,563
                                                                            ========          ==========            ========

    The components of the gross deferred tax assets and liabilities were comprised of the following:

                                                                             February 1,              February 3,
                                                                                1997                     1996
                                                                             -----------              -----------
                     Deferred tax assets:
                               Accrued expenses......................          $ 2,366                  $ 2,903
                               Store closings........................            1,535                    3,848
                               Restricted Shares.....................            1,014                      677
                               Bad debt reserve......................              997                    1,120
                               AMT credit carryforward...............              833                      ---
                               Loss carryforward.....................              796                      432
                               Capital leases........................              157                      503
                               Other.................................              166                       75
                               Valuation allowance...................             (169)                    (586)
                                                                               -------                  -------
                               Total gross deferred tax assets.......          $ 7,695                  $ 8,972
                                                                               =======                  =======

                     Deferred tax liabilities:
                               Fixed assets..........................          $ 3,949                  $ 3,380
                               Inventory.............................            2,783                    4,375
                               Pension asset.........................            2,718                      ---
                               Other.................................            1,047                    2,406
                                                                               -------                  -------
                               Total gross deferred tax liabilities..          $10,497                  $10,161
                                                                               =======                  =======

    The Company established a $418 loss carryforward deferred tax asset in 1996, which will expire in January 2011. The remaining loss carryforward relates to the acquisition of Adam, Meldrum & Anderson and will expire in January 2009. The Company also has an AMT credit carryforward of $833 which has an indefinite carryforward period.

    The valuation allowance was provided on the deferred tax assets that resulted from the hiring of the Chief Executive Officer in 1995. The valuation allowance relates to the deferred tax assets that resulted from accrued expenses that the Company does not expect to be deductible for tax purposes in the future due to the limitations arising from Section 162 of the Internal Revenue Code relating to deductions for executive compensation. The decrease in the valuation allowance was due to reductions in the accrued expenses that created the deferred tax assets.

     No other deferred tax assets have associated valuation allowances since these tax benefits are realizable through the reversal of existing deferred tax liabilities and future taxable income, exclusive of reversals of temporary differences and carryforwards.

     A reconciliation of the statutory federal income tax rate to the effective tax rate for fiscal 1996, 1995 and 1994 is presented below:

                                                            FISCAL YEAR ENDED
                                              ----------------------------------------------
                                               February 1,       February 3,     January 28,
                                                  1997              1996            1995
                                              ------------      ------------     -----------
    Tax at statutory rate................            35.0%           (35.0)%           35.0%
    Tax credits..........................             ---             (4.0)             ---
    Tax-exempt interest..................            (0.1)            (0.1)            (0.2)
    Refund of prior year
     income taxes........................             ---             (4.8)             ---
    Book expense in excess of
     IRC 162 limitation..................             3.6              5.0              ---
    State income taxes, net of
     federal benefit.....................             1.0              ---              1.0
    Excise tax on pension termination....             3.4              ---              ---
    Other, net...........................            (0.8)             0.4             (0.1)
                                                  -------          -------          -------
           Total.........................            42.1%           (38.5)%           35.7%
                                                  =======          =======          =======

     The Company received income tax refunds, net of payments, of $8,641 in fiscal 1996. In fiscal 1995 and 1994, the Company made income tax payments of $5,071 and $2,848, respectively.

10. EMPLOYEE BENEFIT PLANS:

     The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 20% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company contributed $1,200 under the profit sharing provisions of the Plan for fiscal 1996. No contributions were made under the profit sharing provisions for fiscal 1995.

     In addition to the above plans, the Company maintains a non-qualified compensation plan for a select group of management employees.

     In fiscal 1995, the Company terminated the Watt & Shand, Inc. Employees' Pension Plan. In connection with the purchase of Watt & Shand, Inc. and the curtailment of the Watt & Shand, Inc. Employees' Pension Plan in 1992, an accrual was established in anticipation of the termination at the entity's purchase date. Due to the establishment of this accrual, the termination of this plan did not have a material effect on 1995 results.

     In December 1995, the Company merged the Adam, Meldrum and Anderson Co., Inc. Pension Plan into the Hess's Department Stores, Inc. Employees' Pension Plan. These defined benefit pension plans (the "Merged Plan") covered substantially all the former employees of Adam, Meldrum and Anderson Co., Inc. and Hess's Department Stores, Inc., respectively. The Adam, Meldrum and Anderson Co., Inc. Pension Plan was curtailed in fiscal 1992 by the former owners. The Hess's Department Stores, Inc. Employees' Pension Plan was overfunded at the time of the purchase of certain assets of Hess's Department Stores, Inc. Due to the overfunded status of the Merged Plan an asset was recorded in the purchase price allocation for the estimated net realizable value of the overfunded plan at the expected termination date.

     In April 1996, the Company began the termination process of the Merged Plan. The participants' obligations were settled through an election by the participants of either a lump sum payout or an annuity purchase. The settlement of participants' obligations was completed in November 1996. As a result of this settlement, the Company recorded a gain of $3,171, net of $1,132 Federal excise tax expense, to recognize the value of assets to be reverted to the Company in excess of the asset established in purchase accounting. The final reversion of funds to the Company occurred in March 1997.

     Net periodic pension costs for the years ended December 31, 1996, 1995 and 1994 were not material to the financial statements.

     The funded status of the Merged Plan at December 31, 1995, based upon an actuarial valuation was as follows:

                                                                               1995
                                                                          -------------
                                                                          Assets Exceed
                                                                            Accumulated
                                                                               Benefits
                                                                          -------------
     Plan assets at fair value                                                $  38,226
                                                                              ---------

     Actuarial present value of benefit obligations:
        Vested benefits                                                          32,286
        Nonvested benefits                                                          266
                                                                              ---------
     Accumulated benefit obligation                                              32,552
                                                                              ---------
     Projected benefit obligation                                                32,552
                                                                              ---------
     Excess of assets over projected benefit obligations                      $   5,674
                                                                              =========

     Key economic assumptions used in these determinations were as follows:
        Weighted-average discount rate................................            7.50%
        Expected rate of return on assets.............................            8.00%


     The Company's fiscal 1996, 1995 and 1994 expense under the aforementioned benefit plans was $1,932, $395 and $1,850, respectively.

11. STOCK AWARD PLANS:

     The Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan (the "Stock Plan"), as amended through January 26, 1996, provides for the granting of the following options and awards to certain associates, officers, consultants and advisors: Common Stock options; performance-based Common Stock options as part of a long-term incentive plan for selected officers; and Common Stock awards subject to substantial risk of forfeiture ("Restricted Shares"). The maximum number of shares to be granted under the Stock Plan, less forfeitures, is 1,350,000 shares. In addition to the Stock Plan, during 1991 the Board of Directors approved a Phantom Equity Replacement Plan (the "Replacement Plan") to replace the Company's previous deferred compensation arrangement that was structured as a phantom stock program.

     Options granted under the Stock Plan, excluding Restricted Share awards, are generally issued at the market price of the Company's stock on the date of grant, vest over three to five years and have a ten year term. Grants under the Replacement Plan vest over approximately one to six years and have a thirty year term.

     Compensation cost charged to operations, calculated using the intrinsic value method as required by APB Opinion No. 25, "Accounting for Stock Issued to Employees", was $505, $293 and $180 in fiscal 1996, 1995 and 1994, respectively. Had the Company recorded compensation expense using the fair value based method as discussed in SFAS No. 123, "Accounting for Stock-Based Compensation", net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                              1996           1995
                                                            --------       --------
             Net income (loss)           As reported        $  6,811       $ (9,203)
                                         Pro forma             5,987         (9,496)

             Earnings (loss) per share   As reported        $   0.61       $  (0.83)
                                         Pro forma              0.54          (0.86)

     The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used for both 1996 and 1995 calculations: risk-free interest rate -- 6.4%; expected volatility -- 65%; expected life -- 7 years; expected dividend yield -- 0.0%.

     A summary of the options under the Stock Plan follows:

                                                                                                                        Restricted
                                                         Common Stock Options         Performance-Based Options           Shares
                                                        ------------------------      -------------------------         ----------
                                                        Number of       Average         Number of      Average            Number
                                                         Options         Price           Options        Price            of Shares
                                                        ---------      ---------        ---------     ---------          ---------
Fiscal 1994
   January 29, 1994.................................     361,500         $10.73               ---         ---              33,696
       Granted......................................     121,100          $7.98            86,300       $7.25                 ---
       Exercised....................................         ---            ---               ---         ---              (8,424)
       Forfeited....................................     (80,624)         $9.89               ---         ---              (3,744)
                                                       ---------                        ---------                       ---------
   January 28, 1995.................................     401,976         $10.07            86,300       $7.25              21,528
                                                       =========                        =========                       =========

   Options exercisable at January 28, 1995..........     173,782         $10.64               ---         ---                 ---

   Weighted average fair value of
   options granted during fiscal 1994...............                      $5.15                         $5.03
---------------------------------------------------------------------------------------------------------------------------------
Fiscal 1995

       Granted......................................     371,600          $7.26            33,300      $11.25             270,000
       Exercised....................................     (68,868)         $8.90               ---         ---              (7,176)
       Forfeited....................................     (66,958)         $9.91           (25,600)      $7.25              (2,912)
                                                       ---------                        ---------                       ---------
   February 3, 1996.................................     637,750          $8.57            94,000       $8.67             281,440
                                                       =========                        =========                       =========

   Options exercisable at February 3, 1996..........     142,885         $11.26               ---         ---                 ---

   Weighted average fair value of
   options granted during fiscal 1995...............                      $5.84                         $7.89
---------------------------------------------------------------------------------------------------------------------------------
Fiscal 1996

       Granted......................................     131,286          $6.58           176,800       $6.13                 ---
       Exercised....................................         ---            ---               ---         ---             (11,659)
       Forfeited....................................     (17,216)         $8.69           (60,700)      $7.25              (1,456)
                                                       ---------                        ---------                       ---------
   February 1, 1997.................................     751,820          $8.22           210,100       $6.94             268,325
                                                       =========                        =========                       =========

   Options exercisable at February 1, 1997..........     328,653          $9.54               ---         ---                 ---

   Weighted average fair value of
   options granted during fiscal 1996...............                      $4.40                         $4.20

---------------------------------------------------------------------------------------------------------------------------------

     The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.

     The range of exercise prices for the Common Stock options outstanding as of February 1, 1997 was $5.88 to $13.00 with a weighted average contractual life of
7.7 years. The range of exercise prices for the performance-based options was $6.13 to $11.25, with a weighted average contractual life of 8.9 years.

     A summary of the status of the Replacement Plan follows:

                                                       Discount            Non-Discount
                                                        Options               Options
                                                     ------------          ------------
        Exercise Price                                      $3.25                $13.00
        --------------

        January 29, 1994.......................           184,698                51,637
          Exercised............................           (28,810)                  ---
          Forfeited............................               ---                (2,743)

    -------------------------------------------------------------------------------------------
        January 28, 1995.......................           155,888                48,894
          Exercised............................           (10,239)                  ---
          Forfeited............................            (3,071)               (6,288)

    -------------------------------------------------------------------------------------------
        February 3, 1996.......................           142,578                42,606
          Exercised............................               ---                   ---
          Forfeited............................               ---                   ---

    -------------------------------------------------------------------------------------------
        February 1, 1997.......................           142,578                42,606

    -------------------------------------------------------------------------------------------

     As of February 1, 1997, February 3, 1996 and January 28, 1995, the exercisable discounted options amounted to 138,861, 130,259 and 125,537, respectively, and exercisable non-discounted options amounted to 39,746, 36,413 and 34,850, respectively.

     Cancellation of options and shares in the above plans resulted primarily from the termination of the employment of certain executives and voluntary forfeitures by key executives.

12. ACQUISITIONS:

     On March 6, 1995, the Company acquired three vacant department stores in Rochester, New York for $14,565. The stores opened to the public on November 1, 1995. In addition, on November 13, 1995, the Company acquired one department store in Greece Ridge, New York for $3,670. This unit opened to the public on August 8, 1996 following a major remodel.

     On October 18, 1994, the Company acquired certain assets of C.E. Chappell & Sons, Inc., a six-unit department store company headquartered in Syracuse, New York for approximately $7,900. The acquisition was accounted for using the purchase method of accounting.

     On September 30, 1994, the Company acquired nineteen stores and a 325,000-square-foot distribution center from Hess's Department Stores, Inc. The Company assumed leasehold obligations of eighteen stores, acquired ownership in an additional store and distribution center and bought all of the related inventories and certain other assets. The transaction was effected through the payment of $54,774 of cash and the assumption of certain liabilities and merchandise payables. The acquisition was accounted for using the purchase method of accounting and resulted in goodwill and other intangible assets of $8,096. Goodwill is being amortized over twenty years on a straight-line basis. Intangible assets, related to favorable operating leases, are being amortized over their associated lease periods ranging from six to forty-eight years on a straight-line basis.

     On July 2, 1994, the Company acquired Adam, Meldrum & Anderson Co., Inc., a ten-unit department store company located primarily in and around the greater Buffalo, New York area. The transaction was effected through the exchange of $3,132 in cash and the assumption of debt and other liabilities for all of the capital stock. The acquisition was accounted for using the purchase method of accounting.

     During fiscal 1995, the allocation of purchase prices relating to the 1994 acquisitions of Adam, Meldrum, & Anderson Co., Inc., Hess's Department Stores, Inc. and C.E. Chappell & Sons, Inc. was finalized. The impact of these adjustments was not material. The effect of these adjustments has properly been excluded from the Consolidated Statement of Cash Flows for fiscal 1995 as these were noncash items.

     The operating results of all acquisitions have been included in the Company's consolidated statements of operations since the date of acquisition. The following summary, prepared on a pro forma basis, combines the consolidated results of operations as if the acquisitions had occurred at the beginning of fiscal 1994. These results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions been made at the beginning of 1994, or of the results which may occur in the future.

                                                       1994
                                                   -----------
                                                   (unaudited)
               Net sales                           $  634,808
               Net income                          $    8,514
               Net income per common share         $     0.77

13. QUARTERLY RESULTS (Unaudited):

                                                                               FISCAL QUARTER ENDED
                                                            ---------------------------------------------------------
                                                              May 4,        August 3,      November 2,     February 1,
Fiscal 1996:                                                   1996            1996            1996           1997
------------                                                ---------       ---------      -----------     ----------
Net sales........................................           $ 129,320       $ 130,740       $ 148,374       $ 218,048
Other income, net................................                 522             500             497             911
                                                             --------        --------        --------        --------

                                                              129,842         131,240         148,871         218,959
                                                             --------        --------        --------        --------


Costs of merchandise sold........................              80,518          81,276          93,514         140,255
Selling, general and administrative expenses.....              46,615          46,172          48,497          56,031
Depreciation and amortization....................               3,048           3,025           3,256           3,429
Unusual income...................................                 ---             ---             ---          (3,171)/(1)/
                                                             --------        --------        --------        --------


Income (loss) from operations....................                (339)            767           3,604          22,415
Interest expense, net............................               3,097           3,801           3,979           3,810
                                                             --------        --------        --------        --------


Income (loss) before income taxes................              (3,436)         (3,034)           (375)         18,605
Income tax provision (benefit)...................              (1,237)         (1,088)           (133)          7,407
                                                             --------        --------        --------        --------


Net income (loss)................................            $ (2,199)       $ (1,946)       $   (242)       $ 11,198
                                                             ========        ========        ========        ========


Net income (loss) per share......................            $  (0.20)       $  (0.18)       $  (0.02)       $   1.00
                                                             ========        ========        ========        ========


Weighted average shares outstanding..............          11,062,000      11,064,000      11,064,000      11,164,000


     /(1)/ Gain recognized on the pension termination was $1.6 million or $0.14 per share on an after-tax basis (see Note 10).

                                                                               FISCAL QUARTER ENDED
                                                            ---------------------------------------------------------
                                                             April 29,       July 29,      October 28,     February 3,
Fiscal 1995:                                                   1995            1995           1995            1996
------------                                                ---------       ---------      -----------     ----------
Net sales...........................................        $ 126,094       $ 128,422       $ 138,927       $ 213,915
Other income, net...................................              404             413             428           1,021
                                                             --------        --------        --------        --------

                                                              126,498         128,835         139,355         214,936
                                                             --------        --------        --------        --------


Costs of merchandise sold...........................           76,358          79,258          86,172         146,159/(1)/
Selling, general and administrative expenses........           48,907          48,057          48,499          59,404
Depreciation and amortization.......................            2,786           2,854           2,308           3,947
Unusual expense.....................................              ---             ---           5,471/(1)/        ---
Restructuring charges...............................              ---             ---             ---           5,690/(1)/
                                                             --------        --------        --------        --------


Loss from operations................................           (1,553)         (1,334)         (3,095)           (264)
Interest expense, net...............................            1,794           1,832           2,075           3,021
                                                             --------        --------        --------        --------


Loss before income taxes............................           (3,347)         (3,166)         (5,170)         (3,285)
Income tax benefit..................................           (1,204)         (1,139)         (1,861)         (1,561)
                                                             --------        --------        --------        --------

Net loss............................................         $ (2,143)       $ (2,027)       $ (3,309)       $ (1,724)
                                                             ========        ========        ========        ========



  Net loss per share................................         $  (0.19)       $  (0.18)       $  (0.30)       $  (0.16)
                                                             ========        ========        ========        ========

Weighted average shares outstanding.................       11,001,000      11,057,000      11,059,000      11,059,000



     /(1)/ Unusual items were $3.5 million or $0.32 per share on an after-tax basis. Restructuring charges, which included a $3.5 million pre-tax charge recorded as a component of costs of merchandise sold, amounted to $5.9 million or $0.53 per share on an after-tax basis.

14. CHIEF EXECUTIVE OFFICER EMPLOYMENT:

     In August 1995, the Company hired Mr. Heywood Wilansky as President and Chief Executive Officer pursuant to a three year employment agreement. In addition to a base salary, bonus eligibility, and other annual benefits and perquisites, he received 250,000 restricted shares of common stock and an option to purchase 250,000 shares of common stock at $6.625 per share (the market price on issuance date). The restricted shares, which as of the date of the grant had a market value of $1,656, will vest at the rate of 33-1/3% per annum over three years beginning at the third anniversary of the date of employment. The market value of $1,656 is being amortized over the five year vesting period. The options will become exercisable at the rate of 33-1/3% per annum over three years beginning on the first anniversary of the date of employment and expiring upon the lapse of ten years from the date the options were granted. Both the stock options and restricted shares were issued under the Stock Plan (see Note
11). Should Mr. Wilansky leave the Company before vesting, these benefits will be forfeited upon departure except in certain limited circumstances. Mr. Wilansky also received a one-time signing bonus of $750 in fiscal 1995.


15. UNUSUAL (INCOME) EXPENSE:

     In January 1997, the Company recorded unusual income of $3,171 before taxes. This is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The income relates to a $4,303 gain that was recognized on the termination of the Merged Plan. The gain was partially offset by $1,132 for Federal excise tax that will be paid when the pension assets are reverted to the Company. The asset reversion occurred in March 1997 (see Note 10).

     In October 1995, the Company recorded unusual expenses of $5,471 before taxes. This is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The charge relates to $2,200 incurred in pre-opening costs for the three new stores opened in Rochester, New York and one store in Elmira, New York, and the remainder relates to costs incurred in the hiring of the Chief Executive Officer (see Note 14) and the cost of litigation associated with the hiring of this executive.



16. RESTRUCTURING CHARGES:

     In January 1996, the Company recorded a restructuring charge of $5,690 before taxes. This is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The amount is comprised of $5,000 relating to store closings and $690 for workforce reductions. The $5,000 for store closings relates to stores that the Company has committed to close due to poor performance. The costs provided for these store closings represented noncancellable lease costs after store operations cease, lease cancellation costs and nonrecoverable investments in property, fixtures and equipment. During 1996, the Company closed five locations, with combined sales and net operating income of $12,600 and $293, respectively, for the 1996 fiscal year. The amounts incurred and the remaining accrual as of February 1, 1997 for store closings were $1,525 and $3,475, respectively. As of February 3, 1996, no amounts were paid on these store closings. It is anticipated that the remaining costs will be expended through the end of 1999. The $690 relating to workforce reductions consisted of severance paid in connection with the elimination of approximately 700 positions. These positions were eliminated across all areas of the Company and represented approximately 250 employees on a full time equivalent basis. The amounts paid during fiscal 1996 and 1995 for these workforce reductions were $277 and $413, respectively. As of February 1, 1997 there was no accrual remaining.

17. SUBSEQUENT EVENT:

     On April 10, 1997, the Company entered into an asset based borrowing agreement with a three-year term, replacing its existing financing agreement (see Note 2). The new agreement is fully underwritten by GE Capital Corporation and Bank of Boston. The terms of the new financing provide for a secured revolving credit facility of up to $200,000. The amount allowed to be borrowed is based on eligible inventory and selected fixed assets and real estate. The new financing will provide the Company with additional borrowing capacity during peak inventory periods. The agreement contains restrictive convenants, including but not limited to, the maintenance of certain financial ratios, limitations on dividends, additional incurrence of debt, capital expenditures and acquisitions. As a result of this transaction, the Company will incur a one-time pre-tax charge of $753 in the first quarter of fiscal 1997 relating to the early extinguishment of debt.

     The Company completed a sale and leaseback transaction on two of its owned properties. The transaction was completed April 10, 1997 and generated net proceeds of $11,000. Proceeds of $8,000 were used to pay down debt with the remainder providing additional working capital. The leaseback terms under this agreement provide that the Company lease the properties over a primary term of twenty years with six five-year renewal options. The lease will be accounted for as an operating lease for financial reporting purposes.

Report of Independent Public Accountants
----------------------------------------

     To the Shareholders of The Bon-Ton Stores, Inc.:

     We have audited the accompanying consolidated balance sheets of The Bon-Ton Stores, Inc. (a Pennsylvania corporation) and subsidiaries as of February 1, 1997 and February 3, 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three fiscal years in the period ended February 1, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bon-Ton Stores, Inc. and subsidiaries as of February 1, 1997 and February 3, 1996, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended February 1, 1997 in conformity with generally accepted accounting principles.


Philadelphia, PA                                         /s/ Arthur Andersen LLP
March 5, 1997
(Except with respect to the matter discussed in Note 17, as to which the date is April 10, 1997.)