Form 10-K, Exhibit 13
period 1998-01-31
BON TON STORES INC
filed 1998-04-29
CIK 878079

                                                                    Exhibit 13.1


                   The Bon-Ton Stores, Inc. and Subsidiaries


              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
             (In thousands except share, per share and store data)


Fiscal Year                                                                    1997                  1996                  1995
Ended                                                                      Jan. 31, 1998          Feb. 1, 1997         Feb. 3, 1996
-----------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:                                                          %                  %                   %
-----------------------------------------------------------------------------------------------------------------------------------
Net sales  (1)                                                        $ 656,399  100.0    $ 626,482  100.0    $ 607,357  100.0
Other income, net                                                         2,349    0.4        2,430    0.4        2,266    0.4
Gross profit (2)                                                        242,553   37.0      230,919   36.9      219,410   36.1
Selling, general and administrative expenses                            202,850   30.9      197,315   31.5      207,058   34.1
Depreciation and amortization                                            12,882    2.0       12,758    2.1       11,895    2.0
Unusual (income) expense (3)                                                 -      -        (3,171)  (0.5)       3,280    0.5
Restructuring charges (4)                                                    -      -            -      -         5,690    0.9
Income (loss) from operations                                            29,170    4.4       26,447    4.2       (6,247)  (1.0)
Interest expense, net                                                    13,202    2.0       14,687    2.3        8,722    1.4
Income (loss) before taxes                                               15,968    2.4       11,760    1.9      (14,969)  (2.4)
Income tax provision (benefit)                                            6,270    1.0        4,949    0.8       (5,766)  (0.9)
Income (loss) before extraordinary item/accounting change                 9,698    1.5        6,811    1.1       (9,203)  (1.5)
Extraordinary item, net of tax (5)                                         (446)  (0.1)          -      -            -      -
Cumulative accounting change, net of tax (6)                                        -            -      -            -      -
Net income (loss)                                                      $  9,252    1.4     $  6,811    1.1     $ (9,203)  (1.5)

PER SHARE AMOUNTS-
--------------------------------------------------------------------------------------------------------------------------------
   Basic:
        Net income (loss) before extraordinary item/accounting change  $   0.87            $   0.62              ($0.83)
        Effect of extraordinary item/accounting change                    (0.04)                 -                   -
        Net income (loss)                                              $   0.83            $   0.62              ($0.83)
   Basic shares outstanding                                          11,122,000          11,064,000          11,044,000
   Diluted:
        Net income (loss) before extraordinary item/accounting change  $   0.85            $   0.61              ($0.83)
        Effect of extraordinary item/accounting change                    (0.04)                 -                   -
        Net income (loss)                                              $   0.81            $   0.61              ($0.83)
   Diluted shares outstanding                                        11,377,000          11,106,000          11,044,000

BALANCE SHEET DATA (AT END OF PERIOD):
----------------------------------------------------------------------------------------------------------------------------------
Working capital                                                        $123,078            $102,853            $ 90,758
Total assets                                                            352,686             341,252             331,173
Long-term debt, including capital leases                                123,384             128,098             127,893
Shareholders' equity                                                    124,394             111,485             104,174

SELECTED OPERATING DATA:
----------------------------------------------------------------------------------------------------------------------------------
EBITDA (7)                                                             $ 42,052    6.4     $ 39,205    6.3     $  5,648    0.9
Total sales growth (8)                                                      4.8%                4.1%               22.7%
Comparable stores growth (8) (9)                                            6.5%                4.2%                0.2%
Comparable stores data (9):
     Sales per selling square foot                                     $    143            $    138            $    160
     Selling square footage                                           4,511,000           4,153,000           2,278,000
Capital expenditures                                                   $ 10,978            $  9,730            $ 43,587
Number of stores:
     Beginning of year                                                       64                  68                  69
     Additions                                                               -                    1                   4
     Closings                                                                -                   (5)                 (5)
     End of year                                                             64                  64                  68
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

Fiscal Year                                                                              1994                  1993
Ended                                                                               Jan. 28, 1995         Jan. 29, 1994
---------------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:                                                                          %                     %
---------------------------------------------------------------------------------------------------------------------------------
Net sales  (1)                                                                        $494,908    100.0     $336,733    100.0
Other income, net                                                                        2,581      0.5        2,597      0.8
Gross profit (2)                                                                       194,994     39.4      130,191     38.7
Selling, general and administrative expenses                                           162,442     32.8      108,647     32.3
Depreciation and amortization                                                            8,465      1.7        6,593      2.0
Unusual (income) expense (3)                                                               -         -           -         -
Restructuring charges (4)                                                                  -         -           -         -
Income (loss) from operations                                                           26,668      5.4       17,548      5.2
Interest expense, net                                                                    5,475      1.1        4,042      1.2
Income (loss) before taxes                                                              21,193      4.3       13,506      4.0
Income tax provision (benefit)                                                           7,563      1.5        4,727      1.4
Income (loss) before extraordinary item/accounting change                               13,630      2.8        8,779      2.6
Extraordinary item, net of tax (5)                                                         -         -           -         -
Cumulative accounting change, net of tax (6)                                               -         -         1,500      0.4
Net income (loss)                                                                     $ 13,630      2.8     $ 10,279      3.1

PER SHARE AMOUNTS-
---------------------------------------------------------------------------------------------------------------------------------
   Basic:
        Net income (loss) before extraordinary item/accounting change                    $1.24                 $0.80
        Effect of extraordinary item/accounting change                                     -                    0.14
        Net income (loss)                                                                $1.24                 $0.94
   Basic shares outstanding                                                         10,955,000            10,935,000
   Diluted:
        Net income (loss) before extraordinary item/accounting change                    $1.23                 $0.79
        Effect of extraordinary item/accounting change                                     -                    0.14
        Net income (loss)                                                                $1.23                 $0.93
   Diluted shares outstanding                                                       11,041,000            11,051,000

BALANCE SHEET DATA (AT END OF PERIOD):
---------------------------------------------------------------------------------------------------------------------------------
Working capital                                                                        $ 62,539             $ 70,688
Total assets                                                                            270,228              190,431
Long-term debt, including capital leases                                                 60,521               34,741
Shareholders' equity                                                                    112,447               98,551

SELECTED OPERATING DATA:
---------------------------------------------------------------------------------------------------------------------------------
EBITDA (7)                                                                             $ 35,133    7.1       $ 24,141    7.2
Total sales growth (8)                                                                     47.0%                  0.9%
Comparable stores growth (8) (9)                                                            6.1%                 (0.6)%
Comparable stores data (9):
     Sales per selling square foot                                                     $    163              $    157
     Selling square footage                                                           2,185,000             1,850,000
Capital expenditures                                                                   $ 18,532              $  8,935
Number of stores:
     Beginning of year                                                                       35                    36
     Additions                                                                               35                     1
     Closings                                                                                (1)                   (2)
     End of year                                                                             69                    35
---------------------------------------------------------------------------------------------------------------------------------
(1) Fiscal 1995 reflects the 53 weeks ended February 3, 1996.
(2) Fiscal 1995 includes a $3.5 million charge related to inventory liquidation associated with the elimination of certain vendors and other merchandise changes .
(3) Reflects expenses related to the gain recognized on the pension termination and the hiring of the Chief Executive Officer in fiscal years 1996 and 1995, respectively.
(4) Includes $5.0 million charge for a store closing reserve with the balance related to a work force reduction.
(5) Expense resulting from the early extinguishment of the Company's term loan and revolving credit facility.
(6) Change in accounting for income taxes.
(7) Income (loss) from operations plus depreciation and amortization.
(8) Fiscal 1996 sales compared to the 52 weeks ended January 27, 1996.
(9) Comparable stores data (sales and selling square footage) reflects stores open for the entire current and prior fiscal years.

                                      25