Form 10-K, Exhibit 13
period 1998-01-31
BON TON STORES INC
filed 1998-04-29
CIK 878079

                                                                    EXHIBIT 13.2


                   THE BON-TON STORES, INC. AND SUBSIDIARIES
   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


                             RESULTS OF OPERATIONS


The following table summarizes the changes in selected operating indicators of The Bon-Ton Stores, Inc. (the "Company"), illustrating the relationship of various income and expense items to net sales for each fiscal year presented:


                                                    Percent of Net Sales
                                                   ---------------------
                                                         FISCAL YEAR

                                                    1997    1996    1995
                                                   -----   -----   -----
     Net sales                                     100.0%  100.0%  100.0%
     Other income, net                               0.4     0.4     0.4
     Costs and expenses (percent of net sales):
       Costs of  merchandise sold                   63.0    63.1    63.9
       Selling, general and administrative          30.9    31.5    34.1
       Depreciation and amortization                 2.0     2.1     2.0
       Unusual (income) expense                       -     (0.5)    0.5
       Restructuring charges                          -       -      0.9
                                                   -----   -----   -----
     Income (loss) from operations                   4.4     4.2    (1.0)
     Interest expense, net                           2.0     2.3     1.4
                                                   -----   -----   -----
     Income (loss) before income taxes               2.4     1.9    (2.4)
     Income tax provision (benefit)                  1.0     0.8    (0.9)
                                                   -----   -----   -----
     Income (loss) before extraordinary item         1.5     1.1    (1.5)
     Extraordinary loss, net of tax                  0.1      --      --
                                                   -----   -----   -----
     Net income (loss)                               1.4%    1.1%  (1.5)%
                                                   =====   =====   =====


                      FISCAL 1997 COMPARED TO FISCAL 1996


NET SALES. Net sales were $656.4 million for the fifty-two weeks ended January 31, 1998, an increase of $29.9 million, or 4.8%, over the fifty-two week period ended February 1, 1997. Comparable store sales for the same period increased 6.5%. Strong sales performances were achieved in fiscal 1997 in better ladies' sportswear, men's collections, men's designer denim, Club X (junior department), children's better collections and men's and ladies' special sizes. The sales increases in these categories reflect the result of the Company's merchandise realignment from a predominately moderate mix to an improved balance of moderate and better merchandise and a larger selection of sizes, colors and styles.

Other income, net. Net other income, which is comprised mainly of income from leased departments, remained constant at 0.4% of net sales for fiscal 1997.

COSTS AND EXPENSES. Gross margin dollars for fiscal 1997 increased $11.6 million over fiscal 1996 as a result of the sales volume increase and an improvement in the gross margin rate. Gross profit as a percentage of net sales increased slightly from 36.9% in fiscal 1996 to 37.0% for fiscal 1997. The increase in the margin rate was primarily attributable to the continued improvement in the Company's shrinkage rate as a result of concerted inventory loss prevention efforts and a decrease in the markdown rate, partially offset by a strategic reduction in the cumulative markup percentage and reduced margins on the better merchandise mix.

Selling, general and administrative expenses for fiscal 1997 were $202.9 million, or 30.9% of net sales, as compared to $197.3 million, or 31.5% of net sales, in the prior year. The percentage decrease in fiscal 1997 was primarily attributable to the increased sales volume, a $4.0 million improvement in the profitability of the Company's credit operations in fiscal 1997 and reduced advertising costs, partially offset by the expense of sales growth programs, including additional personnel costs, and general inflation costs.

Depreciation and amortization decreased slightly to 2.0% of net sales in fiscal 1997 from 2.1% of net sales in fiscal 1996. The decrease primarily reflects the increased sales volume in fiscal 1997.

Fiscal 1996 results were affected by the recognition of $3.2 million in pre-tax unusual income as the result of terminating the pension plan associated with one of the Company's 1994 acquisitions.

INCOME (LOSS) FROM OPERATIONS. Income from operations in fiscal 1997 amounted to $29.2 million, or 4.4% of net sales, as compared to $26.4 million, or 4.2% of net sales, in fiscal 1996. The improvement was primarily attributable to the increase in current year sales and gross margin combined with selling, general and administrative expenses increasing at a rate less than sales.

INTEREST EXPENSE, NET. Net interest expense decreased $1.5 million to $13.2 million, or 2.0% of net sales, in fiscal 1997 from $14.7 million, or 2.3% of net sales, in the prior fiscal period. The decrease was primarily attributable to lower average borrowing levels, partially offset by slightly higher borrowing costs.

EXTRAORDINARY ITEM. The Company recorded an expense of $446,000, net of tax, related to the early extinguishment of the Company's term loan and revolving credit facility in fiscal 1997.

NET INCOME (LOSS). Net income in fiscal 1997 amounted to $9.3 million, or 1.4% of net sales, as compared to $6.8 million, or 1.1% of net sales, in fiscal 1996.

The decrease in the effective tax rate to 39.3% in fiscal 1997 from 42.1% in fiscal 1996 was primarily a result of the nondeductibility of the Federal excise tax of $1.1 million relating to the pension plan termination in fiscal 1996.


                      FISCAL 1996 COMPARED TO FISCAL 1995


NET SALES. Net sales were $626.5 million for the fifty-two weeks ended February 1, 1997, an increase of 4.1% over the fifty-two week period ended January 27, 1996. Comparable store sales for the fifty-two week period increased 4.2%. Net sales for the fifty-two weeks ended February 1, 1997 increased 3.1% versus the fifty-three weeks ended February 3, 1996. Solid performances were posted in the ladies' apparel, shoes, home and intimate apparel merchandise categories, all of which showed sales gains above the Company average. The strong showing in these categories reflects the results of the Company's merchandise realignment from a predominately moderate mix to an improved balance of moderate and better merchandise and a larger selection of sizes, colors and styles.

OTHER INCOME, NET. Net other income, which consisted mainly of income from leased departments, remained constant at 0.4% of net sales for fiscal 1996.

COSTS AND EXPENSES. Gross margin dollars increased $11.5 million over fiscal 1995 as a result of the sales volume increase and the improvement in the gross margin rate. Gross profit as a percentage of net sales increased from 36.1% for fiscal 1995 to 36.9% for fiscal 1996. The increase in margin rate was primarily attributable to a significant improvement in the Company's shrinkage rate as a result of concerted inventory loss prevention efforts, partially offset by a strategic reduction in the cumulative markup percentage. Additionally, fiscal 1995 results were adversely impacted by a $3.5 million one-time charge relating to inventory liquidation associated with the Company's elimination of certain vendors and other merchandising strategies.

Selling, general and administrative expenses for fiscal 1996 decreased $9.7 million to 31.5% of net sales from 34.1% of net sales in the prior year. The rate decrease was primarily attributable to expense control efforts initiated at the end of fiscal 1995 and applied throughout fiscal 1996 at corporate and store levels and the absence of $2.2 million in store pre-opening costs incurred in fiscal 1995. The cost containment initiatives, established in fiscal 1996, were partially offset by an increase in the Company's advertising expense. Technological advances in the Company's merchandise handling and distribution processes resulted in payroll savings at the corporate level. The store expense rate improved over the prior year, most notably due to the continued productivity improvements in 1996.

Depreciation and amortization increased slightly to 2.1% of net sales in fiscal 1996 from 2.0% of net sales in fiscal 1995. The increase was primarily a result of recognizing a full year of depreciation on the three Rochester stores and the one store in Elmira, New York opened in late 1995 and asset additions relating to the August 1996 opening of the Company's fourth store in the Rochester market.

Fiscal 1996 results were affected by the one-time pre-tax income recognition of $3.2 million as the result of terminating the pension plan associated with one of the Company's 1994 acquisitions. Fiscal 1995 results were adversely impacted by one-time expenses and restructuring charges. Unusual expenses amounting to $3.3 million were recorded in October 1995 related to the hiring of the Company's Chief Executive Officer. Restructuring charges amounting to $5.7 million were recorded in January 1996; $5.0 million was attributable to costs related to the expected closure of unprofitable locations with the remainder related to a workforce reduction. Five store locations were closed in fiscal 1996; costs expended and charged against this reserve through year-end for these closings were $1.5 million. It is anticipated that the remaining portion of the restructuring charges, for items such as noncancellable lease costs, will be expended through the end of 2005.

INCOME (LOSS) FROM OPERATIONS. Income from operations in fiscal 1996 amounted to $26.4 million, or 4.2% of net sales, as compared to a loss from operations in fiscal 1995 of $6.2 million, or 1.0% of net sales. The significant improvement was primarily attributable to an increase in the fiscal 1996 gross margin combined with a decrease in selling, general and administrative expenses, the $3.2 million gain recognized on the pension termination and non-reoccurrence of the unusual expense and restructuring charges incurred in fiscal 1995.

                   The Bon-Ton Stores, Inc. and Subsidiaries
          Management's Discussion and Analysis of Financial Condition
                     and Results of Operations (Continued)


INTEREST EXPENSE, NET. Net interest expense increased $6.0 million to $14.7 million, or 2.3% of net sales, in fiscal 1996 from $8.7 million, or 1.4% of net sales, in the prior fiscal period. The increase was attributable to higher average borrowing levels over the prior year, primarily to fund inventory increases and $9.7 million of capital improvements.

NET INCOME (LOSS). Net income in fiscal 1996 amounted to $6.8 million, or 1.1% of net sales, as compared to a net loss of $9.2 million, or 1.5% of net sales, in fiscal 1995.

The increase in the effective tax rate to 42.1% in fiscal 1996 from 38.5% in fiscal 1995 was primarily attributable to certain expenses relating to executive compensation and a Federal excise tax of $1.1 million relating to the pension plan termination in fiscal 1996, both of which were not deductible for tax reporting purposes.

CHANGES IN ACCOUNTING POLICIES

In the fourth quarter of fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). The statement establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. SFAS No. 128 simplifies the standards for computing EPS previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary and fully diluted EPS with a presentation of basic and diluted EPS, respectively. SFAS No. 128 also requires the dual presentation of basic and diluted EPS on the face of the income statement and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and the denominator of the diluted EPS calculation. In accordance with this statement, the Company has restated all EPS calculations presented in these financial statements and the notes thereto to reflect the requirements of SFAS No. 128.


YEAR 2000 COMPLIANCE

Many existing computer programs use only two digits to identify a year in the date field. These programs were designed without consideration for the impact of the upcoming century change in the year 2000. If not corrected, applications which are not year 2000 compliant may fail or create erroneous results when processing year 2000 information. The Company has completed an assessment of the potential effects of the year 2000 century change and has established procedures to coordinate the identification, evaluation and implementation of changes to the established systems and applications necessary to achieve a year 2000 date conversion. All internally developed systems, which represent approximately 69% of installed applications, have been modified to process year 2000 dates. The remaining systems are commercially supplied software packages maintained by third party vendors and are scheduled to be upgraded to a year 2000 version or replaced over the next 18 months. All installed systems require testing, which is planned over the next two years. The cost to complete the conversion, including existing internal personnel costs, is estimated to be $1.1 million. The Company is communicating with major suppliers, financial institutions and service providers with which it does business to coordinate the conversion effort. The Company's operations may be adversely affected if the Company or other organizations with which the Company does business are unsuccessful in completing the conversion in a timely manner.

SEASONALITY AND INFLATION

The Company's business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the last half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 13 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 1997 and 1996. Selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. In addition, quarterly results of operations depend upon the timing and amount of revenues and costs associated with the opening, closing and remodeling of existing stores.

The Company does not believe inflation had a material effect on operating results during the past three years. However, there can be no assurance that the Company's business will not be affected by inflationary adjustments in the future.


                        LIQUIDITY AND CAPITAL RESOURCES


The following table summarizes material measures of the Company's liquidity and capital resources (dollars in millions):


                                         January 31,  February 1,  February 3,
                                               1998         1997         1996
                                            -------      -------      -------

Working capital                             $ 123.1      $ 102.9      $  90.8
Current ratio                                2.22:1       2.03:1       1.93:1
Funded debt to total capitalization          0.49:1       0.55:1       0.55:1
Unused availability under lines of credit   $  17.5      $  22.0      $  36.0

The Company's primary sources of working capital are cash flow from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable facility. The Company had working capital of $123.1 million, $102.9 million and $90.8 million at the end of fiscal 1997, 1996 and 1995, respectively. The increase in working capital in fiscal 1997 was principally attributable to an increase in merchandise inventories due to the change in merchandise mix and a greater selection of sizes, colors and styles. It also reflected the inventory required to support the increased sales volume and the increase in accounts receivable as a result of the Company's increased sales. The increase in working capital was partially offset by a decrease in other current assets due to the pension asset termination in fiscal 1996, increased payable levels consistent with increased inventory and an increase in income taxes payable reflecting the Company's profit in fiscal 1997. The Company's business follows a seasonal pattern and working capital fluctuates with seasonal variations. Historically, the Company's working capital is at its lowest levels from February through July and then increases very sharply through November when it reaches its highest level.

To support the anticipated working capital requirements of the Company during the next three years, the Company entered into a new asset based borrowing agreement in April 1997. The terms of the new financing provide for a secured revolving credit facility of up to $200.0 million (the "Credit Facility"). The amount available for borrowing under the Credit Facility is based on eligible inventory and selected fixed assets and real estate. The Credit Facility provides the Company with additional borrowing capacity during peak inventory periods and contains restrictive covenants, including a minimum trade support ratio, a minimum fixed charge coverage ratio and limitations on dividends, additional incurrence of debt and capital expenditures. As a result of this transaction, the Company incurred an extraordinary charge of $446,000, net of tax, relating to the early extinguishment of its existing term loan and revolving credit facility. In addition, the Company completed a sale and leaseback transaction on two of its owned properties in April 1997 which generated net proceeds of $10.8 million. These proceeds were utilized to repay certain indebtedness and to fund ongoing working capital requirements. The leaseback terms under this agreement provide that the Company lease the properties over a primary term of 20 years.

Net cash used in operating activities amounted to $7.7 million, $1.2 million and $14.2 million in fiscal 1997, 1996 and 1995, respectively. Net operating outflows in fiscal 1997 primarily resulted from increases in working capital over prior year levels, partially offset by depreciation and amortization and net income in the current year. The major components of the working capital increase were a higher level of merchandise inventories and customer accounts receivable principally attributable to the increased sales volume, partially offset by a decrease in other assets primarily relating to the pension asset terminated in fiscal 1996 and increases in accounts payable, accrued expenses and income taxes payable.

Net cash provided by investing activities amounted to $21.9 million in fiscal 1997, while net cash used in investing activities amounted to $8.9 million and $48.4 million in fiscal 1996 and 1995, respectively. The net cash inflow in fiscal 1997 primarily reflects proceeds received from the additional sale of $22.0 million of proprietary credit card receivables under the Company's accounts receivable facility and proceeds from a sale and leaseback arrangement of $10.8 million, partially offset by capital expenditures of $11.0 million that are primarily related to the construction of a new store in Jamestown, New York, expansion and remodeling of existing stores and expenditures for fixtures and displays. On February 17, 1998, the Company sold its vacant facility in Lancaster, Pennsylvania. The net proceeds of $1.2 million were used to fund additional working capital requirements.

Net cash used in financing activities amounted to $11.6 million in fiscal 1997, while net cash provided by financing activities was $9.7 million and $67.9 million in fiscal 1996 and 1995, respectively. The net cash outflow in fiscal 1997 was primarily attributable to the net repayment on the Company's long-term debt, partially offset by proceeds from stock options that were exercised by employees.

The Company currently anticipates its capital expenditures for fiscal 1998 will approximate $16.0 million. The expenditures will be directed toward fixturing and leasehold improvements in the Company's stores, including the new store in Jamestown, New York that opened in March 1998, and information system enhancements.

Aside from planned capital expenditures, the Company's primary cash requirements will be to service debt and finance working capital increases during peak selling seasons. The Company anticipates that its cash balances and cash flows from operations, supplemented by borrowings under the Credit Facility and proceeds from its accounts receivable facility, will be sufficient to satisfy its operating cash requirements.