Form 10-K, Exhibit 13
period 1998-01-31
BON TON STORES INC
filed 1998-04-29
CIK 878079

                                                                    EXHIBIT 13.3

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                        JANUARY 31, FEBRUARY 1,
                                                           1998        1997
                        ASSETS
Current assets:
  Cash and cash equivalents............................  $  9,109    $  6,516
  Trade and other accounts receivable, net of allowance
   for doubtful accounts of $1,977 and $2,769 in 1997
   and 1996, respectively..............................    28,485      16,306
  Merchandise inventories..............................   177,783     161,191
  Prepaid expenses and other current assets............     8,835      18,389
                                                         --------    --------
    Total current assets...............................   224,212     202,402
                                                         --------    --------
Property, fixtures and equipment at cost, less
 accumulated depreciation and amortization.............   108,568     117,716
Other assets...........................................    19,906      21,134
                                                         --------    --------
    Total assets.......................................  $352,686    $341,252
                                                         ========    ========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $ 55,478    $ 51,626
  Accrued payroll and benefits.........................     9,457       7,135
  Accrued expenses.....................................    25,649      25,209
  Current portion of long-term debt....................       556       9,763
  Current portion of obligations under capital leases..       379         351
  Deferred income taxes................................     1,227       1,628
  Income taxes payable.................................     8,388       3,837
                                                         --------    --------
    Total current liabilities..........................   101,134      99,549
                                                         --------    --------
Long-term debt, less current maturities................   121,121     125,620
Obligations under capital leases, less current
 maturities............................................     2,263       2,478
Deferred income taxes..................................       365       1,174
Other long-term liabilities............................     3,409         946
                                                         --------    --------
    Total liabilities..................................   228,292     229,767
                                                         --------    --------
Commitments and contingencies (Note 7)
Shareholders' equity:
  Common Stock--authorized 40,000,000 shares at $0.01
   par value; issued and outstanding shares of
   8,847,333 and 8,349,699 in 1997 and 1996,
   respectively........................................        88          83
  Class A Common Stock--authorized 20,000,000 shares at
   $0.01 par value; issued and outstanding shares of
   2,989,853 in 1997 and 1996..........................        30          30
  Additional paid-in capital...........................    62,585      58,182
  Deferred compensation................................    (2,010)     (1,259)
  Retained earnings....................................    63,701      54,449
                                                         --------    --------
    Total shareholders' equity.........................   124,394     111,485
                                                         --------    --------
    Total liabilities and shareholders' equity.........  $352,686    $341,252
                                                         ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

                                                     FISCAL YEAR ENDED
                                            -------------------------------------
                                            JANUARY 31,  FEBRUARY 1,  FEBRUARY 3,
                                               1998         1997         1996
Net sales.................................. $  656,399   $  626,482   $  607,357
Other income, net..........................      2,349        2,430        2,266
                                            ----------   ----------   ----------
                                               658,748      628,912      609,623
                                            ----------   ----------   ----------
Costs and expenses:
  Costs of merchandise sold................    413,846      395,563      387,947
  Selling, general and administrative......    202,850      197,315      207,058
  Depreciation and amortization............     12,882       12,758       11,895
  Unusual (income) expense (Note 15).......        --        (3,171)       3,280
  Restructuring charges (Note 16)..........        --           --         5,690
                                            ----------   ----------   ----------
Income (loss) from operations..............     29,170       26,447       (6,247)
Interest expense, net......................     13,202       14,687        8,722
                                            ----------   ----------   ----------
Income (loss) before income taxes..........     15,968       11,760      (14,969)
Income tax provision (benefit).............      6,270        4,949       (5,766)
                                            ----------   ----------   ----------
Income (loss) before extraordinary item....      9,698        6,811       (9,203)
Extraordinary item
  --loss on early extinguishment of debt,
   net of income tax benefit of $251.......       (446)         --           --
                                            ----------   ----------   ----------
Net income (loss).......................... $    9,252   $    6,811   $   (9,203)
                                            ==========   ==========   ==========
Per share amounts--
 Basic:
  Net income (loss) before extraordinary
   item.................................... $     0.87   $     0.62   $    (0.83)
  Effect of extraordinary item.............      (0.04)         --           --
                                            ----------   ----------   ----------
  Net income (loss)........................ $     0.83   $     0.62   $    (0.83)
                                            ==========   ==========   ==========
 Basic shares outstanding.................. 11,122,000   11,064,000   11,044,000
 Diluted:
  Net income (loss) before extraordinary
   item.................................... $     0.85   $     0.61   $    (0.83)
  Effect of extraordinary item.............      (0.04)         --           --
                                            ----------   ----------   ----------
  Net income (loss)........................ $     0.81   $     0.61   $    (0.83)
                                            ==========   ==========   ==========
 Diluted shares outstanding................ 11,377,000   11,106,000   11,044,000

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                CLASS A ADDITIONAL
                         COMMON COMMON   PAID-IN     DEFERRED   RETAINED
                         STOCK   STOCK   CAPITAL   COMPENSATION EARNINGS   TOTAL
Balance at January 28,
 1995...................  $ 51   $ 59    $55,827     $  (331)   $56,841   $112,447
Net loss................   --     --         --          --      (9,203)    (9,203)
Issuance of stock under
 Stock Award Plans......     3    --       1,771      (1,774)       --         --
Deferred compensation
 amortization...........   --     --         --          293        --         293
Exercised stock
 options................   --     --         643         --         --         643
Cancellation of
 Restricted Shares......   --     --         (44)         38        --          (6)
Conversion of Class A
 Common Stock to Common
 Stock..................    29    (29)       --          --         --         --
                          ----   ----    -------     -------    -------   --------
Balance at February 3,
 1996...................    83     30     58,197      (1,774)    47,638    104,174
Net income..............   --     --         --          --       6,811      6,811
Deferred compensation
 amortization...........   --     --         --          505        --         505
Cancellation of
 Restricted Shares......   --     --         (15)         10        --          (5)
                          ----   ----    -------     -------    -------   --------
Balance at February 1,
 1997...................    83     30     58,182      (1,259)    54,449    111,485
Net income..............   --     --         --          --       9,252      9,252
Issuance of stock under
 Stock Award Plans......     2    --       2,094      (1,256)       --         840
Deferred compensation
 amortization...........   --     --         --          505        --         505
Exercised stock
 options................     3    --       2,314         --         --       2,317
Cancellation of
 Restricted Shares......   --     --          (5)        --         --          (5)
                          ----   ----    -------     -------    -------   --------
Balance at January 31,
 1998...................  $ 88   $ 30    $62,585     $(2,010)   $63,701   $124,394
                          ====   ====    =======     =======    =======   ========


 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                     FISCAL YEAR ENDED
                                            -----------------------------------
                                            JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                               1998        1997        1996
Cash flows from operating activities:
 Net income (loss).........................  $   9,252   $   6,811   $  (9,203)
 Adjustments to reconcile net income (loss)
  to net cash used in operating activities:
   Depreciation and amortization...........     12,882      12,758      11,895
   Bad debt and other noncash charges......        700         924         229
   Stock compensation expense..............      1,345         505         293
   Gain on sale of property, fixtures and
    equipment..............................        (17)       (407)       (144)
   Cancellation of Restricted Shares.......         (5)         (5)         (6)
   (Increase) decrease in other long-term
    assets.................................        (80)        320         825
   Deferred income taxes...................     (1,210)      4,116       6,709
   Decrease in other long-term
    liabilities............................       (523)       (476)     (2,686)
   Extraordinary loss on debt
    extinguishment.........................        697         --          --
   Loss from restructuring activities......        --          --        5,690
   Restructuring payments..................       (580)     (1,252)       (413)
 Changes in operating assets and
  liabilities:
  (Increase) decrease in accounts
   receivable..............................    (34,879)        216       7,728
  Increase in merchandise inventories......    (16,592)    (19,450)    (21,087)
  Decrease (increase) in prepaid expenses
   and other current assets................      9,554      (4,827)     (4,118)
  Decrease (increase) in income taxes
   receivable..............................        --        8,549      (8,549)
  Increase (decrease) in accounts payable..      3,852      (3,542)     13,138
  Increase (decrease) in accrued expenses..      3,343      (6,823)     (9,365)
  Increase (decrease) in income taxes
   payable.................................      4,551       1,334      (5,185)
                                             ---------   ---------   ---------
    Total adjustments......................    (16,962)     (8,060)     (5,046)
                                             ---------   ---------   ---------
    Net cash used in operating activities..     (7,710)     (1,249)    (14,249)
Cash flows from investing activities:
 Capital expenditures, net.................    (10,978)     (9,730)    (43,587)
 Proceeds from sale of property, fixtures
  and equipment............................         17         855         278
 Purchase of accounts receivable...........        --          --      (30,138)
 Proceeds from sale of accounts receivable,
  net......................................     22,000         --       25,000
 Proceeds from sale and leaseback
  arrangement..............................     10,841         --          --
                                             ---------   ---------   ---------
    Net cash provided by (used in)
     investing activities..................     21,880      (8,875)    (48,447)
Cash flows from financing activities:
 Payments on long-term debt and capital
  lease obligations........................   (320,996)   (233,826)   (301,738)
 Proceeds from issuance of long-term debt..    307,102     220,125     369,000
 Proceeds from issuance of mortgages.......        --       23,400         --
 Exercised stock options...................      2,317         --          643
                                             ---------   ---------   ---------
    Net cash (used in) provided by
     financing activities..................    (11,577)      9,699      67,905
    Net increase (decrease) in cash and
     cash equivalents......................      2,593        (425)      5,209
Cash and cash equivalents at beginning of
 period....................................      6,516       6,941       1,732
                                             ---------   ---------   ---------
Cash and cash equivalents at end of
 period....................................  $   9,109   $   6,516   $   6,941
                                             =========   =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

  The Bon-Ton Stores, Inc., a Pennsylvania corporation, was incorporated on January 31, 1996 as the successor of a company established on January 31, 1929 and currently operates, through its subsidiaries, 64 retail department stores located in Pennsylvania, New York, Maryland, West Virginia and New Jersey.

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of The Bon-Ton Stores, Inc. and its wholly-owned subsidiaries (the "Company"). All intercompany transactions have been eliminated in consolidation.

 ESTIMATES

  The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions which affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 FISCAL YEAR

  The Company's fiscal year ends on the Saturday nearer to January 31 of the following calendar year, and consisted of fifty-two weeks for fiscal years 1997 and 1996, and fifty-three weeks for fiscal year 1995. Fiscal years 1997, 1996 and 1995 ended on January 31, 1998, February 1, 1997 and February 3, 1996, respectively.

 CASH AND CASH EQUIVALENTS

  The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

 MERCHANDISE INVENTORIES

  For both financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $180,083 and $161,945 as of January 31, 1998 and February 1, 1997, respectively.

 PROPERTY, FIXTURES AND EQUIPMENT: DEPRECIATION AND AMORTIZATION

  Depreciation and amortization of property, fixtures and equipment are computed using the straight-line method based upon the following average estimated service lives (or remaining lease terms):

      Buildings................................................. 20 to 40 years
      Leasehold improvements....................................       15 years
      Fixtures and equipment....................................  5 to 10 years

  No depreciation is recorded until property, fixtures and equipment are placed into service. Property, fixtures and equipment not placed into service are classified as construction in progress.

  The Company capitalizes interest costs incurred as a result of the construction of any new facilities or major improvements. The amount of interest capitalized is limited to that incurred during the construction period.

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

 STORE OPENING AND CLOSING COSTS

  The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as a current period expense. When the decision to close a retail unit is made, the Company provides for estimated future net lease obligations after store operations cease; nonrecoverable investments in property, fixtures and equipment; and other expenses directly related to discontinuance of operations. The estimates are based upon historical information along with certain assumptions about future events. Changes in the assumptions for store closing costs for such items as the estimated period of future lease obligations and the amounts actually realized relating to the recorded value of property, fixtures and equipment could cause these estimates to change in the near term.

 ADVERTISING

  Advertising production costs are expensed the first time the advertisement is run. Media placement costs are expensed in the period the advertising appears. Total advertising expenses included in selling, general and administrative expense for fiscal years 1997, 1996 and 1995 were $27,095, $28,747 and $25,377, respectively. Prepaid expenses and other current assets include prepaid advertising costs of $687 and $756 at January 31, 1998 and February 1, 1997, respectively.

 LEASED DEPARTMENT SALES

  The Company leases space in several of its stores and receives compensation based on a percentage of sales made in these departments. Other income, net includes leased department rental income of approximately $2,502, $2,719 and $2,607 in fiscal 1997, 1996 and 1995, respectively.

 REVOLVING CHARGE ACCOUNTS

  Finance charge income on customers' revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. The finance charge income earned by the Company, before considering the costs of administering and servicing the revolving charge accounts, for fiscal years 1997, 1996 and 1995 was $25,019, $19,502 and $21,869, respectively (see Note
4).

 STOCK-BASED COMPENSATION

  The Company follows Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. As permitted under SFAS No. 123, the Company has elected to continue to account for compensation costs under the provisions prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has included pro forma disclosures of net income (loss) and basic and diluted earnings
(loss) per share in Note 11 as if the fair value based method had been applied in measuring compensation cost.

 NET INCOME (LOSS) PER SHARE

  In the fourth quarter of fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128, which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," requires dual presentation of Basic and Diluted earnings per share ("EPS") on the face of the statement of operations. Basic EPS is computed by dividing reported earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed assuming the conversion of all dilutive securities, such as options and restricted stock. The effect of the adoption of SFAS No. 128 was immaterial to the financial statements of the Company. In accordance with SFAS No. 128, all prior period per share amounts have been restated to reflect the new calculation and presentation. The statement requires a reconciliation of the numerators and denominators used in the Basic and Diluted EPS calculations. The numerator, net income (loss), is identical in both calculations. The following table presents a reconciliation of the shares outstanding for the respective calculations, as well as the calculated EPS for each period presented on the accompanying Consolidated Statements of Operations. The EPS shown in the reconciliation represents EPS before the impact of extraordinary items.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                  1997             1996             1995
                            ---------------- ---------------- -----------------
                              SHARES    EPS    SHARES    EPS    SHARES    EPS
Basic Calculation.......... 11,122,000 $0.87 11,064,000 $0.62 11,044,000 $(0.83)
Dilutive Securities--
  Restricted Shares........     72,000           10,000              --
  Options..................    183,000           32,000              --
                            ---------- ----- ---------- ----- ---------- ------
Diluted Calculation........ 11,377,000 $0.85 11,106,000 $0.61 11,044,000 $(0.83)
                            ========== ===== ========== ===== ========== ======

 RECLASSIFICATIONS

  To conform to the 1997 presentation, store pre-opening expenses incurred in 1995 of $2,191 were reclassified from unusual (income) expense to selling, general and administrative expenses on the Consolidated Statements of Operations.

 ACCOUNTING FOR LONG-LIVED ASSETS

  In fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS No. 121"). This statement requires recognition of impairment losses for long-lived assets whenever events or changes in circumstances result in the carrying amount of the assets exceeding the sum of the expected future undiscounted cash flows associated with such assets. The measurement of the impairment losses to be recognized is based on the difference between the fair values and the carrying amounts of the assets. SFAS No. 121 also requires any long-lived assets held for sale be reported at the lower of carrying amount or the fair value less selling cost. The adoption of this statement had no effect on the consolidated financial results of the Company.

 TRANSFERS AND SERVICING OF FINANCIAL ASSETS

  In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). Under SFAS No. 125, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent consideration other than beneficial interests in the transferred assets is received in exchange. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between assets sold, if any, and retained interests, if any, based on their relative fair value at the date of transfer. The adoption of this statement on January 1, 1997 did not have a material effect on the consolidated financial results of the Company for fiscal 1997 or fiscal 1996.

2. DEBT:

  Debt consisted of the following:

                                                         JANUARY 31, FEBRUARY 1,
                                                            1998        1997
   Revolving credit agreement--principal payable April
    15, 2000; interest payable periodically at varying
    rates (8.11% for fiscal year 1997).................   $ 88,900    $ 37,000
   Term loan...........................................        --       65,000
   Mortgage notes payable--principal payable in varying
    monthly installments through June 2016 plus
    interest at a fixed rate of 9.62%; secured by land
    and buildings......................................     21,918      22,306
   Mortgage note payable--principal and interest in
    monthly installments of $68 through January 2001,
    with a balloon payment in February 2001; interest
    11.00%; secured by buildings.......................      6,359       6,465
   Mortgage notes payable--principal payable February
    1, 2012; interest payable monthly at various rates;
    secured by a building..............................      4,500       4,500
   Other notes payable.................................        --          112
                                                          --------    --------
   Total debt..........................................    121,677     135,383
   Less: current maturities............................        556       9,763
                                                          --------    --------
   Long-term debt......................................   $121,121    $125,620
                                                          ========    ========

  In April 1997, the Company entered into a three-year revolving credit agreement with several financial institutions, replacing the Company's previous $86,250 term loan and $85,000 revolving credit agreement. The new agreement provides for a borrowing base, with subjective elements, determined upon eligible inventory and selected fixed assets and real estate, up to an aggregate principal amount of $200,000. As of January 31, 1998, the Company borrowed $88,900 with $17,500 of borrowings remaining available under this agreement. The interest charged under this agreement, based on LIBOR or an index rate plus an applicable margin, is determined by a formula based on the Company's interest coverage ratios (defined as the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense). In connection with the repayment of the previous term loan and revolving credit agreement, the Company recognized a one-time extraordinary after-tax charge of $446, or $0.04 per share in fiscal 1997.

  In May 1996, the Company entered into a $23,400, twenty-year mortgage agreement, secured by its four stores in Rochester, New York. The net proceeds were used to repay debt and to fund ongoing working capital requirements.

  The Company maintains an interest rate swap portfolio which allows the Company to convert floating rate borrowings to fixed rates. The following table indicates the notional amounts and the range of interest rates paid and received by the Company as of January 31, 1998 and February 1, 1997:

                                                         JANUARY 31, FEBRUARY 1,
                                                            1998        1997
   Fixed swaps (notional amount)........................     $60,000     $60,000
     Range of receive rate.............................. 5.56%-6.24% 5.50%-6.24%
     Range of pay rate.................................. 5.97%-8.06% 7.02%-8.06%

  The interest rate swap agreements will expire on various dates from January 29, 1999 to December 22, 2000. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value, based on dealer quotes, of the interest rate swap agreements at January 31, 1998 and February 1, 1997 was a loss of $1,261 and $1,963, respectively, and represents the amount the Company would pay if the agreements were terminated as of such dates.

  Several of the Company's loan agreements contain restrictive covenants, including a minimum trade support ratio, a minimum fixed charge ratio and limitations on dividends, additional incurrence of debt and capital expenditures.

  The fair value of the Company's debt, excluding interest rate swaps, is estimated at $122,310 and $133,844 on January 31, 1998 and February 1, 1997, respectively, and is based on an estimate of the rates available to the Company for debt with similar features.

  Debt maturities, as of January 31, 1998, are as follows:

      1998............................................................. $    556
      1999.............................................................      604
      2000.............................................................   89,570
      2001.............................................................    6,542
      2002.............................................................      639
      2003 and thereafter..............................................   23,766
                                                                        --------
                                                                        $121,677
                                                                        ========

3. INTEREST COSTS:

  Interest and debt costs were:

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
   Interest cost incurred...................   $13,441     $14,955     $ 9,820
   Interest income..........................      (234)       (153)       (437)
   Capitalized interest, net................        (5)       (115)       (661)
                                               -------     -------     -------
   Interest expense, net....................   $13,202     $14,687     $ 8,722
                                               =======     =======     =======
   Interest paid............................   $12,887     $14,898     $10,441
                                               =======     =======     =======

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

4. SALE OF RECEIVABLES:

  The Company securitizes its private credit card portfolio through an accounts receivable facility (the "Facility"). Under the securitization agreement, which expires in January 2000 and is contingent upon the receivables meeting certain performance criteria, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, an undivided percentage interest in the receivables, on a limited recourse basis. BTRLP assets of $27,979 and $15,413 as of January 31, 1998 and February 1, 1997, respectively, were included in the accompanying Consolidated Balance Sheets and consist primarily of its retained interest in receivables initially purchased from the Company and sold under the Facility. The Company accounts for its undivided interest in the receivables in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities."
The Company has not recognized any unrealized gains or losses on its participation interest as the current carrying value of customers' revolving charge accounts receivable is a reasonable estimate of fair value since the average interest rates approximate current market origination rates. Creditors of BTRLP have a claim on BTRLP's assets prior to any equity in BTRLP becoming available to creditors of the Company.

  In January 1998, the Company increased its accounts receivable facility to $150,000 to increase the level of receivables it may sell to fund working capital. In September 1996, the Company reduced the Facility to $120,000 based on the Company's analysis of credit sales as a percentage of total sales and the required level of working capital.

  As of January 31, 1998 and February 1, 1997, credit card receivables were sold under the above referenced agreement in the amount of $132,000 and $110,000, respectively. BTRLP holds a participating interest in an undivided ownership interest in the receivables sold. This interest is required to be held under terms of the agreement to provide credit support against future losses and is subject to lien. The amount subject to credit support amounted to $21,071 and $19,764 at January 31, 1998 and February 1, 1997, respectively. New receivables are sold on a continual basis to replenish the investors' respective level of participation in receivables which have been repaid by the credit card holders. The Company does not recognize a servicing asset or liability, as the amount received for servicing the receivables is a reasonable approximation of market rates and servicing costs.

  The net impact on earnings in connection with the sale of receivables under this agreement was not significant. However, under the terms of the sale agreement, the Company receives securitization income equal to the excess of the finance charges collected on the receivables over the rate paid in these securitization transactions and credit losses which are payable under the recourse provisions of these agreements. The Company also continues to service the accounts. The rate paid may be based on variable or fixed rate pricing alternatives at the option of the Company. Securitization income, before consideration of servicing expenses, was approximately $8,410, $6,211 and $5,205 in fiscal 1997, 1996 and 1995, respectively, and has been reported as part of finance charge income. Although the Company receives positive securitization cash flow, an interest-only strip has not been recorded due to the short life of the receivables and to provide for credit losses under the recourse provision of the Facility.

5. PURCHASE OF RECEIVABLES:

  The Company purchased certain customer accounts receivable of Hess's Department Stores, Inc. on February 24, 1995. The net investment in this purchase was $30,138. The receivables were purchased from a finance company which had an agreement with Hess's Department Stores, Inc. to acquire and service their receivables.

6. PROPERTY, FIXTURES AND EQUIPMENT:

  As of January 31, 1998 and February 1, 1997, property, fixtures and equipment and the related accumulated depreciation and amortization consisted of:

                                                        JANUARY 31, FEBRUARY 1,
                                                           1998        1997
   Land................................................  $  1,171    $  1,409
   Buildings and leasehold improvements................    94,635      99,743
   Furniture and equipment.............................    89,128      82,186
   Buildings under capital leases......................     5,052       5,052
                                                         --------    --------
                                                          189,986     188,390
   Less: Accumulated depreciation and amortization.....    81,418      70,674
                                                         --------    --------
                                                         $108,568    $117,716
                                                         ========    ========

  Property, fixtures and equipment with a net depreciated cost of approximately $41,336 and $43,255 are pledged as collateral for secured loans at January 31, 1998, and February 1, 1997, respectively.

  Included in Land, Buildings and leasehold improvements is $2.6 million for a vacant store owned by the Company located in Allentown, Pennsylvania. The Company is currently negotiating for the sale of this property, however, at this time, there is no binding contract for the sale. The Company will continue to pursue opportunities to dispose of this property. The Company believes the established reserves are adequate.

7. COMMITMENTS AND CONTINGENCIES:

 LEASES

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

  At January 31, 1998, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

FISCAL YEAR                                    CAPITAL LEASES OPERATING LEASES
1998..........................................     $  579         $ 15,445
1999..........................................        579           14,780
2000..........................................        579           12,863
2001..........................................        579           11,427
2002..........................................        300           10,405
2003 and thereafter...........................        800           62,841
                                                   ------         --------
Total net minimum rentals.....................      3,416         $127,761
                                                                  ========
Less: Amount representing interest............        774
                                                   ------
Present value of net minimum lease payments,
 of which $379 is due within one year.........     $2,642
                                                   ======

  Minimum rental commitments under operating leases detailed earlier are reflected without reduction for rental income due in future years under noncancellable subleases since the amounts are immaterial. Some of the store leases contain renewal options ranging from two to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers and computer equipment, as well as related-party commitments with the Company's majority shareholder and related entities of $713, $713, $715, $745, $745 and $5,568 for fiscal 1998, 1999, 2000, 2001, 2002 and 2003 and thereafter, respectively.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  Rental expense consists of the following:

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
Operating leases:
 Buildings:
  Minimum rentals...........................   $13,898     $13,660     $13,580
  Contingent rentals........................     2,636       2,374       2,402
 Fixtures and equipment.....................     1,332         750       2,265
 Contingent rentals on capital leases.......       410         357         321
                                               -------     -------     -------
    Totals..................................   $18,276     $17,141     $18,568
                                               =======     =======     =======

 CONTINGENCIES

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

9. INCOME TAXES:

  The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using applicable current marginal tax rates.

  Components of income tax provision (benefit) are as follows:

                                                      FISCAL YEAR ENDED
                                             -----------------------------------
                                             JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                                1998        1997        1996
   Federal and State:
     Current................................   $ 7,480     $  833     $(12,475)
     Deferred...............................    (1,210)     4,116        6,709
                                               -------     ------     --------
     Total..................................   $ 6,270     $4,949     $ (5,766)
                                               =======     ======     ========

  Components of gross deferred tax assets and liabilities were comprised of the following:

                                                         JANUARY 31, FEBRUARY 1,
                                                            1998        1997
   Deferred tax assets:
     Store closings.....................................   $1,969      $ 1,535
     Accrued expenses...................................    1,560        2,366
     Restricted Shares..................................    1,096        1,014
     Sale and leaseback.................................    1,030          --
     Bad debt reserve...................................      712          997
     Loss carryforward..................................      324          796
     Capital leases.....................................      140          157
     AMT credit carryforward............................      --           833
     Other..............................................      168          166
     Valuation allowance................................     (288)        (169)
                                                           ------      -------
     Total gross deferred tax assets....................   $6,711      $ 7,695
                                                           ======      =======
   Deferred tax liabilities:
     Fixed assets.......................................   $4,740      $ 3,949
     Inventory..........................................    2,155        2,783
     Pension asset......................................      --         2,718
     Other..............................................    1,408        1,047
                                                           ------      -------
     Total gross deferred tax liabilities...............   $8,303      $10,497
                                                           ======      =======

  The loss carryforward at January 31, 1998 relates to the acquisition of Adam, Meldrum & Anderson Co., Inc. and will expire in January 2009.

  The valuation allowance relates to the deferred tax assets that result from accrued expenses that are not deductible for tax purposes due to the limitations arising from Section 162 of the Internal Revenue Code of 1986, as amended ("IRC 162"), relating to deductions for executive compensation.

  No other deferred tax assets have associated valuation allowances since these tax benefits are realizable through the reversal of existing deferred tax liabilities and future taxable income, exclusive of reversals of temporary differences and carryforwards.

  A reconciliation of the statutory federal income tax rate to the effective tax rate for fiscal 1997, 1996 and 1995 is presented below:

                                                    FISCAL YEAR ENDED
                                           -----------------------------------
                                           JANUARY 31, FEBRUARY 1, FEBRUARY 3,
                                              1998        1997        1996
   Tax at statutory rate..................    35.0%       35.0%       (35.0)%
   Tax credits............................     --          --          (4.0)
   Refund of prior year income taxes......     --          --          (4.8)
   Book expense in excess of IRC 162
    limitation............................     2.3         3.6          5.0
   State income taxes, net of federal
    benefit...............................     1.0         1.0          --
   Excise tax on pension termination......     --          3.4          --
   Other, net.............................     1.0        (0.9)         0.3
                                              ----        ----        -----
     Total................................    39.3%       42.1%       (38.5)%
                                              ====        ====        =====

  In fiscal 1997 and 1995, the Company made income tax payments of $2,194 and $5,071, respectively. The Company received income tax refunds, net of payments, of $8,641 in fiscal 1996.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

10. EMPLOYEE BENEFIT PLANS:

  The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible to participate in the Plan after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 20% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company contributed $1,350 in fiscal 1997 and $1,200 in fiscal 1996 under the profit sharing provisions of the Plan. No contributions were made under the profit sharing provisions for fiscal 1995.

  In addition to the above plans, the Company maintains a non-qualified compensation plan for a select group of management employees.

  The Company's fiscal 1997, 1996 and 1995 expense under the aforementioned benefit plans was $1,951, $1,932 and $395, respectively.

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

  In April 1996, the Company began the termination process of the Merged Plan. The participants' obligations were settled through an election by the participants of either a lump sum payout or an annuity purchase. The settlement of participants' obligations was completed in November 1996. As a result of this settlement, the Company recorded a gain in fiscal 1996 of $3,171, net of $1,132 Federal excise tax expense, to recognize the value of assets to be reverted to the Company in excess of the asset established in purchase accounting.

  Completion of the funds reversion was completed in November 1997. Total funds reverted to the Company amounted to $6,005, net of $1,132 Federal excise taxes paid. Additionally, the Company also transferred $2,007 to the Company's profit sharing plan of which $1,200 was used to fund the Company's 1996 contribution. The remaining balance in the Plan will partially fund the Company's 1997 contribution of $1,350.

11. STOCK AWARD PLANS:

  The Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan (the "Stock Plan"), as amended through June 17, 1997, provides for the granting of the following options and awards to certain associates, officers, directors, consultants and advisors: Common Stock options; performance-based Common Stock options as part of a long-term incentive plan for selected officers; and Common Stock awards subject to substantial risk of forfeiture ("Restricted Shares"). The maximum number of shares to be granted under the Stock Plan, less forfeitures, is 1,900,000 shares. In addition to the Stock Plan, during 1991 the Board of Directors approved a Phantom Equity Replacement Plan (the "Replacement Plan") to replace the Company's previous deferred compensation arrangement that was structured as a phantom stock program.

 The Company amended its Management Incentive Plan (the "MIP Plan") in 1997 to provide, at the election of each participant, for bonus awards to be received in vested Restricted Shares in lieu of cash on the satisfaction of applicable performance goals. The maximum number of shares to be granted under the MIP Plan is 300,000.

  Options granted under the Stock Plan, excluding Restricted Share awards, are generally issued at the market price of the Company's stock on the date of grant, vest over three to five years and have a ten-year term. Grants under the Replacement Plan vest over approximately one to six years and have a thirty-year term.

  Compensation cost charged to operations, calculated using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," was $1,345, $505 and $293 in fiscal 1997, 1996 and 1995, respectively. Had the Company recorded compensation expense using the fair value based method as discussed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income (loss) and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

                                                           1997   1996   1995
                                                           ----   ----   ----
   Net income (loss)......................... As reported $9,252 $6,811 $(9,203)
                                                Pro forma  8,416  5,987  (9,496)
   Earnings (loss) per share
     Basic................................... As reported $ 0.83 $ 0.62 $ (0.83)
                                                Pro forma   0.76   0.54   (0.86)
     Diluted................................. As reported $ 0.81 $ 0.61 $ (0.83)
                                                Pro forma   0.74   0.54   (0.86)

  The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used for 1997 calculations: risk-free interest rate--6.3%; expected volatility--61.5%; expected life--7.2 years; expected dividend yield--0.0% and for both 1996 and 1995 calculations: risk-free interest rate--6.4%; expected volatility--65.0%; expected life--7 years; expected dividend yield--0.0%.
  A summary of the options under the Stock Plan follows:

                                                     PERFORMANCE-    RESTRICTED
                            COMMON STOCK OPTIONS     BASED OPTIONS     SHARES
                            ---------------------- ----------------- ----------
                             NUMBER OF    AVERAGE  NUMBER OF AVERAGE   NUMBER
                              OPTIONS      PRICE    OPTIONS   PRICE  OF SHARES
FISCAL 1995
 January 28, 1995..........     401,976    $10.07    86,300  $ 7.25    21,528
  Granted..................     371,600    $ 7.26    33,300  $11.25   270,000
  Exercised................     (68,868)   $ 8.90       --      --     (7,176)
  Forfeited................     (66,958)   $ 9.91   (25,600) $ 7.25    (2,912)
                            -----------    ------   -------  ------   -------
 February 3, 1996..........     637,750    $ 8.57    94,000  $ 8.67   281,440
                            ===========    ======   =======  ======   =======
 Options exercisable at
  February 3, 1996.........     142,885    $11.26       --      --        --
 Weighted average fair
  value of options granted
  during fiscal 1995.......                $ 5.84            $ 7.89
FISCAL 1996
  Granted..................     131,286    $ 6.58   176,800  $ 6.13       --
  Exercised................         --        --        --      --    (11,659)
  Forfeited................     (17,216)   $ 8.69   (60,700) $ 7.25    (1,456)
                            -----------    ------   -------  ------   -------
 February 1, 1997..........     751,820    $ 8.22   210,100  $ 6.94   268,325
                            ===========    ======   =======  ======   =======
 Options exercisable at
  February 1, 1997.........     328,653    $ 9.54       --      --        --
 Weighted average fair
  value of options granted
  during fiscal 1996.......                $ 4.40            $ 4.20
FISCAL 1997
  Granted..................     134,300    $ 6.86   167,100  $ 7.25       --
  Exercised................    (243,759)   $ 6.04       --      --    (10,955)
  Forfeited................     (25,866)   $10.32       --      --       (704)
                            -----------    ------   -------  ------   -------
 January 31, 1998..........     616,495    $ 8.35   377,200  $ 7.08   256,666
                            ===========    ======   =======  ======   =======
 Options exercisable at
  January 31, 1998.........     274,309    $10.03       --      --        --
 Weighted average fair
  value of options granted
  during fiscal 1997.......                $ 4.84            $ 4.95

  The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

  The range of exercise prices for the Common Stock options outstanding as of January 31, 1998 was $5.88 to $13.00 with a weighted average contractual life of 7.2 years. The range of exercise prices for the performance-based options was $6.13 to $11.25, with a weighted average contractual life of 8.4 years.

  A summary of the status of the Replacement Plan follows:

                                                                         NON-
                                                             DISCOUNT  DISCOUNT
                                                             OPTIONS   OPTIONS
Exercise Price.............................................. $   3.25  $ 13.00
                                                             --------  -------
January 28, 1995............................................  155,888   48,894
  Exercised.................................................  (10,239)     --
  Forfeited.................................................   (3,071)  (6,288)
                                                             --------  -------
February 3, 1996............................................  142,578   42,606
  Exercised.................................................      --       --
  Forfeited.................................................      --       --
                                                             --------  -------
February 1, 1997............................................  142,578   42,606
  Exercised.................................................  (57,309)     --
  Forfeited.................................................      --    (5,054)
                                                             --------  -------
January 31, 1998............................................   85,269   37,552
                                                             --------  -------

  As of January 31, 1998, February 1, 1997 and February 3, 1996, the exercisable discounted options amounted to 83,411, 138,861 and 130,259, respectively, and exercisable non-discounted options amounted to 36,122, 39,746 and 36,413, respectively.

  The Company granted 202,300 Restricted Shares under the MIP Plan. No Restricted Shares have vested or were forfeited during fiscal 1997.

  Cancellation of options and shares in the above plans resulted primarily from the termination of the employment of certain executives and voluntary forfeitures by key executives.

12. ACQUISITIONS:

  On March 6, 1995, the Company acquired three vacant department stores in Rochester, New York for $14,565. After completing renovations, the stores opened to the public on November 1, 1995. In addition, on November 13, 1995, the Company acquired one department store in Greece Ridge, New York for $3,670. This unit opened to the public on August 8, 1996 following major remodeling.

13. QUARTERLY RESULTS (UNAUDITED):

                                            FISCAL QUARTER ENDED
                                -----------------------------------------------
                                  MAY 3,    AUGUST 2,   NOVEMBER 1, JANUARY 31,
FISCAL 1997:                       1997        1997        1997        1998
Net sales.....................  $  134,251  $  137,994  $  155,513  $  228,641
Other income, net.............         491         472         457         929
                                ----------  ----------  ----------  ----------
                                   134,742     138,466     155,970     229,570
                                ----------  ----------  ----------  ----------
Costs of merchandise sold.....      84,936      86,152      97,212     145,546
Selling, general and adminis-
 trative expenses.............      46,002      47,457      51,064      58,327
Depreciation and amortiza-
 tion.........................       3,166       3,196       3,500       3,020
                                ----------  ----------  ----------  ----------
Income from operations........         638       1,661       4,194      22,677
Interest expense, net.........       3,549       3,223       3,254       3,176
                                ----------  ----------  ----------  ----------
Income (loss) before income
 taxes........................      (2,911)     (1,562)        940      19,501
Income tax provision (bene-
 fit).........................      (1,108)       (594)        367       7,605
                                ----------  ----------  ----------  ----------
Income (loss) before extraor-
 dinary item..................      (1,803)       (968)        573      11,896
Extraordinary item--loss on
 early extinguishment of debt,
 net of income tax benefit of
 $251.........................        (446)        --          --          --
                                ----------  ----------  ----------  ----------
Net income (loss).............  $   (2,249) $     (968) $      573  $   11,896
                                ==========  ==========  ==========  ==========
Per share amounts--
Basic:
Net income (loss) before ex-
 traordinary item.............  $    (0.16) $    (0.09) $     0.05  $     1.06
Effect of extraordinary item..       (0.04)        --          --          --
                                ----------  ----------  ----------  ----------
Net income (loss).............  $    (0.20) $    (0.09) $     0.05  $     1.06
                                ==========  ==========  ==========  ==========
Basic shares outstanding......  11,073,000  11,075,000  11,082,000  11,261,000
Diluted:
Net income (loss) before ex-
 traordinary item.............  $    (0.16) $    (0.09) $     0.05  $     1.00
Effect of extraordinary item..       (0.04)        --          --          --
                                ----------  ----------  ----------  ----------
Net income (loss).............  $    (0.20) $    (0.09) $     0.05  $     1.00
                                ==========  ==========  ==========  ==========
Diluted shares outstanding....  11,073,000  11,075,000  11,493,000  11,867,000

                                        FISCAL QUARTER ENDED
                            ------------------------------------------------
                              MAY 4,    AUGUST 3,   NOVEMBER 2,  FEBRUARY 1,
FISCAL 1996:                   1996        1996        1996         1997
Net sales.................  $  129,320  $  130,740  $  148,374   $  218,048
Other income, net.........         522         500         497          911
                            ----------  ----------  ----------   ----------
                               129,842     131,240     148,871      218,959
                            ----------  ----------  ----------   ----------
Costs of merchandise
 sold.....................      80,518      81,276      93,514      140,255
Selling, general and ad-
 ministrative expenses....      46,615      46,172      48,497       56,031
Depreciation and amortiza-
 tion.....................       3,048       3,025       3,256        3,429
Unusual income............         --          --          --        (3,171)(1)
                            ----------  ----------  ----------   ----------
Income (loss) from opera-
 tions....................        (339)        767       3,604       22,415
Interest expense, net.....       3,097       3,801       3,979        3,810
                            ----------  ----------  ----------   ----------
Income (loss) before in-
 come taxes...............      (3,436)     (3,034)       (375)      18,605
Income tax provision (ben-
 efit)....................      (1,237)     (1,088)       (133)       7,407
                            ----------  ----------  ----------   ----------
Net income (loss).........  $   (2,199) $   (1,946) $     (242)  $   11,198
                            ==========  ==========  ==========   ==========
Per share amounts--
Basic:
Net income (loss).........  $    (0.20) $    (0.18) $    (0.02)  $     1.01
                            ==========  ==========  ==========   ==========
Basic shares outstanding..  11,062,000  11,064,000  11,064,000   11,067,000
Diluted:
Net income (loss).........  $    (0.20) $    (0.18) $    (0.02)  $     1.00
                            ==========  ==========  ==========   ==========
Diluted shares outstand-
 ing......................  11,062,000  11,064,000  11,064,000   11,235,000

---------------------
(1) Gain recognized on the pension termination was $1.6 million or $0.14 per share on an after-tax basis (see Note 10).

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

14. CHIEF EXECUTIVE OFFICER EMPLOYMENT:

  In August 1995, the Company hired Mr. Heywood Wilansky as President and Chief Executive Officer pursuant to a three year employment agreement. In addition to a base salary, bonus eligibility, and other annual benefits and perquisites, he received 250,000 Restricted Shares and an option to purchase 250,000 shares of Common Stock at $6.625 per share (the market price on issuance date). The restricted shares, which as of the date of the grant had a market value of $1,656, will vest at the rate of 33 1/3% per annum over three years beginning at the third anniversary of the date of employment. The market value of $1,656 is being amortized over the five-year vesting period. The options will become exercisable at the rate of 33 1/3% per annum over three years beginning on the first anniversary of the date of employment and expiring upon the lapse of ten years from the date the options were granted. Both the stock options and restricted shares were issued under the Stock Plan (see Note 11). Should Mr. Wilansky leave the Company before vesting, these benefits will be forfeited upon departure except in certain limited circumstances. Mr. Wilansky also received a one-time signing bonus of $750 in fiscal 1995.

  The Company signed an agreement with Mr. Wilansky, effective February 1, 1998, to extend his employment as the Company's President and Chief Executive Officer through January 31, 2003. This new agreement provides for increased cash and stock-based compensation.

15. UNUSUAL (INCOME) EXPENSE:

  In January 1997, the Company recorded unusual income of $3,171 before taxes, which is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The income relates to a $4,303 gain that was recognized on the termination of the Merged Plan. The gain was partially offset by $1,132 for Federal excise tax that was paid when the pension assets were reverted to the Company. The asset reversion occurred during 1997 (see Note 10).

  In October 1995, the Company recorded unusual expenses of $3,280 before taxes. This is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The charge is comprised of relocation costs, employment agency fees, litigation costs and a signing bonus associated with the hiring of the Chief Executive Officer (see
Note 14). The litigation cost related to actions brought by the Chief Executive Officer's former employer, alleging violation of a non-compete agreement between the Chief Executive Officer and the former employer. This suit was settled in fiscal 1995.

16. RESTRUCTURING CHARGES:

  In January 1996, the Company recorded a restructuring charge of $5,690 before taxes, which is presented separately as a component of income (loss) from operations in the Consolidated Statements of Operations. The amount is comprised of $5,000 relating to store closings and $690 for workforce reductions. The $5,000 for store closings relates to stores that the Company closed due to poor performance. The costs provided for these store closings represented noncancellable lease costs after store operations cease, lease cancellation costs and nonrecoverable investments in property, fixtures and equipment. During 1996, the Company closed five locations, with combined sales and net operating income of $12,600 and $293, respectively, for the 1996 fiscal year. The amounts incurred in fiscal 1997 and the remaining accrual for store closing as of January 31, 1998 were $580 and $2,895, respectively. As of February 1, 1997 the amounts incurred in fiscal 1996 and remaining accrual were $1,525 and $3,475, respectively. It is anticipated that the remaining costs will be expended through the end of 2005, and relate primarily to a leased property located in Johnstown, Pennsylvania. The Company continues to negotiate for the early termination of this lease. Currently, these negotiations have not been successful. The Company believes the established reserves are adequate. The $690 relating to workforce reductions consisted of severance paid in connection with the elimination of approximately 700 positions. These positions were eliminated across all areas of the Company and represented approximately 250 employees on a full-time equivalent basis. The amounts paid during fiscal 1996 and 1995 for these workforce reductions were $277 and $413, respectively. As of January 31, 1998 and February 1, 1997 there was no accrual remaining.

17. SALE AND LEASEBACK ARRANGEMENT:

  In April 1997, the Company sold the land, building and leasehold improvements comprising its department store in Johnstown, Pennsylvania and distribution center in Allentown, Pennsylvania and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Annual payments under the operating lease agreement are $1,270. The $10,841 of net proceeds received from the sale were used to pay down debt by $8,208 and to provide additional working capital. The gain associated with the sale, totaling $2,986, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term.