Form 10-K, Exhibit 13
period 1999-01-30
BON TON STORES INC
filed 1999-04-23
CIK 878079

                                                                    EXHIBIT 13.1


                   THE BON-TON STORES, INC. AND SUBSIDIARIES
              SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

             (In thousands except share, per share and store data)

----------------------------------------------------------------------------------------------------------------------------------
Fiscal Year                                                       1998                         1997                     1996
Ended                                                         Jan. 30, 1999                Jan. 31, 1998            Feb. 1, 1997
----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                                       %                           %
Net sales (1)                                                    $   674,871      100.0     $   656,399      100.0  $   626,482
Other income, net                                                      2,350        0.3           2,349        0.4        2,430
Gross profit (2)                                                     248,141       36.8         242,553       37.0      230,919
Selling, general and administrative expenses                         209,407       31.0         202,850       30.9      197,315
Depreciation and amortization                                         13,281        2.0          12,882        2.0       12,758
Unusual (income) expense (3)                                               -          -               -          -       (3,171)
Restructuring charges (4)                                                  -          -               -          -            -
Income (loss) from operations                                         27,803        4.1          29,170        4.4       26,447
Interest expense, net                                                  9,396        1.4          13,202        2.0       14,687
Income (loss) before taxes                                            18,407        2.7          15,968        2.4       11,760
Income tax provision (benefit)                                         7,196        1.1           6,270        1.0        4,949
Income (loss) before extraordinary item                               11,211        1.7           9,698        1.5        6,811
Extraordinary item, net of tax (5)                                         -          -            (446)      (0.1)           -
Net income (loss)                                                $    11,211        1.7     $     9,252        1.4  $     6,811
Per Share Amounts --
   Basic:
        Net income (loss) before extraordinary item              $      0.81                $      0.87             $      0.62
        Effect of extraordinary item                                       -                      (0.04)                      -
        Net income (loss)                                        $      0.81                $      0.83             $      0.62
   Basic Shares Outstanding                                       13,866,000                 11,122,000              11,064,000
   Diluted:
        Net income (loss) before extraordinary item              $      0.81                $      0.85             $      0.61
        Effect of extraordinary item                                       -                      (0.04)                      -
        Net income (loss)                                        $      0.81                $      0.81             $      0.61
   Diluted Shares Outstanding                                     13,917,000                 11,377,000              11,106,000

BALANCE SHEET DATA (AT END OF PERIOD):
--------------------------------------------------------------------------------------------------------------------------------
Working capital                                                  $   128,977                $   123,078             $   102,853
Total assets                                                         378,119                    352,686                 341,252
Long-term debt, including capital leases                              76,255                    123,384                 128,098
Shareholders' equity                                                 180,211                    124,394                 111,485

SELECTED OPERATING DATA:
--------------------------------------------------------------------------------------------------------------------------------
EBITDA (6)                                                       $    41,084        6.1     $    42,052        6.4  $    39,205
Total Sales Growth (7)                                                   2.8%                       4.8%                    4.1%
Comparable stores growth (7) (8)                                         1.4%                       6.5%                    4.2%
Comparable stores data: (8)
     Sales per selling square foot                               $       143                $       143             $       138
     Selling square footage                                        4,620,000                  4,511,000               4,153,000
Capital expenditures                                             $    19,418                $    10,978             $     9,730
Number of stores:
     Beginning of year                                                    64                         64                      68
     Additions                                                             2                          -                       1
     Closings                                                             (1)                         -                      (5)
     End of year                                                          65                         64                      64

--------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------------
Fiscal Year                                                                     1995                       1994
Ended                                                                       Feb. 3, 1996               Jan. 28, 1995
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                       %                          %                          %
Net sales (1)                                                     100.0     $   607,357      100.0     $   494,908      100.0
Other income, net                                                   0.4           2,266        0.4           2,581        0.5
Gross profit (2)                                                   36.9         219,410       36.1         194,994       39.4
Selling, general and administrative expenses                       31.5         207,058       34.1         162,442       32.8
Depreciation and amortization                                       2.1          11,895        2.0           8,465        1.7
Unusual (income) expense (3)                                       (0.5)          3,280        0.5               -          -
Restructuring charges (4)                                             -           5,690        0.9               -          -
Income (loss) from operations                                       4.2          (6,247)      (1.0)         26,668        5.4
Interest expense, net                                               2.3           8,722        1.4           5,475        1.1
Income (loss) before taxes                                          1.9         (14,969)      (2.4)         21,193        4.3
Income tax provision (benefit)                                      0.8          (5,766)      (0.9)          7,563        1.5
Income (loss) before extraordinary item                             1.1          (9,203)      (1.5)         13,630        2.8
Extraordinary item, net of tax (5)                                    -               -          -               -          -
Net income (loss)                                                   1.1     $    (9,203)      (1.5)    $    13,630        2.8
Per Share Amounts --
   Basic:
        Net income (loss) before extraordinary item                         $     (0.83)               $      1.24
        Effect of extraordinary item                                                  -                          -
        Net income (loss)                                                   $     (0.83)               $      1.24
   Basic Shares Outstanding                                                  11,044,000                 10,955,000
   Diluted:
        Net income (loss) before extraordinary item                         $     (0.83)               $      1.23
        Effect of extraordinary item                                                  -                          -
        Net income (loss)                                                   $     (0.83)               $      1.23
   Diluted Shares Outstanding                                                11,044,000                 11,041,000

BALANCE SHEET DATA (AT END OF PERIOD):
--------------------------------------------------------------------------------------------------------------------------------
Working capital                                                             $    90,758                $    62,539
Total assets                                                                    331,173                    270,228
Long-term debt, including capital leases                                        127,893                     60,521
Shareholders' equity                                                            104,174                    112,447

SELECTED OPERATING DATA:
--------------------------------------------------------------------------------------------------------------------------------
EBITDA (6)                                                          6.3     $     5,648        0.9     $    35,133        7.1
Total Sales Growth (7)                                                             22.7%                      47.0%
Comparable stores growth (7) (8)                                                    0.2%                       6.1%
Comparable stores data: (8)
     Sales per selling square foot                                          $       160                $       163
     Selling square footage                                                   2,278,000                  2,185,000
Capital expenditures                                                        $    43,587                $    18,532
Number of stores:
     Beginning of year                                                               69                         35
     Additions                                                                        4                         35
     Closings                                                                        (5)                        (1)
     End of year                                                                     68                         69

--------------------------------------------------------------------------------------------------------------------------------

(1) Fiscal 1995 reflects the 53 weeks ended February 3, 1996.
(2) Fiscal 1995 includes a $3.5 million charge related to inventory liquidation associated with the elimination of certain vendors and other merchandise changes.
(3) Reflects the gain recognized on the pension termination and expenses related to hiring the Chief Executive Officer in fiscal years 1996 and 1995, respectively.
(4) Includes $5.0 million charge for store closing reserve with the balance related to a work force reduction.
(5) Expense resulting from the early extinguishment of the Company's term loan and revolving credit facility.
(6) Income (loss) from operations plus depreciation and amortization.
(7) Fiscal 1996 sales compared to the 52 weeks ended January 27, 1996.
(8) Comparable stores data (sales and selling square footage) reflects stores open for the entire current and prior fiscal years.

                                      20