Form 10-K, Exhibit 13
period 1999-01-30
BON TON STORES INC
filed 1999-04-23
CIK 878079

                                                                    EXHIBIT 13.2

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

                             RESULTS OF OPERATIONS
                             ---------------------

The following table summarizes the changes in selected operating indicators of The Bon-Ton Stores, Inc. (the "Company"), illustrating the relationship of various income and expense items to net sales for each fiscal year presented:

                                                              PERCENT OF NET SALES
                                                      --------------------------------------
                                                                   FISCAL YEAR
                                                      --------------------------------------
                                                         1998          1997          1996
     ---------------------------------------------------------------------------------------
     Net sales                                          100.0%        100.0%        100.0%
     Other income, net                                    0.3           0.4           0.4
                                                      --------------------------------------
                                                        100.3         100.4         100.4
                                                      --------------------------------------
     Costs and expenses:
       Costs of  merchandise sold                        63.2          63.0          63.1
       Selling, general and administrative               31.0          30.9          31.5
       Depreciation and amortization                      2.0           2.0           2.1
       Unusual income                                     ---           ---          (0.5)
                                                      --------------------------------------
     Income from operations                               4.1           4.4           4.2
     Interest expense, net                                1.4           2.0           2.3
                                                      --------------------------------------
     Income before income taxes                           2.7           2.4           1.9
     Income tax provision                                 1.1           1.0           0.8
                                                      --------------------------------------
     Income before extraordinary item                     1.7           1.5           1.1
     Extraordinary loss, net of tax                       ---           0.1           ---
                                                      --------------------------------------
     Net income                                           1.7%          1.4%          1.1%
                                                      ======================================

                      FISCAL 1998 COMPARED TO FISCAL 1997
                      -----------------------------------

NET SALES: Net sales were $674.9 million for the fifty-two weeks ended January 30, 1999, an increase of $18.5 million, or 2.8%, over the fifty-two week period ended January 31, 1998. A majority of this increase was attributable to the addition of stores in Jamestown, New York and Westfield, Massachusetts. Comparable store sales for the same period increased 1.4%. Strong sales performances were achieved in men's sportswear/young men's, home, intimate, children and shoes. The sales increase in these categories was reflective of the Company's initiative to expand its merchandise offerings by introducing additional better branded goods to its current assortment.

OTHER INCOME, NET: Net other income, which is comprised mainly of income from leased departments, decreased to 0.3% of net sales for fiscal 1998 compared to 0.4% in fiscal 1997, as a result of the increased net sales in fiscal 1998.

COSTS AND EXPENSES: Gross margin dollars for fiscal 1998 increased $5.6 million, or 2.3%, over fiscal 1997 as a result of the sales volume increase. Gross profit as a percentage of net sales decreased slightly from 37.0% in fiscal 1997 to 36.8% for fiscal 1998. The decrease in the margin rate was primarily attributable to a reduction in the cumulative markup percentage, an increase in the ratio of markdowns to sales and the lower margin typically associated with better branded goods which accounted for a greater percentage of total inventory.

  Selling, general and administrative expenses for fiscal 1998 were $209.4 million, or 31.0% of net sales, as compared to $202.9 million, or 30.9% of net sales, in the prior year. The percentage increase in fiscal 1998 was primarily attributable to the cost of improving customer service, including personnel costs, expenses associated with the opening of two new stores and deterioration of credit operations as a result of increased levels of personal bankruptcies, which were partially offset by the gain recognized on the sale of the Downtown Lancaster property (see Note 5) and increased sales volume in fiscal 1998.

  Depreciation and amortization remained constant at 2.0% of net sales in fiscal 1998 and fiscal 1997.

INCOME FROM OPERATIONS: Income from operations in fiscal 1998 amounted to $27.8 million, or 4.1% of net sales, as compared to $29.2 million, or 4.4% of net sales, in fiscal 1997.

INTEREST EXPENSE, NET: Net interest expense decreased $3.8 million to $9.4 million, or 1.4% of net sales, in fiscal 1998 from $13.2 million, or 2.0% of net sales, in the prior fiscal year. The decrease was primarily attributable to lower average borrowing levels, which were reduced with the proceeds received from the sale of additional shares (see Note 7), lower borrowing rates due to a change in the debt mix and a reduction in the cost of funds borrowed under the Credit Facility (see Note 2).

EXTRAORDINARY ITEM: The Company recorded an expense of $446,000, net of tax, related to the early extinguishment of the Company's term loan and revolving credit facility in fiscal 1997 (see Note 2).

NET INCOME: Net income in fiscal 1998 amounted to $11.2 million, or 1.7% of net sales, compared to $9.3 million, or 1.4% of net sales, in fiscal 1997.

  The decrease in the effective tax rate to 39.1% in fiscal 1998 from 39.3% in fiscal 1997 primarily reflects a reduction in expenses in excess of the limitations established in Section 162 of the Internal Revenue Code of 1986, partially offset by taxes paid in the closure of the Internal Revenue Service audit for the fiscal years of 1992 through 1995.

                      FISCAL 1997 COMPARED TO FISCAL 1996
                      -----------------------------------

NET SALES: Net sales were $656.4 million for the fifty-two weeks ended January 31, 1998, an increase of $29.9 million, or 4.8%, over the fifty-two week period ended February 1, 1997. Comparable store sales for the same period increased 6.5%. Strong sales performances were achieved in fiscal 1997 in better ladies' sportswear, men's collections, men's designer denim, Club X (junior department), children's better collections and men's and ladies' special sizes. The sales increase in these categories reflects the results of the Company's merchandise realignment from a predominately moderate mix to an improved balance of moderate and better merchandise and a larger selection of sizes, colors and styles.

OTHER INCOME, NET: Net other income, which is comprised mainly of income from leased departments, remained constant at 0.4% of net sales for fiscal 1997.

COSTS AND EXPENSES: Gross margin dollars for fiscal 1997 increased $11.6 million over fiscal 1996 as a result of the sales volume increase and an improvement in the gross margin rate. Gross profit as a percentage of net sales increased slightly from 36.9% in fiscal 1996 to 37.0% for fiscal 1997. The increase in the margin rate was primarily attributable to the continued improvement in the Company's shrinkage rate as a result of concerted inventory loss prevention efforts and a decrease in the markdown rate, partially offset by a strategic reduction in the cumulative markup percentage and reduced margins on the better merchandise mix.

  Selling, general and administrative expenses for fiscal 1997 were $202.9 million, or 30.9% of net sales, as compared to $197.3 million, or 31.5% of net sales, in the prior year. The percentage decrease in fiscal 1997 was primarily attributable to the increased sales volume, a $4.0 million improvement in the profitability of the Company's credit operations and reduced advertising costs, which were partially offset by the expense of sales growth programs, including additional personnel expense, and general inflation costs.

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

INCOME FROM OPERATIONS: Income from operations in fiscal 1997 amounted to $29.2 million, or 4.4% of net sales, as compared to $26.4 million, or 4.2% of net sales, in fiscal 1996. The improvement was primarily attributable to the increase in current year sales and gross margin combined with selling, general and administrative expenses increasing at a rate less than sales.

INTEREST EXPENSE, NET: Net interest expense decreased $1.5 million to $13.2 million, or 2.0% of net sales, in fiscal 1997 from $14.7 million, or 2.3% of net sales, in the prior fiscal period. The decrease was primarily attributable to lower average borrowing levels, partially offset by slightly higher borrowing costs.

EXTRAORDINARY ITEM: The Company recorded an expense of $446,000, net of tax, related to the early extinguishment of the Company's term loan and revolving credit facility in fiscal 1997.

NET INCOME: Net income in fiscal 1997 amounted to $9.3 million, or 1.4% of net sales, as compared to $6.8 million, or 1.1% of net sales, in fiscal 1996.

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

FUTURE ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("SFAS No. 133"). This statement requires every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 also requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. SFAS No. 133 also requires the Company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. By requiring greater use of fair-value accounting, SFAS No. 133 has the potential to increase volatility in earnings and other comprehensive income. The Company will adopt SFAS No. 133 in fiscal 2000 and its effect is not anticipated to impact the operating results of the Company, as only cash flow hedges are utilized by the Company and their change will be reported through comprehensive income.


YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue refers to the inability of some computer programs and microprocessors to correctly interpret the century from a date in which the year is represented by only two digits (e.g., 98). As a result, on January 1, 2000, computer systems throughout the world may experience operating difficulties unless they are modified or upgraded to properly process date-related information. The Year 2000 issue can arise at any point in a company's supply, operational, distribution or financial processes.

  Breakdowns or malfunctions in any number of the Company's computer systems or applications could prevent the Company from being able to receive and sell its merchandise. Examples are failures in the Company's receiving, inventory, payment or point-of-sale applications software, computer chips embedded in equipment, lack of supply of products from its vendors or lack of power, heat or water from utilities servicing its facilities.

STATE OF READINESS: The Company implemented a comprehensive risk-based plan designed to make its operations Year 2000 compliant. The Company established a corporate project team, which reports to the Vice Chairman and Chief Operating Officer, to oversee, monitor and coordinate the Company-wide Year 2000 effort. The Company's plan focuses on four areas - applications and mainframe software, service providers, miscellaneous equipment providers and merchandise vendors - and generally covers three stages, including (i) assessment, (ii) remediation and (iii) testing and certification. The remediation and testing and certification stages do not apply to the merchandise vendor area. The Company is primarily utilizing internal resources to complete its Year 2000 initiatives.

  The applications and mainframe software area includes the Company's proprietary and third party computer systems and related hardware, software and data and telephone networks. The Company's merchandise system, which supports procurement and distribution, inventory control and point-of-sale reporting systems, is primarily proprietary. With respect to the Company's credit business, the Company utilizes a third party software support vendor and has obtained assurances from such vendor that it expects its system to be Year 2000 compliant. A majority of the Company's information systems are presently Year 2000 compliant. Remediation and testing of remaining systems is in process, with substantial completion anticipated by July 1999.

  The service provider area includes systems and processes provided by outside agencies, such as freight carriers, inventory and direct mail service providers. Based on assurances from third parties, these systems present little Year 2000 risk.

  The miscellaneous equipment area includes equipment and systems that contain embedded computer technology such as elevators, phone systems and security systems. The majority of these systems are presently Year 2000 compliant and the remaining systems present little Year 2000 exposure or risk.

  Merchandise vendors are currently being monitored by an outside agency, co-sponsored by a group of retailers, which is surveying the vendors for Year 2000 readiness. The survey results are monitored by the retailers via an internet webpage. The Company is reviewing its vendors' responses on the webpage and expects to conduct follow-up assessments of certain of its critical vendors to further monitor such vendors' progress.

COSTS: The aggregate costs for the Company to achieve Year 2000 readiness are not expected to exceed $1.3 million. These costs will be incurred over the two year period from 1998 through the year 1999, with the majority to be expended in 1999. All costs associated with Year 2000 readiness will be expensed as incurred and funded from operating cash flows. The Company's costs associated with Year 2000 readiness through January 30, 1999 are approximately $235,000.

RISKS AND CONTINGENCY PLANS: Despite the Company's significant efforts to make its systems and facilities Year 2000 compliant, the ability of third party service providers, merchandise vendors and other third parties, including governmental entities and utility companies, to be Year 2000 compliant, is beyond the Company's control. Accordingly, the Company can give no assurances that the systems of others on which the Company's systems rely will be timely converted or compatible with the Company's systems. Additionally, there can be no assurance that the Company's systems will be rendered Year 2000 compliant in a timely manner. Failure of a third party or the Company to comply on a timely basis could have a material adverse effect on the Company. At present, the Company does not expect Year 2000 issues to materially affect its supply of merchandise, services, competitive position or financial performance.

  The Company believes it is very difficult to accurately predict the most reasonably likely worst case Year 2000 scenario. However, a reasonably likely worst case Year 2000 scenario would include the failure of a third party (including, without limitation, merchandise vendors and service and utility providers) to timely complete remediation of its Year 2000 deficiencies for any substantial period of time. This could have a material adverse effect upon the Company's ability to provide and sell merchandise to its customers. Additionally, a failure by the Company to timely remediate its Year 2000 deficiencies could impair the Company's ability to conduct its business of providing and selling merchandise in a timely or profitable manner. The Company is developing contingency plans, such as identifying alternative sourcing, increasing inventory on basic stock items and identifying what actions need to be taken if a critical system or third party provider is not Year 2000 compliant. The Company expects these plans to be finalized by May 1999.

  The foregoing statements as to costs and dates relating to the Year 2000 effort are forward-looking and are made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are based on the Company's best estimates which may be updated as additional information becomes available. The Company's forward-looking statements are also based on assumptions about many important factors, including the technical skills of employees and independent contractors, the representations and preparedness of third parties, the failure of vendors to deliver merchandise or perform services required by the Company and the collateral effects of the Year 2000 issues on the Company's business partners and customers. While the Company believes its assumptions are reasonable, it cautions that it is impossible to predict the impact of certain factors that could cause actual costs or timetables to differ materially from the expected results.

MARKET RISK AND FINANCIAL INSTRUMENTS

The Company is exposed to market risk associated with changes in interest rates. To provide the Company with some protection against potential increases in the variable rate associated with its long-term debt, the Company has entered into various derivative financial transactions in the form of interest rate swaps. The interest rate swaps are used to hedge underlying debt obligations. The swaps are qualifying hedges and the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. The Company currently holds "variable to fixed" rate swaps with a notional amount of $80.0 million with several different financial institutions for various terms. The notional amount does not represent amounts exchanged by the parties, rather it is used as the basis to calculate the amounts due and to be received under the rate swaps. The Company believes the derivative financial instruments entered into provide protection to the Company from volatile upward swings in the variable interest rates associated with its debt. The Company does not enter into or hold derivative financial instruments for trading purposes.

  The following tabular disclosure provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates, based upon the amended debt financing (see Note 16), as of January 30, 1999. For interest rate swaps, the table presents notional amounts and weighted average pay and receive interest rates by expected maturity date.

                                                 Expected Maturity Date
                               ----------------------------------------------------------
                                                                                  There-              Fair
                                 1999      2000      2001      2002      2003     after     Total     Value
                               --------  --------  --------  --------  --------  --------  --------  --------
Liabilities:
Long-term debt
     Fixed rate debt              $ 615  $    670  $  6,542  $    642  $    709  $ 18,554  $ 27,732  $ 30,882
       Average fixed rate          9.93%     9.92%    10.88%     9.62%     9.62%     9.62%     9.93%
     Variable rate debt             ---       ---       ---       ---       ---  $ 47,270  $ 47,270  $ 45,597
       Average variable rate        ---       ---       ---       ---       ---      7.12%     7.12%

Interest Rate Derivatives
Interest Rate Swaps
     Variable to Fixed              ---  $ 30,000       ---       ---  $ 50,000       ---  $ 80,000  $ (2,308)
       Average pay rate             ---      6.02%      ---       ---      5.81%      ---      5.89%
       Average variable rate        ---      5.55%      ---       ---      5.45%      ---      5.49%

SEASONALITY AND INFLATION

The Company's business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the last half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 11 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 1998 and 1997. Selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

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

                        LIQUIDITY AND CAPITAL RESOURCES
                        -------------------------------

The following table summarizes material measures of the Company's liquidity and capital resources:


                                                   January 30,  January 31,  February 1,
     (Dollars in millions)                            1999         1998        1997
----------------------------------------------------------------------------------------
     Working capital                                 $ 129.0      $ 123.1      $ 102.9
     Current ratio                                    2.10:1       2.22:1       2.03:1
     Funded debt to total capitalization              0.29:1       0.49:1       0.55:1
     Unused availability under  lines of credit      $  69.7      $  17.5      $  22.0

The Company's primary sources of working capital are typically cash flow from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable facility. The Company had working capital of $129.0 million, $123.1 million and $102.9 million at the end of fiscal 1998, 1997 and 1996, respectively. The increase in working capital in fiscal 1998 was principally attributable to an increase in merchandise inventories required to support the increased sales volume at existing and new locations. The increase in working capital was partially offset by increased payable levels consistent with increased inventory and an increase in income taxes payable reflecting increased income in fiscal 1998. The Company's business follows a seasonal pattern and working capital fluctuates with seasonal variations. Historically, the Company's working capital is at its lowest levels from February through August and then increases very sharply through November when it reaches its highest level.

  Net cash provided by operating activities amounted to $25.8 million in fiscal 1998, while net cash used in operating activities amounted to $7.7 million and $1.2 million in fiscal 1997 and 1996, respectively. Net operating cash inflows in fiscal 1998 primarily resulted from improved net income and increased depreciation.

  Net cash used in investing activities amounted to $21.4 million and $8.9 million in fiscal 1998 and 1996, respectively, while net cash provided by investing activities amounted to $21.9 million in fiscal 1997. The net cash outflow in fiscal 1998 is the result of capital expenditures in the amount of $19.4 million which were primarily related to the construction of new stores in Jamestown, New York and Westfield, Massachusetts, expansion and remodeling of existing stores and expenditures for fixtures and displays. The Company also received net proceeds in the amount of $3.0 million primarily from the sale of the Company's vacant facilities in Downtown Lancaster, Pennsylvania and Downtown Allentown, Pennsylvania.

  Net cash used in financing activities amounted to $2.9 million and $11.6 million in fiscal 1998 and 1997, respectively, while net cash provided by financing activities was $9.7 million in fiscal 1996. The net cash outflow in fiscal 1998 was primarily attributable to the net repayment on the Company's long-term debt, offset by proceeds from the Company's sale of additional stock (see Note 7).

  The Company currently anticipates its capital expenditures for fiscal 1999 will approximate $46.5 million. The expenditures will be directed toward expansion and remodeling in the Company's existing stores, completion of five to seven new stores including one in Glen Falls, New York, one in Pottstown, Pennsylvania and three newly acquired locations (see Note 16) along with information system enhancements.

  In addition to the capital expenditures planned for fiscal 1999, the Company is planning an increased investment in inventory, advertising and staffing in certain areas of the New York market. The investment was determined as part of the continuous process of monitoring store performance. The Company intends to improve its performance in the New York markets to be more in line with the Company's strategic goals.

  Aside from planned capital expenditures, the Company's primary cash requirements will be to service debt and finance working capital increases during peak selling seasons. The Company anticipates that its cash balances and cash flows from operations, supplemented by borrowings under the Credit Facility, as amended (see Note 16), and proceeds from the accounts receivable facility, will be sufficient to satisfy its operating cash requirements.