Form 10-K, Exhibit 13
period 1999-01-30
BON TON STORES INC
filed 1999-04-23
CIK 878079

                                                                    EXHIBIT 13.3


                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS


                                                                                     JANUARY 30,   JANUARY  31,
(IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)                                          1999          1998
----------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                                                             $ 10,607       $  9,109
  Trade and other accounts receivable, net of allowance for doubtful
   accounts of $3,692 and $1,977 in 1998 and 1997, respectively                           34,677         28,485
  Merchandise inventories                                                                192,872        177,783
  Prepaid expenses and other current assets                                                8,292          8,835
----------------------------------------------------------------------------------------------------------------
     Total current assets                                                                246,448        224,212
----------------------------------------------------------------------------------------------------------------

PROPERTY, FIXTURES AND EQUIPMENT at cost, less accumulated
  depreciation and amortization                                                          112,521        108,568
OTHER ASSETS                                                                              19,150         19,906
----------------------------------------------------------------------------------------------------------------
     Total assets                                                                       $378,119       $352,686
================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                                                      $ 71,448       $ 55,478
  Accrued payroll and benefits                                                             9,639          9,457
  Accrued expenses                                                                        25,594         25,649
  Current portion of long-term debt                                                          615            556
  Current portion of obligations under capital leases                                        409            379
  Deferred income taxes                                                                       26          1,227
  Income taxes payable                                                                     9,740          8,388
----------------------------------------------------------------------------------------------------------------
     Total current liabilities                                                           117,471        101,134
----------------------------------------------------------------------------------------------------------------

LONG-TERM DEBT, less current maturities                                                   74,387        121,121
OBLIGATIONS UNDER CAPITAL LEASES, less current maturities                                  1,868          2,263
DEFERRED INCOME TAXES                                                                        823            365
OTHER LONG-TERM LIABILITIES                                                                3,359          3,409
----------------------------------------------------------------------------------------------------------------
     Total liabilities                                                                   197,908        228,292
----------------------------------------------------------------------------------------------------------------

COMMITMENTS AND CONTINGENCIES (Note 6)

SHAREHOLDERS' EQUITY:
  Common Stock -- authorized 40,000,000 shares at $0.01 par value; issued and
   outstanding shares of 12,278,120 and 8,847,333 in 1998 and 1997, respectively             123             88
  Class A Common Stock -- authorized 20,000,000 shares at $0.01 par value; issued
   and outstanding shares of 2,989,853 in 1998 and 1997                                       30             30
  Additional paid-in capital                                                             108,260         62,585
  Deferred compensation                                                                   (3,114)        (2,010)
  Retained earnings                                                                       74,912         63,701
----------------------------------------------------------------------------------------------------------------
     Total shareholders' equity                                                          180,211        124,394
----------------------------------------------------------------------------------------------------------------
     Total liabilities and shareholders' equity                                         $378,119       $352,686
================================================================================================================

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                                          FISCAL YEAR ENDED
                                                               ---------------------------------------
                                                               JANUARY 30,  JANUARY 31,   FEBRUARY 1,
               (In thousands except share and per share data)     1999          1998          1997
------------------------------------------------------------------------------------------------------
NET SALES                                                      $   674,871  $   656,399   $   626,482
OTHER INCOME, NET                                                    2,350        2,349         2,430
------------------------------------------------------------------------------------------------------
                                                                   677,221      658,748       628,912
------------------------------------------------------------------------------------------------------

COSTS AND EXPENSES:
 Costs of merchandise sold                                         426,730      413,846       395,563
 Selling, general and administrative                               209,407      202,850       197,315
 Depreciation and amortization                                      13,281       12,882        12,758
 Unusual income (Note 13)                                              ---          ---        (3,171)
------------------------------------------------------------------------------------------------------
INCOME FROM OPERATIONS                                              27,803       29,170        26,447
INTEREST EXPENSE, NET                                                9,396       13,202        14,687
------------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                                          18,407       15,968        11,760
INCOME TAX PROVISION                                                 7,196        6,270         4,949
------------------------------------------------------------------------------------------------------

INCOME BEFORE EXTRAORDINARY ITEM                                    11,211        9,698         6,811
EXTRAORDINARY ITEM -  loss on early extinguishment of debt,
                  net of income tax benefit of $251                    ---         (446)          ---
------------------------------------------------------------------------------------------------------

NET INCOME                                                     $    11,211  $     9,252   $     6,811
======================================================================================================


PER SHARE AMOUNTS --
 BASIC:
  Net income before extraordinary item                         $      0.81  $      0.87   $      0.62
  Effect of extraordinary item                                         ---        (0.04)          ---
-----------------------------------------------------------------------------------------------------

  Net income                                                   $      0.81  $      0.83   $      0.62
======================================================================================================

 BASIC SHARES OUTSTANDING                                       13,866,000   11,122,000    11,064,000

 DILUTED:
  Net income before extraordinary item                         $      0.81  $      0.85   $      0.61
  Effect of extraordinary item                                         ---        (0.04)          ---
-----------------------------------------------------------------------------------------------------
  Net income                                                   $      0.81  $      0.81   $      0.61
======================================================================================================

 DILUTED SHARES OUTSTANDING                                     13,917,000   11,377,000    11,106,000

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                 Class A Additional
                                       Common     Common   Paid-in    Deferred     Retained
(In thousands)                          Stock     Stock    Capital  Compensation   Earnings    Total
-------------------------------------------------------------------------------------------------------
Balance at February 3, 1996                $ 83      $30  $ 58,197        $(1,774)   $47,638  $104,174
Net income                                  ---      ---       ---            ---      6,811     6,811
Deferred compensation
  amortization                              ---      ---       ---            505        ---       505
Cancellation of Restricted Shares           ---      ---       (15)            10        ---        (5)
-------------------------------------------------------------------------------------------------------

Balance at February 1, 1997                  83       30    58,182         (1,259)    54,449   111,485
Net income                                  ---      ---       ---            ---      9,252     9,252
Issuance of stock under
  Stock Award Plans                           2      ---     2,094         (1,256)       ---       840
Deferred compensation
  amortization                              ---      ---       ---            505        ---       505
Exercised stock options                       3      ---     2,314            ---        ---     2,317
Cancellation of Restricted Shares           ---      ---        (5)           ---        ---        (5)
-------------------------------------------------------------------------------------------------------

Balance at January 31, 1998                  88       30    62,585         (2,010)    63,701   124,394
Net income                                  ---      ---       ---            ---     11,211    11,211
Secondary Stock Offering                     31      ---    43,386            ---        ---    43,417
Issuance of stock under
  Stock Award Plans                           3      ---     1,949         (2,262)       ---      (310)
Deferred compensation
  amortization                              ---      ---       ---            943        ---       943
Exercised stock options                       1      ---       732            ---        ---       733
Cancellation of Restricted Shares           ---      ---      (392)           215        ---      (177)
-------------------------------------------------------------------------------------------------------

Balance at January 30, 1999                $123      $30  $108,260        $(3,114)   $74,912  $180,211
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                FISCAL YEAR ENDED
                                                                      ----------------------------------------
                                                                      JANUARY 30,   JANUARY 31,   FEBRUARY 1,
(In thousands)                                                            1999          1998          1997
--------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                              $  11,211     $   9,252     $   6,811
Adjustments to reconcile net income to net cash provided by
 (used in) operating activities:
  Depreciation and amortization                                            13,281        12,882        12,758
  Bad debt and other noncash charges                                        1,770           700           924
  Stock compensation expense                                                  441         1,345           505
  Gain on sale of property, fixtures and equipment                         (1,291)          (17)         (407)
  Cancellation of Restricted Shares                                          (177)           (5)           (5)
  Decrease (increase) in other long-term assets                               143           (80)          320
  Deferred income tax                                                        (743)       (1,210)        4,116
  Decrease in other long-term liabilities                                     (50)         (523)         (476)
  Extraordinary loss on debt extinguishment                                   ---           697           ---
  Restructuring payments                                                     (449)         (580)       (1,252)
Changes in operating assets and liabilities:
  (Increase) decrease in accounts receivable                               (2,961)      (34,879)          216
  Increase in merchandise inventories                                     (15,090)      (16,592)      (19,450)
  Decrease (increase) in prepaid expenses and other current assets            543         9,554        (4,827)
  Decrease in income taxes receivable                                         ---           ---         8,549
  Increase (decrease) in accounts payable                                  15,970         3,852        (3,542)
  Increase (decrease) in accrued expenses                                   1,851         3,343        (6,823)
  Increase in income taxes payable                                          1,352         4,551         1,334
                                                                      ----------------------------------------
     Total adjustments                                                     14,590       (16,962)       (8,060)
                                                                      ----------------------------------------
     Net cash provided by (used in) operating activities                   25,801        (7,710)       (1,249)

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures, net                                               (19,418)      (10,978)       (9,730)
  Proceeds from sale of property, fixtures and equipment                    3,004            17           855
  Proceeds from sale of accounts receivable, net                           (5,000)       22,000           ---
  Proceeds from Sale and Leaseback arrangement                                ---        10,841           ---
                                                                      ----------------------------------------
     Net cash (used in) provided by investing activities                  (21,414)       21,880        (8,875)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt and capital lease obligations               (309,339)     (320,996)     (233,826)
  Proceeds from issuance of long-term debt                                262,300       307,102       220,125
  Proceeds from issuance of mortgages                                         ---           ---        23,400
  Proceeds from equity offering                                            43,417           ---           ---
  Exercised stock options                                                     733         2,317           ---
                                                                      ----------------------------------------
     Net cash (used in)  provided by financing activities                  (2,889)      (11,577)        9,699

     Net increase (decrease) in cash and cash equivalents                   1,498         2,593          (425)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            9,109         6,516         6,941
                                                                      ----------------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                              $  10,607     $   9,109     $   6,516
                                                                      ========================================

 The accompanying notes are an integral part of these consolidated statements.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

The Bon-Ton Stores, Inc., a Pennsylvania corporation, was incorporated on January 31, 1996 as the successor of a company established on January 31, 1929 and currently operates as one business segment, through its subsidiaries, 65 retail department stores located in Pennsylvania, New York, Maryland, Massachusetts, West Virginia and New Jersey.


                1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                ----------------------------------------------

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

FISCAL YEAR

The Company's fiscal year ends on the Saturday nearer to January 31 of the following calendar year, and consisted of fifty-two weeks for fiscal years 1998, 1997 and 1996. Fiscal years 1998, 1997 and 1996 ended on January 30, 1999, January 31, 1998 and February 1, 1997, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

MERCHANDISE INVENTORIES

For both financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $193,823 and $180,083 as of January 30, 1999 and January 31, 1998, respectively.

PROPERTY, FIXTURES AND EQUIPMENT: DEPRECIATION AND AMORTIZATION

Depreciation and amortization of property, fixtures and equipment are computed using the straight-line method based upon the following average estimated service lives (or remaining lease terms):

                    Buildings................ 20 to 40 years
                    Leasehold improvements...       15 years
                    Fixtures and equipment...  5 to 10 years

No depreciation is recorded until property, fixtures and equipment are placed into service. Property, fixtures and equipment not placed into service are classified as construction in progress.

      The Company capitalizes interest and lease costs incurred during the construction of any new facilities or major improvements. The amount of interest and lease costs capitalized is limited to that incurred during the construction period. Repair and maintenance costs are charged to operations as incurred. Property retired or sold is removed from the asset and accumulated depreciation accounts and the resulting gain or loss is reflected in income.

      The costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements are generally amortized over the shorter of the lease term or the useful life of the asset. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Capital leases are amortized over the primary term.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

STORE OPENING AND CLOSING COSTS

The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as a current period expense. When the decision to close a retail unit is made, the Company provides for estimated future net lease obligations after store operations cease; nonrecoverable investments in property, fixtures and equipment; and other expenses directly related to discontinuance of operations. The estimates are based upon historical information along with certain assumptions about future events. Changes in the assumptions for store closing costs for such items as the estimated period of future lease obligations and the amounts actually realized relating to the carrying value of property, fixtures and equipment could cause these estimates to change.

ADVERTISING

Advertising production costs are expensed the first time the advertisement is run. Media placement costs are expensed in the period the advertising appears. Total advertising expenses included in selling, general and administrative expense for fiscal years 1998, 1997 and 1996 were $27,569, $27,095 and $28,747, respectively. Prepaid expenses and other current assets include prepaid advertising costs of $972 and $687 at January 30, 1999 and January 31, 1998, respectively.

LEASED DEPARTMENT SALES

The Company leases space to third parties in several of its stores and receives compensation based on a percentage of sales made in these departments. Other income, net, includes leased department rental income of approximately $2,590, $2,502 and $2,719 in fiscal 1998, 1997 and 1996, respectively.

REVOLVING CHARGE ACCOUNTS

Finance charge income on customers' revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. The finance charge income earned by the Company, before considering the costs of administering and servicing the revolving charge accounts, for fiscal years 1998, 1997 and 1996 was $29,776, $25,019 and $19,502, respectively, and is a component of securitization income (see Note 4).

STOCK-BASED COMPENSATION

The Company follows Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. As permitted under SFAS No. 123, the Company has elected to continue to account for compensation costs under the provisions prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has included pro forma disclosures of net income and basic and diluted earnings per share in Note 10 as if the fair value based method had been applied in measuring compensation cost.

EARNINGS PER SHARE

In the fourth quarter of fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128, which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," requires dual presentation of Basic and Diluted earnings per share ("EPS") on the face of the statement of operations. Basic EPS is computed by dividing reported earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed assuming the conversion of all dilutive securities, such as options and restricted stock. The effect of the adoption of SFAS No. 128 was immaterial to the financial statements of the Company. In accordance with SFAS No. 128, all prior period per share amounts have been restated to reflect the new calculation and presentation. The statement requires a reconciliation of the numerators and denominators used in the Basic and Diluted EPS calculations. The numerator, net income, is identical in both calculations. The following table presents a reconciliation of the shares outstanding for the respective calculations, as well as the calculated EPS for each period presented on the accompanying Consolidated Statements of Income. The EPS shown in the reconciliation represents EPS before the impact of extraordinary items.

                                          1998               1997               1996
                                       -----------------  -----------------  -----------------
                                         Shares     EPS     Shares     EPS     Shares     EPS
                                       -------------------------------------------------------
Basic Calculation                      13,866,000  $0.81  11,122,000  $0.87  11,064,000  $0.62
Dilutive Securities---
  Restricted Shares                        25,000             72,000             10,000
  Options                                  26,000            183,000             32,000
                                       -------------------------------------------------------
Diluted Calculation                    13,917,000  $0.81  11,377,000  $0.85  11,106,000  $0.61
                                       -------------------------------------------------------

Antidilutive shares and options ---
  Restricted Shares                       388,000            132,000            208,000
  Options                               1,068,000            654,000          1,049,000

Antidilutive shares and options, consisting of restricted shares and options to purchase shares outstanding, were excluded from the computation of dilutive securities due to the Company's net loss position in the first three quarters of 1998 and 1996 and the first two quarters of 1997. In addition, antidilutive options to purchase shares during the remaining four quarters were excluded from the computation of dilutive securities due to exercise prices greater than the average market price during the quarters of fiscal 1998, 1997 and 1996.

The following table reflects the approximate dilutive securities calculated under the treasury stock method had the Company reported consecutive quarterly net profits for the corresponding fiscal years:

                                        1998     1997     1996
                                       -------  -------  -------
Approximate Dilutive Securities ---
  Restricted Shares                     90,000  108,000   24,000
  Options                              291,000  248,000  138,000

Options to purchase shares with exercise prices greater than the average market price were excluded from the above table for 1998, 1997 and 1996 in the approximate amounts of 244,000, 311,000 and 806,000, respectively, as they would have been antidilutive.


TRANSFERS AND SERVICING OF FINANCIAL ASSETS

In June 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 125"). Under SFAS No. 125, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent consideration other than beneficial interests in the transferred assets is received in exchange. It also requires that servicing assets and other retained interests in the transferred assets be measured by allocating the previous carrying amount between assets sold, if any, and retained interests, if any, based on their relative fair value at the date of transfer. The adoption of this statement on January 1, 1997 did not have a material effect on the consolidated financial results of the Company.

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

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                   2.  DEBT
                                   --------

Debt consisted of the following:

                                                                                  JANUARY 30,  JANUARY 31,
                                                                                     1999         1998
----------------------------------------------------------------------------------------------------------
Revolving credit agreement -- principal payable April 15, 2000;
  interest payable periodically at varying rates (7.40% for fiscal year 1998)         $42,770     $ 88,900
Mortgage notes payable -- principal payable in varying monthly installments through June 2015; interest 9.62%; secured by
  land and buildings                                                                   21,484       21,918
Mortgage note payable -- principal and interest in monthly installments of
  $68 through January 2001, with a balloon payment in February 2001; interest
  11.00%; secured by buildings                                                          6,248        6,359
Mortgage notes payable -- principal payable February 1, 2012; interest payable
  monthly at various rates; secured by a building                                       4,500        4,500
                                                                                      --------------------
Total debt                                                                             75,002      121,677
Less: current maturities                                                                  615          556
                                                                                      --------------------
Long-term debt                                                                        $74,387     $121,121
                                                                                      ====================

In April 1997, the Company entered into a three-year revolving credit agreement ("Credit Facility") with several financial institutions, replacing the Company's previous $86,250 term loan and $85,000 revolving credit agreement. The new agreement provides for a borrowing base, with subjective elements, determined upon eligible inventory and selected fixed assets and real estate, up to an aggregate principal amount of $200,000. As of January 30, 1999, the Company borrowed $42,770 with $69,670 of borrowings remaining available under this agreement. The interest charged under this agreement, based on LIBOR or an index rate plus an applicable margin, is determined by a formula based on the Company's interest coverage ratio (defined as the ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to interest expense).
In connection with the repayment of the previous term loan and revolving credit agreement, the Company recognized a one-time extraordinary after-tax charge of $446, or $0.04 per share, in fiscal 1997.

      The Company maintains an interest rate swap portfolio which allows the Company to convert variable rate borrowings to fixed rates. The following table indicates the notional amounts, and the range of interest rates paid and received by the Company as of January 30, 1999 and January 31, 1998:

                                    January 30,   January 31,
                                        1999          1998
                                    ------------  ------------
   Fixed swaps (notional amount)        $80,000       $60,000
      Range of receive rate          5.06%-5.70%   5.56%-6.24%
      Range of pay rate              5.66%-6.06%   5.97%-8.06%

The interest rate swap agreements will expire on various dates from November 27, 2000 to September 2, 2003. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value, based on dealer quotes, of the interest rate swap agreements at January 30, 1999 and January 31, 1998 was a loss of $2,308 and $1,261, respectively, and represents the amount the Company would pay if the agreements were terminated as of such dates.

      Several of the Company's loan agreements contain restrictive covenants, including a minimum trade support ratio, a minimum fixed charge ratio and limitations on dividends, additional incurrence of debt and capital expenditures.

      The fair value of the Company's debt, excluding interest rate swaps, is estimated at $76,480 and $122,310 on January 30, 1999 and January 31, 1998, respectively, and is based on an estimate of the rates available to the Company for debt with similar features.

  Debt maturities, based upon the amended debt financing (see Note 16), as of January 30, 1999, are as follows:

          ---------------------------------------------
          1999                                  $   615
          2000                                      670
          2001                                    6,542
          2002                                      642
          2003                                      709
          2004 and thereafter                    65,824
                                                -------
                                                $75,002
                                                =======

                              3.  INTEREST COSTS
                              ------------------


     Interest and debt costs were:

                                                                   FISCAL YEAR ENDED
                                                     ---------------------------------------------
                                                     JANUARY 30,        JANUARY  31,   FEBRUARY 1,
                                                           1999                1998          1997
     ---------------------------------------------------------------------------------------------
     Interest cost incurred                              $9,681             $13,441       $14,955
     Interest income                                       (110)               (234)         (153)
     Capitalized interest, net                             (175)                 (5)         (115)
                                                        ------------------------------------------
     Interest expense, net                               $9,396             $13,202       $14,687
                                                        ==========================================
     Interest paid                                       $9,128             $12,887       $14,898
                                                        ==========================================

                            4.  SALE OF RECEIVABLES
                            -----------------------

The Company securitizes its private credit card portfolio through an accounts receivable facility (the "Facility"). Under the securitization agreement, which expires in January 2000 and is contingent upon the receivables meeting certain performance criteria, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, up to $150,000 of an undivided percentage interest in the receivables, on a limited recourse basis. BTRLP assets of $35,157 and $27,979 as of January 30, 1999 and January 31, 1998, respectively, were included in the accompanying Consolidated Balance Sheets and consist primarily of its retained interest in receivables initially purchased from the Company and sold under the Facility. The Company accounts for its retained interest in the receivables in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company has not recognized any unrealized gains or losses on its retained interest as the current carrying value of customers' revolving charge accounts receivable is a reasonable estimate of fair value since the average interest rates approximate current market origination rates. Creditors of BTRLP have a claim on BTRLP's assets prior to any equity in BTRLP becoming available to creditors of the Company.

      As of January 30, 1999 and January 31, 1998, credit card receivables were sold under the above referenced agreement in the amount of $127,000 and $132,000, respectively. BTRLP holds a participating interest in an undivided ownership interest in the receivables sold. This interest is required to be held under terms of the agreement to provide credit support against future losses and is subject to lien. The amount subject to credit support amounted to $29,360 and $21,071 at January 30, 1999 and January 31, 1998, respectively. New receivables are sold on a continual basis to replenish the investors' respective level of participation in receivables which have been repaid by the credit card holders. The Company does not recognize a servicing asset or liability, as the amount received for servicing the receivables is a reasonable approximation of market rates and servicing costs.

      The net impact on earnings in connection with the sale of receivables under this agreement was not significant. However, under the terms of the sale agreement, the Company receives securitization income equal to the excess of the finance charges collected on the receivables over the rate paid, which is based on variable or fixed rate pricing alternatives, less the credit losses which are payable under the recourse provisions of these agreements. The Company also continues to service the accounts. Securitization income, before consideration of servicing expenses other than the rate paid in these securitization transactions and credit losses, was approximately $7,587, $8,410 and $6,211 in fiscal 1998, 1997 and 1996, respectively. Securitization income and servicing expenses are reported as components of selling, general and administrative expenses. Although the Company receives positive securitization cash flow, an interest-only strip has not been recorded due to the short life of the receivables and to provide for credit losses under the recourse provision of the Facility.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                     5.  PROPERTY, FIXTURES AND EQUIPMENT
                     ------------------------------------

As of January 30, 1999 and January 31, 1998, property, fixtures and equipment and the related accumulated depreciation and amortization consisted of:

                                                       JANUARY 30,  JANUARY 31,
                                                          1999         1998
                                                       -----------  -----------
   Land                                                   $    660     $  1,171
   Buildings and leasehold improvements                    105,305       94,635
   Furniture and equipment                                  94,675       89,128
   Buildings under capital leases                            5,052        5,052
                                                          --------     --------
                                                           205,692      189,986
   Less:  Accumulated depreciation and amortization         93,171       81,418
                                                          --------     --------
                                                          $112,521     $108,568
                                                          ========     ========

Property, fixtures and equipment with a net depreciated cost of approximately $40,056 and $41,336 are pledged as collateral for secured loans at January 30, 1999, and January 31, 1998, respectively.

      On February 17, 1998, the Company sold its vacant property in Downtown Lancaster, Pennsylvania. The property, which was acquired during the 1992 acquisition of Watt and Shand, Inc., was closed in March 1995. The Company recognized a gain during the first quarter of 1998 of $1.4 million on the disposal of this property, which included the remaining store closing reserve established in 1994. The gain was reflected as a reduction of selling, general and administrative expense. The net proceeds of $1.2 million received from the sale were used to fund additional working capital requirements.

      On November 20, 1998, the Company sold its vacant property in Downtown Allentown, Pennsylvania. The property was acquired during the 1994 acquisition of certain assets from Hess's Department Stores, Inc. The property was closed in January 1996. No gain or loss was recognized on this transaction as the Company utilized $1.0 million of the store closing reserve established for this property. The net proceeds of $1.5 million received from the sale were used to fund additional working capital requirements.

                       6.  COMMITMENTS AND CONTINGENCIES
                       ---------------------------------

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

      At January 30, 1999, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

Fiscal Year                                         CAPITAL LEASES  OPERATING LEASES
------------------------------------------------------------------------------------
 1999                                                       $  579          $ 16,277
 2000                                                          579            15,506
 2001                                                          579            13,428
 2002                                                          300            11,775
 2003                                                          300            11,446
 2004 and thereafter                                           500            64,243
                                                            ------------------------
 Total net minimum rentals                                   2,837          $132,675
                                                                            ========
 Less: Amount representing interest                            560
                                                            ------
 Present value of net minimum lease payments, of
       which $409 is due within one year                    $2,277
                                                            ======

Minimum rental commitments under operating leases detailed earlier are reflected without reduction for rental income due in future years under noncancellable subleases since the amounts are immaterial. Some of the store leases contain renewal options ranging from two to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers and computer equipment, as well as related-party commitments with the Company's majority shareholder and related entities of $625, $451, $481, $481, $481 and $4,328 for fiscal 1999, 2000, 2001, 2002, 2003 and 2004 and thereafter, respectively.

Rental expense consists of the following:

                                                          FISCAL YEAR ENDED
                                             -------------------------------------------
                                             JANUARY 30,     JANUARY 31,     FEBRUARY 1,
                                                1999            1998            1997
                                             -----------  -----------------  -----------
Operating leases:
 Buildings:
  Minimum rentals                                $14,597            $13,898      $13,660
  Contingent rentals                               2,710              2,636        2,374
 Fixtures and equipment                            1,230              1,332          750
 Contingent rentals on capital leases                399                410          357
                                                 -------            -------      -------
  Totals                                         $18,936            $18,276      $17,141
                                                 =======            =======      =======

CONTINGENCIES

The Company has been named, together with other department stores and Nine West Group, Inc., as a defendant in a number of antitrust class action lawsuits which have been consolidated in the United States District Court of the Southern District of New York. These lawsuits allege that the defendants engaged in conduct in violation of the antitrust laws relating to the sale of shoes manufactured by Nine West, and seek unspecified damages against all defendants. The Company and its counsel believes these claims are without merit and intends to vigorously defend these lawsuits.

      The Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of all such litigation and claims will not have a material adverse effect on the Company's financial position or results of its operations.


                           7.  SHAREHOLDERS' EQUITY
                           ------------------------

The Company's capital structure consists of Common Stock with one vote per share and Class A Common Stock with ten votes per share. In addition, the Company has
5.0 million shares of preferred stock authorized; however, none of these shares have been issued.

      Transfers of the Company's Class A Common Stock are restricted. Upon sale or transfer of ownership or voting rights to other than permitted transferees, as defined, such shares will convert to an equal number of shares of Common Stock.

      On May 1, 1998, the Company sold 3.1 million shares of its Common Stock pursuant to a public offering. The net proceeds received of $43.4 million will be used to expand and upgrade existing stores, open new stores, provide working capital and for general corporate purposes. Pending such uses, the Company used the proceeds to reduce indebtedness under the Credit Facility.

                               8.  INCOME TAXES
                               ----------------

The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using applicable current marginal tax rates.

Components of the income tax provision are as follows:

                                            FISCAL YEAR ENDED
                                ------------------------------------------
                                 JANUARY 30,   JANUARY 31,    FEBRUARY 1,
                                    1999          1998           1997
--------------------------------------------------------------------------
          Federal and State:
           Current                 $7,939       $ 7,480         $  833
           Deferred                  (743)       (1,210)         4,116
                                ------------------------------------------
           Total                   $7,196       $ 6,270         $4,949
                                ==========================================

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Components of gross deferred tax assets and liabilities were comprised of the following:

                                                       JANUARY 30,   JANUARY 31,
                                                           1999          1998
          -----------------------------------------------------------------------
          Deferred tax assets:
               Accrued expenses                             $1,635        $1,560
               Restricted Shares                             1,432         1,096
               Bad debt reserve                              1,329           712
               Store closings                                1,011         1,969
               Sale and leaseback                              976         1,030
               Loss carryforward                               270           324
               Capital leases                                  116           140
               Other                                           ---           168
               Valuation allowance                            (204)         (288)
                                                            --------------------
               Total gross deferred tax assets              $6,565        $6,711
                                                            ====================

          Deferred tax liabilities:
               Fixed assets                                 $4,400        $4,740
               Inventory                                     1,692         2,155
               Other                                         1,322         1,408
                                                            --------------------
               Total gross deferred tax liabilities         $7,414        $8,303
                                                            ====================

The loss carryforward at January 30, 1999 relates to the acquisition of Adam, Meldrum & Anderson Co., Inc. and will expire in January 2009.

      The valuation allowance relates to the deferred tax assets that result from accrued expenses that are not deductible for tax purposes due to the limitations arising from Section 162 of the Internal Revenue Code of 1986, as amended ("IRC 162"), relating to deductions for executive compensation.

      No other deferred tax assets have associated valuation allowances since these tax benefits are realizable through the reversal of existing deferred tax liabilities and future taxable income.

     A reconciliation of the statutory federal income tax rate to the effective tax rate for fiscal 1998, 1997 and 1996 is presented below:

                                                               FISCAL YEAR ENDED
                                                 ----------------------------------------------
                                                 JANUARY 30,      JANUARY 31,      FEBRUARY 1,
                                                     1999             1998             1997
-----------------------------------------------------------------------------------------------
   Tax at statutory rate                               35.0%            35.0%            35.0%
   Book expense in excess of
     IRC 162 limitation                                 0.7              2.3              3.6
   State income taxes, net of federal benefit           1.0              1.0              1.0
   Excise tax on pension termination                    ---              ---              3.4
   Internal Revenue Service audit closure               1.9              ---              ---
   Other, net                                           0.5              1.0             (0.9)
                                                 ----------------------------------------------
       Total                                           39.1%            39.3%            42.1%
                                                 ==============================================

In fiscal 1998 and 1997, the Company made income tax payments of $6,397 and $2,194, respectively. The Company received income tax refunds, net of payments, of $8,641 in fiscal 1996.

                          9.  EMPLOYEE BENEFIT PLANS
                          --------------------------

The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible to participate in the Plan after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 15% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company contributed $1,422, $1,350 and $1,200 in fiscal 1998, 1997 and 1996, respectively, under the profit sharing provisions of the Plan.

      In addition to the above plans, the Company maintains a non-qualified compensation plan for a select group of management employees.

      The Company's fiscal 1998, 1997 and 1996 expense under the aforementioned benefit plans was $1,798, $1,951 and $1,932, respectively.

      In December 1995, the Company merged the Adam, Meldrum and Anderson Co., Inc. Pension Plan into the Hess's Department Stores, Inc. Employees' Pension Plan. These defined benefit pension plans (the "Merged Plan") covered substantially all the former employees of Adam, Meldrum and Anderson Co., Inc. and Hess's Department Stores, Inc., respectively. The Adam, Meldrum and Anderson Co., Inc. Pension Plan was curtailed in fiscal 1992 by the former owners. The Hess's Department Stores, Inc. Employees' Pension Plan was overfunded at the time of the purchase of certain assets of Hess's Department Stores, Inc. Due to the overfunded status of the Merged Plan, an asset was recorded in the purchase price allocation for the estimated net realizable value of the overfunded plan at the expected termination date.

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

      Completion of the funds reversion occurred in November 1997. Total funds reverted to the Company amounted to $6,005, net of $1,132 Federal excise taxes paid. Additionally, the Company also transferred $2,007 to the Company's profit sharing plan of which $1,200 was used to fund the Company's 1996 contribution. The remaining balance in the Plan partially funded the Company's 1997 contribution of $1,350.


                            10.  STOCK AWARD PLANS
                            ----------------------

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

      The Company amended its Management Incentive Plan (the "MIP Plan") in 1997 to provide, at the election of each participant, for bonus awards to be received in vested Restricted Shares in lieu of cash on the satisfaction of applicable performance goals. The maximum number of shares to be granted under the MIP Plan is 300,000, with no additional shares to be issued after July 1998.

      Pursuant to Mr. Wilansky's Employment Agreement (see Note 12), the Company implemented The Bon-Ton Stores, Inc. Performance Based Stock Incentive Plan for Heywood Wilansky (the "Stock Incentive Plan"). The Stock Incentive Plan provides performance-based compensation to Mr. Wilansky in the form of stock
bonuses granted in connection with services provided.   The maximum number of
shares available under the Stock Incentive Plan is 500,000.

      Compensation cost charged to operations, calculated using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," was $441, $1,345 and $505 in fiscal 1998, 1997 and 1996, respectively. Had the Company recorded compensation expense using the fair value based

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

method as discussed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                              1998     1997    1996
          ----------------------------------------------------------
          Net income            As reported  $11,211  $9,252  $6,811
                                Pro forma     10,154   8,416   5,987
          Earnings per share
               Basic            As reported  $  0.81  $ 0.83  $ 0.62
                                Pro forma       0.73    0.76    0.54

               Diluted          As reported  $  0.81  $ 0.81  $ 0.61
                                Pro forma       0.73    0.74    0.54

The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used:

                                                           1998    1997    1996
                                                          ------  ------  ------
    Expected option term in years                            7.7     7.2     7.0
    Stock price volatility factor                           66.6%   61.5%   65.0%
    Dividend yield                                           0.0%    0.0%    0.0%
    Risk free interest rate                                  5.5%    6.3%    6.4%

A summary of the options under the Stock Plan follows:

                                                                                                                  RESTRICTED
                                                          COMMON STOCK OPTIONS       PERFORMANCE-BASED OPTIONS      SHARES
                                                         -------------------------------------------------------------------
                                                         NUMBER OF       AVERAGE      NUMBER OF       AVERAGE      NUMBER OF
                                                          OPTIONS         PRICE        OPTIONS         PRICE         SHARES
----------------------------------------------------------------------------------------------------------------------------
FISCAL 1996
 February 3, 1996                                          637,750        $ 8.57         94,000        $ 8.67        281,440
  Granted                                                  131,286        $ 6.58        176,800        $ 6.13            ---
  Exercised                                                    ---           ---            ---           ---        (11,659)
  Forfeited                                                (17,216)       $ 8.69        (60,700)       $ 7.25         (1,456)
                                                         -------------------------------------------------------------------
 February 1, 1997                                          751,820        $ 8.22        210,100        $ 6.94        268,325
                                                         ===================================================================

 Options exercisable at February 1, 1997                   328,653        $ 9.54            ---           ---            ---
 Weighted average fair value of options
  granted during fiscal 1996                                              $ 4.40                       $ 4.20
FISCAL 1997
  Granted                                                  134,300        $ 6.86        167,100        $ 7.25            ---
  Exercised                                               (243,759)       $ 6.04            ---           ---        (10,955)
  Forfeited                                                (25,866)       $10.32            ---           ---           (704)
                                                         -------------------------------------------------------------------
 January 31, 1998                                          616,495        $ 8.35        377,200        $ 7.08        256,666
                                                         ===================================================================

 Options exercisable at January 31, 1998                   274,309        $10.03            ---           ---            ---
 Weighted average fair value of options
   granted during fiscal 1997                                             $ 4.84                       $ 4.95
FISCAL 1998
  Granted                                                  151,400        $13.71            ---           ---         35,000
  Exercised                                                (64,132)       $ 8.72            ---           ---        (90,000)
  Forfeited                                                (21,400)       $ 8.13        (33,300)       $11.25            ---
                                                         -------------------------------------------------------------------
 January 30, 1999                                          682,363        $ 9.50        343,900        $ 6.67        201,666
                                                         ===================================================================

 Options exercisable at January 30, 1999                   399,753        $ 8.88            ---           ---            ---
 Weighted average fair value of options
   granted during fiscal 1998                                             $ 9.86                          ---

The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.

The range of exercise prices for the Common Stock options outstanding as of January 30, 1999 follows:

 Range of             Number of Options     Weighted Average     Weighted Average    Number of Options         Weighted Average
 Exercise Prices      Outstanding           Exercise Price       Contractual Life    Currently Exercisable     Exercise Price
----------------------------------------------------------------------------------------------------------------------------
 $5.88  - $ 8.25      381,230               $ 6.71               4.0 years           234,270                   $ 6.62
 $9.00  - $13.00      164,733               $11.96               1.0 year            160,983                   $12.02
 $13.75 - $16.13      136,400               $14.34               1.8 years             4,500                   $14.25

The range of exercise prices for the performance-based options was $6.13 to $7.25, with a weighted average contractual life of 7.6 years.

      A summary of the status of the Replacement Plan follows:

                                                  Discount   Non-Discount
                                                   Options      Options
--------------------------------------------------------------------------
       Exercise Price                                $3.25        $ 13.00
                                                  -----------------------
       February 3, 1996                            142,578         42,606
        Exercised                                      ---            ---
        Forfeited                                      ---            ---
                                                  -----------------------
       February 1, 1997                            142,578         42,606
        Exercised                                  (57,309)           ---
        Forfeited                                      ---         (5,054)
                                                  -----------------------
       January 31, 1998                             85,269         37,552
        Exercised                                  (36,080)           ---
        Forfeited                                      ---            ---
                                                  -----------------------
       January 30, 1999                             49,189         37,552

As of January 30, 1999, January 31, 1998 and February 1, 1997, the exercisable discounted options amounted to 49,189, 83,411 and 138,861, respectively, and exercisable non-discounted options amounted to 37,552, 36,122 and 39,746, respectively.

      The Company granted 202,300 Restricted Shares under the MIP Plan in fiscal 1997. No Restricted Shares vested or were forfeited during fiscal 1997. In fiscal 1998, the Company granted an additional 1,326 shares, the restriction lapsed on 39,466 shares pursuant to the MIP Plan and 47,022 shares were forfeited. No additional shares will be granted under the MIP Plan. The total shares outstanding under the MIP Plan as of January 30, 1999 were 117,138.

      Shares issued under the Stock Incentive Plan in fiscal 1998 were 250,000 Restricted Shares and options to purchase 250,000 shares with an exercise price of $8.00 per share. No shares or options were vested or forfeited during fiscal 1998.

      Cancellation of options and shares in the above plans resulted primarily from the termination of the employment of certain executives and voluntary forfeitures.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                      11.  QUARTERLY RESULTS (UNAUDITED)

                                                                      FISCAL QUARTER ENDED
                                                     -----------------------------------------------------
                                                        MAY 2,      AUGUST 1,    OCTOBER 31,   JANUARY 30,
FISCAL 1998:                                             1998          1998          1998         1999
----------------------------------------------------------------------------------------------------------
Net sales                                            $   143,267   $   145,731   $   154,748   $   231,125
Other income, net                                            499           475           424           952
                                                     -----------------------------------------------------
                                                         143,766       146,206       155,172       232,077
                                                     -----------------------------------------------------
Costs of merchandise sold                                 91,435        91,460        97,047       146,788
Selling, general and administrative expenses              47,029        50,713        52,352        59,313
Depreciation and amortization                              3,090         3,090         3,566         3,535
                                                     -----------------------------------------------------
Income from operations                                     2,212           943         2,207        22,441
Interest expense, net                                      2,633         2,089         2,483         2,191
                                                     -----------------------------------------------------
Income (loss) before income taxes                           (421)       (1,146)         (276)       20,250
Income tax provision (benefit)                              (175)         (435)         (109)        7,915
                                                     -----------------------------------------------------
Net income (loss)                                    $      (246)  $      (711)  $      (167)  $    12,335
                                                     =====================================================

PER SHARE AMOUNTS ---
BASIC:
Net income (loss)                                    $     (0.02)  $     (0.05)  $     (0.01)  $      0.84
                                                     =====================================================
BASIC SHARES OUTSTANDING                              11,506,000    14,592,000    14,672,000    14,695,000
DILUTED:

Net income (loss)                                    $     (0.02)  $     (0.05)  $     (0.01)  $      0.83
                                                     =====================================================
DILUTED SHARES OUTSTANDING                            11,506,000    14,592,000    14,672,000    14,900,000

                                                                      FISCAL QUARTER ENDED
                                                     -----------------------------------------------------
                                                          MAY 3,     AUGUST 2,   NOVEMBER 1,   JANUARY 31,
FISCAL 1997:                                                1997          1997          1997          1998
----------------------------------------------------------------------------------------------------------
Net sales                                            $   134,251   $   137,994   $   155,513   $   228,641
Other income, net                                            491           472           457           929
                                                     -----------------------------------------------------
                                                         134,742       138,466       155,970       229,570
                                                     -----------------------------------------------------
Costs of merchandise sold                                 84,936        86,152        97,212       145,546
Selling, general and administrative expenses              46,002        47,457        51,064        58,327
Depreciation and amortization                              3,166         3,196         3,500         3,020
                                                     -----------------------------------------------------
Income from operations                                       638         1,661         4,194        22,677
Interest expense, net                                      3,549         3,223         3,254         3,176
                                                     -----------------------------------------------------
Income (loss) before income taxes                         (2,911)       (1,562)          940        19,501
Income tax provision (benefit)                            (1,108)         (594)          367         7,605
                                                     -----------------------------------------------------
Income (loss) before extraordinary item                   (1,803)         (968)          573        11,896
Extraordinary item - loss on early extinguishment
 of debt, net of income tax benefit of $251                 (446)          ---           ---           ---
                                                     -----------------------------------------------------
Net income (loss)                                    $    (2,249)  $      (968)  $       573   $    11,896
                                                     =====================================================

PER SHARE AMOUNTS --
BASIC:
Net income (loss) before extraordinary item          $     (0.16)  $     (0.09)  $      0.05   $      1.06
Effect of extraordinary item                               (0.04)          ---           ---           ---
                                                     -----------------------------------------------------
Net income (loss)                                    $     (0.20)  $     (0.09)  $      0.05   $      1.06
                                                     =====================================================
BASIC SHARES OUTSTANDING                              11,073,000    11,075,000    11,082,000    11,261,000
DILUTED:
Net income (loss) before extraordinary item          $     (0.16)  $     (0.09)  $      0.05   $      1.00
Effect of extraordinary item                               (0.04)          ---           ---           ---
                                                     -----------------------------------------------------
Net income (loss)                                    $     (0.20)  $     (0.09)  $      0.05   $      1.00
                                                     =====================================================
DILUTED SHARES OUTSTANDING                            11,073,000    11,075,000    11,493,000    11,867,000

                    12.  CHIEF EXECUTIVE OFFICER EMPLOYMENT
                    ---------------------------------------

The Company signed an agreement with Mr. Wilansky, effective February 1, 1998, to extend his employment as the Company's President and Chief Executive Officer through January 31, 2003. This new agreement provides for increased cash and stock-based compensation. Pursuant to the new agreement, the Company implemented the Stock Incentive Plan which provides performance-based compensation to Mr. Wilansky in connection with services provided by him during the term of the plan. The Stock Incentive Plan provided for the award of 250,000 Restricted Shares and an option to purchase 250,000 shares of Common Stock at $8.00 per share. The restricted shares, which on the date the performance requirement was met had a market value of $1,969, will be transferable to Mr. Wilansky in three equal installments on the last day of the Company's fiscal year which occurs on the third, fourth and fifth anniversaries of the agreement. The options will become exercisable in three equal installments on the day before the first, second and third anniversaries of the agreement. Should Mr. Wilansky leave the Company before the shares are transferred or the options become exercisable, these benefits will be forfeited except in certain limited circumstances.

                              13.  UNUSUAL INCOME
                              -------------------

In January 1997, the Company recorded unusual income of $3,171 before taxes, which is presented separately as a component of income from operations in the Consolidated Statements of Income. The income relates to a $4,303 gain that was recognized on the termination of the Merged Plan. The gain was partially offset by $1,132 for Federal excise tax that was paid when the pension assets were reverted to the Company. The asset reversion occurred during 1997 (see Note 9).

                      14. SALE AND LEASEBACK ARRANGEMENT
                      ----------------------------------

In April 1997, the Company sold the land, building and leasehold improvements comprising its department store in Johnstown, Pennsylvania and distribution center in Allentown, Pennsylvania and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Annual payments under the operating lease agreement are $1,270. The $10,841 of net proceeds received from the sale were used to pay down indebtedness of $8,208 and to provide additional working capital. The gain associated with the sale, totaling $2,986, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term.

                              15.  RESTRUCTURING
                              ------------------

In fiscal 1995, the Company recorded a restructuring charge of $5,690 for store closings and workforce reductions. The amounts charged against the restructuring reserve for fiscal 1998, 1997 and 1996 are as follows:

                                            1998         1997          1996
     ------------------------------------------------------------------------
     Beginning of year balance             $2,895       $3,475       $ 5,277
       Severance paid                         ---          ---          (277)
       Store closing costs                   (449)        (580)       (1,525)
                                           ---------------------------------
     End of year balance                   $2,446       $2,895       $ 3,475
                                           ======       ======       =======

It is anticipated that the remaining accrual which relates to a leased property located in Johnstown, Pennsylvania will be utilized through the end of 2005.

                             16. SUBSEQUENT EVENTS
                             ---------------------

On March 23, 1999, the Company acquired the leasehold interests and certain other assets in three department stores located in Hamden, Connecticut, Red Bank, New Jersey and Brick Township, New Jersey, through a bankruptcy auction, for a cash purchase price of $2,185. The leasehold interests were held by Steinbach Stores, Inc., a wholly-owned subsidiary of Crowley, Milner and Company. Certain fixed assets and customer lists were included in the purchase. The Company anticipates, subject to finalization of legal proceedings and closing of the transactions, to take possession of these store premises by April 30, 1999. After completion of the remodeling, the Company plans to open these stores in the fall of fiscal 1999. This business combination will be accounted for under the purchase method.

      On April 7, 1999, the Company amended the Credit Facility (see Note 2) to extend the term of the facility to April 15, 2004. The amended agreement will extend the available fixed assets and real estate borrowing base and provide a more favorable interest pricing structure, with substantially all other terms and conditions remaining unchanged. As a result of this transaction, the Company will incur a one-time pre-tax charge of $610 in the first quarter of fiscal 1999 relating to the early extinguishment of debt.

                   THE BON-TON STORES, INC. AND SUBSIDIARIES

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                   -----------------------------------------

To the Shareholders of The Bon-Ton Stores, Inc.:

We have audited the accompanying consolidated balance sheets of The Bon-Ton Stores, Inc. (a Pennsylvania corporation) and subsidiaries as of January 30, 1999 and January 31, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bon-Ton Stores, Inc. and subsidiaries as of January 30, 1999 and January 31, 1998, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 30, 1999 in conformity with generally accepted accounting principles.


Philadelphia, PA                                   /s/ Arthur Andersen LLP
March 2, 1999

(Except with respect to the matter discussed in Note 16, as to which the date is April 7, 1999.)