Form 10-K, Exhibit 13
period 2000-01-29
BON TON STORES INC
filed 2000-04-26
CIK 878079

The Bon-Ton Stores Inc., and Subsidiaries

                                                                    Exhibit 13.1

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
             (In thousands except share, per share and store data)

                                   1999                1998                1997                1996                 1995
Fiscal Year Ended              Jan. 29, 2000       Jan. 30, 1999       Jan. 31, 1998        Feb. 1, 1997          Feb. 3, 1996
                             -----------------   ------------------  -----------------  -------------------    ------------------
STATEMENT OF OPERATIONS DATA:                %                    %                  %                    %                     %
Net sales(1)                    $710,963    100.0    $674,871     100.0     $656,399   100.0   $626,482   100.0    $607,357  100.0
Other income, net                  2,651      0.4       2,350       0.3        2,349     0.4      2,430     0.4       2,266    0.4
Gross profit(2)                  261,367     36.8     248,141      36.8      242,553    37.0    230,919    36.9     219,410   36.1
Selling, general and
  administrative expenses        224,150     31.5     209,407      31.0      202,850    30.9    197,315    31.5     207,058   34.1
Depreciation and
  amortization                    14,846      2.1      13,281       2.0       12,882     2.0     12,758     2.1      11,895    2.0
Unusual expense (income)(3)        2,683      0.4          --        --           --      --     (3,171)   (0.5)      3,280    0.5
Restructuring (income)
  charges(4)                      (2,492)    (0.4)         --        --           --      --         --      --       5,690    0.9
Income (loss) from operations     24,831      3.5      27,803       4.1       29,170     4.4     26,447     4.2      (6,247)  (1.0)
Interest expense, net              8,552      1.2       9,396       1.4       13,202     2.0     14,687     2.3       8,722    1.4
Income (loss) before taxes        16,279      2.3      18,407       2.7       15,968     2.4     11,760     1.9     (14,969)  (2.4)
Income tax provision (benefit)     6,186      0.9       7,196       1.1        6,270     1.0      4,949     0.8      (5,766)  (0.9)
Income (loss) before
  extraordinary item              10,093      1.4      11,211       1.7        9,698     1.5      6,811     1.1      (9,203)  (1.5)
Extraordinary item, net
  of tax(5)                         (378)    (0.1)         --        --         (446)   (0.1)        --      --          --     --
Net income (loss)               $  9,715      1.4  $   11,211       1.7     $  9,252     1.4   $  6,811     1.1    $ (9,203)  (1.5)

PER SHARE AMOUNTS--
BASIC:
Net income (loss) before
  extraordinary item            $   0.68            $    0.81               $   0.87           $   0.62            $  (0.83)
Effect of extraordinary
  item                             (0.02)                  --                  (0.04)                --                  --
Net income (loss)               $   0.66            $    0.81               $   0.83           $   0.62            $  (0.83)
Basic shares outstanding      14,750,000           13,866,000             11,122,000         11,064,000          11,044,000
DILUTED:
Net income (loss) before
  extraordinary item            $   0.68            $    0.81               $   0.85           $   0.61            $  (0.83)
Effect of extraordinary
  item                             (0.02)                  --                  (0.04)                --                  --
Net income (loss)               $   0.66            $    0.81               $   0.81           $   0.61            $  (0.83)
Diluted shares outstanding    14,753,000           13,917,000             11,377,000         11,106,000          11,044,000

BALANCE SHEET DATA [AT END OF PERIOD]:
Working capital                 $141,788             $128,977               $123,078           $102,853            $ 90,758
Total assets                     417,492              378,119                352,686            341,252             331,173
Long-term debt, including
  capital leases                 107,678               76,255                123,384            128,098             127,893
Shareholders' equity             190,691              180,211                124,394            111,485             104,174

SELECTED OPERATING DATA:
Total sales growth(6)                5.3%                 2.8%                   4.8%               4.1%               22.7%
Comparable stores growth(6)(7)       0.0%                 1.4%                   6.5%               4.2%                0.2%
Comparable stores data:(7)
  Sales per selling square
    foot                         $   141              $   143                $   143            $   138             $   160
  Selling square footage       4,705,000            4,620,000              4,511,000          4,153,000           2,278,000
Capital expenditures             $46,451              $19,418                $10,978            $ 9,730             $43,587
Number of stores:
  Beginning of year                   65                   64                     64                 68                  69
  Additions                            7                    2                     --                  1                   4
  Closings                            --                   (1)                    --                 (5)                 (5)
  End of year                         72                   65                     64                 64                  68

(1) Fiscal 1995 reflects the 53 weeks ended February 3, 1996.

(2) Fiscal 1995 includes a $3.5 million charge related to inventory liquidation associated with the elimination of certain vendors and other merchandise changes.

(3) Reflects the expense recognized on the asset write-down, the gain recognized on the pension termination and expenses related to hiring the Chief Executive Officer in fiscal years 1999, 1996 and 1995, respectively.

(4) Income recognized in fiscal 1999 as a result of a lease termination for a closed store. Fiscal 1995 reflects a $5.0 million charge for a store closing reserve with the balance related to a workforce reduction.


(5) Expense resulting from the early extinguishment of the Company's revolving credit facility in fiscal 1999 and term loan and revolving credit facility in fiscal 1997.

(6) Fiscal 1996 sales compared to the 52 weeks ended January 27, 1996.

(7) Comparable stores data (sales and selling square footage) reflects stores open for the entire current year and prior fiscal year.