Form 10-K, Exhibit 13
period 2000-01-29
BON TON STORES INC
filed 2000-04-26
CIK 878079

                                                                    Exhibit 13.2


THE BON-TON STORES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                            1999 OPERATIONS OVERVIEW

SALES PERFORMANCE

In fiscal 1999, The Bon-Ton Stores, Inc. (the "Company") achieved a 5.3% sales increase compared to fiscal 1998. The sales growth in fiscal 1999 related primarily to new store openings with comparable store sales remaining equal to last year. Although sales productivity improved in a number of stores in the New York market reflecting strategic initiatives taken in fiscal 1999, these stores did not perform up to the Company's average productivity. During fiscal 2000, the Company will allocate additional time and resources towards improving sales per square foot in all locations.

NON-COMPARABLE ITEMS REVIEW

Net income in fiscal 1999 totaled $9.7 million, or $0.66 per share on a diluted basis, a decrease of $1.5 million from $11.2 million, or $0.81 per share on a diluted basis in fiscal 1998. The results for fiscal 1999 and 1998 were impacted by several non-comparable items. The primary non-comparable items impacting net income for fiscal 1999 and 1998 are set forth in the following table:

                                                     Fiscal 1999                 Fiscal 1998
                                                     -----------                 -----------
                                                               Diluted                     Diluted
                                               After-tax       Earnings      After-tax    Earnings
                                              Net Income      Per Share     Net Income    Per Share
                                              ----------      ---------     ----------    ---------
Net income excluding non-comparable items      $ 12,506       $  0.85       $ 11,153      $  0.80
Pre-opening expenses                             (2,372)                        (819)
Gain on sale of property                             77                          877
Asset write-down charge                          (1,663)                          --
Restructuring income                              1,545                           --
Extraordinary loss on debt extinguishment          (378)                          --
                                               --------------------------------------------------
Net income as reported                         $  9,715       $  0.66       $ 11,211      $  0.81
                                               ==================================================

The Company incurred significantly higher pre-opening expenses in fiscal 1999 when it opened seven new stores versus the two new stores opened in fiscal 1998. The Company anticipates pre-opening expenses in fiscal 2000 will approximate the level expended in fiscal 1998.

   In fiscal 1999, the Company had a small gain on the sale of land, which was significantly less than the gain realized by the Company for the sale of a vacant property located in Downtown Lancaster, Pennsylvania in fiscal 1998.

   The Company recorded a charge in the fourth quarter of 1999 to write-down the value of assets associated with a cooperative buying group from which the Company purchases inventory. It is anticipated the cooperative buying group will cease its operations by the end of fiscal 2000. The Company is establishing vendor contacts to ensure the continued supply of product. The Company will continue to offer a broad line of products, including private label brands, to its customers at comparable prices, quality and service.

   In fiscal 1999, the Company negotiated the termination of a lease for a closed store located in Johnstown, Pennsylvania. The Company closed the store in 1995, but was obligated under the terms of a lease through fiscal 2005. The termination of this lease resulted in the Company reversing the remaining restructuring reserve established in fiscal 1995 and reporting restructuring income in fiscal 1999.

   The Company renegotiated the term of its revolving credit agreement in fiscal 1999. The agreement was amended to extend the term to April 15, 2004 and provides a more favorable interest rate pricing structure, with substantially all other terms and conditions remaining unchanged. This transaction created a one-time extraordinary charge in fiscal 1999.

THE BON-TON STORES, INC. AND SUBSIDIARIES

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

                              RESULTS OF OPERATIONS

The following table summarizes the changes in selected operating indicators of the Company, illustrating the relationship of various income and expense items to net sales for each fiscal year presented:

                                                   Percent of Net Sales
                                                   --------------------
                                                        Fiscal Year
                                                        -----------
                                              1999          1998         1997
                                            ------        ------       ------
Net sales                                    100.0%        100.0%       100.0%
Other income, net                              0.4           0.3          0.4
                                             --------------------------------
                                             100.4         100.3        100.4
                                             --------------------------------

Costs and expenses:
   Costs of merchandise sold                  63.2          63.2         63.0
   Selling, general and administrative        31.5          31.0         30.9
   Depreciation and amortization               2.1           2.0          2.0
   Unusual expense                             0.4            --           --
   Restructuring income                       (0.4)           --           --
                                             --------------------------------
Income from operations                         3.5           4.1          4.4
Interest expense, net                          1.2           1.4          2.0
                                             --------------------------------
Income before income taxes                     2.3           2.7          2.4
Income tax provision                           0.9           1.1          1.0
                                             --------------------------------
Income before extraordinary item               1.4           1.7          1.5
Extraordinary loss, net of tax                 0.1            --          0.1
                                             --------------------------------
Net income                                     1.4%          1.7%         1.4%
                                             ================================


                       FISCAL 1999 COMPARED TO FISCAL 1998

NET SALES: Net sales were $711.0 million for the fifty-two weeks ended January 29, 2000, an increase of $36.1 million, or 5.3%, over the fifty-two week period ended January 30, 1999. The majority of the increase was attributable to the seven new stores opened in fiscal 1999 and two stores opened in fiscal 1998. Comparable store sales for the same period remained even with last year. Strong sales performances were achieved in home, cosmetics, shoes and accessories.

OTHER INCOME, NET: Net other income, which is comprised mainly of income from leased departments, increased to 0.4% of net sales for fiscal 1999 compared to 0.3% in fiscal 1998, as a result of the addition of certain leased departments in four of the Company's new stores.

COSTS AND EXPENSES: Gross margin dollars for fiscal 1999 increased $13.2 million, or 5.3%, over fiscal 1998 as a result of the sales volume increase. Gross profit as a percentage of net sales was 36.8% in fiscal 1999 and fiscal 1998.

   Selling, general and administrative expenses for fiscal 1999 were $224.2 million, or 31.5% of net sales, compared to $209.4 million, or 31.0% of net sales, in the prior year. The percentage increase in fiscal 1999 was primarily attributable to $3.8 million in expenses associated with the opening of seven new stores in fiscal 1999 versus $1.3 million for two stores in fiscal 1998, increased advertising costs and the gain recognized in fiscal 1998 on the sale of the Downtown Lancaster property (see Note 5). The increase was partially offset by an improvement in the credit operations and increased sales volume in fiscal 1999.

   Depreciation and amortization increased to 2.1% of net sales in fiscal 1999 from 2.0% in fiscal 1998 as a result of $46.5 million of capital expenditures in fiscal 1999.

   Unusual expense in fiscal 1999 of $2.7 million, or 0.4% of net sales, was incurred as a result of the write-down of certain assets related to a cooperative buying group in which the Company has an investment (see Note 14).

   Restructuring income of $2.5 million, or 0.4% of net sales, was recognized as a result of the Company reaching an agreement in the fourth quarter of fiscal 1999 on the termination of a lease relating to a closed store in Johnstown, Pennsylvania. The Company established an accrual in fiscal 1995 relating to the costs associated with maintaining this property as part of its restructuring (see Note 16). The termination of this lease concludes the Company's actions under the 1995 restructuring plan.

INCOME FROM OPERATIONS: Income from operations in fiscal 1999 amounted to $24.8 million, or 3.5% of net sales, compared to $27.8 million, or 4.1% of net sales, in fiscal 1998.

INTEREST EXPENSE, NET: Net interest expense in fiscal 1999 decreased $0.8 million to $8.6 million, or 1.2% of net sales, from $9.4 million, or 1.4% of net sales, in the prior fiscal year. The decrease in interest expense was primarily attributable to lower borrowing rates under the amended credit facility, partially offset by increased average borrowing levels.

EXTRAORDINARY ITEM: The Company recorded an expense of $378,000, net of tax, related to the early extinguishment of the Company's revolving credit facility in fiscal 1999 (see Note 2).

NET INCOME: Net income in fiscal 1999 amounted to $9.7 million, or 1.4% of net sales, compared to $11.2 million, or 1.7% of net sales, in fiscal 1998.

   The decrease in the effective tax rate to 38.0% in fiscal 1999 from 39.1% in fiscal 1998 primarily reflects closure of the Internal Revenue Service audit in fiscal 1998, partially offset by an increase in the effective state tax rate due to the Company's entry into three states during fiscal 1999.

                       FISCAL 1998 COMPARED TO FISCAL 1997

NET SALES: Net sales were $674.9 million for the fifty-two weeks ended January 30, 1999, an increase of $18.5 million, or 2.8%, over the fifty-two week period ended January 31, 1998. A majority of this increase was attributable to the addition of stores in Jamestown, New York and Westfield, Massachusetts. Comparable store sales for the same period increased 1.4%. Strong sales performances were achieved in men's sportswear/young men's, home, intimate, childrens and shoes.

OTHER INCOME, NET: Net other income, which is comprised mainly of income from leased departments, decreased to 0.3% of net sales for fiscal 1998 compared to 0.4% in fiscal 1997, as a result of the increased net sales in fiscal 1998.

COSTS AND EXPENSES: Gross margin dollars for fiscal 1998 increased $5.6 million, or 2.3%, over fiscal 1997 as a result of the sales volume increase. Gross profit as a percentage of net sales decreased slightly from 37.0% in fiscal 1997 to 36.8% for fiscal 1998. The decrease in the margin rate was primarily attributable to a reduction in the cumulative markup percentage, an increase in the ratio of markdowns to sales and lower margin typically associated with better branded goods which accounted for a greater percentage of total inventory.

   Selling, general and administrative expenses for fiscal 1998 were $209.4 million, or 31.0% of net sales, as compared to $202.9 million, or 30.9% of net sales, in the prior year. The percentage increase in fiscal 1998 was primarily attributable to the cost of improving customer service, including personnel costs, expenses associated with the opening of two new stores and the deterioration of credit operations as a result of increased levels of personal bankruptcies, which were partially offset by the gain recognized on the sale of the Downtown Lancaster property (see Note 5) and increased sales volume in fiscal 1998.

   Depreciation and amortization remained constant at 2.0% of net sales in fiscal 1998 and fiscal 1997.

INCOME FROM OPERATIONS: Income from operations in fiscal 1998 amounted to $27.8 million, or 4.1% of net sales, as compared to $29.2 million, or 4.4% of net sales, in fiscal 1997.

INTEREST EXPENSE, NET: Net interest expense decreased $3.8 million to $9.4 million, or 1.4% of net sales, in fiscal 1998 from $13.2 million, or 2.0% of net sales, in the prior fiscal period. The decrease was primarily attributable to lower average borrowing levels, which were reduced with the proceeds received from the sale of additional shares (see Note 7), lower borrowing rates due to a change in the debt mix and a reduction in the cost of funds borrowed under the Credit Facility (see Note 2).

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

FUTURE ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("SFAS No. 133"). This statement requires every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. SFAS No. 133 also requires the Company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. By requiring greater use of fair-value accounting, SFAS No. 133 has the potential to increase volatility in earnings and other comprehensive income. The Company will adopt SFAS No. 133 in fiscal 2001 and its effect is not anticipated to impact the operating results of the Company, as only cash flow hedges are utilized by the Company and their change will be reported through comprehensive income.

YEAR 2000 READINESS DISCLOSURE

The Year 2000 issue refers to the inability of some computer programs and microprocessors to correctly interpret the century from a date in which the year is represented by only two digits (e.g., 98). As a result, in the year 2000, computer systems throughout the world may experience operating difficulties unless they are modified or upgraded to properly process date-related information. The Year 2000 issue can arise at any point in a company's supply, operational, distribution or financial processes. To date, the Company is not aware of the occurrence of any significant Year 2000 problems in its business.

   The Company expended approximately $1.2 million in connection with the Year 2000 expenses. Any further expenditures necessary would likely be in connection with verification of third-party interfaces with the Company's systems.

MARKET RISK AND FINANCIAL INSTRUMENTS

The Company is exposed to market risk associated with changes in interest rates. To provide some protection against potential rate increases associated with its variable rate facilities, the Company has entered into various derivative financial transactions in the form of interest rate swaps. The interest rate swaps are used to hedge underlying variable rate facilities. The swaps are qualifying hedges and the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. The Company currently holds "variable to fixed" rate swaps with a notional amount of $110.0 million with several different financial institutions for various terms. The notional amount does not represent amounts exchanged by the parties, but it is used as the basis to calculate the amounts due and to be received under the rate swaps. The Company believes the derivative financial instruments entered into provide protection from volatile upward swings in the interest rates associated with the Company's variable rate facilities. The Company does not enter into or hold derivative financial instruments for trading purposes.

   The following tabular disclosure provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates as of January 29, 2000. For interest rate swaps, the table presents notional amounts and weighted average pay and receive interest rates by expected maturity date.

                                                      Expected Maturity Date
                                    ----------------------------------------------------------------
                                    2000     2001         2002       2003         2004    Thereafter     Total      Fair Value
                                    ----     ----         ----       ----         ----    ----------     -----      ----------
Liabilities:

Long-term Debt

   Fixed Rate Debt               $   682    $ 6,542     $   642     $    709     $    780    $17,774     $  27,129     $27,408

      Average fixed rate            9.92%     10.88%       9.62%        9.62%        9.62%      9.62%         9.93%

   Variable Rate Debt               --         --          --           --       $ 75,300    $ 4,500     $  79,800     $77,795

      Average variable rate         --         --          --           --           6.74%      4.25%         6.60%

Interest Rate Derivatives

Interest Rate Swaps

   Variable to Fixed             $30,000       --          --       $ 50,000     $ 30,000       --       $ 110,000     $ 3,842

      Average pay rate              6.02%      --          --           5.81%        5.58%      --            5.81%

      Average receive rate          5.21%      --          --           5.27%        5.49%      --            5.49%

SEASONALITY AND INFLATION

The Company's business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the last half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 11 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 1999 and 1998. Selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

   Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of the results that may be achieved for a full fiscal year. In addition, quarterly results of operations depend upon the timing and amount of revenues and costs associated with the opening of new stores and closing and remodeling of existing stores.

   The Company does not believe inflation had a material effect on operating results during the past three years. However, there can be no assurance that the Company's business will not be affected by inflationary adjustments in the future.

                         LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes material measures of the Company's liquidity and capital resources:

                                                     January 29,      January 30,       January 31,
(Dollars in millions)                                       2000             1999              1998
---------------------------------------------------------------------------------------------------
Working capital                                          $ 141.8          $ 129.0           $ 123.1
Current ratio                                             2.24:1           2.10:1            2.22:1
Funded debt to total capitalization                       0.36:1           0.29:1            0.49:1
Unused availability under lines of credit                $  35.5          $  69.7           $  17.5

The Company's primary sources of working capital are cash flow from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable facility. The Company had working capital of $141.8 million, $129.0 million and $123.1 million at the end of fiscal 1999, 1998 and 1997, respectively. The increase in working capital in fiscal 1999 was principally attributable to an increase in merchandise inventories required to support the seven new locations, partially offset by decreased inventories in existing stores. The Company's business follows a seasonal pattern and working capital fluctuates with seasonal variations. On average, the Company's working capital was at its lowest levels from February through August and then increased through October when it reached its highest level.

   Net cash provided by operating activities amounted to $5.9 million and $25.8 million in fiscal 1999 and 1998, respectively, while net cash used in operating activities amounted to $7.7 million in fiscal 1997.

   Net cash used in investing activities amounted to $37.2 million and $21.4 million in fiscal 1999 and 1998, respectively, while net cash provided by investing activities amounted to $21.9 million in fiscal 1997. The net cash outflow in fiscal 1999 was the result of capital expenditures in the amount of $46.5 million which were primarily related to the construction of new stores in Glens Falls, New York; Pottstown, Pennsylvania; Concord, New Hampshire and Burlington, Vermont, expansion and remodeling of four stores, expenditures for fixtures and displays and remodeling the newly acquired stores. The Company acquired, in exchange for $2.2 million, the leasehold interests in three stores located in Hamden, Connecticut; Red Bank, New Jersey and Brick Township, New Jersey (see Note 13). Offsetting these expenditures were $11.0 million of proceeds from the accounts receivable facility.

   Net cash provided by financing activities amounted to $31.5 million in fiscal 1999, while the cash used in financing activities amounted to $2.9 million and $11.6 million in fiscal 1998 and 1997, respectively. The net cash inflow in fiscal 1999 was attributable to the borrowings on the Company's long-term debt.

   The Company currently anticipates its capital expenditures for fiscal 2000 will approximate $30.7 million. The expenditures will be directed toward expansion and remodeling three of the Company's existing stores, opening one to two new stores and information systems enhancements.

   Aside from planned capital expenditures, the Company's primary cash requirements will be to service debt and finance working capital increases during peak selling seasons. The Company anticipates that its cash balances and cash flows from operations, supplemented by borrowings under the Credit Facility and proceeds from the accounts receivable facility, will be sufficient to satisfy its operating cash requirements.


25