Form 10-K, Exhibit 13
period 2000-01-29
BON TON STORES INC
filed 2000-04-26
CIK 878079

                                                                    Exhibit 13.3



THE BON-TON STORES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                          January 29,       January 30,
(In thousands except share and per share data)                                                   2000              1999
-----------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                                               $  10,807         $  10,607
   Trade and other accounts receivable, net of allowance for doubtful
      accounts of $3,167 and $3,692 in 1999 and 1998, respectively                            27,782            34,677
   Merchandise inventories                                                                   203,489           192,872
   Prepaid expenses and other current assets                                                  12,371             8,292
   Deferred income taxes                                                                       1,926                 -
                                                                                            --------------------------
      Total current assets                                                                   256,375           246,448
                                                                                            ==========================
PROPERTY, FIXTURES AND EQUIPMENT AT COST,
   LESS ACCUMULATED DEPRECIATION AND AMORTIZATION                                            144,715           112,521
OTHER ASSETS                                                                                  16,402            19,150
                                                                                            --------------------------
      Total assets                                                                          $417,492          $378,119
                                                                                            ==========================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
   Accounts payable                                                                        $  67,353         $  71,448
   Accrued payroll and benefits                                                               10,016             9,639
   Accrued expenses                                                                           26,262            25,594
   Current portion of long-term debt                                                             682               615
   Current portion of obligations under capital leases                                           442               409
   Deferred income taxes                                                                           -                26
   Income taxes payable                                                                        9,832             9,740
                                                                                            --------------------------
      Total current liabilities                                                              114,587           117,471
                                                                                            --------------------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                                      106,247            74,387
OBLIGATIONS UNDER CAPITAL LEASES, LESS CURRENT MATURITIES                                      1,431             1,868
DEFERRED INCOME TAXES                                                                          1,362               823
OTHER LONG-TERM LIABILITIES                                                                    3,174             3,359
                                                                                            --------------------------
      Total liabilities                                                                      226,801           197,908
                                                                                            --------------------------

COMMITMENTS AND CONTINGENCIES (NOTE 6)

SHAREHOLDERS' EQUITY:
   Common Stock - authorized 40,000,000 shares at $0.01 par value;
      issued and outstanding shares of 12,276,860 and 12,278,120 in
      1999 and 1998, respectively                                                                123               123
   Class A Common Stock - authorized 20,000,000 shares at $0.01 par value;
      issued and outstanding shares of 2,989,853 in 1999 and 1998                                 30                30
   Additional paid-in capital                                                                108,083           108,260
   Deferred compensation                                                                      (2,172)           (3,114)
   Retained earnings                                                                          84,627            74,912
                                                                                            --------------------------
      Total shareholders' equity                                                             190,691           180,211
                                                                                            --------------------------
      Total liabilities and shareholders' equity                                            $417,492          $378,119
                                                                                            ==========================


The accompanying notes are an integral part of these consolidated statements.

THE BON-TON STORES, INC. AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                       Fiscal Year Ended
                                                                       -----------------
                                                        January 29,        January 30,        January 31,
(In thousands except share and per share data)                 2000               1999              1998
---------------------------------------------------------------------------------------------------------
NET SALES                                              $    710,963       $    674,871      $    656,399
OTHER INCOME, NET                                             2,651              2,350             2,349
                                                       -------------------------------------------------
                                                            713,614            677,221           658,748
                                                       -------------------------------------------------

COSTS AND EXPENSES:
   Costs of merchandise sold                                449,596            426,730           413,846
   Selling, general and administrative                      224,150            209,407           202,850
   Depreciation and amortization                             14,846             13,281            12,882
   Unusual expense                                            2,683               --                --
   Restructuring income                                      (2,492)              --                --
                                                       -------------------------------------------------
INCOME FROM OPERATIONS                                       24,831             27,803            29,170
INTEREST EXPENSE, NET                                         8,552              9,396            13,202
                                                       -------------------------------------------------

INCOME BEFORE INCOME TAXES                                   16,279             18,407            15,968
INCOME TAX PROVISION                                          6,186              7,196             6,270
                                                       -------------------------------------------------

INCOME BEFORE EXTRAORDINARY ITEM                             10,093             11,211             9,698
EXTRAORDINARY ITEM - loss on early extinguishment
   of debt, net of income tax benefit                          (378)              --                (446)
                                                       -------------------------------------------------
NET INCOME                                             $      9,715       $     11,211      $      9,252
                                                       =================================================
PER SHARE AMOUNTS -
   BASIC:
      Net income before extraordinary item             $       0.68       $       0.81      $       0.87
      Effect of extraordinary item                            (0.02)              --               (0.04)
                                                       -------------------------------------------------
      Net income                                       $       0.66       $       0.81      $       0.83
                                                       =================================================

   BASIC SHARES OUTSTANDING                              14,750,000         13,866,000        11,122,000

   DILUTED:
      Net income before extraordinary item             $       0.68       $       0.81      $       0.85
      Effect of extraordinary item                            (0.02)              --               (0.04)
                                                       -------------------------------------------------
      Net income                                       $       0.66       $       0.81      $       0.81
                                                       =================================================
   DILUTED SHARES OUTSTANDING                            14,753,000         13,917,000        11,377,000


The accompanying notes are an integral part of these consolidated statements.

THE BON-TON STORES, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                 Class A     Additional
                                                     Common      Common        Paid-in        Deferred      Retained
(In thousands)                                        Stock       Stock        Capital      Compensation    Earnings        Total
----------------------------------------------------------------------------------------------------------------------------------
Balance at February 1, 1997                       $      83     $      30     $  58,182      $  (1,259)     $  54,449    $ 111,485
   Net income                                          --            --            --             --            9,252        9,252
   Issuance of stock under Stock Award Plans              2          --           2,094         (1,256)          --            840
   Deferred compensation amortization                  --            --            --              505           --            505
   Exercised stock options                                3          --           2,314           --             --          2,317
   Cancellation of Restricted Shares                   --            --              (5)          --             --             (5)
                                                  --------------------------------------------------------------------------------

Balance at January 31, 1998                              88            30        62,585         (2,010)        63,701      124,394
   Net income                                          --            --            --             --           11,211       11,211
   Secondary stock offering                              31          --          43,386           --             --         43,417
   Issuance of stock under Stock Award Plans              3          --           1,949         (2,262)          --           (310)
   Deferred compensation amortization                  --            --            --              943           --            943
   Exercised stock options                                1          --             732           --             --            733
   Cancellation of Restricted Shares                   --            --            (392)           215           --           (177)
                                                  --------------------------------------------------------------------------------

Balance at January 30, 1999                             123            30       108,260         (3,114)        74,912      180,211
   Net income                                          --            --            --             --            9,715        9,715
   Issuance of stock under Stock Award Plans           --            --              36            (22)          --             14
   Deferred compensation amortization                  --            --            (183)           933           --            750
   Exercised stock options                             --            --              16           --             --             16
   Cancellation of Restricted Shares                   --            --             (46)            31           --            (15)
                                                  --------------------------------------------------------------------------------
Balance at January 29, 2000                       $     123     $      30     $ 108,083      $  (2,172)     $  84,627    $ 190,691
                                                  ================================================================================


The accompanying notes are an integral part of these consolidated statements.

THE BON-TON STORES, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      Fiscal Year Ended
                                                                                      -----------------
                                                                          January 29,     January 30,     January 31,
(In thousands)                                                                   2000            1999            1998
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                  $   9,715       $  11,211       $   9,252
Adjustments to reconcile net income to net cash provided by
   (used in) operating activities:
      Depreciation and amortization                                            14,846          13,281          12,882
      Bad debt                                                                    520           1,770             700
      Stock compensation expense                                                  750             441           1,345
      Gain on sale of property, fixtures and equipment                           (158)         (1,291)            (17)
      Cancellation of Restricted Shares                                           (15)           (177)             (5)
      (Increase) decrease in other long-term assets                              (408)            143             (80)
      Deferred income tax                                                      (1,414)           (743)         (1,210)
      Decrease in other long-term liabilities                                    (185)            (50)           (523)
      Extraordinary loss on debt extinguishment                                   610            --               697
      Asset write-down charge                                                   2,683            --              --
      Restructuring income                                                     (2,492)           --              --
      Restructuring payments                                                     --              (449)           (580)

Changes in operating assets and liabilities:
      Increase in accounts receivable                                          (4,625)         (2,961)        (34,879)
      Increase in merchandise inventories                                     (10,616)        (15,090)        (16,592)
      (Increase) decrease in prepaid expenses and other current assets         (3,195)            543           9,554
      (Decrease) increase in accounts payable                                  (4,093)         15,970           3,852
      Increase in accrued expenses                                              3,865           1,851           3,343
      Increase in income taxes payable                                             91           1,352           4,551
                                                                            -----------------------------------------
         Total adjustments                                                     (3,836)         14,590         (16,962)
                                                                            -----------------------------------------
         Net cash provided by (used in) operating activities                    5,879          25,801          (7,710)

CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures, net                                               (46,451)        (19,418)        (10,978)
      Proceeds from sale of property, fixtures and equipment                      426           3,004              17
      Proceeds from sale of accounts receivable, net                           11,000          (5,000)         22,000
      Payment for the acquisition of businesses, net of cash received          (2,192)           --              --
      Proceeds from Sale and Leaseback arrangement                               --              --            10,841
                                                                            -----------------------------------------
         Net cash (used in) provided by investing activities                  (37,217)        (21,414)         21,880

CASH FLOWS FROM FINANCING ACTIVITIES:
      Payments on long-term debt and capital lease obligations               (278,778)       (309,339)       (320,996)
      Proceeds from issuance of long-term debt                                310,300         262,300         307,102
      Proceeds from equity offering                                              --            43,417            --
      Exercised stock options                                                      16             733           2,317
                                                                            -----------------------------------------
         Net cash provided by (used in) financing activities                   31,538          (2,889)        (11,577)

         Net increase in cash and cash equivalents                                200           1,498           2,593

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                               10,607           9,109           6,516
                                                                            -----------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                  $  10,807       $  10,607       $   9,109
                                                                            =========================================


The accompanying notes are an integral part of these consolidated statements.

THE BON-TON STORES, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 (In thousands except share and per share data)

The Bon-Ton Stores, Inc., a Pennsylvania corporation, was incorporated on January 31, 1996 as the successor of a company established on January 31, 1929, and currently operates as one business segment, through its subsidiaries, 72 retail department stores located in Pennsylvania, New York, New Jersey, Maryland, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia.

                  1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

FISCAL YEAR

The Company's fiscal year ends on the Saturday nearer to January 31 of the following calendar year, and consisted of fifty-two weeks for fiscal years 1999, 1998 and 1997. Fiscal years 1999, 1998 and 1997 ended on January 29, 2000, January 30, 1999 and January 31, 1998, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

MERCHANDISE INVENTORIES

For both financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $203,756 and $193,823 as of January 29, 2000 and January 30, 1999, respectively.

PROPERTY, FIXTURES AND EQUIPMENT: DEPRECIATION AND AMORTIZATION

Depreciation and amortization of property, fixtures and equipment are computed using the straight-line method based upon the following average estimated service lives (or remaining lease terms):

Buildings                                             20 to 40 years
Leasehold improvements                                      15 years
Fixtures and equipment                                 5 to 10 years

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

   The costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements are generally amortized over the shorter of the lease term or the useful life of the asset. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Capital leases are amortized over the primary term of the lease.

STORE OPENING AND CLOSING COSTS

The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as a current period expense. When the decision to close a retail unit is made, the Company provides for the estimated future net lease obligations after store operations cease, nonrecoverable investments in property, fixtures and equipment and other expenses directly related to discontinuance of operations. The estimates are based upon historical information and certain assumptions about future events. Changes in the assumptions for store closing costs for such items as the estimated period of future lease obligations and the amounts actually realized relating to the carrying value of property, fixtures and equipment could cause these estimates to change.

ADVERTISING

Advertising production costs are expensed the first time the advertisement is run. Media placement costs are expensed in the period the advertising appears. Total advertising expenses included in selling, general and administrative expenses for fiscal years 1999, 1998 and 1997 were $28,795, $27,569 and $27,095, respectively. Prepaid expenses and other current assets include prepaid advertising costs of $1,000 and $972 at January 29, 2000 and January 30, 1999, respectively.

REVENUE RECOGNITION

The Company recognizes revenue at either the point-of-sale or at the time merchandise is shipped to the customer.

LEASED DEPARTMENT SALES

The Company leases space to third parties in several of its stores and receives compensation based on a percentage of sales made in these departments. Other income, net, includes leased department rental income of approximately $2,872, $2,590 and $2,502 in fiscal 1999, 1998 and 1997, respectively.

REVOLVING CHARGE ACCOUNTS

Finance charge income on customers' revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. The finance charge income earned by the Company, before considering the costs of administering and servicing the revolving charge accounts, for fiscal years 1999, 1998 and 1997 was $28,406, $29,776 and $25,019, respectively, and is a component of securitization income (see Note 4).

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

EARNINGS PER SHARE

In the fourth quarter of fiscal 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128"). SFAS No. 128, which supersedes Accounting Principles Board Opinion No. 15, "Earnings per Share," requires dual presentation of Basic and Diluted earnings per share ("EPS") on the face of the statement of operations. Basic EPS is computed by dividing reported earnings available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS is computed assuming the conversion of all dilutive securities, such as options and restricted stock. The statement requires a reconciliation of the numerators and denominators used in the Basic and Diluted EPS calculations. The numerator, net income, is identical in both calculations. The following table presents a reconciliation of the shares outstanding for the respective calculations, as well as the calculated EPS, for each period presented on the accompanying Consolidated Statements of Income. The EPS shown in the reconciliation represents EPS before the impact of extraordinary items.

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                                                               1999                   1998                    1997
                                                     -------------------     -------------------    -------------------
                                                         Shares      EPS         Shares      EPS        Shares      EPS
-----------------------------------------------------------------------------------------------------------------------
Basic Calculation                                    14,750,000    $0.68     13,866,000    $0.81    11,122,000    $0.87
Dilutive Securities  -
   Restricted Shares                                         --                  25,000                 72,000
   Options                                                3,000                  26,000                183,000
                                                     ------------------------------------------------------------------
Diluted Calculation                                  14,753,000    $0.68     13,917,000    $0.81    11,377,000    $0.85
                                                     ------------------------------------------------------------------
Antidilutive shares and options  -
   Restricted Shares                                    402,000                 388,000                132,000
   Options                                            1,316,000               1,068,000                654,000

Antidilutive shares and options, consisting of restricted shares and options to purchase shares outstanding, were excluded from the computation of dilutive securities due to the Company's net loss position in the first three quarters of 1999 and 1998 and the first two quarters of 1997. In addition, antidilutive options to purchase shares during the remaining quarters were excluded from the computation of dilutive securities due to exercise prices greater than the average market price.

   The following table reflects the approximate dilutive securities calculated under the treasury stock method had the Company reported a net profit in each consecutive quarter of the corresponding fiscal years:

                                                    1999             1998              1997
-------------------------------------------------------------------------------------------
Approximate Dilutive Securities  -
   Restricted Shares                              43,000           90,000           108,000
   Options                                        27,000          291,000           248,000

In addition, options to purchase shares with exercise prices greater than the average market price were excluded from the above table for 1999, 1998 and 1997 in the approximate amounts of 1,139,000, 244,000 and 311,000, respectively, as they would have been antidilutive.

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

                                     2. DEBT

Debt consisted of the following:

                                                                                          January 29,       January 30,
                                                                                                 2000              1999
-----------------------------------------------------------------------------------------------------------------------
Revolving credit agreement - principal payable April 15, 2004;
   interest payable periodically at varying rates (6.74% for fiscal year 1999)               $ 75,300           $42,770
Mortgage notes payable - principal payable in varying monthly installments
   through June 2016; interest 9.62%; secured by land and buildings                            21,012            21,484
Mortgage notes payable - principal and interest in monthly installments of
   $68 through January 2001, with a balloon payment in February 2001;
   interest 11.00%; secured by buildings                                                        6,117             6,248
Mortgage notes payable - principal payable February 1, 2012; interest payable
   monthly at various rates; secured by a building                                              4,500             4,500
                                                                                             --------------------------
Total debt                                                                                    106,929            75,002
Less: current maturities                                                                          682               615
                                                                                             --------------------------
Long-term debt                                                                               $106,247           $74,387
                                                                                             ==========================

In April 1999, the Company amended its revolving credit agreement ("Credit Facility") to extend the term of the facility to April 15, 2004. The amended agreement extends the term of the available fixed assets and real estate borrowing base and provides a more favorable interest rate pricing structure, with substantially all other terms and conditions remaining unchanged. As a result of this transaction, the Company incurred a one-time extraordinary after-tax charge of $378, or $0.02 per share, in fiscal 1999. The Company also recognized a one-time extraordinary charge of $446, or $0.04 per share, in fiscal 1997 related to refinancing the Company's debt.

   As of January 29, 2000, the Company borrowed $75,300, with $35,501 of additional borrowing availability remaining under the Credit Facility. The interest charged under this agreement, based on LIBOR or an index rate plus an applicable margin, is determined by a formula based on the Company's interest coverage ratio (defined as the ratio of earnings before interest, taxes, depreciation and amortization to interest expense).

   The Company maintains an interest rate swap portfolio that allows the Company to convert a portion of the variable rates under the Company's facilities to fixed rates. The following table indicates the notional amounts as of January 29, 2000 and January 30, 1999 and the range of interest rates paid and received by the Company during the respective fiscal years:


                                                                                          January 29,       January 30,
                                                                                                 2000              1999
-----------------------------------------------------------------------------------------------------------------------
Fixed swaps (notional amount)                                                                $110,000           $80,000
   Range of receive rate                                                                     5.00%-6.16%      5.06%-5.70%
   Range of pay rate                                                                         5.58%-6.06%      5.66%-6.06%

The interest rate swap agreements will expire on various dates from November 27, 2000 to April 8, 2004. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value, based on dealer quotes, of the interest rate swap agreements at January 29, 2000 and January 30, 1999, was income of $3,842 and a loss of $2,308, respectively, and represents the amount the Company would receive or pay if the agreements were terminated as of such dates.

   Several of the Company's loan agreements contain restrictive covenants, including a minimum trade support ratio, a minimum fixed charge ratio and limitations on dividends, additional incurrence of debt and capital expenditures.

   The fair value of the Company's debt, excluding interest rate swaps, is estimated at $105,203 and $76,480 on January 29, 2000 and January 30, 1999, respectively, and is based on an estimate of the rates available to the Company for debt with similar features.

   Debt maturities, as of January 29, 2000, are as follows:


2000                                         $       682
2001                                               6,542
2002                                                 642
2003                                                 709
2004                                              76,080
2005 and thereafter                               22,274
                                                --------
                                                $106,929
                                                ========

                                3. INTEREST COSTS


Interest and debt costs were:

                                                                                        Fiscal Year Ended
                                                                         ----------------------------------------------
                                                                         January 29,      January 30,       January 31,
                                                                                2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
Interest costs incurred                                                       $8,988           $9,681           $13,441
Interest income                                                                 (103)            (110)             (234)
Capitalized interest, net                                                       (333)            (175)               (5)
                                                                         ----------------------------------------------
Interest expense, net                                                         $8,552           $9,396           $13,202
                                                                         ==============================================
Interest paid                                                                 $8,303           $9,128           $12,887
                                                                         ==============================================

                             4. SALE OF RECEIVABLES

The Company securitizes its private credit card portfolio through an accounts receivable facility (the "Facility"). The securitization agreement was amended in October 1999 to extend the term of the facility through January 2003 and contains increased pricing of 0.1 percentage point and a trade support covenant. The amended agreement also provides provisions for the Company to request seasonal increases in the amount sold under the facility and annual extensions of the term. Substantially all other terms and conditions of the original agreement remain unchanged.

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

   Under the securitization agreement, which is contingent upon the receivables meeting certain performance criteria, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, up to $150,000 of an undivided percentage interest in the receivables, on a limited recourse basis. BTRLP assets of $25,873 and $35,157 as of January 29, 2000 and January 30, 1999, respectively, were included in the accompanying Consolidated Balance Sheets and consist primarily of its retained interest in receivables initially purchased from the Company and sold under the Facility. The Company accounts for its retained interest in the receivables in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company has not recognized any unrealized gains or losses on its retained interest, as the current carrying value of customers' revolving charge accounts receivable is a reasonable estimate of fair value since the average interest rates approximate current market origination rates. Creditors of BTRLP have a claim on BTRLP's assets prior to any equity in BTRLP becoming available to creditors of the Company.

   As of January 29, 2000 and January 30, 1999, credit card receivables were sold under the above referenced agreement in the amount of $138,000 and $127,000, respectively. BTRLP holds a participating interest in an undivided ownership interest in the receivables sold. This interest is required to be held under terms of the agreement to provide credit support against future losses and is subject to lien. The amount subject to credit support amounted to $23,172 and $29,360 at January 29, 2000 and January 30, 1999, respectively. New receivables are sold on a continual basis to replenish the investors' respective level of participation in receivables which have been repaid by the credit card holders. The Company does not recognize a servicing asset or liability, as the amount received for servicing the receivables is a reasonable approximation of market rates and servicing costs.

   The net impact on earnings in connection with the sale of receivables under this agreement was not significant. However, under the terms of the sale agreement, the Company receives securitization income equal to the excess of the finance charges collected on the receivables over the rate paid, which is based on variable or fixed rate pricing alternatives, less the credit losses which are payable under the recourse provisions of these agreements. The Company also continues to service the accounts. Securitization income, before consideration of servicing expenses other than the rate paid in these securitization transactions and credit losses, was approximately $7,121, $7,587 and $8,410 in fiscal 1999, 1998 and 1997, respectively. Securitization income and servicing expenses are reported as components of selling, general and administrative expenses. Although the Company receives positive securitization cash flow, an interest-only strip has not been recorded due to the short life of the receivables and to provide for credit losses under the recourse provision of the Facility.

                       5. PROPERTY, FIXTURES AND EQUIPMENT

As of January 29, 2000, and January 30, 1999, property, fixtures and equipment and the related accumulated depreciation and amortization consisted of:


                                                                                          January 29,       January 30,
                                                                                                 2000              1999
-----------------------------------------------------------------------------------------------------------------------
Land and improvements                                                                      $    1,952       $       660
Buildings and leasehold improvements                                                          131,290           105,305
Furniture and equipment                                                                       113,772            94,675
Buildings under capital leases                                                                  5,052             5,052
                                                                                           ----------------------------
                                                                                              252,066           205,692
Less: Accumulated depreciation and amortization                                               107,351            93,171
                                                                                           ----------------------------
                                                                                             $144,715          $112,521
                                                                                           ============================

Property, fixtures and equipment with a net depreciated cost of approximately $38,754 and $40,056 are pledged as collateral for secured loans at January 29, 2000 and January 30, 1999, respectively.

   On November 20, 1998, the Company sold its vacant property in Downtown Allentown, Pennsylvania. The property was acquired during the 1994 acquisition of certain assets from Hess's Department Stores, Inc. The property was closed in January 1996. No loss was recognized on this transaction as the Company utilized $1.0 million of the store closing reserve established for this property. The net proceeds of $1.5 million received from the sale were used to fund additional working capital requirements.

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

   At January 29, 2000, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

Fiscal Year                                                                            Capital Leases  Operating Leases
-----------------------------------------------------------------------------------------------------------------------
2000                                                                                          $   579         $  20,335
2001                                                                                              579            18,536
2002                                                                                              300            16,538
2003                                                                                              300            15,914
2004                                                                                              300            15,317
2005 and thereafter                                                                               200            82,566
                                                                                              -------------------------
Total net minimum rentals                                                                       2,258          $169,206
                                                                                                               ========
Less: Amount representing interest                                                                385
                                                                                               ------
Present value of net minimum lease payments, of which $442 is due within one year              $1,873
                                                                                               ======

Minimum rental commitments under operating leases are reflected without reduction for rental income due in future years under noncancellable subleases since the amounts are immaterial. Some of the store leases contain renewal options ranging from two to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers, fax machines and computer equipment, as well as related-party commitments with the Company's majority shareholder and related entities of $451, $481, $481, $481, $481 and $3,795 for fiscal 2000, 2001, 2002, 2003, 2004 and 2005 and thereafter, respectively.

   Rental expense consisted of the following:

                                                                                        Fiscal Year Ended
                                                                         ----------------------------------------------
                                                                         January 29,      January 30,       January 31,
                                                                                2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
Operating leases:
   Buildings:
      Minimum rentals                                                        $16,367          $14,597           $13,898
      Contingent rentals                                                       2,614            2,710             2,636
   Fixtures and equipment                                                      2,015            1,230             1,332
   Contingent rentals on capital leases                                          414              399               410
                                                                         ----------------------------------------------
      Totals                                                                 $21,410          $18,936           $18,276
                                                                         ==============================================

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

   Nine West recently announced it entered into a settlement with the Attorneys General of the fifty states, territories and possessions of the United States and the Federal Trade Commission. The agreement, which must be approved by the Court, settles price-fixing claims against Nine West and its alleged co-conspirators. The Company believes that the settlement agreement, if approved, may completely resolve and extinguish the claims asserted in the private class action against the Company and the other department store defendants.

   The Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of all such litigation and claims will not have a material adverse effect on the Company's financial position or results of its operations.

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                             7. SHAREHOLDERS' EQUITY

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

   On May 1, 1998, the Company sold 3.1 million shares of its Common Stock pursuant to a public offering. The net proceeds received of $43.4 million were used to expand and upgrade existing stores, open new stores, provide working capital and for general corporate purposes.

                                 8. INCOME TAXES

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

   Components of the income tax provision are as follows:

                                                                                        Fiscal Year Ended
                                                                         ----------------------------------------------
                                                                         January 29,      January 30,       January 31,
                                                                                2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
Federal and State:
   Current                                                                  $  7,600           $7,939          $  7,480
   Deferred                                                                   (1,414)            (743)           (1,210)
                                                                         ----------------------------------------------
   Total                                                                    $  6,186           $7,196          $  6,270
                                                                         ==============================================

Components of gross deferred tax assets and liabilities were comprised of the following:

                                                                                          January 29,       January 30,
                                                                                                 2000              1999
-----------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Accrued expenses                                                                            $2,261            $1,635
   Restricted Shares                                                                            1,614             1,432
   Bad debt reserve                                                                             1,172             1,329
   Sale and leaseback                                                                             948               976
   Asset write-down                                                                               830                -
   Loss carryforward                                                                              222               270
   Capital leases                                                                                  88               116
   Store closings                                                                                  -              1,011
   Valuation allowance                                                                           (125)             (204)
                                                                                               ------------------------
   Total gross deferred tax assets                                                             $7,010            $6,565
                                                                                               ========================

Deferred tax liabilities:
   Fixed assets                                                                                $4,205            $4,400
   Inventory                                                                                    1,029             1,692
   Other                                                                                        1,212             1,322
                                                                                               ------------------------
   Total gross deferred tax liabilities                                                        $6,446            $7,414
                                                                                               ========================

The loss carryforward at January 29, 2000 relates to the acquisition of Adam, Meldrum & Anderson Co., Inc. and will expire in January 2009.

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

   A reconciliation of the statutory federal income tax rate to the effective tax rate for fiscal 1999, 1998 and 1997 is presented below:

                                                                                        Fiscal Year Ended
                                                                         ----------------------------------------------
                                                                         January 29,      January 30,       January 31,
                                                                                2000             1999              1998
-----------------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                           35.0%            35.0%            35.0%
Book expense in excess of IRC 162 limitation                                     0.9              0.7               2.3
State income taxes, net of federal benefit                                       2.0              1.0               1.0
Internal Revenue Service audit closure                                            --              1.9                --
Other, net                                                                       0.1              0.5               1.0
                                                                         ----------------------------------------------
   Total                                                                        38.0%            39.1%             39.3%
                                                                         ==============================================

In fiscal 1999, 1998 and 1997, the Company made income tax payments of $7,335, $6,397 and $2,194, respectively.

                            9. EMPLOYEE BENEFIT PLANS

The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible to participate in the Plan after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 15% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company contributed $1,400, $1,422 and $1,350 in fiscal 1999, 1998 and 1997, respectively, under the profit sharing provisions of the Plan.

   In addition to the above plans, the Company maintains a non-qualified compensation plan for a select group of management employees.

   The Company's fiscal 1999, 1998 and 1997 expense under the aforementioned benefit plans was $1,981, $1,798 and $1,951, respectively.

                              10. STOCK AWARD PLANS

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

   The Company amended its Management Incentive Plan (the "MIP Plan") in 1997 to provide, at the election of each participant, bonus awards to be received in vested Restricted Shares in lieu of cash on the satisfaction of applicable performance goals. The maximum number of shares to be granted under the MIP Plan is 300,000, with no additional shares to be issued after July 1998.

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

   Compensation cost charged to operations, calculated using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," was $750, $441 and $1,345 in fiscal 1999, 1998 and 1997, respectively. Had the Company recorded compensation expense using the fair value based method as discussed in SFAS No. 123,

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


"Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                                1999             1998              1997
-----------------------------------------------------------------------------------------------------------------------
Net income                 As reported                                        $9,715          $11,211            $9,252
                           Pro forma                                           8,121           10,154             8,416

Earnings per share
   Basic                   As reported                                       $  0.66        $    0.81           $  0.83
                           Pro forma                                            0.55             0.73              0.76

   Diluted                 As reported                                       $  0.66        $    0.81           $  0.81
                           Pro forma                                            0.55             0.73              0.74


The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used:

                                                                                1999             1998              1997
-----------------------------------------------------------------------------------------------------------------------
Expected option term in years                                                    6.7              7.7               7.2
Stock price volatility factor                                                   65.4%            66.6%             61.5%
Dividend yield                                                                   0.0%             0.0%              0.0%
Risk free interest rate                                                          6.1%             5.5%              6.3%

A summary of the options and restricted shares under the Stock Plan follows:

                                                                                                             Restricted
                                                       Common Stock Options     Performance-Based Options       Shares
                                                   --------------------------------------------------------------------
                                                   Number of        Average      Number of       Average         Number
                                                     Options          Price        Options         Price      of Shares
-----------------------------------------------------------------------------------------------------------------------
FISCAL 1997
   February 1, 1997                                  751,820        $  8.22        210,100       $  6.94        268,325
      Granted                                        134,300        $  6.86        167,100       $  7.25            --
      Exercised                                     (243,759)       $  6.04            --            --         (10,955)
      Forfeited                                      (25,866)        $10.32            --            --            (704)
                                                   --------------------------------------------------------------------
   January 31, 1998                                  616,495        $  8.35        377,200       $  7.08        256,666
                                                   ====================================================================
   Options exercisable at January 31, 1998           274,309         $10.03            --            --             --
   Weighted average fair value of options
      granted during fiscal 1997                                    $  4.84                      $  4.95

FISCAL 1998
      Granted                                        151,400         $13.71            --            --          35,000
      Exercised                                      (64,132)       $  8.72            --            --         (90,000)
      Forfeited                                      (21,400)       $  8.13       (33,300)        $11.25            --
                                                   --------------------------------------------------------------------
   January 30, 1999                                  682,363        $  9.50        343,900       $  6.67        201,666
                                                   ====================================================================
   Options exercisable at January 30, 1999           399,753        $  8.88            --            --             --
   Weighted average fair value of options
      granted during fiscal 1998                                    $  9.86                          --

FISCAL 1999
      Granted                                        243,000        $  5.81            --            --           5,000
      Transferred                                     88,400        $  6.13       (88,400)       $  6.13            --
      Exercised                                       (1,000)       $  6.38            --            --         (83,333)
      Forfeited                                      (40,733)        $11.31       (88,400)       $  6.13            --
                                                   --------------------------------------------------------------------
   January 29, 2000                                  972,030        $  8.20        167,100       $  7.25        123,333
                                                   ====================================================================
   Options exercisable at January 29, 2000           592,008        $  8.55            --            --             --
   Weighted average fair value of options
      granted during fiscal 1999                                    $  3.95                          --

The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.

The range of exercise prices for the Common Stock options outstanding as of January 29, 2000 follows:


Range of            Number of Options     Weighted Average    Weighted Average    Number of Options       Weighted Average
Exercise Prices           Outstanding       Exercise Price    Contractual Life    Currently Exercisable     Exercise Price
--------------------------------------------------------------------------------------------------------------------------
$ 5.25 - $ 7.63               674,847               $ 6.26           5.1 years              383,748              $ 6.50
$ 8.00 - $11.25                77,033               $10.01           0.5 years               62,033              $10.48
$12.50 - $16.13               220,150               $13.50           1.2 years              146,227              $13.09

The exercise price for the performance-based options was $7.25, with a weighted average contractual life of 7.1 years.

   A summary of the status of the Replacement Plan follows:

                                                                                             Discount      Non-Discount
                                                                                              Options           Options
-----------------------------------------------------------------------------------------------------------------------
Exercise Price                                                                                  $3.25            $13.00
                                                                                              -------------------------
February 1, 1997                                                                              142,578            42,606
    Exercised                                                                                 (57,309)               --
    Forfeited                                                                                      --            (5,054)
                                                                                              -------------------------
January 31, 1998                                                                               85,269            37,552
    Exercised                                                                                 (36,080)               --
    Forfeited                                                                                      --                --
                                                                                              -------------------------
January 30, 1999                                                                               49,189            37,552
    Exercised                                                                                      --                --
    Forfeited                                                                                      --                --
                                                                                              -------------------------
January 29, 2000                                                                               49,189            37,552
                                                                                              =========================

The exercisable discounted options amounted to 49,189 as of January 29, 2000 and January 30, 1999, and 83,411 as of January 31, 1998. The exercisable non-discounted options amounted to 37,552 as of January 29, 2000 and January 30, 1999, and 36,122 as of January 31, 1998.

   A summary of the Management Incentive Plan follows:

                                                                                                                 Shares
-----------------------------------------------------------------------------------------------------------------------
February 1, 1997                                                                                                     --
   Granted                                                                                                      202,300
   Restriction lapse                                                                                                 --
   Forfeited                                                                                                         --
                                                                                                                -------
January 31, 1998                                                                                                202,300
   Granted                                                                                                        1,326
   Restriction lapse                                                                                            (39,466)
   Forfeited                                                                                                    (47,022)
                                                                                                                -------
January 30, 1999                                                                                                117,138
   Granted                                                                                                           --
   Restriction lapse                                                                                            (15,317)
   Forfeited                                                                                                     (7,260)
                                                                                                                -------
January 29, 2000                                                                                                 94,561
                                                                                                                =======

Shares issued under the Stock Incentive Plan in fiscal 1998 were 250,000 Restricted Shares and options to purchase 250,000 shares with an exercise price of $8.00 per share. No shares or options were vested or forfeited during fiscal 1998 and 83,334 options vested in fiscal 1999.

   Cancellation of options and shares in the above plans resulted primarily from the termination of the employment of certain executives and voluntary forfeitures.

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


                        11. QUARTERLY RESULTS (UNAUDITED)


                                                                                Fiscal Quarter Ended
                                                           ------------------------------------------------------------
                                                            May 1,          July 31,      October 30,       January 29,
                                                              1999              1999             1999              2000
-----------------------------------------------------------------------------------------------------------------------
FISCAL 1999:
Net sales                                                 $142,399          $149,449         $168,474          $250,641
Other income, net                                              517               521              477             1,136
                                                          -------------------------------------------------------------
                                                           142,916           149,970          168,951           251,777
                                                          -------------------------------------------------------------
Costs of merchandise sold                                   93,190            92,719          106,469           157,218
Selling, general and administrative expenses                48,560            53,311           59,950            62,329
Depreciation and amortization                                3,256             3,145            4,194             4,251
Unusual expense                                                --                 --                --            2,683
Restructuring income                                           --                 --                --           (2,492)
                                                          -------------------------------------------------------------
Income (loss) from operations                               (2,090)              795           (1,662)           27,788
Interest expense, net                                        1,920             2,048            2,211             2,373
                                                          -------------------------------------------------------------
Income (loss) before income taxes                           (4,010)           (1,253)          (3,873)           25,415
Income tax provision (benefit)                              (1,524)             (476)          (1,472)            9,658
                                                          -------------------------------------------------------------
Income (loss) before extraordinary item                     (2,486)             (777)          (2,401)           15,757
Extraordinary item - loss on early extinguishment
   of debt, net of income tax benefit of $232                 (378)              --                --                --
                                                          -------------------------------------------------------------
Net income (loss)                                         $  (2,864)        $   (777)        $ (2,401)         $ 15,757
                                                          =============================================================

PER SHARE AMOUNTS  -
BASIC:
Net income (loss) before extraordinary item               $  (0.17)         $  (0.05)        $  (0.16)         $   1.06
Effect of extraordinary item                                 (0.02)              --               --                --
                                                          -------------------------------------------------------------
Net income (loss)                                         $  (0.19)         $  (0.05)        $  (0.16)         $   1.06
                                                          =============================================================
BASIC SHARES OUTSTANDING                                14,703,000        14,715,000       14,781,000        14,799,000
DILUTED:

Net income (loss) before extraordinary item               $  (0.17)         $  (0.05)        $  (0.16)         $   1.06
Effect of extraordinary item                                 (0.02)              --               --                --
                                                          -------------------------------------------------------------
Net income (loss)                                         $  (0.19)         $  (0.05)        $  (0.16)         $   1.06
                                                          =============================================================
DILUTED SHARES OUTSTANDING                              14,703,000        14,715,000       14,781,000        14,812,000

                                                                                Fiscal Quarter Ended
                                                            -----------------------------------------------------------
                                                            May 2,         August 1,      October 31,       January 30,
                                                              1998              1998             1998              1999
-----------------------------------------------------------------------------------------------------------------------
FISCAL 1998:
Net sales                                                 $143,267          $145,731         $154,748          $231,125
Other income, net                                              499               475              424               952
                                                          -------------------------------------------------------------
                                                           143,766           146,206          155,172           232,077
                                                          -------------------------------------------------------------
Costs of merchandise sold                                   91,435            91,460           97,047           146,788
Selling, general and administrative expenses                47,029            50,713           52,352            59,313
Depreciation and amortization                                3,090             3,090            3,566             3,535
                                                          -------------------------------------------------------------
Income from operations                                       2,212               943            2,207            22,441
Interest expense, net                                        2,633             2,089            2,483             2,191
                                                          -------------------------------------------------------------
Income (loss) before income taxes                            (421)           (1,146)            (276)            20,250
Income tax provision (benefit)                               (175)             (435)            (109)             7,915
                                                          -------------------------------------------------------------
Net income (loss)                                         $  (246)          $  (711)         $  (167)          $ 12,335
                                                          =============================================================

PER SHARE AMOUNTS --
BASIC:
Net income (loss)                                         $ (0.02)          $ (0.05)         $ (0.01)          $   0.84
                                                          =============================================================
BASIC SHARES OUTSTANDING                                11,506,000        14,592,000       14,672,000        14,695,000

DILUTED:
Net income (loss)                                         $ (0.02)          $ (0.05)         $ (0.01)          $   0.83
                                                          =============================================================
DILUTED SHARES OUTSTANDING                              11,506,000        14,592,000       14,672,000        14,900,000

                     12. CHIEF EXECUTIVE OFFICER EMPLOYMENT

The Company signed an agreement with Mr. Wilansky, effective February 1, 1998, to extend his employment as the Company's President and Chief Executive Officer through January 31, 2003. This new agreement provides for increased cash and stock-based compensation. Pursuant to the new agreement, the Company implemented the Stock Incentive Plan, which provides performance-based compensation to Mr. Wilansky in connection with services provided by him during the term of the plan. The Stock Incentive Plan provided for the award of 250,000 Restricted Shares and an option to purchase 250,000 shares of Common Stock at $8.00 per share. The restricted shares, which on the date the performance requirement was met had a market value of $1,969, will be transferable to Mr. Wilansky in three equal installments on the last day of the Company's fiscal year which occurs on the third, fourth and fifth anniversaries of the agreement. The options will become exercisable in three equal installments on the day before the first, second and third anniversaries of the agreement. Should Mr. Wilansky leave the Company before the shares are transferred or the options become exercisable, these benefits will be forfeited except in certain limited circumstances.

                                13. ACQUISITIONS

In March 1999, the Company acquired the leasehold interests and certain other assets in three department stores located in Hamden, Connecticut; Red Bank, New Jersey and Brick Township, New Jersey, through a bankruptcy auction, for a total cost of $2.2 million. The leasehold interests were held by Steinbach Stores, Inc., a wholly-owned subsidiary of Crowley, Milner and Company. Certain fixed assets and customer lists were also included in the purchase. This business combination was accounted for under the purchase method, with the fair market value of the acquired leases amortized over the remaining lease term.

                               14. UNUSUAL EXPENSE

During the fourth quarter of fiscal 1999, the Company recorded an expense to write-down the value of certain assets relating to a cooperative buying group from which the Company purchases inventory. A $2.7 million charge was recorded to write-down $2.3 million in deposits held by the cooperative buying group with the remainder relating to the write-down of the Company's minority equity interest. The Company anticipates the cooperative buying group will cease its operations by the end of fiscal 2000.

THE BON-TON STORES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                       15. SALE AND LEASEBACK ARRANGEMENT

In April 1997, the Company sold the land, building and leasehold improvements comprising a department store and a distribution center both located in Pennsylvania and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Annual payments under the operating lease agreement were $1,270. The $10,841 of net proceeds received from the sale were used to pay down indebtedness of $8,208 and to provide additional working capital. The gain associated with the sale, totaling $2,986, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term.

                                16. RESTRUCTURING

In fiscal 1995, the Company recorded a restructuring charge of $5,690 for store closings and workforce reductions. The amounts charged against the restructuring reserve for fiscal 1999, 1998 and 1997 are as follows:

                                                                               1999             1998             1997
-----------------------------------------------------------------------------------------------------------------------
Beginning of year balance                                                     $2,446           $2,895            $3,475

Store closing costs, net of expense forgiveness                                   46             (449)             (580)

Restructuring income                                                          (2,492)              --                --
                                                                              -----------------------------------------
End of year balance                                                           $   --           $2,446            $2,895
                                                                              =========================================

At the end of fiscal 1998, the balance remaining from this charge related to a leased property located in Johnstown, Pennsylvania. In 1999, the mall containing the leased location was sold to a new owner who wanted to redevelop the property and the Company negotiated the termination of this lease with the new owner. In the fourth quarter of fiscal 1999, the Company entered into an agreement to terminate the lease related to the closed store. To reflect the lease termination, the Company recognized $2.5 million of restructuring income in the Company's Consolidated Statements of Income.

THE BON-TON STORES, INC. AND SUBSIDIARIES


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                TO THE SHAREHOLDERS OF THE BON-TON STORES, INC.:



We have audited the accompanying consolidated balance sheets of The Bon-Ton Stores, Inc. (a Pennsylvania corporation) and subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended January 29, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bon-Ton Stores, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended January 29, 2000 in conformity with accounting principles generally accepted in the United States.



                                                         /s/ Arthur Andersen LLP
                                                         -----------------------


Philadelphia, PA
March 3, 2000

43