Form 10-K, Exhibit 13
period 2001-02-03
BON TON STORES INC
filed 2001-05-02
CIK 878079

                                                                    Exhibit 13.1


               Selected Consolidated Financial and Operating Data

              (In thousands except share, per share and store data)

                                                          2000                1999                1998                 1997
Fiscal Year Ended                                     Feb. 3, 2001       Jan. 29, 2000        Jan. 30, 1999        Jan. 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                       %                   %                    %                   %
-----------------------------------------------------------------------------------------------------------------------------------
Net sales(1)                                       $  749,816   100.0  $  710,963   100.0   $  674,871   100.0  $  656,399   100.0
Other income, net                                       2,715     0.4       2,651     0.4        2,350     0.3       2,349     0.4
Gross profit                                          275,790    36.8     261,367    36.8      248,141    36.8     242,553    37.0
Selling, general and administrative expenses          231,859    30.9     224,150    31.5      209,407    31.0     202,850    30.9
Depreciation and amortization                          17,085     2.3      14,846     2.1       13,281     2.0      12,882     2.0
Unusual expense (income)(2)                             6,485     0.9       2,683     0.4           --      --          --      --
Restructuring income(3)                                    --      --      (2,492)   (0.4)          --      --          --      --
Income from operations                                 23,076     3.1      24,831     3.5       27,803     4.1      29,170     4.4
Interest expense, net                                  10,906     1.5       8,552     1.2        9,396     1.4      13,202     2.0
Income before taxes                                    12,170     1.6      16,279     2.3       18,407     2.7      15,968     2.4
Income tax provision                                    4,622     0.6       6,186     0.9        7,196     1.1       6,270     1.0
Income before extraordinary item                        7,548     1.0      10,093     1.4       11,211     1.7       9,698     1.5
Extraordinary item, net of tax(4)                          --      --        (378)   (0.1)          --      --        (446)   (0.1)
Net income                                         $    7,548     1.0  $    9,715     1.4   $   11,211     1.7  $    9,252     1.4

PER SHARE AMOUNTS
BASIC:
Net income before extraordinary item               $     0.50          $     0.68           $     0.81          $     0.87
Effect of extraordinary item                               --               (0.02)                  --               (0.04)
Net income                                         $     0.50          $     0.66           $     0.81          $     0.83
Basic shares outstanding                           14,953,000          14,750,000           13,866,000          11,122,000
DILUTED:
Net income before extraordinary item               $     0.50          $     0.68           $     0.81          $     0.85
Effect of extraordinary item                               --               (0.02)                  --               (0.04)
Net income                                         $     0.50          $     0.66           $     0.81          $     0.81
Diluted shares outstanding                         14,953,000          14,753,000           13,917,000          11,377,000

BALANCE SHEET DATA (AT END OF PERIOD):
-----------------------------------------------------------------------------------------------------------------------------------
Working capital                                    $  142,311          $  141,788           $  128,977          $  123,078
Total assets                                          405,038             417,492              378,119             352,686
Long-term debt, including capital leases               98,758             107,678               76,255             123,384
Shareholders' equity                                  198,862             190,691              180,211             124,394

SELECTED OPERATING DATA:
-----------------------------------------------------------------------------------------------------------------------------------
Total sales growth(5)                                     5.5%                5.3%                 2.8%                4.8%
Comparable stores growth(5)(6)(7)                         0.7%                0.0%                 1.4%                6.5%
Comparable stores data(6)(7):
     Sales per selling square foot                 $      143          $      141           $      143          $      143
     Selling square footage                         4,792,000           4,705,000            4,620,000           4,511,000
Capital expenditures                               $   29,577          $   46,451           $   19,418          $   10,978
Number of stores:
     Beginning of year                                     72                  65                   64                  64
     Additions                                              1                   7                    2                  --
     Closings                                              --                  --                   (1)                 --
     End of year                                           73                  72                   65                  64

                                                          1996
Fiscal Year Ended                                     Feb. 1, 1997
----------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                       %
----------------------------------------------------------------------
Net sales(1)                                       $  626,482   100.0
Other income, net                                       2,430     0.4
Gross profit                                          230,919    36.9
Selling, general and administrative expenses          197,315    31.5
Depreciation and amortization                          12,758     2.1
Unusual expense (income)(2)                            (3,171)   (0.5)
Restructuring income(3)                                    --      --
Income from operations                                 26,447     4.2
Interest expense, net                                  14,687     2.3
Income before taxes                                    11,760     1.9
Income tax provision                                    4,949     0.8
Income before extraordinary item                        6,811     1.1
Extraordinary item, net of tax(4)                          --      --
Net income                                         $    6,811     1.1

PER SHARE AMOUNTS

BASIC:
Net income before extraordinary item               $     0.62
Effect of extraordinary item                               --
Net income                                         $     0.62
Basic shares outstanding                           11,064,000
DILUTED:
Net income before extraordinary item               $     0.61
Effect of extraordinary item                               --
Net income                                         $     0.61
Diluted shares outstanding                         11,106,000

BALANCE SHEET DATA (AT END OF PERIOD):
----------------------------------------------------------------------
Working capital                                    $  102,853
Total assets                                          341,252
Long-term debt, including capital leases              128,098
Shareholders' equity                                  111,485

SELECTED OPERATING DATA:
----------------------------------------------------------------------
Total sales growth(5)                                     4.1%
Comparable stores growth(5)(6)(7)                         4.2%
Comparable stores data(6)(7):
     Sales per selling square foot                 $      138
     Selling square footage                         4,153,000
Capital expenditures                               $    9,730
Number of stores:
     Beginning of year                                     68
     Additions                                              1
     Closings                                              (5)
     End of year                                           64

(1)  Fiscal 2000 reflects the 53 weeks ended February 3, 2001.
(2) Reflects the expense recognized for workforce reductions, the early retirement of Heywood Wilansky and the realignment and the elimination of certain senior management positions in fiscal 2000 and the asset write-down and the gain recognized on the pension termination in fiscal years 1999 and 1996, respectively.
(3) Income recognized in fiscal 1999 as a result of a lease termination for a closed store.
(4) Expense resulting from the early extinguishment of the Company's revolving credit facility in fiscal 1999 and term loan and revolving credit facility in fiscal 1997.
(5)  Fiscal 1996 sales compared to the 52 weeks ended January 27, 1996.
(6)  Fiscal year 2000 reflects the 52 weeks ended January 27, 2001.
(7) Comparable stores data (sales and selling square footage) reflects stores open for the entire current year and prior fiscal year.


THE BON-TON STORES, INC. AND SUBSIDIARIES
                                       22