Form 10-K, Exhibit 13
period 2001-02-03
BON TON STORES INC
filed 2001-05-02
CIK 878079

                                                                    Exhibit 13.2


                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                            2000 Operations Overview

SALES PERFORMANCE

In fiscal 2000, The Bon-Ton Stores, Inc. (the "Company") achieved a 5.5% increase in sales compared to fiscal 1999. The sales growth primarily reflects the timing impact of new stores opened during fiscal 1999 and 2000 and an additional week of sales in fiscal 2000 compared to a fifty-two week period in fiscal 1999. Comparable store sales for the fifty-two week period ended January 27, 2001 increased 0.7% over fiscal 1999. Sales productivity in the New York market improved in fiscal 2000 at a rate greater than the Company average, reflecting the initiatives implemented in fiscal 1999 and 2000. Although productivity improved in fiscal 2000, not all stores performed at or above the Company average. The Company will continue to monitor the performance of its stores and initiate operational improvements as necessary.

NON-COMPARABLE ITEMS REVIEW

Net income in fiscal 2000 totaled $7.5 million, or $0.50 per share on a diluted basis, a decrease of $2.2 million from $9.7 million, or $0.66 per share on a diluted basis, in fiscal 1999. The results for fiscal 2000 and 1999 were impacted by several non-comparable items. The primary non-comparable items impacting net income for fiscal 2000 and 1999 are set forth in the following table:

                                                         Fiscal 2000                       Fiscal 1999
                                                 ---------------------------       ---------------------------
                                                                     Diluted                           Diluted
                                                  After-tax         Earnings        After-tax         Earnings
(In thousands except per share data)             Net Income        Per Share       Net Income        Per Share
--------------------------------------------------------------------------------------------------------------
Net income excluding non-comparable items           $12,337            $0.83          $12,583            $0.85
CEO retirement & headcount reduction                 (4,021)                               --
Pre-opening expenses                                   (768)                           (2,372)
Asset write-down charge                                  --                            (1,663)
Restructuring income                                     --                             1,545
Extraordinary loss on debt                               --                              (378)
                                                 -------------------------------------------------------------
Net income as reported                              $ 7,548            $0.50           $9,715            $0.66
                                                 =============================================================

The Company recognized charges in the second quarter of 2000 related to the costs associated with the Company's workforce reduction. During the same period, the Company announced the early retirement of Heywood Wilansky as President and Chief Executive Officer and the realignment and elimination of certain senior management positions (see Note 14).

     During fiscal 2000, one new store was opened and one store relocated, compared to fiscal 1999 when seven new stores were opened. Accordingly, pre-opening expenses were much lower in the current year.

     The Company recorded a charge in the fourth quarter of 1999 to write down the value of assets associated with a cooperative buying group from which the Company purchased inventory. The cooperative buying group ceased its operations during fiscal 2000 (see Note 14).

     In fiscal 1999, the Company negotiated the termination of a lease for a closed store located in Johnstown, Pennsylvania. The Company closed the store in 1995, but was obligated under the terms of its lease through fiscal 2005. The termination of this lease resulted in the Company reversing the remaining restructuring reserve established in fiscal 1995 and reporting restructuring income in fiscal 1999 (see Note 16).

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


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

                              Results of Operations

The following table summarizes the changes in selected operating indicators of the Company, illustrating the relationship of various income and expense items to net sales for each fiscal year presented:

                                                         Percent of Net Sales
                                                      --------------------------
                                                             Fiscal Year
                                                      --------------------------
                                                       2000      1999      1998
--------------------------------------------------------------------------------
Net sales                                             100.0%    100.0%    100.0%
Other income, net                                       0.4       0.4       0.3
                                                      --------------------------
                                                      100.4     100.4     100.3
                                                      --------------------------

Costs and expenses:
     Costs of merchandise sold                         63.2      63.2      63.2
     Selling, general and administrative               30.9      31.5      31.0
     Depreciation and amortization                      2.3       2.1       2.0
     Unusual expense                                    0.9       0.4        --
     Restructuring income                                --      (0.4)       --
                                                      --------------------------
Income from operations                                  3.1       3.5       4.1
Interest expense, net                                   1.5       1.2       1.4
                                                      --------------------------
Income before income taxes                              1.6       2.3       2.7
Income tax provision                                    0.6       0.9       1.1
                                                      --------------------------
Income before extraordinary item                        1.0       1.4       1.7
Extraordinary loss, net of tax                           --       0.1       --
                                                      --------------------------
Net income                                              1.0%      1.4%      1.7%
                                                      --------------------------

                       Fiscal 2000 Compared to Fiscal 1999

NET SALES: Net sales were $749.8 million for the fifty-three weeks ended February 3, 2001, an increase of $38.9 million, or 5.5%, over the fifty-two week period ended January 29, 2000. The increase was primarily attributable to the one store opened in fiscal 2000 and seven stores opened for a portion of fiscal 1999 and an additional week of sales in fiscal 2000. Comparable store sales for the fifty-two week period ended January 27, 2001 increased 0.7% over the fifty-two week period in fiscal 1999. Solid sales performances were achieved in coats, ladies sportswear complex, cosmetics, accessories, shoes, home and intimate.

OTHER INCOME, NET: Net other income, which is comprised mainly of income from leased departments, remained constant at 0.4% of net sales for fiscal 2000 and fiscal 1999.

COSTS AND EXPENSES: Gross margin dollars for fiscal 2000 increased $14.4 million, or 5.5% over fiscal 1999 as a result of the sales volume increase. Gross profit as a percentage of net sales was 36.8% in fiscal 2000 and fiscal 1999.

     Selling, general and administrative expenses for fiscal 2000 were $231.9 million, or 30.9% of net sales, compared to $224.2 million, or 31.5% of net sales, in the prior year. The increase in dollars in fiscal 2000 is primarily attributable to the cost of operating eight new stores, including additional payroll costs; rent expense; utilities; advertising and insurance costs. The rate decrease in fiscal 2000 was primarily attributable to increased sales volume and cost reductions in the second half of the year from changes implemented in the second quarter of fiscal 2000 (see Note 14).

     Depreciation and amortization increased to 2.3% of net sales in fiscal 2000 from 2.1% in fiscal 1999 as a result of capital expenditures in the amount of $29.6 million and $46.5 million in fiscal 2000 and 1999, respectively.

     Unusual expense in fiscal 2000 of $6.5 million, or 0.9% of net sales, was incurred relating to the early retirement of Mr. Heywood Wilansky as President and Chief Executive Officer, the realignment and elimination of certain senior management positions and a workforce reduction (see Note 14).

INCOME FROM OPERATIONS: Income from operations in fiscal 2000 amounted to $23.1 million, or 3.1% of net sales, compared to $24.8 million, or 3.5% of net sales, in fiscal 1999.

INTEREST EXPENSE, NET: Net interest expense in fiscal 2000 increased $2.4 million to $10.9 million, or 1.5% of net sales, from $8.6 million, or 1.2% of net sales, in the prior fiscal year. The increase in interest expense was primarily attributable to an increase in average borrowing levels and an increase in rates.

EXTRAORDINARY ITEM: The Company recorded an expense of $378,000, net of tax, related to the early extinguishment of the Company's revolving credit facility in fiscal 1999.


THE BON-TON STORES, INC. AND SUBSIDIARIES

NET INCOME: Net income in fiscal 2000 amounted to $7.5 million, or 1.0% of net sales, compared to $9.7 million, or 1.4% of net sales, in fiscal 1999.

     The effective tax rate remained constant at 38.0% in fiscal 2000 and fiscal 1999.

                      FISCAL 1999 COMPARED TO FISCAL 1998

NET SALES: Net sales were $711.0 million for the fifty-two weeks ended January 29, 2000, an increase of $36.1 million, or 5.3%, over the fifty-two week period ended January 30, 1999. The increase was attributable to the seven new stores opened in fiscal 1999 and two stores opened in fiscal 1998. Comparable store sales for the same period remained even with last year. Solid sales performances were achieved in home, cosmetics, shoes and accessories.

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

     Unusual expense in fiscal 1999 of $2.7 million, or 0.4% of net sales, was incurred as a result of the write-down of certain assets related to a cooperative buying group in which the Company had an investment (see Note 14).

     Restructuring income of $2.5 million, or 0.4% of net sales, was recognized as a result of the Company reaching an agreement in the fourth quarter of fiscal 1999 on the termination of a lease relating to a property in Johnstown, Pennsylvania. The Company established an accrual in fiscal 1995 relating to the costs associated with maintaining this property as part of its restructuring (see Note 16). The termination of this lease concludes the Company's actions under the 1995 restructuring plan.

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

FUTURE ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("SFAS No. 133"). This statement requires every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. SFAS No. 133 also requires the Company to formally document, designate and assess the effectiveness of transactions that


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES
receive hedge accounting. By requiring greater use of fair value accounting, SFAS No. 133 has the potential to increase the volatility of earnings and other comprehensive income. The Company adopted SFAS No. 133 in fiscal 2001 and its effect was not material to the operating results of the Company as primarily cash flow hedges are utilized by the Company and their change is reported through comprehensive income.

     In September 2000, the FASB issued Statement of Financial Accounting Standards No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS No. 140"). The guidance in SFAS No. 140 supersedes SFAS No. 125. Under SFAS No. 125, the Company's securitization transactions are accounted for as sales of receivables. SFAS No. 140 requires additional disclosures relating to securitized financial assets, retained interests in securitized financial assets and collateral for fiscal years ending after December 15, 2000. These disclosures are included in Note 4. In addition, SFAS No. 140 establishes new requirements for an entity to be a qualified special purpose entity and modifies under what conditions a transferor has retained effective control over transferred assets. The updated rules to determine the accounting for transfers of financial assets are effective for transfers occurring after March 31, 2001. Early adoption of the new rules is not permitted. We anticipate the adoption of the accounting provisions of SFAS No. 140 will not have a material impact on the operating results of the Company.

MARKET RISK AND FINANCIAL INSTRUMENTS

The Company is exposed to market risk associated with changes in interest rates. To provide some protection against potential rate increases associated with its variable rate facilities, the Company has entered into various derivative financial transactions in the form of interest rate swaps. The interest rate swaps are used to hedge underlying variable rate facilities. The swaps are qualifying hedges and the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. The Company currently holds "variable to fixed" rate swaps with a notional amount of $80.0 million with several different financial institutions for various terms. The notional amount does not represent amounts exchanged by the parties, but it is used as the basis to calculate the amounts due and to be received under the rate swaps. The Company believes the derivative financial instruments entered into provide protection from volatile upward swings in the interest rates associated with the Company's variable rate facilities. During fiscal 2000, the Company did not enter into or hold derivative financial instruments for trading purposes.

     The following tabular disclosure provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates as of February 3, 2001. For interest rate swaps, the table presents notional amounts and weighted average pay and receive interest rates by expected maturity date.

                                                         Expected Maturity Date
                                      ----------------------------------------------------------------
(Dollars in thousands)                 2001      2002       2003        2004       2005     Thereafter     Total     Fair Value
-------------------------------------------------------------------------------------------------------------------------------
Liabilities:
Long-term debt
     Fixed rate debt                  $ 584     $ 646     $   715     $   792     $ 876      $17,826     $21,439      $23,638
         Average fixed rate            9.62%     9.62%       9.62%       9.62%     9.62%        9.36%       9.40%
     Variable rate debt                  --        --          --     $72,450        --      $ 4,500     $76,950      $75,309
         Average variable rate           --        --          --        7.82%       --         4.40%       7.61%

Interest Rate Derivatives:
Interest rate swaps
     Variable to fixed                   --        --     $50,000     $30,000        --           --     $80,000      $  (682)
         Average pay rate                --        --        5.81%       5.58%       --           --        5.72%
         Average receive rate            --        --        6.54%       6.47%       --           --        6.51%

SEASONALITY AND INFLATION

The Company's business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the last half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 11 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 2000 and 1999. Selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

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


THE BON-TON STORES, INC. AND SUBSIDIARIES

                        LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes material measures of the Company's liquidity and capital resources:

                                                              February 3,      January 29,       January 30,
(Dollars in millions)                                                2001             2000              1999
------------------------------------------------------------------------------------------------------------
Working capital                                                   $ 142.3          $ 141.8           $ 129.0
Current ratio                                                      2.43:1           2.24:1            2.10:1
Funded debt to total capitalization                                0.33:1           0.36:1            0.29:1
Unused availability under lines of credit                         $  37.4          $  35.5           $  69.7

The Company's primary sources of working capital are cash flows from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable facility. The Company had working capital of $142.3 million, $141.8 million and $129.0 million at the end of fiscal 2000, 1999 and 1998, respectively. The Company's business follows a seasonal pattern and working capital fluctuates with seasonal variations, reaching its highest level in November.

     Net cash provided by operating activities amounted to $30.8 million, $16.9 million and $20.8 million in fiscal 2000, 1999 and 1998, respectively. The $13.9 million increase in cash provided by operating activities in fiscal 2000 was primarily related to the reduction in merchandise inventories as a result of the Company's efforts to reduce inventory, partially offset by an increase in accounts receivable relating to increased sales.

     Net cash used in investing activities amounted to $18.5 million, $48.2 million and $16.4 million in fiscal 2000, 1999 and 1998, respectively. The net cash outflow in fiscal 2000 was the result of capital expenditures in the amount of $29.6 million, which were primarily related to the construction of a new store in Newburgh, New York, the relocation of a store in Scranton, Pennsylvania and remodeling two stores, one of which was expanded. The capital expenditures were partially offset by the proceeds from a sale and leaseback arrangement of $11.0 million (see Note 15).

     Net cash used in financing activities amounted to $9.0 million and $2.9 million in fiscal 2000 and fiscal 1998, respectively. Cash provided by financing activities amounted to $31.5 million in fiscal 1999. The net cash outflow in fiscal 2000 was attributable to payments on the Company's long-term debt.

     The Company currently anticipates its capital expenditures for fiscal 2001 will approximate $19.0 million. The expenditures will be directed toward remodeling some of the Company's existing stores, information systems enhancements and general repairs and operations.

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


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES
                                       27