Form 10-K, Exhibit 13
period 2001-02-03
BON TON STORES INC
filed 2001-05-02
CIK 878079

                                                                    Exhibit 13.3


                           Consolidated Balance Sheets

                                                                                         February 3,        January 29,
(In thousands except share and per share data)                                                  2001               2000
------------------------------------------------------------------------------------------------------------------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents                                                           $    14,067        $    10,807
     Trade and other accounts receivable, net of allowance for doubtful
         accounts of $3,445 and $3,167 in 2000 and 1999, respectively                         24,052             27,782
     Merchandise inventories                                                                 192,547            203,489
     Prepaid expenses and other current assets                                                 8,503             12,371
     Deferred income taxes                                                                     2,318              1,926
                                                                                         -----------        -----------
         Total current assets                                                                241,487            256,375
                                                                                         -----------        -----------
PROPERTY, FIXTURES AND EQUIPMENT AT COST,
    LESS ACCUMULATED DEPRECIATION AND AMORTIZATION                                           147,415            144,715
DEFERRED INCOME TAXES                                                                          1,163                 --
OTHER ASSETS                                                                                  14,973             16,402
                                                                                         -----------        -----------
         Total assets                                                                    $   405,038        $   417,492
                                                                                         ===========        ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:

     Accounts payable                                                                    $    57,184        $    67,353
     Accrued payroll and benefits                                                              8,588             10,016
     Accrued expenses                                                                         21,919             26,262
     Current portion of long-term debt                                                           584                682
     Current portion of obligations under capital leases                                         479                442
     Income taxes payable                                                                     10,422              9,832
                                                                                         -----------        -----------
         Total current liabilities                                                            99,176            114,587
                                                                                         -----------        -----------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                                       97,805            106,247
OBLIGATIONS UNDER CAPITAL LEASES, LESS CURRENT MATURITIES                                        953              1,431
DEFERRED INCOME TAXES                                                                             --              1,362
OTHER LONG-TERM LIABILITIES                                                                    8,242              3,174
                                                                                         -----------        -----------
         Total liabilities                                                                   206,176            226,801
                                                                                         -----------        -----------

COMMITMENTS AND CONTINGENCIES (NOTE 6)

SHAREHOLDERS' EQUITY
     Common Stock -- authorized 40,000,000 shares at $0.01 par value; issued and outstanding shares of 12,225,501 and 12,276,860 in 2000 and
         1999, respectively                                                                      122                123
     Class A Common Stock -- authorized 20,000,000 shares at $0.01 par value;
         issued and outstanding shares of 2,989,853 in 2000 and 1999                              30                 30
     Additional paid-in capital                                                              106,882            108,083
     Deferred compensation                                                                      (347)            (2,172)
     Retained earnings                                                                        92,175             84,627
                                                                                         -----------        -----------
         Total shareholders' equity                                                          198,862            190,691
                                                                                         -----------        -----------
         Total liabilities and shareholders' equity                                      $   405,038        $   417,492
                                                                                         ===========        ===========

The accompanying notes are an integral part of these consolidated statements.


THE BON-TON STORES, INC. AND SUBSIDIARIES

                        Consolidated Statements of Income

                                                                                      Fiscal Year Ended
                                                                        ----------------------------------------------
                                                                        February 3,      January 29,       January 30,
(In thousands except share and per share data)                                 2001             2000              1999
----------------------------------------------------------------------------------------------------------------------
NET SALES                                                                $  749,816       $  710,963        $  674,871
OTHER INCOME, NET                                                             2,715            2,651             2,350
                                                                         ---------------------------------------------
                                                                            752,531          713,614           677,221
                                                                         ---------------------------------------------

COSTS AND EXPENSES:
     Costs of merchandise sold                                              474,026          449,596           426,730
     Selling, general and administrative                                    231,859          224,150           209,407
     Depreciation and amortization                                           17,085           14,846            13,281
     Unusual expense                                                          6,485            2,683                --
     Restructuring income                                                        --           (2,492)               --
                                                                         ---------------------------------------------
INCOME FROM OPERATIONS                                                       23,076           24,831            27,803
INTEREST EXPENSE, NET                                                        10,906            8,552             9,396
                                                                         ---------------------------------------------

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                            12,170           16,279            18,407
INCOME TAX PROVISION                                                          4,622            6,186             7,196
                                                                         ---------------------------------------------
INCOME BEFORE EXTRAORDINARY ITEM                                              7,548           10,093            11,211
EXTRAORDINARY ITEM -- loss on early extinguishment of
     debt, net of income tax benefit                                             --             (378)               --
                                                                         ---------------------------------------------
NET INCOME                                                               $    7,548       $    9,715        $   11,211
                                                                         =============================================
Per  share amounts --
     BASIC:
         Net income before extraordinary item                            $     0.50       $     0.68        $     0.81
         Effect of extraordinary item                                            --            (0.02)               --
                                                                         ---------------------------------------------
         Net income                                                      $     0.50       $     0.66        $     0.81
                                                                         =============================================
     BASIC SHARES OUTSTANDING                                            14,953,000       14,750,000        13,866,000

     DILUTED:

         Net income before extraordinary item                            $     0.50       $     0.68        $     0.81
         Effect of extraordinary item                                            --            (0.02)               --
                                                                         ---------------------------------------------
         Net income                                                      $     0.50       $     0.66        $     0.81
                                                                         =============================================

     DILUTED SHARES OUTSTANDING                                          14,953,000       14,753,000        13,917,000

The accompanying notes are an integral part of these consolidated statements.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

                 Consolidated Statements of Shareholders' Equity

                                                             Class A    Additional
                                                   Common     Common       Paid-in        Deferred     Retained
(In thousands)                                      Stock      Stock       Capital    Compensation     Earnings        Total
-----------------------------------------------------------------------------------------------------------------------------
Balance at January 31, 1998                       $   88     $   30     $  62,585       $  (2,010)    $  63,701    $ 124,394
     Net income                                       --         --            --              --        11,211       11,211
     Secondary stock offering                         31         --        43,386              --            --       43,417
     Issuance of stock under Stock Award Plans         3         --         1,949          (2,262)           --         (310)
     Deferred compensation amortization               --         --            --             943            --          943
     Exercised stock options                           1         --           732              --            --          733
     Cancellation of Restricted Shares                --         --          (392)            215            --         (177)
                                                  ---------------------------------------------------------------------------

Balance at January 30, 1999                          123         30       108,260          (3,114)       74,912      180,211
     Net income                                       --         --            --              --         9,715        9,715
     Issuance of stock under Stock Award Plans        --         --            36             (22)           --           14
     Deferred compensation amortization               --         --          (183)            933            --          750
     Exercised stock options                          --         --            16              --            --           16
     Cancellation of Restricted Shares                --         --           (46)             31            --          (15)
                                                  ---------------------------------------------------------------------------

Balance at January 29, 2000                          123         30       108,083          (2,172)       84,627      190,691
     Net income                                       --         --            --              --         7,548        7,548
     Deferred compensation amortization               --         --            --           1,490            --        1,490
     Tax impact on Restricted Shares                  --         --          (655)             18            --         (637)
     Cancellation of Restricted Shares                (1)        --          (546)            317            --         (230)
                                                  ---------------------------------------------------------------------------

Balance at February 3, 2001                       $  122     $   30     $ 106,882       $    (347)    $  92,175    $ 198,862
                                                  ===========================================================================

The accompanying notes are an integral part of these consolidated statements.


THE BON-TON STORES, INC. AND SUBSIDIARIES

                     Consolidated Statements of Cash Flows

                                                                                                    Fiscal Year Ended
                                                                                      --------------------------------------------
                                                                                      February 3,     January 29,     January 30,
(In thousands)                                                                               2001            2000            1999
----------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                            $     7,548     $     9,715     $    11,211
Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                     17,085          14,846          13,281
         Bad debt                                                                           1,863             520           1,770
         Stock compensation expense                                                           833             750             441
         Gain on sale of property, fixtures and equipment                                     (12)           (158)         (1,291)
         Cancellation of Restricted Shares                                                   (230)            (15)           (177)
         Decrease (increase) in other long-term assets                                        634            (408)            143
         Deferred income tax                                                               (2,917)         (1,414)           (743)
         Increase (decrease) in other long-term liabilities                                 4,650            (185)            (50)
         Proceeds from sale of accounts receivable, net                                    12,000          11,000          (5,000)
         Extraordinary loss on debt extinguishment                                             --             610              --
         Asset write-down charge                                                               --           2,683              --
         Restructuring income                                                                  --          (2,492)             --
         Restructuring payments                                                                --              --            (449)

Changes in operating assets and liabilities:
         Increase in accounts receivable                                                  (10,133)         (4,625)         (2,961)
         Decrease (increase) in merchandise inventories                                    10,942         (10,616)        (15,090)
         Decrease (increase) in prepaid expenses and other current assets                   3,868          (3,195)            543
         (Decrease) increase in accounts payable                                          (10,169)         (4,093)         15,970
         (Decrease) increase in accrued expenses                                           (5,754)          3,865           1,851
         Increase in income taxes payable                                                     590              91           1,352
                                                                                      --------------------------------------------
              Total adjustments                                                            23,250           7,164           9,590
                                                                                      --------------------------------------------
              Net cash provided by operating activities                                    30,798          16,879          20,801

CASH FLOWS FROM INVESTING ACTIVITIES:
         Capital expenditures, net                                                        (29,577)        (46,451)        (19,418)
         Proceeds from sale of property, fixtures and equipment                                12             426           3,004
         Proceeds from sale and leaseback arrangement                                      11,046              --              --
         Payment for the acquisition of businesses, net of cash received                       --          (2,192)             --
                                                                                      --------------------------------------------
              Net cash used in investing activities                                       (18,519)        (48,217)        (16,414)

CASH FLOWS FROM FINANCING ACTIVITIES:
         Payments on long-term debt and capital lease obligations                        (302,720)       (278,778)       (309,339)
         Proceeds from issuance of long-term debt                                         293,700         310,300         262,300
         Proceeds from equity offering                                                         --              --          43,417
         Exercised stock options                                                                1              16             733
                                                                                      --------------------------------------------
              Net cash (used in) provided by financing activities                          (9,019)         31,538          (2,889)

              Net increase in cash and cash equivalents                                     3,260             200           1,498

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                           10,807          10,607           9,109
                                                                                      --------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                            $    14,067     $    10,807     $    10,607
                                                                                      ============================================

The accompanying notes are an integral part of these consolidated statements.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements
                 (In thousands except share and per share data)

The Bon-Ton Stores, Inc., a Pennsylvania corporation, was incorporated on January 31, 1996 as the successor of a company established on January 31, 1929, and currently operates as one business segment, through its subsidiaries, 73 retail department stores located in Pennsylvania, New York, New Jersey, Maryland, Connecticut, Massachusetts, New Hampshire, Vermont and West Virginia.

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

RECLASSIFICATIONS

Certain prior year balances have been reclassified to conform with the current year presentation.

FISCAL YEAR

The Company's fiscal year ends on the Saturday nearer to January 31 of the following calendar year, and consisted of fifty-three weeks for fiscal year 2000 and fifty-two weeks for fiscal years 1999 and 1998. Fiscal years 2000, 1999 and 1998 ended on February 3, 2001, January 29, 2000 and January 30, 1999, respectively.

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

MERCHANDISE INVENTORIES

For financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $193,876 and $203,756 as of February 3, 2001 and January 29, 2000, respectively.

PROPERTY, FIXTURES AND EQUIPMENT: DEPRECIATION AND AMORTIZATION

Depreciation and amortization of property, fixtures and equipment are computed using the straight-line method based upon the following average estimated service lives (or remaining lease terms):

--------------------------------------------------------------------------------
Buildings                                                        20 to 40 years
Leasehold improvements                                                 15 years
Fixtures and equipment                                            3 to 10 years

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


THE BON-TON STORES, INC. AND SUBSIDIARIES

STORE OPENING AND CLOSING COSTS

The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as a current period expense. When the decision to close a retail unit is made, the Company provides for the estimated future net lease obligations after store operations cease; nonrecoverable investments in property, fixtures and equipment; and other expenses directly related to discontinuance of operations. The estimates are based upon historical information and certain assumptions about future events. Changes in the assumptions for store closing costs for such items as the estimated period of future lease obligations and the amounts actually realized relating to the carrying value of property, fixtures and equipment could cause these estimates to change.

ADVERTISING

Advertising production costs are expensed the first time the advertisement is run. Media placement costs are expensed in the period the advertising appears. Total advertising expenses included in selling, general and administrative expenses for fiscal years 2000, 1999 and 1998 were $28,784, $28,795 and $27,569, respectively. Prepaid expenses and other current assets include prepaid advertising costs of $847 and $1,000 at February 3, 2001 and January 29, 2000, respectively.

REVENUE RECOGNITION

The Company recognizes revenue at either the point of sale or at the time merchandise is shipped to the customer. Sales are net of returns and exclude sales tax. A reserve is provided for estimated merchandise returns based on experience.

LEASED DEPARTMENT SALES

The Company leases space to third parties in several of its stores and receives compensation based on a percentage of sales made in these departments. Other income, net, includes leased department rental income of approximately $3,001, $2,872 and $2,590 in fiscal 2000, 1999 and 1998, respectively.

REVOLVING CHARGE ACCOUNTS

Finance charge income on customers' revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. The finance charge income earned by the Company, before considering the costs of administering and servicing the revolving charge accounts, for fiscal years 2000, 1999 and 1998 was $30,619, $28,406 and $29,776, respectively, and is a component of securitization income (see Note 4).

RECEIVABLE SALES

When the Company sells receivables in securitizations of credit card loans, it retains interest-only strips, subordinated interests and servicing rights, all of which are retained interests in the securitized receivables. Gain or loss on sale of the receivables depends in part on the previous carrying amount of the financial assets involved in the transfer, allocated between the assets sold and the retained interests, based on their relative fair value at the date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests and the Company estimates fair value based on the present value of future expected cash flows using management's best estimates of the key assumptions -- credit losses, prepayment impact and an appropriate discount rate commensurate with the risks involved. As all estimates used are influenced by factors outside our control, uncertainty is inherent in these estimates, making it reasonably possible they could change in the near term.

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

EARNINGS PER SHARE

The presentation of earnings per share (EPS) requires a reconciliation of the numerators and denominators used in the basic and diluted EPS calculations. The numerator, net income, is identical in both calculations. The following table presents a reconciliation of the shares outstanding for the respective calculations, as well as the calculated EPS, for each period presented on the accompanying Consolidated Statements of Income. The EPS shown in the reconciliation represents EPS before the impact of extraordinary items.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

                                                    2000                    1999                    1998
                                            -------------------     -------------------     -------------------
                                                Shares      EPS         Shares      EPS         Shares      EPS
---------------------------------------------------------------------------------------------------------------
Basic Calculation                           14,953,000    $0.50     14,750,000    $0.68     13,866,000    $0.81
Dilutive Securities --
     Restricted Shares                              --                      --                  25,000
     Options                                        --                   3,000                  26,000
                                           --------------------------------------------------------------------
Diluted Calculation                         14,953,000    $0.50     14,753,000    $0.68     13,917,000    $0.81
                                           --------------------------------------------------------------------
Antidilutive Shares and Options --
     Restricted Shares                         280,000                 402,000                 388,000
     Options                                 1,206,000               1,316,000               1,068,000

Antidilutive shares and options, consisting of restricted shares and options to purchase shares outstanding, were excluded from the computation of dilutive securities due to the Company's net loss position in the first three quarters of 1999 and 1998, and the first two quarters of fiscal 2000. In addition, antidilutive options to purchase shares during the remaining quarters were excluded from the computation of dilutive securities due to exercise prices greater than the average market price.

     The following table reflects the approximate dilutive securities calculated under the treasury stock method had the Company reported a net profit in each consecutive quarter of the corresponding fiscal years:

                                                 2000         1999         1998
--------------------------------------------------------------------------------
Approximate Dilutive Securities --
     Restricted Shares                             --       43,000       90,000
     Options                                       --       27,000      291,000

In addition, options to purchase shares with exercise prices greater than the average market price were excluded from the above table for 2000, 1999 and 1998 in the approximate amounts of 1,206,000, 1,139,000 and 244,000, respectively, as they would have been antidilutive.

FUTURE ACCOUNTING CHANGES

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and for Hedging Activities" ("SFAS No. 133"). This statement requires every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires changes in the derivative's fair value be recognized currently in earnings unless specific hedge criteria are met. SFAS No. 133 also requires the Company to formally document, designate and assess the effectiveness of transactions that receive hedge accounting. By requiring greater use of fair value accounting, SFAS No. 133 has the potential to increase the volatility of earnings and other comprehensive income. The Company adopted SFAS No. 133 in fiscal 2001 and its effect was not material to the operating results of the Company as primarily cash flow hedges are utilized by the Company and their change is reported through comprehensive income.

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


THE BON-TON STORES, INC. AND SUBSIDIARIES

                                     2. DEBT


Debt consisted of the following:

                                                                                          February 3,       January 29,
                                                                                                 2001              2000
-----------------------------------------------------------------------------------------------------------------------
Revolving credit agreement - principal payable April 15, 2004;
     interest payable periodically at varying rates (7.82% for fiscal year 2000)              $72,450         $  75,300
Mortgage notes payable - principal payable in varying monthly installments
     through June 2016; interest 9.62%; secured by land and buildings                          20,439            21,012
Mortgage notes payable - principal payable February 1, 2012; interest payable
     monthly at various rates; secured by a building                                            4,500             4,500
Mortgage notes payable - principal payable January 1, 2011; interest payable
     monthly at 5% beginning February 1, 2006; secured by a building and fixtures               1,000               --
Mortgage notes payable - principal and interest in monthly installments of
     $68 through January 2001, with a balloon payment in February 2001;
     interest 11.00%; secured by buildings                                                        --              6,117
                                                                                              -------------------------
Total debt                                                                                     98,389           106,929
Less: current maturities                                                                          584               682
                                                                                              -------------------------
Long-term debt                                                                                $97,805          $106,247
                                                                                              =========================

The Company entered into a loan agreement with the City of Scranton on July 5, 2000. The loan provided $1,000 to be used in certain store renovations. The agreement provides for interest payments beginning February 1, 2006 at a rate of 5% per annum. The principal balance is to be paid in full by January 1, 2011.

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

     As of February 3, 2001, the Company borrowed $72,450, with $37,405 of additional borrowing availability remaining under the Credit Facility. The interest charged under this agreement, based on LIBOR or an index rate plus an applicable margin, is determined by a formula based on the Company's interest coverage ratio (defined as the ratio of earnings before interest, taxes, depreciation and amortization to interest expense).

     The Company maintains an interest rate swap portfolio that allows the Company to convert a portion of the variable rates under the Company's facilities to fixed rates. The following table indicates the notional amounts as of February 3, 2001 and January 29, 2000 and the range of interest rates paid and received by the Company during the respective fiscal years:

                                                   February 3,     January 29,
                                                          2001            2000
--------------------------------------------------------------------------------
Fixed swaps (notional amount)                          $80,000        $110,000
     Range of receive rate                          6.03%-6.86%     5.00%-6.16%
     Range of pay rate                              5.58%-5.88%     5.58%-6.06%

The interest rate swap agreements will expire on various dates from June 2, 2003 to April 8, 2004. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value, based on dealer quotes, of the interest rate swap agreements at February 3, 2001 and January 29, 2000, was a loss of $682 and income of $3,842, respectively, and represents the amount the Company would pay or receive if the agreements were terminated as of such dates.

     Several of the Company's loan agreements contain restrictive covenants, including a minimum trade support ratio, a minimum fixed charge ratio and limitations on dividends, additional incurrence of debt and capital expenditures. The Company was in compliance with each of these covenants during fiscal 2001.

     The fair value of the Company's debt, excluding interest rate swaps, is estimated at $98,947 and $105,203 on February 3, 2001 and January 29, 2000, respectively, and is based on an estimate of the rates available to the Company for debt with similar features.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

Debt maturities, as of February 3, 2001, are as follows:

--------------------------------------------------------------------------------
2001                                                                    $   584
2002                                                                        646
2003                                                                        715
2004                                                                     73,242
2005                                                                        876
2006 and thereafter                                                      22,326
                                                                        -------
                                                                        $98,389
                                                                        =======

                                3. INTEREST COSTS

Interest and debt costs were:

                                                                 Fiscal Year Ended
                                                   ---------------------------------------------
                                                   February 3,      January 29,      January 30,
                                                          2001             2000             1999
------------------------------------------------------------------------------------------------
Interest costs incurred                                $11,284           $8,988           $9,681
Interest income                                           (255)            (103)            (110)
Capitalized interest, net                                 (123)            (333)            (175)
                                                       -----------------------------------------
Interest expense, net                                  $10,906           $8,552           $9,396
                                                       =========================================
Interest paid                                          $11,698           $8,303           $9,128
                                                       =========================================

                             4. SALE OF RECEIVABLES

The Company securitizes its private credit card portfolio through an accounts receivable facility (the "Facility"). The securitization agreement was amended in October 1999 to extend the term of the facility through January 2003 and contains increased pricing of 0.1 percentage point and a trade support covenant. The amended agreement also provides for the Company to request seasonal increases in the amount sold under the facility and annual extensions of the term. Substantially all other terms and conditions of the original agreement remain unchanged.

     Under the securitization agreement, which is contingent upon the receivables meeting certain performance criteria, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, up to $150,000 of an undivided percentage interest in the receivables, on a limited recourse basis. In connection with the securitization agreement, the Company retains servicing responsibilities, subordinated interests and an interest-only strip, all of which are retained interests in the securitized receivables. The Company receives annual servicing fees of two percent of the outstanding balance and rights to future cash flows arising after the investors in the securitization have received the return for which they contracted. The investors have no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to the investors' interests. The value of the retained interest is subject to credit, prepayment and interest rate risks. The Company does not recognize a servicing asset or liability, as the amount received for servicing the receivables is a reasonable approximation of market rates and servicing costs.

     As of February 3, 2001 and January 29, 2000, credit card receivables were sold under the above referenced agreement in the amount of $150,000 and $138,000, respectively, and the Company had subordinated interests of $22,585 and $25,873, respectively, related to the amounts sold that were included in the accompanying Consolidated Balance Sheets. The Company accounts for its subordinated interest in the receivables in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company has not recognized any unrealized gains or losses on its subordinated interest, as the current carrying value of customers' revolving charge accounts receivable is a reasonable estimate of fair value and the average interest rates approximate current market origination rates.

     New receivables are sold on a continual basis to replenish the investors' respective level of participation in receivables, which have been repaid by the credit card holders.

     During the fiscal year ended February 3, 2001, January 29, 2000 and January 30, 1999, the Company recognized securitization income of $4.2 million, $4.6 million and $5.0 million, respectively, on the securitization of credit card loans. This income is reported as a component of selling, general and administrative expenses.


THE BON-TON STORES, INC. AND SUBSIDIARIES

     Key economic assumptions used in measuring the retained interests at the date of securitization for securitizations completed during the year were as follows:

                                                                   Fiscal 2000
--------------------------------------------------------------------------------
Yield on credit cards                                               18.2%-19.5%
Convenience rate                                                           2.9%
Payment rate                                                        19.1%-19.7%
Interest rate on variable funding                                     6.4%-7.6%
Net charge-off rate                                                        7.0%
Residual cash flows discount rate                                         12.0%

As of February 3, 2001, the interest-only strip was recorded at its fair value of $973. The following table shows the key economic assumptions used in measuring the interest-only strip. The table also displays the sensitivity of the current fair value of residual cash flows to immediate 10 percent and 20 percent adverse changes in the assumptions:

                                                                                    Effect of Adverse Changes ($)
                                                                                    -----------------------------
                                                              Assumptions            10%                     20%
-----------------------------------------------------------------------------------------------------------------
Yield (annual rate)                                                  18.2%           659                   1,318
Convenience rate                                                      2.9%             6                      12
Payment rate                                                         19.1%            92                     184
Interest rate on variable and adjusted contracts                      6.4%           234                     467
Net charge-off rate                                                   7.0%           255                     510
Residual cash flows discount rate (annual rate)                      12.0%             2                       5

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a 10 percent variation in an assumption generally cannot be extrapolated because the relationship of the change in an assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

     During fiscal 2000, the Company received net proceeds of $3.2 million from servicing fees, which is reported as a component of selling, general and administrative expenses. At February 3, 2001, the Company had total managed credit card receivables of $172.6 million, of which $150.0 million are securitized and $22.6 million are subordinated interests held by the Company and included on the Consolidated Balance Sheets. As of February 3, 2001, $5.5 million of the total managed credit card receivables were 60 days or more past due. Net credit losses on the total managed credit card receivables for the fiscal year ending February 3, 2001 were $6.8 million.

                       5. PROPERTY, FIXTURES AND EQUIPMENT

As of February 3, 2001 and January 29, 2000, property, fixtures and equipment and the related accumulated depreciation and amortization consisted of:

                                                              February 3,       January 29,
                                                                     2001              2000
-------------------------------------------------------------------------------------------
Land and improvements                                            $  2,801         $   1,952
Buildings and leasehold improvements                              135,164           131,290
Furniture and equipment                                           119,609           113,772
Buildings under capital leases                                      5,052             5,052
                                                              -----------------------------
                                                                  262,626           252,066
Less: Accumulated depreciation and amortization                   115,211           107,351
                                                              -----------------------------
                                                                 $147,415          $144,715
                                                              =============================

Property, fixtures and equipment with a net depreciated cost of approximately $30,420 and $38,754 are pledged as collateral for secured loans at February 3, 2001 and January 29, 2000, respectively.

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


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

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

     At February 3, 2001, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

Fiscal Year                                             Capital Leases     Operating Leases
-------------------------------------------------------------------------------------------
2001                                                            $  579             $ 21,014
2002                                                               300               19,224
2003                                                               300               18,486
2004                                                               300               17,705
2005                                                               200               16,231
2006 and thereafter                                                 --               88,192
                                                                ---------------------------
Total net minimum rentals                                        1,679             $180,852
                                                                                   ========
Less: Amount representing interest                                 247
                                                                 -----
Present value of net minimum lease payments, of
     which $479 is due within one year                          $1,432
                                                                ======

Minimum rental commitments under operating leases are reflected without reduction for rental income due in future years under noncancellable subleases since the amounts are immaterial. Some of the store leases contain renewal options ranging from two to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers, fax machines and computer equipment, as well as related-party commitments with the Company's majority shareholder and related entities of $224 for fiscal 2001 through 2005 and $112 for fiscal 2006 and thereafter.

Rental expense consisted of the following:

                                                                        Fiscal Year Ended
                                                          ---------------------------------------------
                                                          February 3,      January 29,      January 30,
                                                                 2001             2000             1999
-------------------------------------------------------------------------------------------------------
Operating leases:
     Buildings:
         Minimum rentals                                      $18,667          $16,367          $14,597
         Contingent rentals                                     2,358            2,614            2,710
     Fixtures and equipment                                     2,094            2,015            1,230
     Contingent rentals on capital leases                         397              414              399
                                                          ---------------------------------------------
         Totals                                               $23,516          $21,410          $18,936
                                                          =============================================

CONTINGENCIES

The Company is party to legal proceedings and claims which arise during the ordinary course of business. In the opinion of management, the ultimate outcome of all such litigation and claims will not have a material adverse effect on the Company's financial position or results of its operations.

                             7. SHAREHOLDERS' EQUITY

The Company's capital structure consists of Common Stock with one vote per share and Class A Common Stock with ten votes per share. In addition, the Company has
5.0 million shares of preferred stock authorized at $0.01 par value; however, none of these shares have been issued.

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


THE BON-TON STORES, INC. AND SUBSIDIARIES

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

     Components of the income tax provision are as follows:

                                                                 Fiscal Year Ended
                                                   ---------------------------------------------
                                                   February 3,      January 29,      January 30,
                                                          2001             2000             1999
------------------------------------------------------------------------------------------------
Federal and State:
Current                                                $ 7,539          $ 7,600           $7,939
Deferred                                                (2,917)          (1,414)            (743)
                                                       -----------------------------------------
Total                                                  $ 4,622          $ 6,186           $7,196
                                                       =========================================

Components of gross deferred tax assets and liabilities were comprised of the following:

                                                   February 3,     January 29,
                                                          2001            2000
--------------------------------------------------------------------------------
Deferred tax assets:
     Accrued expenses                                   $1,444          $2,261
     Restricted Shares                                   1,966           1,614
     Bad debt reserve                                    1,275           1,172
     Sale and leaseback                                  1,045             948
     CEO retirement                                        862              --
     Asset write-down                                      833             830
     Loss carryforward                                     167             222
     Capital leases                                         48              88
     Valuation allowance                                    --            (125)
                                                        ----------------------
     Total gross deferred tax assets                    $7,640          $7,010
                                                        ======================

Deferred tax liabilities:
     Fixed assets                                       $2,369          $4,205
     Inventory                                             711           1,029
     Other                                               1,079           1,212
                                                        ----------------------
     Total gross deferred tax liabilities               $4,159          $6,446
                                                        ======================

The loss carryforward at February 3, 2001 relates to the acquisition of Adam, Meldrum & Anderson Co., Inc. and will expire in January 2009.

     The valuation allowance relates to the deferred tax assets that result from accrued expenses that are not deductible for tax purposes due to the limitations arising from Section 162 of the Internal Revenue Code of 1986, as amended ("IRC 162"), relating to deductions for executive compensation.

     No other deferred tax assets have associated valuation allowances since these tax benefits are realizable through carryback availability, the reversal of existing deferred tax liabilities and future taxable income.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

A reconciliation of the statutory federal income tax rate to the effective tax rate for fiscal 2000, 1999 and 1998 is presented below:

                                                                              Fiscal Year Ended
                                                                ---------------------------------------------
                                                                February 3,      January 29,      January 30,
                                                                       2001             2000             1999
-------------------------------------------------------------------------------------------------------------
Tax at statutory rate                                                  35.0%            35.0%            35.0%
State income taxes, net of federal benefit                              2.0              2.0              1.0
Book expense in excess of IRC 162 limitation                             --              0.9              0.7
Internal Revenue Service audit closure                                   --               --              1.9
Other, net                                                              1.0              0.1              0.5
                                                                       --------------------------------------
     Total                                                             38.0%            38.0%            39.1%
                                                                       ======================================

In fiscal 2000, 1999 and 1998, the Company made income tax payments of $7,232, $7,335 and $6,397, respectively.

                            9. EMPLOYEE BENEFIT PLANS

The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible to participate in the Plan after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 15% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company's fiscal 2000, 1999 and 1998 expense under the aforementioned benefit plans was $2,200, $1,981 and $1,798, respectively.

                              10. STOCK AWARD PLANS

The Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan (the "1991 Stock Plan"), as amended through June 17, 1997, provides for the granting of the following options and awards to certain associates, officers, directors, consultants and advisors: Common Stock options; performance-based Common Stock options as part of a long-term incentive plan for selected officers; and Common Stock awards subject to substantial risk of forfeiture ("Restricted Shares"). The maximum number of shares to be granted under the 1991 Stock Plan, less forfeitures, is 1,900,000 shares. In addition to the 1991 Stock Plan, during 1991 the Board of Directors approved a Phantom Equity Replacement Plan (the "Replacement Plan") to replace the Company's previous deferred compensation arrangement that was structured as a phantom stock program.

     Options granted under the 1991 Stock Plan, excluding Restricted Share awards, are generally issued at the market price of the Company's stock on the date of grant, vest over three to five years and have a ten-year term. Grants under the Replacement Plan vest over approximately one to six years and have a thirty-year term.

     The Company amended its Management Incentive Plan (the "MIP Plan") in 1997 to provide, at the election of each participant, for bonus awards to be received in vested Restricted Shares in lieu of cash on the satisfaction of applicable performance goals. The maximum number of shares to be granted under the MIP Plan is 300,000, with no additional shares to be issued after July 1998.

     The Company implemented The Bon-Ton Stores, Inc. Performance Based Stock Incentive Plan for Heywood Wilansky (the "Stock Incentive Plan") in 1998. The Stock Incentive Plan provided performance-based compensation to Mr. Wilansky in the form of stock bonuses granted in connection with services provided. Pursuant to the early retirement of Mr. Wilansky (see Note 12), outstanding options in the plan have been cancelled and the plan has been terminated.

     The Company implemented the 2000 Stock Incentive Plan (the "2000 Stock Plan") during fiscal 2000. The 2000 Stock Plan provides for the granting of Common Stock options and Restricted Shares to associates, directors, consultants and advisors. The maximum number of shares to be granted under the 2000 Stock Plan is 400,000. No options or awards may be granted under the 2000 Stock Plan after March 2, 2010. As of February 3, 2001, no options or Restricted Shares were granted under this plan.

     Compensation cost charged to operations, calculated using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," was $1,270, $750 and $441 in fiscal 2000, 1999 and 1998, respectively. Had the Company recorded compensation expense using the fair value based method as


THE BON-TON STORES, INC. AND SUBSIDIARIES discussed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        2000          1999           1998
-----------------------------------------------------------------------------------------
Net income            As reported                     $7,548        $9,715        $11,211
                      Pro forma                        6,812         8,121         10,154
Earnings per share
     Basic            As reported                     $ 0.50        $ 0.66        $  0.81
                      Pro forma                         0.46          0.55           0.73
     Diluted          As reported                     $ 0.50        $ 0.66        $  0.81
                      Pro forma                         0.46          0.55           0.73

The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used:

                                                       2000         1999         1998
-------------------------------------------------------------------------------------
Expected option term in years                           6.0          6.7          7.7
Stock price volatility factor                          88.0%        65.4%        66.6%
Dividend yield                                          0.0%         0.0%         0.0%
Risk free interest rate                                 6.6%         6.1%         5.5%

A summary of the options and restricted shares under the Stock Plan follows:

                                                                                                                Restricted
                                                           Common Stock Options     Performance-Based Options     Shares
                                                          ----------------------------------------------------------------
                                                          Number of      Average      Number of     Average       Number
                                                           Options        Price        Options       Price       of Shares
--------------------------------------------------------------------------------------------------------------------------
FISCAL 1998
     January 31, 1998                                      616,495       $  8.35       377,200      $  7.08       256,666
         Granted                                           161,400       $ 13.80            --           --        35,000
         Exercised                                         (64,132)      $  8.72            --           --       (90,000)
         Forfeited                                         (21,400)      $  8.13       (33,300)     $ 11.25            --
                                                          ---------------------------------------------------------------
     January 30, 1999                                      692,363       $  9.58       343,900      $  6.67       201,666
                                                          ---------------------------------------------------------------
     Options exercisable at January 30, 1999               399,753       $  8.88            --           --            --
     Weighted average fair value of options
         granted during fiscal 1998                                      $  9.86                         --

FISCAL 1999
         Granted                                           243,000       $  5.81            --           --         5,000
         Transfer                                           88,400       $  6.13       (88,400)     $  6.13            --
         Exercised                                          (1,000)      $  6.38            --           --       (83,333)
         Forfeited                                         (40,733)      $ 11.31       (88,400)     $  6.13            --
                                                          ---------------------------------------------------------------
     January 29, 2000                                      982,030       $  8.20       167,100      $  7.25       123,333
                                                          ---------------------------------------------------------------
     Options exercisable at January 29, 2000               595,342       $  8.58            --           --            --
     Weighted average fair value of options
         granted during fiscal 1999                                      $  3.95                         --

FISCAL 2000
         Granted                                            10,500       $  3.29            --           --            --
         Transfer                                           83,550       $  7.25       (83,550)     $  7.25            --
         Exercised                                             --            --             --           --       (83,333)
         Forfeited                                        (319,533)      $  8.64       (83,550)     $  7.25       (30,000)
                                                          ---------------------------------------------------------------
     February 3, 2001                                      756,547       $  7.93            --           --        10,000
                                                          ---------------------------------------------------------------
     Options exercisable at February 3, 2001               562,588       $  8.39            --           --            --
     Weighted average fair value of options
         granted during fiscal 2000                                      $  2.55            --

The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

The range of exercise prices for the Common Stock options outstanding as of February 3, 2001 follows:

Range of               Number of Options     Weighted Average     Weighted Average         Number of Options     Weighted Average
Exercise Prices              Outstanding       Exercise Price     Contractual Life     Currently Exercisable       Exercise Price
---------------------------------------------------------------------------------------------------------------------------------
$  3.19 -- $ 7.13                442,681               $ 5.90            4.2 years                   275,181               $ 6.03
$  7.25 -- $11.25                151,966               $ 8.04            1.0 year                    143,466               $ 8.04
$ 12.50 -- $17.00                161,900               $13.37            0.8 years                   143,941               $13.24

A summary of the status of the Replacement Plan follows:

                                                     Discount      Non-Discount
                                                      Options           Options
--------------------------------------------------------------------------------
Exercise Price                                          $3.25            $13.00
                                                       ------------------------
January 31, 1998                                       85,269            37,552
     Exercised                                        (36,080)               --
     Forfeited                                             --                --
                                                       ------------------------
January 30, 1999                                       49,189            37,552
     Exercised                                             --                --
     Forfeited                                             --                --
                                                       ------------------------
January 29, 2000                                       49,189            37,552
      Exercised                                            --                --
      Forfeited                                            --            (8,650)
                                                       ------------------------
February 3, 2001                                       49,189            28,902
                                                       ========================

The exercisable discounted options amounted to 49,189 as of February 3, 2001, January 29, 2000 and January 30, 1999. The exercisable non-discounted options amounted to 28,902 as of February 3, 2001 and 37,552 as of January 29, 2000 and January 30, 1999.

     A summary of the Management Incentive Plan follows:

                                                                         Shares
--------------------------------------------------------------------------------
January 31, 1998                                                        202,300
     Granted                                                              1,326
     Restriction lapse                                                  (39,466)
     Forfeited                                                          (47,022)
                                                                        -------
January 30, 1999                                                        117,138
     Granted                                                                 --
     Restriction lapse                                                  (15,317)
     Forfeited                                                           (7,260)
                                                                        -------
January 29, 2000                                                         94,561
     Granted                                                                 --
     Restriction lapse                                                  (13,907)
     Forfeited                                                          (21,359)
                                                                        -------
February 3, 2001                                                         59,295
                                                                        =======

Shares issued under the Stock Incentive Plan in fiscal 1998 were 250,000 Restricted Shares and options to purchase 250,000 shares with an exercise price of $8.00 per share. No shares or options were vested or forfeited during fiscal 1998 and 83,334 options vested in fiscal 1999. During fiscal 2000, 250,000 Restricted Shares vested and 250,000 options were forfeited due to the early retirement of Heywood Wilansky (see Note 12). No shares remain in the plan.

     Cancellation of options and shares in the above plans resulted primarily from the termination of the employment of certain executives and voluntary forfeitures.


THE BON-TON STORES, INC. AND SUBSIDIARIES

                       11. QUARTERLY RESULTS (UNAUDITED)

                                                                            Fiscal Quarter Ended
                                                         ----------------------------------------------------------
                                                         April 29,        July 29,      October 28,     February 3,
                                                              2000            2000             2000            2001
-------------------------------------------------------------------------------------------------------------------
FISCAL 2000
Net sales                                               $  152,135      $  156,346       $  174,924       $ 266,411
Other income, net                                              572             539              468           1,136
                                                        -----------------------------------------------------------
                                                           152,707         156,885          175,392         267,547
                                                        -----------------------------------------------------------
Costs of merchandise sold                                  100,449          98,150          110,178         165,249
Selling, general and administrative expenses                54,025          54,175           56,010          67,649
Depreciation and amortization                                4,121           4,121            4,677           4,166
Unusual expense                                                 --           6,485               --              --
                                                        -----------------------------------------------------------
Income (loss) from operations                               (5,888)         (6,046)           4,527          30,483
Interest expense, net                                        2,339           2,821            2,906           2,840
                                                        -----------------------------------------------------------
Income (loss) before income taxes                           (8,227)         (8,867)           1,621          27,643
Income tax provision (benefit)                              (3,127)         (3,370)             615          10,504
                                                        -----------------------------------------------------------
Net income (loss)                                       $   (5,100)     $   (5,497)      $    1,006       $  17,139
                                                        ===========================================================

PER SHARE AMOUNTS  -
BASIC:
Net income (loss)                                       $    (0.34)     $    (0.37)      $     0.07       $    1.13
                                                        ===========================================================
BASIC SHARES OUTSTANDING                                14,802,000      14,813,000       15,051,000       5,146,000

DILUTED:
Net income (loss)                                       $    (0.34)     $    (0.37)      $     0.07       $    1.13
                                                        ===========================================================
DILUTED SHARES OUTSTANDING                              14,802,000      14,813,000       15,051,000      15,146,000

                                                                             Fiscal Quarter Ended
                                                        --------------------------------------------------------------
                                                            May 1,        July 31,       October 30,       January 29,
                                                              1999            1999              1999              2000
FISCAL 1999
----------------------------------------------------------------------------------------------------------------------
Net sales                                               $  142,399      $  149,449        $  168,474        $  250,641
Other income, net                                              517             521               477             1,136
                                                        --------------------------------------------------------------
                                                           142,916         149,970           168,951           251,777
                                                        --------------------------------------------------------------
Costs of merchandise sold                                   93,190          92,719           106,469           157,218
Selling, general and administrative expenses                48,560          53,311            59,950            62,329
Depreciation and amortization                                3,256           3,145             4,194             4,251
Unusual expense                                                 --              --                --             2,683
Restructuring income                                            --              --                --            (2,492)
                                                        --------------------------------------------------------------
Income (loss) from operations                               (2,090)            795            (1,662)           27,788
Interest expense, net                                        1,920           2,048             2,211             2,373
                                                        --------------------------------------------------------------
Income (loss) before income taxes                           (4,010)         (1,253)           (3,873)           25,415
Income tax provision (benefit)                              (1,524)           (476)           (1,472)            9,658
                                                        --------------------------------------------------------------
Income (loss) before extraordinary item                     (2,486)           (777)           (2,401)           15,757
Extraordinary item - loss on early extinguishment
     of debt, net of income tax benefit of $232               (378)             --                --                --
                                                        --------------------------------------------------------------
Net income (loss)                                       $   (2,864)     $     (777)       $   (2,401)       $   15,757
                                                        ==============================================================

PER SHARE AMOUNTS  -
BASIC:
Net income (loss) before extraordinary item             $    (0.17)     $    (0.05)       $    (0.16)       $     1.06
Effect of extraordinary item                                 (0.02)             --                --                --
                                                        --------------------------------------------------------------
Net income (loss)                                       $    (0.19)     $    (0.05)       $    (0.16)       $     1.06
                                                        ==============================================================
BASIC SHARES OUTSTANDING                                14,703,000      14,715,000        14,781,000        14,799,000

DILUTED:
Net income (loss) before extraordinary item             $    (0.17)     $    (0.05)       $    (0.16)       $     1.06
Effect of extraordinary item                                 (0.02)             --                --                --
                                                        --------------------------------------------------------------
Net income (loss)                                       $    (0.19)     $    (0.05)       $    (0.16)       $     1.06
                                                        ==============================================================
DILUTED SHARES OUTSTANDING                              14,703,000      14,715,000        14,781,000        14,812,000


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

                     12. CHIEF EXECUTIVE OFFICER EMPLOYMENT

The Company signed an agreement with Mr. Wilansky, effective February 1, 1998, to extend his employment as the Company's President and Chief Executive Officer through January 31, 2003. This new agreement provided for increased cash and stock-based compensation. Pursuant to the new agreement, the Company implemented the Stock Incentive Plan, which provided performance-based compensation to Mr. Wilansky in connection with services provided by him during the term of the plan. The Stock Incentive Plan provided for the award of 250,000 Restricted Shares and an option to purchase 250,000 shares of Common Stock at $8.00 per share. The restricted shares, which on the date the performance requirement was met had a market value of $1,969, will be transferable to Mr. Wilansky in three equal installments on the last day of the Company's fiscal year which occurs on the third, fourth and fifth anniversaries of the agreement. The options will become exercisable in three equal installments on the day before the first, second and third anniversaries of the agreement. Should Mr. Wilansky leave the Company before the shares are transferred or the options become exercisable, these benefits will be forfeited except in certain limited circumstances.

     On June 27, 2000, the Company announced the early retirement of Heywood Wilansky. Mr. Wilansky is entitled to receive his base salary (paid in monthly installments) for the remainder of the term. Mr. Wilansky also received a $170 cash bonus for fiscal 2000. Outstanding options to purchase 435,233 shares of Common Stock were exercisable for a period of 90 days. No options were exercised and all were cancelled. Restricted Shares in the amount of 333,333 shares vested immediately.

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

                               14. UNUSUAL EXPENSE

During the second quarter of fiscal 2000, the Company announced a workforce reduction of 187 corporate and store personnel. The workforce reduction affected 137 employees and eliminated 50 unfilled positions. Additionally, the Company announced the early retirement of Heywood Wilansky (see Note 12), and the realignment and elimination of certain senior management positions. As of February 3, 2001, the amount paid during fiscal 2000 was $1.5 million and the remaining accrual was $5.0 million.

During the fourth quarter of fiscal 1999, the Company recorded an expense to write down the value of certain assets relating to a cooperative buying group from which the Company purchases inventory. A $2.7 million charge was recorded to write down $2.3 million in deposits held by the cooperative buying group with the remainder relating to the write-down of the Company's minority equity interest. The cooperative buying group ceased its operations during fiscal 2000.

                       15. SALE AND LEASEBACK ARRANGEMENTS

In December 2000, the Company purchased land from the Company's majority shareholder and related parties. The Company then sold the land along with building, leasehold improvements and certain equipment, comprising a department store and a distribution center both located in Pennsylvania, and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Payments on the lease this year were $332, which includes the prepayment of February and March 2001. Net proceeds of $11,046 were received from the sale, of which $6,023 was used to payoff the related mortgages and the remainder to provide additional working capital. The gain associated with the sale, totaling $418, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term.

In April 1997, the Company sold the land, building and leasehold improvements comprising a department store and a distribution center both located in Pennsylvania, and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Annual payments under the operating lease agreement were $1,270. The $10,841 of net proceeds received from the sale were used to pay down indebtedness of $8,208 and to provide additional working capital. The gain associated with the sale, totaling $2,986, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term.


THE BON-TON STORES, INC. AND SUBSIDIARIES

                                16. RESTRUCTURING

In fiscal 1995, the Company recorded a restructuring charge of $5,690 for store closings and workforce reductions. The amounts charged against the restructuring reserve for fiscal 1999 and 1998 are as follows:

                                                             1999          1998
--------------------------------------------------------------------------------
Beginning of year balance                                 $ 2,446        $2,895
Store closing costs, net of expense forgiveness                46          (449)
Restructuring income                                       (2,492)           --
                                                          -------        ------
End of year balance                                       $    --        $2,446
                                                          =======        ======

At the end of fiscal 1998, the balance remaining from this charge related to a leased property located in Johnstown, Pennsylvania. In 1999, the mall containing the leased location was sold to a new owner who wanted to redevelop the property and the Company negotiated the termination of this lease with the new owner. In the fourth quarter of fiscal 1999, the Company entered into an agreement to terminate the lease related to the closed store. To reflect the lease termination, during fiscal 1999, the Company recognized $2.5 million of restructuring income in the Company's Consolidated Statements of Income.

                    Report of Independent Public Accountants

We have audited the accompanying consolidated balance sheets of The Bon-Ton Stores, Inc. (a Pennsylvania corporation) and subsidiaries as of February 3, 2001 and January 29, 2000 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended February 3, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Bon-Ton Stores, Inc. and subsidiaries as of February 3, 2001 and January 29, 2000, and the consolidated results of their operations and their cash flows for each of the three fiscal years in the period ended February 3, 2001 in conformity with accounting principles generally accepted in the United States.


                                                         /s/ Arthur Andersen LLP

Philadelphia, PA
March 7, 2001


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES
                                       45