Form 10-K, Exhibit 13
period 2002-02-02
BON TON STORES INC
filed 2002-05-02
CIK 878079

                                                                    EXHIBIT 13.1

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
(In thousands except share, per share and store data)

                                                        2001                                  2000                      1999
Fiscal Year Ended                                   Feb. 2, 2002                          Feb. 3, 2001              Jan. 29, 2000
------------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                                          %                                     %
------------------------------------------------------------------------------------------------------------------------------------
Net sales (1)                               $   721,777            100.0          $   749,816            100.0          $   710,963
Other income, net                                 2,548              0.4                2,715              0.4                2,651
Gross profit                                    262,057             36.3              275,790             36.8              261,367
Selling, general and
     administrative expenses                    224,306             31.1              231,859             30.9              224,150
Depreciation and amortization                    19,783              2.7               17,085              2.3               14,846
Unusual expense (2)                                 916              0.1                6,485              0.9                2,683
Restructuring income (3)                           --               --                   --               --                 (2,492)
Income from operations                           19,600              2.7               23,076              3.1               24,831
Interest expense, net                             9,558              1.3               10,906              1.5                8,552
Income before taxes                              10,042              1.4               12,170              1.6               16,279
Income tax provision                              3,816              0.5                4,622              0.6                6,186
Income before extraordinary item                  6,226              0.9                7,548              1.0               10,093
Extraordinary item, net of tax (4)                 --               --                   --               --                   (378)
Net income                                  $     6,226              0.9          $     7,548              1.0          $     9,715

PER SHARE AMOUNTS
BASIC:
Net income before extraordinary item        $      0.41                           $      0.50                           $      0.68
Effect of extraordinary item                       --                                    --                                   (0.02)
Net income                                  $      0.41                           $      0.50                           $      0.66
Weighted average shares outstanding          15,200,000                            14,953,000                            14,750,000
Diluted:
Net income before extraordinary item        $      0.41                           $      0.50                           $      0.68
Effect of extraordinary item                       --                                    --                                   (0.02)
Net income                                  $      0.41                           $      0.50                           $      0.66
Weighted average shares outstanding          15,214,000                            14,953,000                            14,753,000

BALANCE SHEET DATA (AT END OF PERIOD):
------------------------------------------------------------------------------------------------------------------------------------
Working capital                             $   117,158                           $   142,311                           $   141,788
Total assets                                    389,544                               405,038                               417,492
Long - term debt, including capital leases       67,929                                98,758                               107,678
Shareholders' equity                            203,261                               198,862                               190,691


SELECTED OPERATING DATA:
------------------------------------------------------------------------------------------------------------------------------------
Total sales change                                 (3.7)%                                 5.5%                                  5.3%
Comparable store sales change (5) (6)              (3.3)%                                 0.7%                                  0.0%
Comparable stores data (5) (6):
     Sales per selling square foot          $       134                           $       143                           $       141
     Selling square footage                   5,339,000                             4,792,000                             4,705,000
Capital expenditures                        $    15,550                           $    29,577                           $    46,451
Number of stores:
     Beginning of year                               73                                    72                                    65
     Additions                                       --                                     1                                     7
     Closings                                        --                                    --                                    --
     End of year                                     73                                    73                                    72

                                                  1999                         1998                                   1997
Fiscal Year Ended                            Jan. 29, 2000                Jan. 30, 1999                          Jan. 31, 1998
-----------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA:                         %                                      %                                    %
-----------------------------------------------------------------------------------------------------------------------------------
Net sales (1)                                     100.0           $   674,871            100.0          $   656,399           100.0
Other income, net                                   0.4                 2,350              0.3                2,349             0.4
Gross profit                                       36.8               248,141             36.8              242,553            37.0
Selling, general and
     administrative expenses                       31.5               209,407             31.0              202,850            30.9
Depreciation and amortization                       2.1                13,281              2.0               12,882             2.0
Unusual expense (2)                                 0.4                  --               --                   --              --
Restructuring income (3)                           (0.4)                 --               --                   --              --
Income from operations                              3.5                27,803              4.1               29,170             4.4
Interest expense, net                               1.2                 9,396              1.4               13,202             2.0
Income before taxes                                 2.3                18,407              2.7               15,968             2.4
Income tax provision                                0.9                 7,196              1.1                6,270             1.0
Income before extraordinary item                    1.4                11,211              1.7                9,698             1.5
Extraordinary item, net of tax (4)                 (0.1)                 --               --                   (446)           (0.1)
Net income                                          1.4           $    11,211              1.7          $     9,252             1.4

PER SHARE AMOUNTS
BASIC:
Net income before extraordinary item                              $      0.81                           $      0.87
Effect of extraordinary item                                             --                                   (0.04)
Net income                                                        $      0.81                           $      0.83
Weighted average shares outstanding                                13,866,000                            11,122,000
Diluted:
Net income before extraordinary item                              $      0.81                           $      0.85
Effect of extraordinary item                                             --                                   (0.04)
Net income                                                        $      0.81                           $      0.81
Weighted average shares outstanding                                13,917,000                            11,377,000

BALANCE SHEET DATA (AT END OF PERIOD):
------------------------------------------------------------------------------------------------------------------------------------
Working capital                                                   $   128,977                           $   123,078
Total assets                                                          378,119                               352,686
Long - term debt, including capital leases                             76,255                               123,384
Shareholders' equity                                                  180,211                               124,394

SELECTED OPERATING DATA:
------------------------------------------------------------------------------------------------------------------------------------
Total sales change                                                        2.8%                                  4.8%
Comparable store sales change (5) (6)                                     1.4%                                  6.5%
Comparable stores data (5) (6):
     Sales per selling square foot                                $       143                           $       143
     Selling square footage                                         4,620,000                             4,511,000
Capital expenditures                                              $    19,418                           $    10,978
Number of stores:
     Beginning of year                                                     64                                    64
     Additions                                                              2                                  --
     Closings                                                              (1)                                 --
     End of year                                                           65                                    64

(1) Fiscal 2000 reflects the 53 weeks ended February 3, 2001. All other periods presented reflect 52 weeks.

(2) Reflects expense recognized for workforce reductions and realignment and elimination of certain senior management positions in fiscal
         2001; expense recognized for workforce reductions, early retirement of Heywood Wilansky and realignment and elimination of certain senior management positions in fiscal 2000; and an asset write-down in fiscal 1999.

(3) Income recognized in fiscal 1999 as a result of a lease termination for a closed store.

(4) Expense resulting from renegotiation of the Company's revolving credit facility in fiscal 1999 and extinguishment of term loan and revolving credit facility in fiscal 1997.

(5)      Fiscal 2000 reflects the 52 weeks ended January 27, 2001.

(6) Comparable stores data (sales and selling square footage) reflects stores open for the entire current and prior fiscal year.

THE BON-TON STORES, INC. AND SUBSIDIARIES

                                      20