Form 10-K, Exhibit 13
period 2002-02-02
BON TON STORES INC
filed 2002-05-02
CIK 878079

                                                                    EXHIBIT 13.2

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FISCAL 2001 OPERATIONS OVERVIEW

SALES PERFORMANCE

Fiscal 2001 sales of The Bon-Ton Stores, Inc. and all subsidiaries (the "Company") decreased 3.7% compared to fiscal 2000. Fiscal 2001 reflects the fifty-two weeks ended February 2, 2002, while fiscal 2000 reflects the fifty-three weeks ended February 3, 2001. Com-parable store sales for the fifty-two week period ended February 2, 2002 decreased 3.3% from the fifty-two week period ended January 27, 2001.

         Fiscal 2001 was a difficult year for retail due to the economic downturn and the September 11th tragedy. While sales in most stores were below their fiscal 2000 level, sales in certain New York stores performed at a level below the Company average. The Company will continue to monitor the performance of its stores and initiate operational improvements as necessary.

NON-COMPARABLE ITEMS REVIEW

Net income in fiscal 2001 totaled $6.2 million, or $0.41 per share on a diluted basis, a decrease of $1.3 million from $7.5 million, or $0.50 per share on a diluted basis, in fiscal 2000. Net income in fiscal 1999 was $9.7 million, or $0.66 per share on a diluted basis. Results for fiscal 2001, 2000 and 1999 were impacted by several non-comparable items. Primary non-comparable items impacting net income are set forth in the following table:

                                                   Fiscal 2001                Fiscal 2000              Fiscal 1999
                                             ----------------------     ----------------------    ----------------------
                                                            Diluted                    Diluted                   Diluted
                                            After-tax      Earnings     After-tax     Earnings    After-tax     Earnings
(In thousands except per share data)        Net Income    Per Share    Net Income    Per Share   Net Income    Per Share
------------------------------------------------------------------------------------------------------------------------
Net income excluding non-comparable items    $  6,794     $    0.45     $ 12,337     $    0.83    $ 12,583     $    0.85
CEO retirement & workforce reduction             (568)                    (4,021)                       --
Pre-opening expenses                             --                         (768)                   (2,372)
Asset write-down charge                          --                           --                    (1,663)
Restructuring income                             --                           --                     1,545
Extraordinary loss on debt                       --                           --                      (378)
                                             ---------------------------------------------------------------------------
Net income as reported                       $  6,226     $    0.41     $  7,548     $    0.50    $  9,715     $    0.66
                                             ===========================================================================

The Company recognized charges in the third quarter of 2001 relating to a workforce reduction and realignment and elimination of certain senior management positions. See Note 14 to the Consolidated Financial Statements.

         The Company recognized charges in the second quarter of 2000 relating to a workforce reduction, early retirement of Heywood Wilansky as President and Chief Executive Officer and realignment and elimination of certain senior management positions. See Note 14 to the Consolidated Financial Statements.

         Fiscal 2000 pre-opening expenses reflect the opening of one new store and relocation of one store. Fiscal 1999 pre-opening expenses reflect the opening of seven new stores.

         The Company recorded a charge in the fourth quarter of 1999 to write down the value of assets associated with a cooperative buying group from which the Company purchased inventory. The cooperative buying group ceased its operations during fiscal 2000. See Note 14 to the Consolidated Financial Statements.

         In fiscal 1999, the Company negotiated the termination of a lease for a closed store located in Johnstown, Pennsylvania. The Company closed the store in 1995, but was obligated under the terms of its lease through fiscal 2005. The termination of this lease resulted in the Company reversing the remaining restructuring reserve established in fiscal 1995 and reporting restructuring income in fiscal 1999. See Note 16 to the Consolidated Financial Statements.

         The Company renegotiated its revolving credit agreement in fiscal 1999. The agreement was amended to extend the term to April 15, 2004 and provides a more favorable interest rate pricing structure, with substantially all other terms and conditions remaining unchanged. This transaction created a one-time extraordinary charge in fiscal 1999.

                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

RESULTS OF OPERATIONS

The following table summarizes changes in selected operating indicators of the Company, illustrating the relationship of various income and expense items to net sales for each fiscal year presented:

                                                    Percent of Net Sales
                                               -------------------------------
                                                        Fiscal Year
                                               -------------------------------
                                               2001         2000         1999
--------------------------------------------------------------------------------
Net sales                                      100.0%       100.0%       100.0%
Other income, net                                0.4          0.4          0.4
                                               -----        -----        -----
                                               100.4        100.4        100.4
                                               -----        -----        -----
Costs and expenses:
     Costs of merchandise sold                  63.7         63.2         63.2
     Selling, general and administrative        31.1         30.9         31.5
     Depreciation and amortization               2.7          2.3          2.1
     Unusual expense                             0.1          0.9          0.4
     Restructuring income                       --           --           (0.4)
                                               -----        -----        -----
Income from operations                           2.7          3.1          3.5
Interest expense, net                            1.3          1.5          1.2
                                               -----        -----        -----
Income before income taxes                       1.4          1.6          2.3
Income tax provision                             0.5          0.6          0.9
                                               -----        -----        -----
Income before extraordinary item                 0.9          1.0          1.4
Extraordinary loss, net of tax                  --           --            0.1
                                               -----        -----        -----
Net income                                       0.9%         1.0%         1.4%
                                               =====        =====        =====

FISCAL 2001 COMPARED TO FISCAL 2000

NET SALES: Net sales were $721.8 million for the fifty-two weeks ended February 2, 2002, a decrease of $28.0 million, or 3.7%, relative to the fifty-three week period ended February 3, 2001. Comparable store sales for the fifty-two week period ended February 2, 2002 decreased 3.3% from the fifty-two week period ended January 27, 2001. Business families recording comparable store sales increases were Coats, Home and Juniors. Business families reflecting the sharpest comparable store sales percentage declines were Womens, Mens Clothing and Dresses.

Other income, net: Net other income, principally income from leased departments, remained constant at 0.4% of net sales for fiscal 2001 and fiscal 2000.

COSTS AND EXPENSES: Gross margin dollars for fiscal 2001 decreased $13.7 million, or 5.0%, from fiscal 2000, primarily reflecting the decline in sales volume. Gross margin as a percentage of net sales was 36.3% in fiscal 2001, down
0.5 percentage point from 36.8% in fiscal 2000. The gross margin percentage decline was principally due to the increased markdown rate and reserves established for seasonal merchandise in fiscal 2001.

         Selling, general and administrative expenses for fiscal 2001 were $224.3 million, or 31.1% of net sales, compared to $231.9 million, or 30.9% of net sales, in the prior year. Fiscal 2001 store expense decreased $1.5 million versus fiscal 2000, but reflected an expense rate increase of 0.7 percentage point due to reduced 2001 sales. Fiscal 2001 corporate expense decreased $6.0 million versus fiscal 2000, driving an expense rate decrease of 0.5 percentage point. The decrease in corporate expense principally reflects reduced payroll costs and increased securitization income of $4.8 million from the Company's proprietary credit card program due to increased sales on the proprietary credit card, lower securitization facility costs and higher fee income.

         Depreciation and amortization increased to 2.7% of net sales in fiscal 2001 from 2.3% in fiscal 2000 partially as a result of a lower sales base and capital expenditures in the amount of $15.6 million and $29.6 million in fiscal 2001 and 2000, respectively. Additionally, in fiscal 2001 the Company evaluated a store lease renewal option exercisable in January 2003. The Company decided against exercising this lease option under existing terms and, therefore, accelerated depreciation of $1.4 million for associated assets with lives exceeding the expected lease term. Should it be unsuccessful at negotiating more favorable terms for the lease option, the Company does not expect the decision to have a material impact upon future profits as this store operated at approximately breakeven profitability in fiscal 2001.

         Unusual expense in fiscal 2001 of $0.9 million, or 0.1% of net sales, was incurred in the third quarter relating to a workforce reduction and the realignment and elimination of certain senior management positions. See Note 14 to the Consolidated Financial Statements.

         Unusual expense in fiscal 2000 of $6.5 million, or 0.9% of net sales, was incurred due to the early retirement of Heywood Wilansky as President and Chief Executive Officer, the realignment and elimination of certain senior management positions and a workforce reduction. See Note 14 to the Consolidated Financial Statements.

INCOME FROM OPERATIONS: Income from operations in fiscal 2001 amounted to $19.6 million, or 2.7% of net sales, compared to $23.1 million, or 3.1% of net sales, in fiscal 2000.


THE BON-TON STORES, INC. AND SUBSIDIARIES

INTEREST EXPENSE, NET: Net interest expense in fiscal 2001 decreased $1.3 million to $9.6 million, or 1.3% of net sales, from $10.9 million, or 1.5% of net sales, in fiscal 2000. The decrease in interest expense was attributable to decreased average borrowing levels and lower interest rates.

INCOME TAXES: The effective tax rate remained constant at 38.0% in fiscal 2001 and fiscal 2000.

NET INCOME: Net income in fiscal 2001 was $6.2 million, or 0.9% of net sales, compared to $7.5 million, or 1.0% of net sales, in fiscal 2000.

FISCAL 2000 COMPARED TO FISCAL 1999

NET SALES: Net sales were $749.8 million for the fifty-three weeks ended February 3, 2001, an increase of $38.9 million, or 5.5%, over the fifty-two week period ended January 29, 2000. The increase was primarily attributable to the one store opened in fiscal 2000, seven stores opened for a portion of fiscal 1999 and an additional week of sales in fiscal 2000. Comparable store sales for the fifty-two week period ended January 27, 2001 increased 0.7% over the fifty-two week period in fiscal 1999. Solid sales performances were achieved in Coats, Ladies Sportswear Complex, Cosmetics, Accessories, Shoes, Home and Intimate.

OTHER INCOME, NET: Net other income, primarily income from leased departments, remained constant at 0.4% of net sales for fiscal 2000 and fiscal 1999.

COSTS AND EXPENSES: Gross margin dollars for fiscal 2000 increased $14.4 million, or 5.5%, over fiscal 1999 as a result of the sales volume increase. Gross margin as a percentage of net sales was 36.8% in fiscal 2000 and fiscal 1999.

         Selling, general and administrative expenses for fiscal 2000 were $231.9 million, or 30.9% of net sales, compared to $224.2 million, or 31.5% of net sales, in the prior year. The increase in dollars in fiscal 2000 was primarily attributable to the cost of operating eight new stores -- including additional payroll costs, rent expense, utilities, advertising and insurance costs. The rate decrease in fiscal 2000 was primarily attributable to increased sales volume and cost reductions in the second half of the year from changes implemented in the second quarter of fiscal 2000. See Note 14 to the Consolidated Financial Statements.

         Depreciation and amortization increased to 2.3% of net sales in fiscal 2000 from 2.1% in fiscal 1999 as a result of capital expenditures in the amount of $29.6 million and $46.5 million in fiscal 2000 and 1999, respectively.

         Unusual expense in fiscal 2000 of $6.5 million, or 0.9% of net sales, was incurred due to the early retirement of Heywood Wilansky as President and Chief Executive Officer, the realignment and elimination of certain senior management positions and a workforce reduction. See Note 14 to the Consolidated Financial Statements.

         Unusual expense in fiscal 1999 of $2.7 million, or 0.4% of net sales, was incurred to write-down the value of certain assets relating to a cooperative buying group from which the Company purchased inventory.

         Restructuring income of $2.5 million, or 0.4% of net sales, was recognized in fiscal 1999 as a result of the Company reaching an agreement on the termination of a lease relating to a property in Johnstown, Pennsylvania. The Company established an accrual in fiscal 1995 relating to the costs associated with maintaining this property as part of its restructuring. See Note 16 to the Consolidated Financial Statements.

INCOME FROM OPERATIONS: Income from operations in fiscal 2000 amounted to $23.1 million, or 3.1% of net sales, compared to $24.8 million, or 3.5% of net sales, in fiscal 1999.

INTEREST EXPENSE, NET: Net interest expense in fiscal 2000 increased $2.4 million to $10.9 million, or 1.5% of net sales, from $8.6 million, or 1.2% of net sales, in the prior fiscal year. The increase in interest expense was attributable to an increase in average borrowing levels and an increase in rates.

EXTRAORDINARY ITEM: In fiscal 1999, the Company recorded an expense of $0.4 million, net of tax, related to renegotiation of the Company's revolving credit facility.

INCOME TAXES: The effective tax rate remained constant at 38.0% in fiscal 2000 and fiscal 1999.

NET INCOME: Net income in fiscal 2000 amounted to $7.5 million, or 1.0% of net sales, compared to $9.7 million, or 1.4% of net sales, in fiscal 1999.

FUTURE ACCOUNTING CHANGES

The Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective in 2002. As a result, the Company will cease to amortize approximately $3.0 million of net goodwill. The Company recorded approximately $0.2 million of goodwill amortization during each of fiscal 2001, 2000 and 1999, and would have recorded approximately $0.2 million of goodwill amortization during fiscal 2002. In lieu of amortization, the Company is required to perform an initial impairment review of its goodwill in 2002 and an annual impairment review thereafter. The Company completed the initial review during the first quarter of 2002 and will not record an impairment charge.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets" ("SFAS No. 144"), which supercedes SFAS No. 121. SFAS No. 144, effective for fiscal 2002, retains provisions of SFAS No. 121 regarding recognition and measurement of long-lived asset impairment. SFAS No. 144 supercedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed of. The Company anticipates that adoption of SFAS No. 144 provisions will not have a material impact on its operating results.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

MARKET RISK AND FINANCIAL INSTRUMENTS

The Company is exposed to market risk associated with changes in interest rates. To provide some protection against potential rate increases associated with its variable-rate facilities, the Company has entered into various derivative financial transactions in the form of interest rate swaps. The interest rate swaps are used to hedge the underlying variable-rate facilities. The swaps are qualifying hedges and the interest rate differential is reflected as an adjustment to interest expense over the life of the swaps. The Company currently holds "variable-to-fixed" rate swaps with a notional amount of $110.0 million with several financial institutions for various terms. The notional amount does not represent amounts exchanged by the parties, but it is used as the basis to calculate amounts due and to be received under the rate swaps. The Company believes the derivative financial instruments entered into provide protection from volatile upward swings in interest rates associated with the Company's variable-rate facilities. During fiscal 2001 and 2000, the Company did not enter into or hold derivative financial instruments for trading purposes.

     The following table provides information about the Company's derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including debt obligations and interest rate swaps. For debt obligations, the table presents principal cash flows and related weighted average interest rates by expected maturity dates as of February 2, 2002. For interest rate swaps, the table presents notional amounts and weighted average pay and receive interest rates by expected maturity date. For additional discussion of the Company's interest rate swaps, see Note 3 to the Consolidated Financial Statements.

                                                 Expected Maturity Date By Fiscal Year
                                ---------------------------------------------------------------------
(Dollars in thousands)             2002       2003        2004        2005        2006     Thereafter     Total     Fair Value
                                ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Liabilities:
Long-term debt
     Fixed-rate debt            $     646   $     715   $     791   $     876   $     970   $  16,857   $  20,855   $  23,087
         Average fixed rate          9.62%       9.62%       9.62%       9.62%       9.62%       9.35%       9.40%
     Variable-rate debt                --          --   $  42,500          --          --   $   4,500   $  47,000   $  47,000
         Average variable rate         --          --        5.08%         --          --        1.49%       4.74%

Interest Rate Derivatives:
Interest rate swaps
     Variable-to-fixed                 --   $  50,000   $  30,000          --   $  30,000          --   $ 110,000   $  (4,311)
         Average pay rate              --        5.81%       5.58%         --        5.43%         --        5.64%
         Average receive rate          --        4.64%       4.24%         --        3.89%         --        4.33%

SEASONALITY AND INFLATION

The Company's business, like that of most retailers, is subject to seasonal fluctuations, with the major portion of sales and income realized during the second half of each fiscal year, which includes the back-to-school and holiday seasons. See Note 12 of Notes to Consolidated Financial Statements for the Company's quarterly results for fiscal 2001 and 2000. Due to the fixed nature of certain costs, selling, general and administrative expenses are typically higher as a percentage of net sales during the first half of each fiscal year.

     Because of the seasonality of the Company's business, results for any quarter are not necessarily indicative of results that may be achieved for a full fiscal year. In addition, quarterly operating results are impacted by the timing and amount of revenues and costs associated with the opening of new stores and closing and remodeling of existing stores.

     The Company does not believe inflation had a material effect on operating results during the past three years. However, there can be no assurance that the Company's business will not be affected by inflationary adjustments in the future.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes material measures of the Company's liquidity and capital resources:

                                              February 2,    February 3,    January 29,
(Dollars in millions)                               2002           2001           2000
--------------------------------------------------------------------------------------
Working capital                                  $ 117.2        $ 142.3        $ 141.8
Current ratio                                     2.05:1         2.43:1         2.24:1
Funded debt to total capitalization               0.25:1         0.33:1         0.36:1
Unused availability under lines of credit        $  52.9        $  37.4        $  35.5

The Company's primary sources of working capital are cash flows from operations, borrowings under its revolving credit facility and proceeds from its accounts receivable facility. The Company had working capital of $117.2 million, $142.3 million and $141.8 million at the end of fiscal 2001, 2000 and 1999, respectively. The Company's business follows a seasonal pattern and working capital fluctuates with seasonal variations, reaching its highest level in October or November. The reduction in working capital at the end of fiscal 2001 compared to the end of fiscal 2000 and 1999 is principally due to reductions in merchandise inventory, with available funds used primarily to reduce long-term debt.

     Net cash provided by operating activities amounted to $41.8 million, $39.4 million and $16.1 million in fiscal 2001, 2000 and 1999, respectively. The $2.4 million increase in cash provided by operating activities in fiscal 2001 relative to fiscal 2000 was primarily related to reduced merchandise inventories and increased accrued expenses, partially offset by reduced accounts receivable facility proceeds, reduced other long-term liabilities and increased prepaid expenses and other current assets.

     Net cash used in investing activities amounted to $15.5 million, $18.5 million and $48.2 million in fiscal 2001, 2000 and 1999, respectively. The net cash outflow in fiscal 2001 was the result of capital expenditures in the amount of $15.6 million, primarily related to store remodeling, information services projects and general operations.

THE BON-TON STORES, INC. AND SUBSIDIARIES

     Net cash used in financing activities amounted to $30.6 million and $17.6 million in fiscal 2001 and fiscal 2000, respectively. Cash provided by financing activities amounted to $32.4 million in fiscal 1999. The net cash outflow in fiscal 2001 was principally attributable to payments on the Company's long-term debt and capital lease obligations.

     The Company currently anticipates its capital expenditures for fiscal 2002 will approximate $16.0 million. The expenditures will be directed toward remodeling some of the Company's existing stores, information systems enhancements and general operations. Aside from planned capital expenditures, the Company's primary cash requirements will be to service debt and finance working capital increases during peak selling seasons. The Company anticipates that its cash balances and cash flows from operations, supplemented by borrowings under the revolving credit facility and proceeds from the accounts receivable facility, will be sufficient to satisfy its operating cash requirements.

     Cash flows from operations are impacted by consumer confidence, weather conditions in the geographic markets served by the Company, economic climate and competitive conditions existing in the retail industry. A downturn in any single factor or a combination of factors could have a material adverse impact upon the Company's ability to generate sufficient cash flows to operate its business.

     The Company has not identified any probable circumstances that would likely impair its ability to meet its cash requirements or trigger a default or acceleration of payment of the Company's debt.

The following table reflects the Company's major debt and lease commitments:

                                                          Payments Required By Fiscal Year
                             -----------------------------------------------------------------------------------
(Dollars in thousands)           2002           2003           2004           2005           2006     Thereafter          Total
-------------------------------------------------------------------------------------------------------------------------------
Long-term debt               $     --       $    715       $ 43,291       $    876       $    970       $ 21,357       $ 67,209
Short-term debt                   646             --             --             --             --             --            646
Capital leases                    300            300            300            200             --             --          1,100
Operating leases               20,904         20,422         19,538         18,070         14,517         81,155        174,606
                             --------------------------------------------------------------------------------------------------
  Totals                     $ 21,850       $ 21,437       $ 63,129       $ 19,146       $ 15,487       $102,512       $243,561
                             ==================================================================================================

TRANSFERS OF FINANCIAL ASSETS

The Company engages in securitization activities involving the Company's proprietary credit card portfolio as a source of funding. Gains and losses from securitizations are recognized in the Consolidated Statements of Income when the Company relinquishes control of the transferred financial assets in accordance with SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125" and other related pronouncements. The gain or loss on the sale of financial assets depends in part on the previous carrying amount of the assets involved in the transfer, allocated between the assets sold and the retained interests based upon their respective fair values at the date of sale.

     The Company has sold an undivided percentage ownership interest in certain of its credit card accounts receivable to an unrelated third-party under a $150 million accounts receivable securitization facility, which is described in further detail below and in Note 5 to the Consolidated Financial Statements. The unrelated third-party, referred to as the conduit, has purchased a $150 million interest in the accounts receivable under this facility at February 2, 2002. The Company has an agreement to sell, on a revolving basis, pools of accounts receivable to a special purpose entity, The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company. BTRLP is designed to facilitate the securitization of certain accounts receivable. BTRLP then sells an undivided percentage ownership interest in each individual receivable to the conduit at a discount and uses cash collected on these receivables to purchase additional receivables from the Company. The Company is responsible for servicing these accounts and receives a servicing fee, while BTRLP bears the risk of non-collection. Associated off-balance-sheet assets and related debt were $150 million at February 2, 2002 and February 3, 2001. Since the conduit purchases accounts receivable from BTRLP on a revolving basis, the Company currently has access to all of the cash collections on the accounts receivable. Upon the facility's termination, the conduit would be entitled to all cash collections on BTRLP's accounts receivable until its net investment ($150 million at February 2, 2002) is repaid. Accordingly, upon termination of the facility, the assets of BTRLP would not be available to the Company until all amounts due and owing by BTRLP to the conduit have been paid in full.

     The Company believes the terms of the accounts receivable facility qualify the accounts receivable transactions for "sale treatment" under generally accepted accounting principles. This treatment requires it to account for BTRLP's transactions with the conduit as a sale of accounts receivable instead of reflecting the conduit's net investment as long-term debt with a pledge of accounts receivable as collateral. Absent this "sale treatment," the Company's balance sheet would reflect additional accounts receivable and long-term debt, which could be a factor in the Company's ability to raise capital; however, results of operations would not be impacted. See Note 5 to the Consolidated Financial Statements.

CRITICAL ACCOUNTING POLICIES

The Company's discussion and analysis of its financial condition and results of operations are based upon the consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. Preparation of these financial statements requires the Company to make estimates and judgments that affect reported amounts of assets and liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities at the date of its financial statements. On an ongoing basis, the Company evaluates its estimates, including those related to merchandise returns, bad debts, inventories, intangible assets, income taxes, financings and contingencies and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

     Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. The Company believes its critical accounting policies are described below. For a discussion of the application of these and other accounting policies, see Notes to Consolidated Financial Statements.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer's current credit-worthiness. The Company continually monitors collections and payments from customers and maintains an allowance for estimated credit losses based upon its historical experience and any specific customer collection issues identified (e.g. bankruptcy). While such credit losses have historically been within expectations and provisions established, the Company cannot guarantee that it will continue to experience the same credit loss rates as in the past. If circumstances change (e.g. higher than expected defaults or bankruptcies), the Company's estimates of the recoverability of amounts due to the Company could be materially reduced. The allowance for doubtful accounts amounted to $2.8 million and $3.4 million as of February 2, 2002 and February 3, 2001, respectively.

INVENTORY VALUATION

As discussed in Note 1 to the Consolidated Financial Statements, inventories are stated at the lower of cost or market with cost determined using the retail last-in, first-out ("LIFO") method. Under the retail inventory method, the valuation of inventories at cost and resulting gross margin are calculated by applying a calculated cost-to-retail ratio to the retail value of inventories. The retail inventory method is an averaging method that has been widely used in the retail industry due to its practicality. Use of the retail inventory method will result in valuing inventories at the lower of cost or market if markdowns are taken timely as a reduction of the retail value of inventories.

     Inherent in the retail inventory method calculation are certain significant management judgments and estimates including, among others, merchandise markups, markdowns and shrinkage, which significantly impact both the ending inventory valuation at cost and resulting gross margin. These significant estimates, coupled with the fact that the retail inventory method is an averaging process, can, under certain circumstances, result in individual inventory components with cost above related net realizable value. Factors that can lead to this result include applying the retail inventory method to a group of products that is not fairly uniform in terms of its cost, selling price relationship and turnover; or applying the retail inventory method to transactions over a period of time that includes different rates of gross profit, such as those relating to seasonal merchandise. In addition, failure to take timely markdowns can result in an overstatement of cost under the lower of cost or market principle. Management believes that the Company's retail inventory method provides an inventory valuation that approximates cost and results in carrying inventory in the aggregate at the lower of cost or market.

     The Company regularly reviews inventory quantities on hand and records a provision for excess or old inventory based primarily on an estimated forecast of merchandise demand for the selling season. As reflected in 2001 sales, demand for merchandise can fluctuate greatly. A significant increase in the demand for merchandise could result in a short-term increase in the cost of inventory purchases while a significant decrease in demand could result in an increase in the amount of excess inventory quantities on-hand. Additionally, estimates of future merchandise demand may prove to be inaccurate, in which case the Company may have understated or overstated the provision required for excess or old inventory. If the Company's inventory is determined to be overvalued in the future, the Company would be required to recognize such costs in the costs of goods sold and reduce operating income at the time of such determination. Likewise, if inventory is later determined to be undervalued, the Company may have overstated the costs of goods sold in previous periods and would be required to recognize additional operating income at the time of such determination. Therefore, although every effort is made to ensure the accuracy of forecasts of future merchandise demand, any significant unanticipated changes in demand or the economy in the Company's markets could have a significant impact on the value of the Company's inventory and reported operating results.

INCOME TAXES

Significant management judgment is required in determining the provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against net deferred tax assets. The process involves the Company summarizing temporary differences resulting from differing treatment of items (e.g. inventory valuation reserves) for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included within the consolidated balance sheet. The Company must then assess the likelihood that deferred tax assets will be recovered from future taxable income and, to the extent the Company believes recovery is not likely, a valuation allowance must be established. To the extent the Company establishes a valuation allowance in a period, an expense must be recorded within the tax provision in the statement of operations.

     Net deferred tax assets were $10.1 million and $3.5 million as of February 2, 2002 and February 3, 2001, respectively. As of said dates, no valuation allowance has been established against net deferred tax assets, as the Company believes these tax benefits will be realizable through reversal of existing deferred tax liabilities and future taxable income. If actual results differ from these estimates or these estimates are adjusted in future periods, the Company may need to establish a valuation allowance, which could materially impact its financial position and results of operations.

LONG-LIVED ASSETS

The Company assesses, on a store-by-store basis, the impairment of identifiable long-lived assets -- primarily property, fixtures and equipment -- whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors that could trigger an impairment review include the following:

-- Significant under-performance of stores relative to historical or projected future operating results;
-- Significant changes in the manner of the Company's use of assets or overall business strategy; and
--   Significant negative industry or economic trends for a sustained period.


THE BON-TON STORES, INC. AND SUBSIDIARIES

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Cash flow estimates are based on historical results adjusted to reflect the Company's best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Estimates of fair value represent the Company's best estimate based on industry trends and reference to market rates and transactions. Newly-opened stores may take time to generate positive operating and cash flow results. Factors such as store type, store location, current marketplace awareness of the Company's private label brands, local customer demographic data and current fashion trends are all considered in determining the time-frame required for a store to achieve positive financial results. If economic conditions are substantially different from our expectations, the carrying value of certain long-lived assets may become impaired.

     Property, fixtures and equipment are recorded at cost and are depreciated on a straight-line basis over the estimated useful lives of such assets. Changes in the Company's business model or changes in the Company's capital strategy can result in the actual useful lives differing from the Company's estimates. In cases where the Company determines that the useful life of property, fixtures and equipment should be shortened, the Company would depreciate the net book value in excess of the salvage value over its revised remaining useful life, thereby increasing depreciation expense. Factors such as changes in the planned use of fixtures or leasehold improvements could result in shortened useful lives. Net property, fixtures and equipment amounted to $143.9 million and $147.4 million as of February 2, 2002 and February 3, 2001, respectively.

SECURITIZATIONS

A significant portion of the Company's funding is through off-balance-sheet credit card securitizations via sales of certain accounts receivable through an accounts receivable facility. The sale of receivables is to BTRLP, a special purpose entity, as defined by SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- A Replacement of FASB Statement No. 125." BTRLP is a wholly-owned subsidiary of the Company. BTRLP sells the receivables through the accounts receivable facility to a conduit. BTRLP may sell up to $150 million through the facility.

     The Company sells accounts receivable through securitizations with servicing retained. When the Company securitizes, it surrenders control over the transferred assets and accounts for the transaction as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Company allocates the previous carrying amount of the securitized receivables between the assets sold and retained interests, based on their relative estimated fair values at the date of sale. Securitization income is recognized at the time of the sale, and is equal to the excess of the fair value of the assets obtained (principally cash) over the allocated cost of the assets sold and transaction costs. During the revolving period of each accounts receivable securitization, securitization income is recorded representing estimated gains on the sale of new receivables to the conduit on a continuous basis to replenish the investors' interest in securitized receivables that have been repaid by the credit card account holders. Fair value estimates used in the recognition of securitization income require certain assumptions of payment, default, servicing costs and interest rates. To the extent actual results differ from those estimates, the impact is recognized as securitization income.

     The Company estimates the fair value of retained interests in securitizations based on a discounted cash flow analysis. The cash flows of the retained interest-only strip are estimated as the excess of the weighted average finance charge yield on each pool of receivables sold over the sum of the interest rate paid to the note holder, the servicing fee and an estimate of future credit losses over the life of the receivables. Cash flows are discounted from the date the cash is expected to become available to the Company. These cash flows are projected over the life of the receivables using payment, default and interest rate assumptions that the Company believes would be used by market participants for similar financial instruments subject to prepayment, credit and interest rate risk. The cash flows are discounted using an interest rate that the Company believes a purchaser unrelated to the seller of the financial instrument would demand. As all estimates used are influenced by factors outside the Company's control, there is uncertainty inherent in these estimates, making it reasonably possible that they could change in the near term. Any adverse change in the Company's assumptions could materially impact securitization income.

     The Company recognized securitization income of $9.1 million, $4.2 million and $4.6 million for fiscal years 2001, 2000, and 1999, respectively. The increased income in fiscal 2001 relative to fiscal 2000 was principally a reflection of increased sales on the Company's proprietary credit card, lower securitization facility costs and higher fee income.


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES