Form 10-K, Exhibit 13
period 2002-02-02
BON TON STORES INC
filed 2002-05-02
CIK 878079

                                                                    EXHIBIT 13.3


CONSOLIDATED BALANCE SHEETS

                                                                                             February 2,       February 3,
(In thousands except share and per share data)                                                     2002              2001
-------------------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                                 $   9,752         $  14,067
    Restricted cash                                                                               2,355                --
    Trade and other accounts receivable, net of allowances for doubtful
        accounts and sales returns of $3,408 and $4,045 in 2001 and 2000, respectively           28,806            24,052
    Merchandise inventories                                                                     170,003           192,547
    Prepaid expenses and other current assets                                                    10,542             8,503
    Deferred income taxes                                                                         7,371             2,318
                                                                                              ---------------------------
        Total current assets                                                                    228,829           241,487
                                                                                              ---------------------------

PROPERTY, FIXTURES AND EQUIPMENT AT COST,
    LESS ACCUMULATED DEPRECIATION AND AMORTIZATION                                              143,884           147,415
DEFERRED INCOME TAXES                                                                             2,741             1,163
OTHER ASSETS                                                                                     14,090            14,973
                                                                                              ---------------------------
         Total assets                                                                         $ 389,544         $ 405,038
                                                                                              ===========================


LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                                          $  57,007         $  56,088
    Accrued payroll and benefits                                                                  9,743             9,684
    Accrued expenses                                                                             32,152            21,919
    Current portion of long-term debt                                                               646               584
    Current portion of obligations under capital leases                                             232               479
    Income taxes payable                                                                         11,891            10,422
                                                                                              ---------------------------
        Total current liabilities                                                               111,671            99,176
                                                                                              ---------------------------

LONG-TERM DEBT, LESS CURRENT MATURITIES                                                          67,209            97,805
OBLIGATIONS UNDER CAPITAL LEASES, LESS CURRENT MATURITIES                                           720               953
OTHER LONG-TERM LIABILITIES                                                                       6,683             8,242
                                                                                              ---------------------------
        Total liabilities                                                                       186,283           206,176
                                                                                              ---------------------------


COMMITMENTS AND CONTINGENCIES (NOTE 7)

SHAREHOLDERS' EQUITY
    Preferred Stock - authorized 5,000,000 shares at $0.01 par value; no shares issued               --                --
    Common Stock - authorized 40,000,000 shares at $0.01 par value; issued and
        outstanding shares of 12,483,941 and 12,225,501 in 2001 and 2000, respectively              125               122
    Class A Common Stock - authorized 20,000,000 shares at $0.01 par value;
        issued and outstanding shares of 2,989,853 in 2001 and 2000                                  30                30
    Additional paid-in capital                                                                  107,467           106,882
    Deferred compensation                                                                          (408)             (347)
    Accumulated other comprehensive income                                                       (2,354)               --
    Retained earnings                                                                            98,401            92,175
                                                                                              ---------------------------
        Total shareholders' equity                                                              203,261           198,862
                                                                                              ---------------------------
        Total liabilities and shareholders' equity                                            $ 389,544         $ 405,038
                                                                                              ===========================


The accompanying notes are an integral part of these consolidated statements.






THE BON-TON STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

                                                                                 Fiscal Year Ended
                                                                  -------------------------------------------------
                                                                  February 2,        February 3,        January 29,
(In thousands except share and per share data)                           2002               2001               2000
-------------------------------------------------------------------------------------------------------------------
NET SALES                                                         $   721,777        $   749,816        $   710,963
OTHER INCOME, NET                                                       2,548              2,715              2,651
                                                                  -------------------------------------------------
                                                                      724,325            752,531            713,614
                                                                  -------------------------------------------------


COSTS AND EXPENSES:
    Costs of merchandise sold                                         459,720            474,026            449,596
    Selling, general and administrative                               224,306            231,859            224,150
    Depreciation and amortization                                      19,783             17,085             14,846
    Unusual expense                                                       916              6,485              2,683
    Restructuring income                                                   --                 --             (2,492)
                                                                  -------------------------------------------------
INCOME FROM OPERATIONS                                                 19,600             23,076             24,831
INTEREST EXPENSE, NET                                                   9,558             10,906              8,552
                                                                  -------------------------------------------------


INCOME BEFORE INCOME TAXES AND EXTRAORDINARY ITEM                      10,042             12,170             16,279
INCOME TAX PROVISION                                                    3,816              4,622              6,186
                                                                  -------------------------------------------------


INCOME BEFORE EXTRAORDINARY ITEM                                        6,226              7,548             10,093
EXTRAORDINARY ITEM - loss on early extinguishment of debt,
        net of $232 income tax benefit                                     --                 --               (378)
                                                                  -------------------------------------------------


NET INCOME                                                        $     6,226        $     7,548        $     9,715
                                                                  =================================================


Per share amounts -
    BASIC:
        Net income before extraordinary item                      $      0.41        $      0.50        $      0.68
        Effect of extraordinary item                                       --                 --              (0.02)
                                                                  -------------------------------------------------
        Net income                                                $      0.41        $      0.50        $      0.66
                                                                  =================================================


    BASIC WEIGHTED AVERAGE SHARES OUTSTANDING                      15,200,000         14,953,000         14,750,000

    DILUTED:
        Net income before extraordinary item                      $      0.41        $      0.50        $      0.68
        Effect of extraordinary item                                       --                 --              (0.02)
                                                                  -------------------------------------------------
        Net income                                                $      0.41        $      0.50        $      0.66
                                                                  =================================================


    DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING                    15,214,000         14,953,000         14,753,000


The accompanying notes are an integral part of these consolidated statements.





                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                           Class A   Additional                          Other
                                                  Common    Common      Paid-in       Deferred   Comprehensive   Retained
(In thousands)                                     Stock     Stock      Capital   Compensation          Income   Earnings     Total
-----------------------------------------------------------------------------------------------------------------------------------

                                                  ---------------------------------------------------------------------------------
Balance at January 30, 1999                       $  123   $    30     $108,260       $ (3,114)       $     --   $ 74,912  $180,211
                                                  ---------------------------------------------------------------------------------

    Net income                                        --        --           --             --              --      9,715     9,715
    Issuance of stock under Stock Award Plans         --        --           36            (22)             --         --        14
    Deferred compensation amortization                --        --         (183)           933              --         --       750
    Exercised stock options                           --        --           16             --              --         --        16
    Cancellation of Restricted Shares                 --        --          (46)            31              --         --       (15)

                                                  ---------------------------------------------------------------------------------
Balance at January 29, 2000                          123        30      108,083         (2,172)             --     84,627   190,691
                                                  ---------------------------------------------------------------------------------

    Net income                                        --        --           --             --              --      7,548     7,548
    Deferred compensation amortization                --        --           --          1,490              --         --     1,490
    Tax impact on Restricted Shares                   --        --         (655)            18              --         --      (637)
    Cancellation of Restricted Shares                 (1)       --         (546)           317              --         --      (230)

                                                  ---------------------------------------------------------------------------------
Balance at February 3, 2001                          122        30      106,882           (347)             --     92,175   198,862
                                                  ---------------------------------------------------------------------------------

    Comprehensive income:
        Net income                                    --        --           --             --              --      6,226     6,226
        Cumulative effect of change
        in accounting for derivative
        instruments, net of $256 tax benefit          --        --           --             --            (426)        --      (426)
        Unrealized loss on derivative financial
        instruments, net of $1,158 tax benefit        --        --           --             --          (1,928)        --    (1,928)
                                                  ---------------------------------------------------------------------------------
           Total comprehensive income                 --        --           --             --          (2,354)     6,226     3,872

    Issuance of stock under Stock Award Plans          3        --          686           (689)             --         --        --
    Deferred compensation amortization                --        --           --            589              --         --       589
    Tax impact on Restricted Shares                   --        --          (45)            --              --         --       (45)
    Cancellation of Restricted Shares                 --        --          (56)            39              --         --       (17)

                                                  ---------------------------------------------------------------------------------
Balance at February 2, 2002                       $  125   $    30     $107,467       $   (408)       $ (2,354)  $ 98,401  $203,261
                                                  =================================================================================


The accompanying notes are an integral part of these consolidated statements.





THE BON-TON STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          Fiscal Year Ended
                                                                             ------------------------------------------
                                                                             February 2,     February 3,     January 29,
(In thousands)                                                                     2002            2001            2000
-----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                    $   6,226       $   7,548       $   9,715
Adjustments to reconcile net income to net cash provided by
    operating activities:
        Depreciation and amortization                                            19,783          17,085          14,846
        Bad debt provision                                                        1,305           1,863             520
        Stock compensation expense                                                  589             833             750
        Loss (gain) on sale of property, fixtures and equipment                       3             (12)           (158)
        Cancellation of Restricted Shares                                           (17)           (230)            (15)
        Decrease (increase) in other long-term assets                               162             634            (408)
        Increase in deferred income tax assets                                   (5,217)         (2,917)         (1,414)
        (Decrease) increase in other long-term liabilities                       (4,383)          4,650            (185)
        Proceeds from sale of accounts receivable, net                               --          12,000          11,000
        Extraordinary loss on debt extinguishment                                    --              --             610
        Asset write-down charge                                                      --              --           2,683
        Restructuring income                                                         --              --          (2,492)

Changes in operating assets and liabilities:
        Increase in accounts receivable                                          (6,059)        (10,133)         (4,625)
        Decrease (increase) in merchandise inventories                           22,544          10,942         (10,616)
        (Increase) decrease in prepaid expenses and other current assets         (2,039)          3,868          (3,195)
        Decrease in accounts payable                                             (1,973)         (1,582)         (4,919)
        Increase (decrease) in accrued expenses                                   9,428          (5,754)          3,865
        Increase in income taxes payable                                          1,424             590              91
                                                                              -----------------------------------------
            Total adjustments                                                    35,550          31,837           6,338
                                                                              -----------------------------------------
            Net cash provided by operating activities                            41,776          39,385          16,053


CASH FLOWS FROM INVESTING ACTIVITIES:
        Capital expenditures, net                                               (15,550)        (29,577)        (46,451)
        Proceeds from sale of property, fixtures and equipment                       16              12             426
        Proceeds from sale and leaseback arrangement                                 --          11,046              --
        Payment for the acquisition of businesses, net of cash received              --              --          (2,192)
                                                                              -----------------------------------------
            Net cash used in investing activities                               (15,534)        (18,519)        (48,217)


CASH FLOWS FROM FINANCING ACTIVITIES:
        Payments on long-term debt and capital lease obligations               (207,064)       (302,720)       (278,778)
        Proceeds from issuance of long-term debt                                176,050         293,700         310,300
        Increase (decrease) in bank overdraft balances                            2,812          (8,587)            826
        Increase in restricted cash                                              (2,355)             --              --
        Exercised stock options                                                      --               1              16
                                                                              -----------------------------------------
            Net cash (used in) provided by financing activities                 (30,557)        (17,606)         32,364

            Net (decrease) increase in cash and cash equivalents                 (4,315)          3,260             200

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 14,067          10,807          10,607
                                                                              -----------------------------------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                    $   9,752       $  14,067       $  10,807
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

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
The consolidated financial statements include the accounts of The Bon-Ton Stores, Inc. and all of its wholly-owned subsidiaries (the "Company"). All intercompany transactions have been eliminated in consolidation.

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

FISCAL YEAR
The Company's fiscal year ended on the Saturday nearest to January 31, and consisted of fifty-two weeks for fiscal year 2001, fifty-three weeks for fiscal year 2000 and fifty-two weeks for fiscal year 1999. Fiscal years 2001, 2000 and 1999 ended on February 2, 2002, February 3, 2001 and January 29, 2000, respectively.

CASH AND CASH EQUIVALENTS
The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased to be cash equivalents. Cash equivalents are generally overnight money market investments.

      The Company reclassified outstanding accounts payable and payroll checks from cash to accounts payable or accrued payroll and benefits totaling $11,179 and $8,367 as of February 2, 2002 and February 3, 2001, respectively.

RESTRICTED CASH
As of February 2, 2002, restricted cash was required per the terms of the Company's accounts receivable facility agreement.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
The Company owns and administers a proprietary credit card program. The Company performs ongoing credit evaluations of its customers who hold the Company's proprietary credit card, and adjusts credit limits based upon payment history and the customer current credit-worthiness. The Company continually monitors collections and payments from customers and maintains an allowance for estimated credit losses based upon its historical experience and any specific customer collection issues identified (e.g. bankruptcy). While such credit losses have historically been within expectations and provisions established, the Company cannot guarantee that it will continue to experience the same credit loss rates as in the past. If circumstances change (e.g. higher than expected defaults or bankruptcies), the Company's estimates of the recoverability of amounts due the Company could be reduced by a material amount. The allowance for doubtful accounts amounted to $2,808 and $3,445 as of February 2, 2002 and February 3, 2001, respectively.

MERCHANDISE INVENTORIES
For financial reporting and tax purposes, merchandise inventories are determined by the retail method, using a LIFO (last-in, first-out) cost basis. The estimated cost to replace inventories was $170,721 and $193,876 as of February 2, 2002 and February 3, 2001, respectively.

PROPERTY, FIXTURES AND EQUIPMENT: DEPRECIATION AND AMORTIZATION
Depreciation and amortization of property, fixtures and equipment is computed using the straight-line method based upon remaining lease terms or the following average estimated service lives:

--------------------------------------------------------------------------------
Buildings                                                         20 to 40 years
Leasehold improvements                                             2 to 15 years
Fixtures and equipment                                             3 to 10 years

No depreciation is recorded until property, fixtures and equipment are placed into service. Property, fixtures and equipment not placed into service are classified as construction in progress. The Company capitalizes interest and lease costs incurred during the construction of new facilities or major improvements. The amount of interest and lease costs capitalized is limited to that incurred during the construction period. Interest of $25, $123 and $333 was capitalized in fiscal years 2001, 2000 and 1999, respectively.

      Repair and maintenance costs are charged to operations as incurred. Property retired or sold is removed from asset and accumulated depreciation accounts and the resulting gain or loss is reflected in income.

      Costs of major remodeling and improvements on leased stores are capitalized as leasehold improvements. Leasehold improvements

    THE BON-TON STORES, INC. AND SUBSIDIARIES are generally amortized over the shorter of the lease term or the useful life of the asset. Capital leases are recorded at the lower of fair market value or the present value of future minimum lease payments. Capital leases are amortized over the primary term of the lease.

      The Company assesses the impairment of property, fixtures and equipment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In fiscal 2001, the Company evaluated a store lease renewal option exercisable in January 2003. The Company decided against exercising this lease option under existing terms and, therefore, accelerated depreciation of $1,389 on associated assets with lives exceeding the expected lease term.

OTHER ASSETS
Other assets consist primarily of goodwill and lease-related interests classified as intangible assets:

                                                     February 2,     February 3,
                                                           2002            2001
-------------------------------------------------------------------------------
Goodwill                                             $    4,208      $    4,208
Less: Accumulated amortization                            1,243           1,009
                                                     --------------------------
     Net                                             $    2,965      $    3,199
                                                     ==========================


Intangible assets - leases                           $   10,828      $   10,828
Less: Accumulated amortization                            3,794           3,305
                                                     --------------------------
     Net                                             $    7,034      $    7,523
                                                     ==========================

These lease interests relate to below-market-rate leases purchased in store acquisitions completed in fiscal years 1992 through 1999, which were adjusted to reflect fair market value. These leases had lives of four to forty-eight years.

ACCRUED EXPENSES
Accrued expenses consist of liabilities associated with store and corporate facility operations, such as accrued lease expense, advertising, employee severance, real estate taxes, legal expense and expense recorded pursuant to Statement of Financial Accounting Standards No. 133 (see Note 3).

INCOME TAXES
The Company accounts for income taxes according to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using applicable current marginal tax rates.

      Net deferred tax assets were $10,112 and $3,481 as of February 2, 2002 and February 3, 2001, respectively. As of February 2, 2002 and February 3, 2001, no valuation allowance has been established against this net deferred tax asset, as the Company believes these tax benefits will be realizable through reversal of existing deferred tax liabilities and future taxable income.

STORE OPENING AND CLOSING COSTS
The Company follows the practice of accounting for store opening costs incurred prior to opening a new retail unit as a current period expense. When the decision to close a retail unit is made, the Company provides for the estimated future net lease obligations after store operations cease; nonrecoverable investments in property, fixtures and equipment; and other expenses directly related to discontinuance of operations. The estimates are based upon historical information and certain assumptions about future events. Changes in store closing cost assumptions for items such as the estimated period of future lease obligations and the amounts actually realized relating to the carrying value of property, fixtures and equipment could cause these estimates to change.

ADVERTISING
Advertising production costs are expensed the first time the advertisement is run. Media placement costs are expensed in the period the advertising appears. Total advertising expenses included in selling, general and administrative expenses for fiscal years 2001, 2000 and 1999 were $26,717, $28,784 and $28,795, respectively. Prepaid expenses and other current assets include prepaid advertising costs of $352 and $847 at February 2, 2002 and February 3, 2001, respectively.

REVENUE RECOGNITION
The Company recognizes revenue at either the point-of-sale or at the time merchandise is shipped to the customer. Sales are net of returns and exclude sales tax. A reserve is provided for estimated merchandise returns based on experience.

LEASED DEPARTMENT SALES
The Company leases space to third parties in several of its stores and receives compensation based on a percentage of sales made in these departments. Other income, net, includes leased department rental income of approximately $2,738, $3,001 and $2,872 in fiscal 2001, 2000 and 1999, respectively.

REVOLVING CHARGE ACCOUNTS
Finance charge income on customer revolving charge accounts is reflected as a reduction of selling, general and administrative expenses. Finance charge income earned by the Company, before considering costs of administering and servicing revolving charge accounts, for fiscal years 2001, 2000 and 1999 was $33,706, $30,619 and $28,406, respectively, and is a component of securitization income (see Note 5).



                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

RECEIVABLE SALES
When the Company sells receivables in securitizations of credit card loans, it retains interest-only strips, subordinated interests and servicing rights, all of which are retained interests in the securitized receivables. Gain or loss on sale of the receivables depends in part on the previous carrying amount of financial assets involved in the transfer, allocated between the assets sold and retained interests, based on their relative fair value at date of transfer. To obtain fair values, quoted market prices are used if available. However, quotes are generally not available for retained interests and the Company estimates fair value based on the present value of future expected cash flows using management's best estimates of key assumptions -- credit losses, prepayment impact and an appropriate discount rate commensurate with risks involved. As all estimates used are influenced by factors outside the Company's control, uncertainty is inherent in these estimates, making it reasonably possible that they could change in the near term.

STOCK-BASED COMPENSATION
The Company follows Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which provides for a fair value based method of accounting for grants of equity instruments to employees or suppliers in return for goods or services. As permitted under SFAS No. 123, the Company has elected to continue accounting for compensation costs under the provisions prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." The Company has included pro forma disclosures of net income and basic and diluted earnings per share in Note 11 as if the fair value based method had been applied in measuring compensation cost as required by SFAS No. 123.

EARNINGS PER SHARE
The presentation of earnings per share ("EPS") requires a reconciliation of the numerators and denominators used in basic and diluted EPS calculations. The numerator, net income, is identical in both calculations. The following table presents a reconciliation of the weighted average shares outstanding used in EPS calculations for each of fiscal 2001, 2000 and 1999. EPS shown in this reconciliation excludes the impact of extraordinary items.

                                              2001                    2000                    1999
                                       --------------------    --------------------    --------------------
                                           Shares       EPS        Shares       EPS        Shares       EPS
-----------------------------------------------------------------------------------------------------------
Basic Calculation                      15,200,000    $ 0.41    14,953,000    $ 0.50    14,750,000    $ 0.68
Dilutive Securities -
  Restricted Shares                        14,000                      --                      --
  Options                                      --                      --                   3,000
                                       --------------------------------------------------------------------
Diluted Calculation                    15,214,000    $ 0.41    14,953,000    $ 0.50    14,753,000    $ 0.68
                                       ====================================================================

Antidilutive shares and options -
  Restricted Shares                       175,000                 280,000                 402,000
  Options                                 908,000               1,206,000               1,316,000

Antidilutive shares and options, consisting of restricted shares and options to purchase shares, were excluded from the computation of dilutive securities due to the Company's net loss position in the first three quarters of fiscal 2001 and 1999, and the first two quarters of fiscal 2000. In addition, antidilutive options to purchase shares during the remaining quarters were excluded from the computation of dilutive securities due to exercise prices greater than average market price.

      The following table reflects the approximate dilutive securities had the Company reported a net profit in each consecutive quarter of the corresponding fiscal years:

                                                2001          2000          1999
--------------------------------------------------------------------------------
Approximate Dilutive Securities -
  Restricted Shares                           23,000            --        43,000
  Options                                         --            --        27,000

In addition, options to purchase shares with exercise prices greater than average market price were excluded from the above table for fiscal 2001, 2000, and 1999 in the approximate amounts of 908,000, 1,206,000 and 1,139,000, respectively, as they would have been antidilutive.

FUTURE ACCOUNTING CHANGES
The Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets" became effective in 2002. As a result, the Company will cease to amortize approximately $2,965 of net goodwill. The Company recorded approximately $234 of goodwill amortization during each of fiscal 2001, 2000 and 1999, and would have recorded approximately $234 of goodwill amortization during fiscal 2002. In lieu of amortization, the Company is required to perform an initial impairment review of its goodwill in 2002 and an annual impairment review thereafter. The Company completed the initial review during the first quarter of 2002 and will not record an impairment charge.

      In August 2001, the FASB issued SFAS No. 144, "Accounting for Impairment or Disposal of Long-lived Assets" ("SFAS No. 144"), which supercedes SFAS No.
121. SFAS No. 144, effective for fiscal 2002, retains provisions of SFAS No. 121 regarding recognition and measurement of long-lived asset impairment. SFAS No. 144 supercedes the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" for segments of a business to be disposed of. The Company anticipates that adoption of SFAS No. 144 provisions will not have a material impact on its operating results.



THE BON-TON STORES, INC. AND SUBSIDIARIES

2. DEBT

Debt consisted of the following:

                                                                                        February 2,     February 3,
                                                                                              2002            2001
------------------------------------------------------------------------------------------------------------------
Revolving credit agreement - principal payable April 15, 2004;
    interest payable periodically at varying rates (5.08% for fiscal year 2001)           $ 42,500        $ 72,450
Mortgage notes payable - principal payable in varying monthly installments
    through June 2016; interest 9.62%; secured by land and buildings                        19,855          20,439
Mortgage notes payable - principal payable February 1, 2012; interest payable
    monthly at various rates; secured by a building                                          4,500           4,500
Mortgage notes payable - principal payable January 1, 2011; interest payable
    monthly at 5.00% beginning February 1, 2006; secured by a building and fixtures          1,000           1,000
                                                                                          ------------------------
Total debt                                                                                  67,855          98,389
Less: current maturities                                                                       646             584
                                                                                          ------------------------
Long-term debt                                                                            $ 67,209        $ 97,805
                                                                                          ========================


In December 2001, the Company amended its revolving credit facility ("Credit Facility") agreement to reduce the line of credit from $200,000 to $175,000.

      In April 1999, the Company amended its Credit Facility agreement to extend the term of the facility to April 15, 2004. The amended agreement extends the term of the available fixed assets and real estate borrowing base and provides a more favorable interest rate pricing structure, with substantially all other terms and conditions remaining unchanged. As a result of this transaction, the Company incurred a one-time extraordinary after-tax charge of $378, or $0.02 per share, in fiscal 1999.

      As of February 2, 2002, the Company had borrowings of $42,500, with $52,894 of additional borrowing availability (net of $6,095 letter-of-credit commitments) remaining under the Credit Facility. The interest charged under this agreement, based on LIBOR or an index rate plus an applicable margin, is determined by a formula based on the Company's interest coverage ratio (defined as the ratio of earnings before interest, taxes, depreciation and amortization to interest expense).

      The Company entered into a loan agreement with the City of Scranton, Pennsylvania on July 5, 2000. The loan provided $1,000 to be used in certain store renovations. The agreement provides for interest payments beginning February 1, 2006 at a rate of 5.0% per annum. The principal balance is to be paid in full by January 1, 2011.

      Several of the Company's loan agreements contain restrictive covenants, including a minimum trade support ratio; a minimum fixed charge ratio; and limitations on dividends, additional incurrence of debt and capital expenditures. The Company was in compliance with each of these covenants during fiscal 2001.

      The fair value of the Company's debt, excluding interest rate swaps, was estimated at $70,087 and $98,947 on February 2, 2002 and February 3, 2001, respectively, and is based on an estimate of rates available to the Company for debt with similar features.

Debt maturities by fiscal year as of February 2, 2002, are as follows:

--------------------------------------------------------------------------------
2002                                                                    $    646
2003                                                                         715
2004                                                                      43,291
2005                                                                         876
2006                                                                         970
2007 and thereafter                                                       21,357
                                                                        --------
                                                                        $ 67,855
                                                                        ========





                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

3. INTEREST RATE DERIVATIVES

The Company maintains an interest rate swap portfolio that allows the Company to convert a portion of the variable rates under the Company's credit facilities to fixed rates. The following table indicates the notional amounts as of February 2, 2002 and February 3, 2001 and the range of interest rates paid and received by the Company during the respective fiscal years:

                                                     February 2,     February 3,
                                                           2002            2001
--------------------------------------------------------------------------------
Fixed swaps (notional amount)                          $110,000        $ 80,000
    Range of receive rate                            2.21%-6.74%     6.03%-6.86%
    Range of pay rate                                5.43%-5.88%     5.58%-5.88%

The interest rate swap agreements will expire on various dates from June 2, 2003 to February 6, 2006. The net income or expense from the exchange of interest rate payments is included in interest expense. The estimated fair value of the interest rate swap agreements, based on dealer quotes, at February 2, 2002 and February 3, 2001, was an unrealized loss of $4,311 and $682, respectively, and represents the amount the Company would pay if the agreements were terminated as of such dates.

      The Company adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133," on February 5, 2001. SFAS No. 133 requires the transition adjustment, net of tax effect, resulting from adopting these Statements to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. In the first quarter of 2001, a $426 net-of-tax loss transition adjustment was recorded in accumulated other comprehensive income as a result of recognizing at fair value all derivatives designated as cash flow hedging instruments.

      As of February 2, 2002, the Company recorded accrued expenses of $1,486 and other long-term liabilities of $2,825 to recognize at fair value all derivatives designated as cash flow hedging instruments. Of this amount, $543 was recognized as a current period charge (corresponding to the portion of the hedges deemed ineffective), $2,354 was reported within other comprehensive income and $1,414 was reported as deferred tax assets. All charges recorded in fiscal 2001 pursuant to SFAS No. 133 are considered non-cash items for Consolidated Statement of Cash Flows purposes.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
The Company recognizes all derivatives on the balance sheet at fair value. On the date the derivative instrument is entered into, the Company generally designates the derivative as a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow hedge"). Changes in the fair value of a derivative that is designated as, and meets all required criteria for, a cash flow hedge are recorded in accumulated other comprehensive income and reclassified into earnings as the underlying hedged item affects earnings. The portion of the change in fair value of a derivative associated with hedge ineffectiveness or the component of a derivative instrument excluded from the assessment of hedge effectiveness is recorded in current earnings. Also, changes in the entire fair value of a derivative that is not designated as a hedge are recorded in earnings. The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes relating all derivatives that are designated as cash flow hedges to specific balance sheet assets and liabilities.

      The Company also formally assesses, both at the inception of the hedge and on an ongoing basis, whether each derivative is highly effective in offsetting changes in fair values or cash flows of the hedged item. If it is determined that a derivative is not highly effective as a hedge, or if a derivative ceases to be a highly effective hedge, the Company will discontinue hedge accounting prospectively for the respective derivative.

DEBT PORTFOLIO MANAGEMENT
It is the policy of the Company to identify on a continuing basis the need for debt capital and evaluate financial risks inherent in funding the Company with debt capital. Reflecting the result of this ongoing review, the debt portfolio and hedging program of the Company is managed to (1) reduce funding risk with respect to borrowings made or to be made by the Company to preserve the Company's access to debt capital and provide debt capital as required for funding and liquidity purposes, and (2) reduce the aggregate interest rate risk of the debt portfolio in accordance with certain debt management parameters. The Company enters into interest rate swap agreements to change the fixed/variable interest rate mix of the debt portfolio in order to maintain the percentage of fixed-rate and variable-rate debt within parameters set by management. In accordance with these parameters, swap agreements are used to reduce interest rate risks and costs inherent in the Company's debt portfolio. Accordingly, the Company currently has interest rate swap contracts outstanding to effectively convert variable-rate debt to fixed-rate debt. These contracts entail the exchange of fixed-rate and floating-rate interest payments periodically over the agreement life.

CASH FLOW HEDGES
Interest expense for fiscal 2001 includes $543 of net losses related to hedge ineffectiveness. Changes in the fair value of derivatives qualifying as cash flow hedges are reported in accumulated other comprehensive income. Gains and losses are reclassified into earnings as the underlying hedged item affects earnings, such as when quarterly settlements are made on the hedged forecasted transaction. As of February 2, 2002, it is expected that approximately $1,000 of net-of-tax losses in accumulated other comprehensive income will be reclassified into earnings within the next twelve months. There was no gain or loss reclassified from accumulated other comprehensive income into earnings during fiscal 2001 as a result of the discontinuance of a cash flow hedge due to the probability of the original forecasted transaction not occurring. As of February 2, 2002, the maximum time over which the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is forty-eight months.



THE BON-TON STORES, INC. AND SUBSIDIARIES

4. INTEREST COSTS

Interest and debt costs were:

                                                  Fiscal Year Ended
                                       ----------------------------------------
                                       February 2,    February 3,    January 29,
                                             2002           2001           2000
-------------------------------------------------------------------------------
Interest costs incurred                 $   9,732      $  11,284      $   8,988
Interest income                              (149)          (255)          (103)
Capitalized interest, net                     (25)          (123)          (333)
                                        ---------------------------------------


Interest expense, net                   $   9,558      $  10,906      $   8,552
                                        =======================================

Interest paid                           $   8,244      $  11,698      $   8,303
                                        =======================================


5. SALE OF RECEIVABLES

The Company securitizes its proprietary credit card portfolio through an accounts receivable facility (the "Facility"). The securitization agreement was amended in October 1999 to extend the term of the Facility through January 2003, and contains modified pricing and a trade support covenant. The amended agreement also permits the Company to request seasonal increases in the amount sold under the Facility and annual extensions of the term. Substantially all other terms and conditions of the original agreement remain unchanged.

      Under the securitization agreement, which is contingent upon receivables meeting certain performance criteria, the Company has the option to sell through The Bon-Ton Receivables Partnership, LP ("BTRLP"), a wholly-owned subsidiary of the Company, up to $150,000 of an undivided percentage interest in the receivables on a limited recourse basis. In connection with the securitization agreement, the Company retains servicing responsibilities, subordinated interests and an interest-only strip, all of which are retained interests in the securitized receivables. The Company receives annual servicing fees of 2.0% of the outstanding balance and rights to future cash flows arising after investors in the securitization have received the return for which they contracted. The investors have no recourse to the Company's other assets for failure of debtors to pay when due. The Company's retained interests are subordinate to the investors' interests. The value of the retained interest is subject to credit, prepayment and interest rate risks. The Company does not recognize a servicing asset or liability, as the amount received for servicing the receivables is a reasonable approximation of market rates and servicing costs.

      As of February 2, 2002 and February 3, 2001, credit card receivables were sold under the securitization agreement in the amount of $150,000, and the Company had subordinated interests of $29,099 and $22,585, respectively, related to the amounts sold that were included in the accompanying Consolidated Balance Sheets as trade and other accounts receivable. The Company accounts for its subordinated interest in the receivables in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company has not recognized any unrealized gains or losses on its subordinated interest, as the current carrying value of customer revolving charge accounts receivable is a reasonable estimate of fair value and average interest rates approximate current market origination rates.

      New receivables are sold on a continual basis to replenish each investor's respective level of participation in receivables that have been repaid by credit card holders.

      During fiscal 2001, 2000 and 1999, the Company recognized securitization income of $9,054, $4,230 and $4,591, respectively, on securitization of credit card loans. This income is reported as a component of selling, general and administrative expenses.

      Key economic assumptions used in measuring retained interests at the date of securitization for securitizations completed during the year were as follows:

                                                    Fiscal 2001     Fiscal 2000
-------------------------------------------------------------------------------
Yield on credit cards                                16.8%-17.3%     17.0%-18.2%
Payment rate                                         18.8%-19.3%     19.1%-19.7%
Interest rate on variable funding                      4.4%-6.4%       6.4%-7.6%
Net charge-off rate                                         7.4%            7.0%
Residual cash flows discount rate                          12.0%           12.0%





                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

The interest-only strip was recorded at its fair value of $1,109 and $973 at February 2, 2002 and February 3, 2001, respectively, and is included in trade and other accounts receivable on the Consolidated Balance Sheets. The following table shows key economic assumptions used in measuring the interest-only strip for fiscal 2001. The table also displays the sensitivity of the current fair value of residual cash flows in fiscal 2001 to immediate 10% and 20% adverse changes in assumptions:

                                                Effect of Adverse Changes($)
                                                ----------------------------
                                Assumptions             10%              20%
----------------------------------------------------------------------------
Yield (annual rate)                    16.8%            652            1,305
Payment rate                           18.8%            102              204
Interest rate on variable               4.4%            172              344
  and adjusted contracts
Net charge-off rate                     7.4%            291              582
Residual cash flows discount           12.0%              2                4
  rate (annual rate)


These sensitivities are hypothetical and should be used with caution. Changes in fair value based on a 10% variation in an assumption generally cannot be extrapolated because the relationship of the change in an assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes in another, which might magnify or counteract the sensitivities.

      During fiscal 2001, the Company received net proceeds of $3,428 from servicing fees, which is reported as a component of selling, general and administrative expenses. As of February 2, 2002, $5,434 of the total managed credit card receivables were 60 days or more past due. Net credit losses on the total managed credit card receivables for the fiscal year ending February 2, 2002 were $7,813.

6. PROPERTY, FIXTURES AND EQUIPMENT

As of February 2, 2002 and February 3, 2001, property, fixtures and equipment and related accumulated depreciation and amortization consisted of:

                                                      February 2,    February 3,
                                                            2002           2001
-------------------------------------------------------------------------------
Land and improvements                                  $   2,801      $   2,801
Buildings and leasehold improvements                     144,715        135,164
Furniture and equipment                                  125,020        119,609
Buildings under capital leases                             5,052          5,052
                                                       ------------------------
                                                         277,588        262,626
Less: Accumulated depreciation and amortization          133,704        115,211
                                                       ------------------------
                                                       $ 143,884      $ 147,415
                                                       ========================


Property, fixtures and equipment with a net depreciated cost of approximately $29,143 and $30,420 are pledged as collateral for secured loans at February 2, 2002 and February 3, 2001, respectively.

7. COMMITMENTS AND CONTINGENCIES

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

      At February 2, 2002, future minimum lease payments under operating leases and the present value of net minimum lease payments under capital leases are as follows:

Fiscal Year                                  Capital Leases    Operating Leases
-------------------------------------------------------------------------------
2002                                              $     300           $  20,904
2003                                                    300              20,422
2004                                                    300              19,538
2005                                                    200              18,070
2006                                                     --              14,517
2007 and thereafter                                      --              81,155
                                                  -----------------------------
Total net minimum rentals                             1,100           $ 174,606
                                                                      =========
Less: Amount representing interest                      148
                                                  ---------
Present value of net minimum lease payments,      $     952
  of which $232 is due within one year            =========

THE BON-TON STORES, INC. AND SUBSIDIARIES

Minimum rental commitments under operating leases are reflected without reduction for rental income due in future years under noncancellable subleases since amounts are immaterial. Some of the store leases contain renewal options ranging from five to thirty-five years. Included in the minimum lease payments under operating leases are leased vehicles, copiers, fax machines and computer equipment, and a related-party commitment with the Company's majority shareholder and related entities of $224 for fiscal 2002 through 2005 and $112 for fiscal 2006.

Rental expense consisted of the following:

                                                         Fiscal Year Ended
                                              ----------------------------------------
                                              February 2,    February 3,    January 29,
                                                    2002           2001           2000
--------------------------------------------------------------------------------------
Operating leases:
    Buildings:
        Minimum rentals                       $   19,960     $   18,667     $   16,367
        Contingent rentals                         2,067          2,358          2,614
    Fixtures and equipment                         1,403          2,094          2,015
    Contingent rentals on capital leases             320            397            414
                                              ----------------------------------------
        Totals                                $   23,750     $   23,516     $   21,410
                                              =========================================


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

9. INCOME TAXES

The Company accounts for income taxes according to SFAS No. 109. Under SFAS No. 109, deferred tax assets and liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using applicable current marginal tax rates.

Components of the income tax provision are as follows:

                                                 Fiscal Year Ended
                                   --------------------------------------------
                                   February 2,      February 3,      January 29,
                                         2002             2001             2000
-------------------------------------------------------------------------------
Current:
    Federal                        $    8,975       $    7,296       $    7,287
    State                                 644              243              313
                                   --------------------------------------------
Total current                           9,619            7,539            7,600

Deferred:
    Federal                            (5,416)          (2,759)          (1,338)
    State                                (387)            (158)             (76)
                                   --------------------------------------------
Total deferred                         (5,803)          (2,917)          (1,414)

                                   --------------------------------------------
Income tax expense                 $    3,816       $    4,622       $    6,186
                                   ============================================



                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

Components of gross deferred tax assets and liabilities were comprised of the following:

                                                   February 2,       February 3,
                                                         2002              2001
-------------------------------------------------------------------------------
Deferred tax assets:
    Accrued expenses                               $    4,919        $    3,251
    Restricted shares and options                         238               159
    Bad debt reserve                                    1,053             1,275
    Sale and leaseback                                    992             1,045
    CEO retirement                                        403               862
    Asset write-down                                      724               833
    Inventory                                           1,673                --
    Other                                               1,617               215
                                                   ----------------------------
    Total gross deferred tax assets                $   11,619        $    7,640
                                                   ============================

Deferred tax liabilities:
    Fixed assets                                   $      823        $    2,369
    Inventory                                              --               711
    Other                                                 684             1,079
                                                   ----------------------------
    Total gross deferred tax liabilities           $    1,507        $    4,159
                                                   ============================


No deferred tax assets have associated valuation allowances since the Company believes these tax benefits are realizable through reversal of existing deferred tax liabilities and future taxable income.

A reconciliation of the statutory federal income tax rate to the effective tax rate is presented below:

                                                  Fiscal Year Ended
                                       ----------------------------------------
                                       February 2,    February 3,    January 29,
                                             2002           2001           2000
--------------------------------------------------------------------------------
Tax at statutory rate                        35.0%          35.0%          35.0%
State income taxes, net of
    federal benefit                           2.6            2.0            2.0
Book expense in excess of
    IRC 162 limitation                         --             --            0.9
Other, net                                    0.4            1.0            0.1
                                       ----------------------------------------
     Total                                   38.0%          38.0%          38.0%
                                       ========================================


In fiscal 2001, 2000 and 1999, the Company made income tax payments of $6,963, $7,232 and $7,335, respectively.

10. EMPLOYEE BENEFIT PLANS

The Company provides eligible employees with retirement benefits under a 401(k) salary reduction and profit sharing plan (the "Plan"). Employees are eligible to participate in the Plan after they reach the age of 21, complete one year of service and work at least 1,000 hours in any calendar year. Under the 401(k) provisions of the Plan, the majority of eligible employees may contribute up to 15% of their compensation to the Plan. Company matching contributions, not to exceed 5% of eligible employees' compensation, are at the discretion of the Company's Board of Directors. Company matching contributions under the 401(k) provisions of the Plan become fully vested for eligible employees after three years of service. Contributions to the Plan under the profit sharing provisions are at the discretion of the Company's Board of Directors. These profit sharing contributions become fully vested after five years of service. The Company's fiscal 2001, 2000 and 1999 expense under the Plan was $2,200, $2,200 and $1,981, respectively.




THE BON-TON STORES, INC. AND SUBSIDIARIES

11. STOCK AWARD PLANS

The Company's Amended and Restated 1991 Stock Option and Restricted Stock Plan ("1991 Stock Plan"), as amended through June 17, 1997, provided for the granting of the following options and awards to certain associates, officers, directors, consultants and advisors: Common Stock options, performance-based Common Stock options as part of a long-term incentive plan for selected officers, and Common Stock awards subject to substantial risk of forfeiture ("Restricted Shares"). The maximum number of shares which could have been granted under the 1991 Stock Plan, less forfeitures, was 1,900,000 shares. In addition to the 1991 Stock Plan, during 1991 the Board of Directors approved a Phantom Equity Replacement Plan ("Replacement Plan") to replace the Company's previous deferred compensation arrangement that was structured as a phantom stock program.

      Options granted under the 1991 Stock Plan, excluding Restricted Share awards, were generally issued at the market price of the Company's stock on the date of grant, vested over three to five years and had a ten-year term. No additional options or awards may be granted from the 1991 Stock Plan after September 30, 2001. Grants under the Replacement Plan vest over approximately one to six years and have a thirty-year term.

      The Company amended its Management Incentive Plan ("MIP Plan") in 1997 to provide, at the election of each participant, for bonus awards to be received in vested Restricted Shares in lieu of cash on the satisfaction of applicable performance goals. The maximum number of shares to be granted under the MIP Plan was 300,000, with no additional shares to be issued after July 1998.

      In 1998, the Company implemented The Bon-Ton Stores, Inc. Performance Based Stock Incentive Plan ("Stock Incentive Plan") for Heywood Wilansky, former president and chief executive officer. The Stock Incentive Plan provided performance-based compensation to Mr. Wilansky in the form of stock bonuses granted in connection with services provided. Pursuant to the early retirement of Mr. Wilansky (see Note 14), outstanding options in the plan have been cancelled and the plan has been terminated.

      The Company implemented the 2000 Stock Incentive Plan ("2000 Stock Plan") during fiscal 2000. The 2000 Stock Plan provides for the granting of Common Stock options and Restricted Shares to certain associates, officers, directors, consultants and advisors. The maximum number of shares to be granted under the 2000 Stock Plan is 400,000. No options or awards may be granted under the 2000 Stock Plan after March 2, 2010. As of February 2, 2002, options for 100,000 shares were granted under the 2000 Stock Plan at an exercise price of $2.39 with a ten-year contractual life. No Restricted Shares were granted under the 2000 Stock Plan as of February 2, 2002.

      Compensation costs charged to operations, calculated using the intrinsic value method as required by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," was $589, $1,270 and $750 in fiscal 2001, 2000 and 1999, respectively. Had the Company recorded compensation expense using the fair value based method as discussed in SFAS No. 123, "Accounting for Stock-Based Compensation," net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                   Fiscal Year Ended
                                       ----------------------------------------
                                       February 2,    February 3,    January 29,
                                             2002           2001           2000
-------------------------------------------------------------------------------
Net income            As reported      $    6,226     $    7,548     $    9,715
                      Pro forma             5,636          6,812          8,121
Earnings per share
    Basic             As reported      $     0.41     $     0.50     $     0.66
                      Pro forma              0.37           0.46           0.55

    Diluted           As reported      $     0.41     $     0.50     $     0.66
                      Pro forma              0.37           0.46           0.55


The Company used the Black-Scholes option pricing model to calculate the fair value of the stock options at the grant date. The following assumptions were used:

                                                   Fiscal Year Ended
                                       ----------------------------------------
                                       February 2,    February 3,    January 29,
                                             2002           2001           2000
-------------------------------------------------------------------------------
Expected option term in years                 7.8            6.0            6.7
Stock price volatility factor                70.4%          88.0%          65.4%
Dividend yield                                0.0%           0.0%           0.0%
Risk-free interest rate                       4.7%           6.6%           6.1%


                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

A summary of the options and restricted shares under the 1991 Stock Plan follows:

                                                                                                            Restricted
                                                    Common Stock Options      Performance-Based Options         Shares
                                                  --------------------------------------------------------------------
                                                                 Weighted                      Weighted
                                                  Number of       Average       Number of       Average         Number
                                                    Options         Price         Options         Price      of Shares
----------------------------------------------------------------------------------------------------------------------
FISCAL 1999
 January 30, 1999                                   692,363      $   9.58         343,900      $   6.67        201,666
    Granted                                         243,000      $   5.81              --            --          5,000
    Transferred                                      88,400      $   6.13         (88,400)     $   6.13             --
    Exercised                                        (1,000)     $   6.38              --            --        (83,333)
    Forfeited                                       (40,733)     $  11.31         (88,400)     $   6.13             --
                                                  --------------------------------------------------------------------
 January 29, 2000                                   982,030      $   8.20         167,100      $   7.25        123,333
                                                  --------------------------------------------------------------------

    Options exercisable at January 29, 2000         595,342      $   8.58              --            --             --
    Weighted average fair value of options
        granted during fiscal 1999                               $   3.95                            --

----------------------------------------------------------------------------------------------------------------------

FISCAL 2000
    Granted                                          10,500      $   3.29              --            --             --
    Transferred                                      83,550      $   7.25         (83,550)     $   7.25             --
    Exercised                                            --            --              --            --        (83,333)
    Forfeited                                      (319,533)     $   8.64         (83,550)     $   7.25        (30,000)
                                                  --------------------------------------------------------------------
February 3, 2001                                    756,547      $   7.93              --            --         10,000
                                                  --------------------------------------------------------------------

    Options exercisable at February 3, 2001         562,588      $   8.39              --            --             --
    Weighted average fair value of options
        granted during fiscal 2000                               $   2.55                            --

----------------------------------------------------------------------------------------------------------------------

FISCAL 2001
    Granted                                         212,084      $   2.94              --            --        275,652
    Transferred                                          --            --              --            --             --
    Exercised                                            --            --              --            --       (128,617)
    Forfeited                                      (131,033)     $  10.49              --            --         (7,000)
                                                  --------------------------------------------------------------------
 February 2, 2002                                   837,598      $   6.27              --            --        150,035
                                                  --------------------------------------------------------------------

    Options exercisable at February 2, 2002         578,848      $   7.42              --            --             --
    Weighted average fair value of options
        granted during fiscal 2001                               $   2.15                            --


The exercised shares in the above summary for Restricted Shares represent shares for which the restrictions have lapsed.


The range of exercise prices for Common Stock options outstanding as of February 2, 2002 follows:

Range of                          Number of Options   Weighted Average   Weighted Average       Number of Options   Weighted Average
Exercise Prices                         Outstanding     Exercise Price   Contractual Life   Currently Exercisable     Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
$ 2.94                                      203,584       $       2.94          9.1 years                  16,500       $       2.94
$ 3.19 - $ 7.13                             418,348       $       5.93          6.2 years                 346,682       $       5.99
$ 7.25 - $11.25                             145,266       $       8.02          4.2 years                 145,266       $       8.02
$13.25 - $17.00                              70,400       $      14.28          6.1 years                  70,400       $      14.28




THE BON-TON STORES, INC. AND SUBSIDIARIES

A summary of the status of the Replacement Plan follows:

                                                    Discount       Non-Discount
                                                     Options            Options
-------------------------------------------------------------------------------
Exercise Price                                      $   3.25           $  13.00
                                                    ---------------------------

January 30, 1999                                      49,189             37,552
    Exercised                                             --                 --
    Forfeited                                             --                 --
                                                    ---------------------------
January 29, 2000                                      49,189             37,552
    Exercised                                             --                 --
    Forfeited                                             --             (8,650)
                                                    ---------------------------
February 3, 2001                                      49,189             28,902
    Exercised                                             --                 --
    Forfeited                                         (6,591)           (28,902)
                                                    ---------------------------

February 2, 2002                                      42,598                 --
                                                    ===========================


A summary of the Management Incentive Plan follows:

                                                                         Shares
--------------------------------------------------------------------------------
January 30, 1999                                                        117,138
    Granted                                                                  --
    Restriction lapsed                                                  (15,317)
    Forfeited                                                            (7,260)
                                                                        -------
January 29, 2000                                                         94,561
    Granted                                                                  --
    Restriction lapsed                                                  (13,907)
    Forfeited                                                           (21,359)
                                                                        -------
February 3, 2001                                                         59,295
    Granted                                                                  --
    Restriction lapsed                                                  (12,471)
    Forfeited                                                           (10,212)
                                                                        -------

February 2, 2002                                                         36,612
                                                                        =======


Shares issued under the Stock Incentive Plan in fiscal 1998 were 250,000 Restricted Shares and options to purchase 250,000 shares with an exercise price of $8.00 per share. No shares or options were vested or forfeited during fiscal 1998 and 83,334 options vested in fiscal 1999. During fiscal 2000, 250,000 Restricted Shares vested and 250,000 options were forfeited due to the early retirement of Heywood Wilansky (see Note 14). No shares remain in the plan.

Cancellation of options and shares in the above plans resulted primarily from employment termination and voluntary forfeitures.





                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

12. QUARTERLY RESULTS (UNAUDITED)

                                                                            Fiscal Quarter Ended
                                                  -----------------------------------------------------------------
                                                        May 5,         August 4,      November 3,        February 2,
                                                         2001              2001              2001              2002
-------------------------------------------------------------------------------------------------------------------
FISCAL 2001:
Net sales                                         $   149,719       $   150,867       $   175,621       $   245,570
Other income, net                                         524               518               466             1,040
                                                  -----------------------------------------------------------------
                                                      150,243           151,385           176,087           246,610
                                                  -----------------------------------------------------------------
Costs of merchandise sold                              98,740            95,637           111,898           153,445
Selling, general and administrative expenses           53,106            54,112            56,656            60,432
Depreciation and amortization(1)                        4,450             4,484             4,908             5,941
Unusual expense                                            --                --               916                --
                                                  -----------------------------------------------------------------
Income (loss) from operations                          (6,053)           (2,848)            1,709            26,792
Interest expense, net                                   1,917             2,175             2,484             2,982
                                                  -----------------------------------------------------------------
Income (loss) before income taxes                      (7,970)           (5,023)             (775)           23,810
Income tax provision (benefit)                         (2,989)           (1,884)             (291)            8,980
                                                  -----------------------------------------------------------------
Net income (loss)                                 $    (4,981)      $    (3,139)      $      (484)      $    14,830
                                                  =================================================================

PER SHARE AMOUNTS -
BASIC:
Net income (loss)                                 $     (0.33)      $     (0.21)      $     (0.03)      $      0.97
                                                  =================================================================
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING          15,150,000        15,161,000        15,214,000        15,276,000
DILUTED:
Net income (loss)                                 $     (0.33)      $     (0.21)      $     (0.03)      $      0.97
                                                  =================================================================
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING        15,150,000        15,161,000        15,214,000        15,332,000

(1) In the fiscal quarter ended February 2, 2002, the Company evaluated a store lease renewal option exercisable in January 2003. The Company decided against exercising this lease option under existing terms and, therefore, accelerated depreciation of $1,389 on associated assets with lives exceeding the expected lease term.


                                                                         Fiscal Quarter Ended
                                                  ----------------------------------------------------------------
                                                     April 29,          July 29,       October 28,      February 3,
                                                         2000              2000              2000             2001
------------------------------------------------------------------------------------------------------------------
FISCAL 2000:
Net sales                                         $   152,135       $   156,346       $   174,924      $   266,411
Other income, net                                         572               539               468            1,136
                                                  ----------------------------------------------------------------
                                                      152,707           156,885           175,392          267,547
                                                  ----------------------------------------------------------------
Costs of merchandise sold                             100,449            98,150           110,178          165,249
Selling, general and administrative expenses           54,025            54,175            56,010           67,649
Depreciation and amortization                           4,121             4,121             4,677            4,166
Unusual expense                                            --             6,485                --               --
                                                  ----------------------------------------------------------------
Income (loss) from operations                          (5,888)           (6,046)            4,527           30,483
Interest expense, net                                   2,339             2,821             2,906            2,840
                                                  ----------------------------------------------------------------
Income (loss) before income taxes                      (8,227)           (8,867)            1,621           27,643
Income tax provision (benefit)                         (3,127)           (3,370)              615           10,504
                                                  ----------------------------------------------------------------
Net income (loss)                                 $    (5,100)      $    (5,497)      $     1,006      $    17,139
                                                  ================================================================

PER SHARE AMOUNTS -
BASIC:
Net income (loss)                                 $     (0.34)      $     (0.37)      $      0.07      $      1.13
                                                  ================================================================
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING          14,802,000        14,813,000        15,051,000       15,146,000
DILUTED:
Net income (loss)                                 $     (0.34)      $     (0.37)      $      0.07      $      1.13
                                                  ================================================================
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING        14,802,000        14,813,000        15,051,000       15,146,000





THE BON-TON STORES, INC. AND SUBSIDIARIES

13. ACQUISITIONS

In March 1999, the Company acquired the leasehold interests and certain other assets in three department stores located in Hamden, Connecticut; Red Bank, New Jersey, and Brick Township, New Jersey through a bankruptcy auction, for a total cost of $2,200. The leasehold interests were held by Steinbach Stores, Inc., a wholly-owned subsidiary of Crowley, Milner and Company. Certain fixed assets and customer lists were also included in the purchase. This business combination was accounted for under the purchase method, with the fair market value of acquired leases amortized over the remaining lease term.

14. UNUSUAL EXPENSE

During the third quarter of fiscal 2001, the Company reported $916 in unusual expense relating to a workforce reduction and realignment and elimination of certain senior management positions. As of February 2, 2002, the amount paid was $480 and the remaining accrual was $436.

      During the second quarter of fiscal 2000, the Company reported $6,485 in unusual expense relating to a workforce reduction of 187 corporate and store personnel. The workforce reduction affected 137 employees and eliminated 50 positions. Additionally, the Company announced the early retirement of Heywood Wilansky, former president and chief executive officer, and the realignment and elimination of certain senior management positions. As of February 2, 2002, the amount paid was $3,666 and the remaining accrual was $2,819.

      Mr. Wilansky is entitled to receive his base salary (paid in monthly installments) through January 31, 2003, the remainder of his employment term. Mr. Wilansky also received a $170 cash bonus for fiscal 2000. Outstanding options to purchase 435,233 shares of Common Stock were exercisable for a period of ninety days. No options were exercised and all were cancelled. Restricted Shares in the amount of 333,333 shares vested immediately.

      During the fourth quarter of fiscal 1999, the Company recorded an expense to write down the value of certain assets relating to a cooperative buying group from which the Company purchased inventory. A $2,683 charge was recorded to write-down $2,300 in deposits held by the cooperative buying group with the remainder relating to the write-down of the Company's minority equity interest. The cooperative buying group ceased its operations during fiscal 2000.

15. SALE AND LEASEBACK ARRANGEMENTS

In December 2000, the Company purchased land from the Company's majority shareholder and related parties. The Company then sold the land along with building, leasehold improvements and certain equipment, comprising a department store and a distribution center both located in Pennsylvania, and subsequently leased the facilities back under a twenty-year lease. The lease has been accounted for as an operating lease for financial reporting purposes. Net proceeds of $11,046 were received from the sale, of which $6,023 was used to pay-off related mortgages and the remainder to provide additional working capital. The gain associated with the sale, totaling $418, has been deferred in other long-term liabilities and is being amortized on a straight-line basis over the twenty-year lease term. Payments on the lease during fiscal 2001 were $1,259, which includes the prepayment of February and March 2002.

16. RESTRUCTURING

In fiscal 1995, the Company recorded a restructuring charge of $5,690 for store closings and workforce reductions. Amounts charged against the restructuring reserve for fiscal 1999 are as follows:

                                                                           1999
-------------------------------------------------------------------------------
Beginning of year balance                                               $ 2,446
Store closing costs, net of expense forgiveness                              46
Restructuring income                                                     (2,492)
                                                                        -------
End of year balance                                                     $    --
                                                                        =======

At the end of fiscal 1998, the balance remaining from this charge related to a leased property located in Johnstown, Pennsylvania. In 1999, the mall containing the leased location was sold to a new owner who wanted to redevelop the property and the Company negotiated the termination of this lease with the new owner. In the fourth quarter of fiscal 1999, the Company entered into an agreement to terminate the lease related to the closed store. To reflect the lease termination, during fiscal 1999 the Company recognized $2,492 of restructuring income in the Company's Consolidated Statements of Income.

17. SUBSEQUENT EVENT

On February 7, 2002, the Company announced it would consider the repurchase of up to $2,500 of its stock from time to time.




                                       THE BON-TON STORES, INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BON-TON STORES, INC.:

We have audited the accompanying consolidated balance sheets of The Bon-Ton Stores, Inc. (a Pennsylvania corporation) and subsidiaries as of February 2, 2002 and February 3, 2001, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three fiscal years in the period ended February 2, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The Bon-Ton Stores, Inc. and subsidiaries as of February 2, 2002 and February 3, 2001, and the results of their operations and their cash flows for each of the three fiscal years in the period ended February 2, 2002 in conformity with accounting principles generally accepted in the United States.



                                                         /s/ ARTHUR ANDERSEN LLP


Philadelphia, PA
March 6, 2002



THE BON-TON STORES, INC. AND SUBSIDIARIES